As filed with the Securities and Exchange Commission on July 9, 2008

Registration No. 333-146457

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TWO

TO FORM S-11

REGISTRATION STATEMENT

Under

The Securities Act of 1933, As Amended

CNL LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in charter)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address of principal executive offices)

R. Byron Carlock, Jr.

Chief Executive Officer

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address and telephone number of agent for service)

COPIES TO:

RICHARD E. BALTZ, ESQUIRE

NEIL GOODMAN, ESQUIRE

Arnold & Porter, LLP

555 Twelfth Street, NW

Washington, DC 20004-1206

Telephone: (202) 942-5124

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

This Post-Effective Amendment No. Two consists of the following:

1.	The Registrant’s Prospectus dated April 9, 2008, previously filed pursuant to Rule 424(b)(3) on April 10, 2008.

2.	Supplement No. Two dated July 9, 2008, filed herewith.

3.	Part II to this Post-Effective Amendment No. Two, filed herewith.

CNL LIFESTYLE PROPERTIES, INC.

Supplement No. Two dated July 9, 2008

to Prospectus dated April 9, 2008

This Supplement is part of, and should be read in conjunction with, our prospectus dated April 9, 2008 and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference” in this Supplement. This Supplement replaces all prior Supplements and Sticker Supplements to the prospectus. Capitalized terms used in this Supplement have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Lifestyle Properties” means CNL Lifestyle Properties, Inc. and its subsidiaries.

Information as to the number and types of properties we have acquired and properties we have entered into commitments to acquire is presented in this Supplement as of July 9, 2008, and all references to property acquisitions and commitments should be read in that context. Properties we acquire and properties we enter into commitments to acquire after July 9, 2008 will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

At July 9, 2008, we had a portfolio of 109 lifestyle properties within four asset classes: Ski and Mountain Lifestyle, Golf, Attractions and Additional Lifestyle Properties. Ten of these 109 properties are owned through unconsolidated joint ventures and three are located in Canada. We have eight loans outstanding. The majority of our properties are leased on a long-term basis to either affiliated or third-party tenants and are managed by third-party operators that we generally consider to be significant industry leaders.

Since March 17, 2008, we have acquired the following properties (dollars are in millions):

	Location	Operator	Purchase Price	Date Acquired
Brady Mountain Resort & Marina	Royal (Hot Springs), AR	Marinas International	$14.1	4/10/08
David L. Baker Golf Course	Fountain Valley, CA	EAGLE Golf	$9.5	4/17/08
Las Vegas Golf Club	Las Vegas, NV	EAGLE Golf	$11.0	4/17/08
Meadowlark Golf Course	Huntington Beach, CA	EAGLE Golf	$16.9	4/17/08
The Tradition Golf Club at Broad Bay	Virginia Beach, VA	Traditional Golf	$9.2	3/26/08
The Tradition Golf Club at Kiskiack	Williamsburg, VA	Traditional Golf	$7.0	3/26/08
The Tradition Golf Club at The Crossings	Glen Allen (Richmond), VA	Traditional Golf	$10.1	3/26/08

As of May 31, 2008, we had received nearly $2.1 billion (205.6 million shares) in subscription proceeds through our offerings, including $79.6 million (8.4 million shares) received through our reinvestment plan. Our total subscription proceeds do not include $200,000 for 20,000 shares purchased by our Advisor preceding the commencement of our initial offering and $1.2 million for 117,706 restricted common shares issued to CNL Financial Group, Inc. in December 2004.

On May 28, 2008, we executed a settlement agreement related to our foreclosure lawsuit with Plaza Partners, LLC. Through this settlement agreement we acquired ownership of the Orlando Grand Plaza Hotel & Suite. The property is currently closed while we assess our options, including selling or redeveloping the property. The reopening or redevelopment of the property will likely require a significant amount of capital improvements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this Supplement and the information that we file later with the Commission may update and supersede the information in this Supplement including the information we incorporated by reference. For information on how to access this information, see the following section of this Supplement entitled, “Where You Can Find More Information.”

We incorporate by reference the following documents that we have previously filed with the Commission:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 18, 2008, including information specifically incorporated by reference therein from the Proxy Statement for our 2008 Annual Meeting;

•	Definitive Proxy Statement on Schedule 14A filed on April 28, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed on May 14, 2008;

•	Periodic Report on Form 8-K filed on January 16, 2008;

•	Periodic Report on Form 8-K filed on January 31, 2008;

•	Periodic Report on Form 8-K filed on March 20, 2008; and

•	Periodic Report on Form 8-K filed on March 26, 2008.

More specifically, our most recent Management’s Discussion and Analysis of Financial Condition and Results of Operations, along with our most current information related to certain relationships and related transactions, is incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

Upon request we will provide to each person, including a beneficial owner, to whom this Supplement is delivered a copy of any or all of the information that we have incorporated by reference into this supplement but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

PO Box 4920

Orlando, FL 32802

866-650-0650, option 3

www.cnl.com

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirement of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports, proxy statement and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material, except for the annual report, may also be accessed electronically by the public on the Commission’s website accessible via the internet at http://www.sec.gov and through our website at http://www.cnllifestylereit.com. Unless specifically listed above in “Incorporation of Certain Information by Reference,” the information contained on the Commission website is not intended to be incorporated by reference into this Supplement.

We have filed a registration statement on Form S-11, of which this Supplement forms a part, and related exhibits with the Commission under the Securities Act. The registration statement contains additional information about us and this offering. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

MANAGEMENT COMPENSATION

The following sentence is deleted from the paragraph on page 39 directly under the chart heading “FEES PAID IN CONNECTION WITH ACQUISITIONS, INVESTMENTS OR LOANS” in the “Management Compensation” section of the prospectus:

Acquisition Fees payable to our Advisor on sales of 500,000 shares or more to a “purchaser” (as defined in “Plan of Distribution”) may be reduced to 1.0% of Gross Proceeds received in connection with such sales, provided all such shares are purchased through the same registered investment adviser, participating broker, or our Managing Dealer.

The following sentence is added to the end of the second paragraph directly under the chart heading “FEES PAID IN CONNECTION WITH ACQUISITIONS, INVESTMENTS OR LOANS” in the “Management Compensation” section on page 40 of the prospectus:

If, after we have invested all of our Net Offering Proceeds, we acquire a property using our line of credit and then later refinance that property with permanent debt, then an Acquisition Fee will be paid, but only on the incremental amount of funds above the original debt from the line of credit used to purchase such property.

BUSINESS

The following updates the first paragraph and the table in the “Business-Real Estate Investment Portfolio” section on page 59 of the prospectus:

The following table summarizes information about our operator concentration as of May 31, 2008, excluding our equity investments in ten assets owned in joint ventures and two properties that are not subject to triple-net leases.

Operator	Number of Properties	Annualized Base Rent*	Percent of Revenue
Ski
BW Resort	1	$3,713,000	2.6
Booth Creek	3	14,845,000	10.4
Mountain High Associates	1	4,244,000	3.0
Boyne USA	6	20,698,000	14.4
Golf
Billy Casper Golf	1	997,000	0.7
EAGLE Golf	43	37,512,000	26.0
Heritage Golf	4	8,577,000	6.0
I.R.I. Golf	1	1,162,000	0.8
Traditional	3	2,386,000	1.7
Attractions
Boyne USA	1	2,179,000	1.5
HFE Horizon	2	1,530,000	1.1
Magic Springs Development	1	2,582,000	1.8
PARC Management	7	29,018,000	20.1
Trancas	11	3,255,000	2.3
Additional Lifestyle Properties
Marinas International	11	10,353,000	7.2
Route 66 Real Estate	1	559,000	0.4

	97	$143,610,000	100

(*)	These figures have not been adjusted for straightlining of rents and do not include the Mizner Court Apartment complex and Orlando Grand Plaza Hotel & Suite, which were acquired as part of foreclosure proceedings.

GOLF COURSES

The following replaces the first sentence in the first paragraph under the “Business – Real Estate Investment Portfolio – Golf Courses – Golf Course Industry Overview” section on page 63 of the prospectus:

According to the 2007 National Golf Foundation’s first quarter report, there were a total of 15,990 courses in the U.S.

The following information supplements the chart in the “Real Estate Investment Portfolio – Golf Courses – Properties Operated by EAGLE Golf” section beginning on page 63 of the prospectus:

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
David L. Baker Golf Course Fountain Valley, California	18-hole public course	4/17/08	$9,492	$9,492
Las Vegas Golf Club Las Vegas, Nevada	18-hole public course	4/17/08	$10,951	$10,951
Meadowlark Golf Course Huntington Beach, California	18-hole public course	4/17/08	$16,945	$16,945

The following subsection is added to the “Business – Real Estate Investment Portfolio – Golf Courses” section beginning on page 63 of the prospectus:

Properties Operated by Traditional Golf. Traditional Golf Properties, LLC, owner and operator of private and public golf courses in Virginia and Connecticut, which was founded in 2000 and originally named Coastal Clubs Inc., currently operates three of our golf courses. Prior to our acquisition of these properties, none of Traditional Golf, or any of its subsidiaries or affiliates, was related to us, affiliated with us or a partner in our business.

We have leased the properties to Traditional Golf for an initial term of 20-years with six five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
The Tradition Golf Club at Broad Bay Virginia Beach, Virginia	18-hole private course	3/26/08	$9,229	$7,551
The Tradition Golf Club at Kiskiack Williamsburg, Virginia	18-hole public course	3/26/08	$6,987	$5,412
The Tradition Golf Club at The Crossings Glen Allen (Richmond), Virginia	18-hole public course	3/26/08	$10,084	$7,157

The following replaces the last two sentences in the paragraph beginning under the “Business – Real Estate Investment Portfolio – Attractions – Amusement Parks Industry Overview” section beginning on page 67 of the prospectus:

According to a 2007 report by PricewaterhouseCoopers, LLP and Wilkofsky Gruen Associates, overall spending will increase from $12.0 billion in 2007 (up 6.7% from 11.5 billion in 2006) to $14.0 billion in 2011, growing at a compound annual rate of 3.9%. Attendance is projected to increase from 341 million in 2007 (up 2.3% from 335 million in 2006) to 367 million in 2011, a 1.8 % compound annual growth rate.

The following replaces the third paragraph under the “Business – Real Estate Investment Portfolio – Attractions – Properties Operated by PARC” section on page 70 of the prospectus:

We have entered into leases with PARC Management for the Parks with the initial terms ending December 2029 and three ten-year renewal options, except for Darien Lake which has two ten-year renewal options and one four-year renewal option.

Additional Lifestyle Properties

The following information supplements the chart under the “Business – Real Estate Investment Portfolio – Additional Lifestyle Properties – Properties Operated by Marinas International” section beginning on page 72 of the prospectus:

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Brady Mountain Resort & Marina Royal (Hot Springs), Arkansas	585 wet slips; 55 dry storage units	4/10/08	$14,140	$14,140

The following section is added to the end of the “Business – Real Estate Investment Portfolio” section on page 74 of the prospectus:

Property Held for Development

On February 28, 2006 we made a $16.8 loan to Plaza Partners, LLC, which loan was used to purchase the Orlando Grand Plaza Hotel & Suite, for conversion to a condominium hotel. On February 28, 2007, the loan matured and the borrower was unable to repay the loan. On June 15, 2007, we filed a complaint to foreclose on the collateral of the loan and on May 28, 2008, we took possession of the property. The 399-room hotel is located in Orlando, Florida, on International Drive, within eight miles of Walt Disney World. The property is currently closed while we assess our options, including selling or redeveloping the property. The reopening or redevelopment of the property will likely require a significant amount of capital improvements.

The following information updates and replaces the paragraph under the “Business – Loan Portfolio – Plaza Partners, LLC” section on page 84 of the prospectus:

On February 28, 2006 we made a $16.8 loan to Plaza Partners, LLC, which was used to purchase the 399-Orlando Grand Hotel & Suite for conversion to a condominium hotel. On February 28, 2007, the loan matured and the borrower was unable to repay the loan. On June 15, 2007, we filed a complaint to foreclose on the collateral of the loan. On May 28, 2008, we took possession of the property pursuant to a settlement agreement in exchange for a payment of $587,000.

The following description is added to the “Business – Financing and Borrowings” section beginning on page 85 of the prospectus:

Traditional Golf Financing. We assumed a loan from The Tradition Golf Club at Broad Bay LLC on the Tradition Golf Broad Bay property as part of the consideration for our acquisition of three golf properties from Traditional Golf on March 26, 2008. The loan had an outstanding balance of approximately $5.9 million as of March 26, 2008, is amortized over 25 years and matures on March 1, 2016. The loan bears interest at a fixed rate of 7.28% and requires monthly payments of principal and interest. Prepayment is not allowed on the loan. The loan was originated by GMAC Commercial Mortgage Bank.

The following sentence replaces the last sentence in the last paragraph under the “Business – Financings and Borrowings – Intrawest Financing” section beginning on page 86 of the prospectus:

The loans bear interest at a fixed rate of 5.75%, require the subsidiaries of our unconsolidated partnership with Intrawest Corporation to make monthly principal and interest payments in the aggregate amount of $289,389 (based on a 25-year amortization), mature on June 1, 2015, and may not be prepaid except with payment of a premium. The balance due upon maturity assuming no prepayment of principal will be approximately $35.0 million.

The following replaces the fifth sentence in the third paragraph under the “Business – Financings and Borrowings – DMC Financing” section on page 87 of the prospectus:

The balance due upon maturity of the $143 million loan, assuming no prepayment of principal, will be approximately $116.7 million.

The following supplements the third paragraph under the “Business – Financings and Borrowings – DMC Financing” section on page 87 of the prospectus:

The balance due upon maturity of the $16.3 million loan, assuming no prepayment of principal, will be approximately $12.5 million.

The following replaces the first sentence in the fourth paragraph under the “Business – Financings and Borrowings – Bretton Woods Financing” section on page 88 of the prospectus:

On May 1, 2007, Colonial Bank, N.A. agreed to extend the maturity of a $20.0 million revolving line of credit from May 1, 2007 to August 1, 2007.

The following sentence replaces the second sentence in the “Business – Financings and Borrowings – Ski Financing” section on page 90 of the prospectus:

The loan is collateralized by a mortgage or deed of trust on each one of the following ski resort properties for the approximate amount indicated: the Northstar-at-Tahoe™ Resort for $41.5 million, the Summit-at-Snoqualmie Resort for $18.0 million, the Sierra-at-Tahoe® Resort for $20.9 million, the Loon® Mountain Resort for $17.1 million and the Brighton Ski Resort for $14.0 million.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Lifestyle Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in thousands except per share data):

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007 (1)	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Operating Data:
Revenues	$49,246	$24,027	$141,183	$22,256	$227	$—	$—
Operating income (loss)	16,089	6,985	35,409	1,478	(4,984)	(1,280)	—
Net income (loss)	11,681	8,562	35,525	19,385	6,583	(683)	—
Net income (loss) per share	0.06	0.07	0.22	0.31	0.33	(0.17)	—
Weighted average number of shares outstanding (basic and diluted)	196,354	124,237	159,807	62,461	19,796	4,076	20
Cash distributions declared and paid (2)	29,911	18,259	94,067	33,726	10,096	1,173	—
Cash distributions declared and paid per share	0.15	0.15	0.60	0.56	0.54	0.26	—
Cash provided by (used in) operating activities	35,922	13,985	117,212	45,293	4,616	755	(199)
Cash used in investing activities	50,894	249,984	1,221,387	562,480	199,063	41,781	—
Cash provided by financing activities	213,670	267,919	842,894	721,293	251,542	77,735	200

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007 (1)	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Balance Sheet Data:
Real estate investment properties	$1,632,341	$674,610	$1,603,061	$464,892	$20,953	$—	$—
Investment in unconsolidated entities	167,167	177,042	169,350	178,672	212,025	41,913	—
Mortgages and other notes receivable	116,157	119,431	116,086	106,356	3,171	—	—
Cash	231,118	328,334	35,078	296,163	93,804	36,710	1
Total assets	2,272,696	1,385,315	2,042,210	1,103,699	336,795	85,956	1,312
Long-term debt obligations	500,251	205,877	355,620	69,996	—	—	—
Total liabilities	572,354	248,996	424,896	104,505	12,163	11,004	1,112
Rescindable common stock	—	—	21,688	—	—	—	—
Stockholders’ equity	1,700,342	1,108,321	1,617,314	977,506	324,632	74,952	200
Other Data:
Funds from operations (“FFO”) (3)	38,228	22,630	$118,378	40,037	14,170	(579)	—
FFO per share	0.19	0.18	0.74	0.64	0.72	(0.14)	—
Properties owned directly at the end of period	94	48	90	42	1	—	—
Properties owned by unconsolidated entities at end of the period	10	10	10	10	10	7	—
Investments in mortgages and other notes receivable at the end of period	9	10	9	7	1	—	—

FOOTNOTES:

(1)	The selected financial data for 2003 covers the period August 11, 2003 (our date of inception) through December 31, 2003. Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004. The historical results of operations are not necessarily indicative of future performance due to our limited operating history and our rate of growth attributable to the significant increase in proceeds raised through our offerings as well as the number and magnitude of real estate acquisitions made in the recent periods.

(2)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 50.7%, 78.2%, 58.0%, 71.9%, 51.9%, 24.0% and 0.0% of the distributions received by stockholders were considered to be ordinary income and approximately 49.3%, 21.9%, 42.0%, 28.1%, 48.1%, 76.0% and 0.0% were considered a return of capital for federal income tax purposes for the quarter ended March 31, 2008 and 2007 and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their invested capital, as described in our advisory agreement.

(3)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income as reported in the accompanying condensed consolidated financial statements and notes thereto.

Reconciliation of net income (loss) to FFO for the quarters ended March 31, 2008 and 2007 and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 (in thousands except per share data):

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Net income (loss)	$11,681	$8,562	$35,525	$19,385	$6,583	$(683)	$—
Adjustments:
Depreciation and amortization	23,043	10,071	64,883	8,489	17	—	—
Net effect of FFO adjustment from unconsolidated entities (*)	3,504	3,997	17,970	12,163	7,570	104	—

Total funds from operations	$38,228	$22,630	$118,378	$40,037	$14,170	$(579)	$—

Weighted average number of shares of common stock outstanding (basic and diluted)	196,354	124,237	159,807	62,461	19,796	4,076	20

FFO per share (basic and diluted)	$0.19	$0.18	$0.74	$0.64	$0.72	$(0.14)	$—

FOOTNOTES:

(*)	This number represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

Funds from operations increased to $0.19 per share for the quarter ended March 31, 2008, as compared to $0.18 per share for the same quarter in 2007 principally due to the increase in rental revenue from properties that were newly acquired during the remainder of 2007 and contributed a full quarter of revenue in 2008. This overall increase was slightly offset with a decrease in net FFO recognized from our unconsolidated ventures.

DISTRIBUTION POLICY

The following information supplements the table and the information in the “Distribution Policy” section on page 134 of the prospectus:

2008 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$29,911	—	—	—	$29,911
Distributions per share	0.1538	—	—	—	0.1538

Our board of directors previously declared a distribution of $0.05125 per share to stockholders of record on April 1, 2008, May 1, 2008 and June 1, 2008, which distributions were paid by June 30, 2008. Cash distributions treated as a return of capital on a GAAP basis, for purposes of this disclosure, represent the amount of cash distributions in excess of net earnings on a GAAP basis, including deductions for depreciation expense. Historically, the board of directors has declared distributions based on various factors, including cash flows from operations, rather than net earnings on a GAAP basis. No assurance can be made that distributions will be sustained at current levels.

PLAN OF DISTRIBUTION

Procedure Upon Liquidation

The following paragraph replaces the “Plan of Distribution – Procedure Upon Liquidation” section on page 159 of the prospectus:

Any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans or all distributions upon any final liquidation event, will be forwarded to a stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or stockholder’s authorized broker.

Indemnification of Managing Dealer

The following language is added as the second sentence in the “Plan of Distribution – Indemnification of Managing Dealer” section beginning on page 159 of the prospectus:

Pursuant to a selected dealer agreement with Ameriprise Financial Services, Inc. (the “Selected Dealer”), we have agreed, along with our Managing Dealer, to indemnify the Selected Dealer against certain liabilities, including liabilities under the Securities Act and liabilities resulting from our breach of the Selected Dealer Agreement, or to contribute to payments that the Selected Dealer may be required to make in respect thereof. In connection with the Selected Dealer Agreement, we have agreed with our Managing Dealer that, as between us and the Managing Dealer, Article 8 of the Managing Dealer Agreement shall govern all indemnity and contribution matters and shall supersede and replace the provisions of the Selected Dealer Agreement applicable to potential indemnity and contribution claims between us and the Managing Dealer. The Commission and some state securities commissions take the position that indemnification under the Securities Act is against public policy and unenforceable.

Other Compensation

The following paragraphs replace the “Plan of Distribution – Other Compensation” section on page 161 of the prospectus:

In connection with the sale of shares, certain associated persons of our Managing Dealer may perform wholesaling functions for which they will receive compensation in an aggregate amount not to exceed 0.9% of Gross Proceeds, which shall be paid by our Managing Dealer out of its own resources (including any selling commissions or marketing support fees received by it in connection with the sale of shares of our common stock).

In addition, we and, to a lesser extent, our affiliates will pay CNL Capital Markets Corp., our Managing Dealer and their associated persons and affiliates for other expenses incurred, including expenses related to bona fide training and education meetings, sales seminars, wholesaling activities and legal expenses. Amounts paid by us to our Managing Dealer may be paid by our Managing Dealer to any participating brokers. We may also reimburse the participating brokers for certain expenses incurred in connection with the offering. Expenses that we may pay to participating brokers, or those expenses our Managing Dealer reallows to participating brokers, include reimbursements for costs and expenses related to investor and broker/dealer sales and training meetings, broker/dealer bona fide training and education meetings for such meetings conducted by us, our Managing Dealer or participating brokers and including costs of technology associated with the offering and other costs and expenses related to such technology costs. All such expenses are capped at 3.0% of Gross Proceeds.

Underwriting compensation consists of all cash and non-cash compensation paid in connection with the sale of our shares and includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to bona fide training and education meetings, sales seminars and sales incentives. The total amount of underwriting compensation paid in connection with the offering will not exceed 10% of Gross Proceeds plus an additional 0.5% of Gross Proceeds for reimbursement of bona fide due diligence expenses.

Purchase Net of Selling Commissions and Marketing Support Fee

The following paragraph replaces the third bullet under “Plan of Distribution – Purchase Net of Selling Commissions and Marketing Support Fee” section on page 161 of the prospectus:

•

clients of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment adviser/broker-dealer); or

Volume Discounts

The last paragraph is deleted in its entirety in the “Plan of Distribution – Volume Discounts” section on page 162 of the prospectus.

Sales Incentives

The following replaces the third and fourth sentences in the “Plan of Distribution – Sales Incentives” section on page 163 of the prospectus:

Sales incentive programs offered to participating brokers must first be submitted for review by FINRA and comply with FINRA Rule 2710 or 2810, as applicable. Sales incentive programs offered to registered representatives of our Managing Dealer must comply with Rule 2710 or 2810, as applicable, but are not required to be submitted to FINRA.

Subscription Procedures

The following is added to the end of the first paragraph in the “Plan of Distribution – Subscription Procedures” section on page 163 of the prospectus:

Subscribers who wish to purchase shares in this offering at regular intervals may be able to do so through their participating broker by completing the appropriate portion of the subscription agreement or by completing a dividend reinvestment authorization form. Within 30 days after the end of each fiscal quarter, the administrator of the dividend reinvestment plan will mail to each participant a statement of account describing, as to such participant:

•	the distributions received during the quarter;

•	the number of shares purchased during the quarter;

•	the per share purchase price for such shares; and

•	the total administrative charge paid by us on behalf of each participant.

See “Summary of Reinvestment Plan.”

INDEX TO FINANCIAL STATEMENTS

CNL Lifestyle Properties, Inc.

Page

Pro Forma Condensed Consolidated Financial Information:

Unaudited Pro Forma Condensed Consolidated Financial Information	S – 12

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2008	S – 13

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2008	S – 14

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007	S – 15

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	S – 16

Index to Other Financial Statements	S – 20

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of CNL Lifestyle Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on March 31, 2008.

The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations are presented for the three months ended March 31, 2008 and for the year ended December 31, 2007 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the transactions described in the notes to the pro forma financial statements as if they had occurred on January 1, 2007.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2008

(in thousands, except per share data)

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Real estate investment properties under operating leases, net	$1,632,341	$36,517	(b)	$1,668,858
Investment in unconsolidated entities	167,167	—		167,167
Mortgages and other notes receivable	116,157	—		116,157
Prepaid expenses and other assets	61,836	(1,495)	(b)	60,341
Intangibles, net	42,033	2,468	(b)	44,501
Cash	231,118	(36,766)	(c)	194,352
Deposits	7,545	—		7,545
Accounts and other receivables	5,713	—		5,713
Restricted cash	8,786	—		8,786

Total Assets	$2,272,696	$724		$2,273,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	$500,251	$—		$500,251
Security deposits	40,447	724	(d)	41,171
Accounts payable and accrued expenses	14,921	—		14,921
Other liabilities	12,669	—		12,669
Due to affiliates	4,066	—		4,066

Total Liabilities	$572,354	$724		$573,078

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share One billion shares authorized at March 31, 2008 204,144 shares issued and 202,533 shares outstanding	2,025	—		2,025
Capital in excess of par value	1,796,678	—		1,796,678
Accumulated earnings	72,491	—		72,491
Accumulated distributions	(168,973)	—		(168,973)
Accumulated other comprehensive loss	(1,879)	—		(1,879)

	1,700,342	—		1,700,342

Total Liabilities and Stockholders’ Equity	$2,272,696	$724		$2,273,420

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$47,960	$936	(2)	$49,418
		522	(3)
Interest income on mortgages and other notes receivable	1,286	—		1,286

	49,246	1,458		50,704

Expenses:
Asset management fee to Advisor	5,213	155	(6)	5,368
General and administrative	1,557	—		1,557
Ground lease and permit fees	2,068	522	(3)	2,590
Repairs and maintenance	333	—		333
Other operating expenses	943	—		943
Depreciation and amortization	23,043	566	(7)	23,609

	33,157	1,243		34,400

Operating income	16,089	215		16,304

Other income (expense):
Interest and other income	1,467	(230)	(8)	1,237
Interest expense and loan cost amortization	(7,452)	(546)	(9)	(7,998)
Equity in earnings of unconsolidated entities	1,577	—		1,577

Total other income (expense)	(4,408)	(776)		(5,184)

Net income	$11,681	$(561)		$11,120

Earnings Per Share of Common Stock (Basic and Diluted)	$0.06			$0.06

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	196,354		(10)	196,354

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$122,879	$33,386	(2)	$159,715
		3,010	(3)
		440	(4)
Interest income on mortgages and other notes receivable	11,018	40	(5)	11,058
Other operating income	7,286	—		7,286

Total revenues	141,183	36,876		178,059

Expenses:
Asset management fee to Advisor	14,804	4,173	(6)	18,977
General and administrative	9,953	—		9,953
Ground lease and permit fees	5,761	3,010	(3)	8,771
Repairs and maintenance	2,090	—		2,090
Other operating expenses	8,283	—		8,283
Depreciation and amortization	64,883	18,365	(7)	83,248

Total expenses	105,774	25,548		131,322

Operating income	35,409	11,328		46,737

Other income (expense):
Interest and other income	11,135	(10,920)	(8)	215
Interest expense and loan cost amortization	(14,757)	(10,734)	(9)	(25,491)
Equity in earnings of unconsolidated entities	3,738	—		3,738

Total other income (expense)	116	(21,654)		(21,538)

Net income	$35,525	$(10,326)		$25,199

Earnings Per Share of Common Stock (Basic and Diluted)	$0.22			$0.15

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	159,807		(10)	165,943

See accompanying notes to unaudited pro forma condensed consolidated financial statements

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of March 31, 2008.

(b)	On October 29, 2007 and November 30, 2007, the Company entered into an asset purchase agreement with affiliates of American Golf Corporation (“AGC”) and Nevada Links, Inc. a company not affiliated with AGC, to acquire a portfolio of 28 U.S. golf courses, consisting of 22 fee properties and six leasehold interests, in 11 states for an aggregate purchase price of approximately $306.6 million. As of March 31, 2008, the Company had acquired 25 golf courses consisting of 22 fee properties and three leasehold interests. On April 17, 2008, the remaining three leasehold interests were acquired for a purchase price of approximately $37.4 million excluding transaction costs. These properties are leased and operated by an existing tenant of the Company under long-term triple-net leases with an initial term of 20 years with four 5-year renewal options except for one leasehold interest which has three 5-year renewal options and one 6-year renewal option. The pro forma adjustment represents the total purchase price of the three acquired leasehold interests of approximately $39.0 million which was allocated between real estate of $36.5 million and intangible assets of $2.5 million, including closing costs of approximately $0.1 million and reclassification of certain acquisition fees from other assets of approximately $1.5 million.

(c)	Represents the reduction in cash in connection with the Company’s acquisition of the properties described in Note (b) above, net of cash deposits from tenants leasing these properties described in Note (d) below.

(d)	Represents the remaining cash security deposit received from the third-party tenants in connection with the Company’s acquisition of the remaining three properties described in Note (b) above.

Unaudited Pro Forma Condensed Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma periods being presented.

(2)	Amount represents the estimated aggregate pro forma rental income and percentage rent adjustments from operating leases as a result of the following significant property acquisitions. The pro forma adjustments include the impact of straight-lining of rents and represent the portion of income in excess of the actual income recognized during the period in which the property was owned, as if the property was owned and leased for the entire period. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Acquisition Date		Year Ended December 31, 2007	Three Months Ended March 31, 2008
American Golf Portfolio (i)	Various	(ii)	$25,441	$936
Booth Creek Commercial	10/2/2007		1,066	—
The Parks	4/6/2007		6,219	—
Booth Creek Ski	1/19/2007		660	—

Total			$33,386	$936

FOOTNOTE:

(i)	Under the asset purchase agreement with American Golf Corporation, AGC required an additional 14 courses to be included in the portfolio transaction. The Company, in turn, required the tenant to take title to these courses and operate them on their own behalf. The 14 properties were assigned to EAGLE Golf, an existing tenant of the Company, for no value. In accordance with generally accepted accounting principles, the inherent value of these courses are recorded as a lease incentive to the tenant which is amortized against rental income over the life of the leases for these properties. Lease incentives, totaling approximately $16.2 million, represent the value attributable to the golf courses that were transferred to the tenant. Rental income from operating leases has been reduced by $24,361 and $808,656 for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, due to the amortization of lease incentives into revenue.

(ii)	Between November 30, 2007 and December 17, 2007, the Company acquired 24 golf properties as part of a larger portfolio transaction described in Note (b) above. On March 7, 2008, the Company acquired one additional property, and on April 17, 2008 an additional three properties were acquired, which completed the portfolio transaction.

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Statements of Operations (Continued):

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Year Ended December 31, 2007	Three Months Ended March 31, 2008	Description
American Golf Portfolio	$2,089	$522	Six long-term ground leases
Booth Creek Ski	334	—	U.S. Forest Service ski area permit
The Parks	587	—	Two long-term ground leases

Total	$3,010	$522

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Year Ended December 31, 2007		Three Months Ended March 31, 2008
American Golf Portfolio	$—	(i)	$—	(i)
Booth Creek Ski & Commercial	30		—
The Parks	410		—

Total	$440		$—

FOOTNOTE:

(i)	No FF&E reserves required during the first two lease years in accordance with the lease agreement.

(5)	In connection with the Booth Creek Ski transaction completed on January 19, 2007, the Company made a $12.0 million loan to Booth Creek Ski Holdings, Inc. The loan requires monthly interest-only payments based on an annual percentage rate of 9.0%. At maturity, the borrower will pay the entire unpaid principal balance and an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0%. The pro forma adjustments include interest income of approximately $47,000 and the amortization of acquisition fees of approximately $7,000 for the year ended December 31, 2007.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate. The assets and loans are managed by the Company’s Advisor for an annual asset management fee of 1% of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Statements of Operations (Continued):

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets or the related lease terms, if shorter. The pro forma adjustments represent the estimated additional expenses as if the assets had been owned during the entire pro forma periods presented net of any actual depreciation or amortization on those assets as recognized in the Company’s historical results of operations (in thousands).

Properties	Assets	Purchase Price	Estimated Useful Life	Pro Forma Adjustments
				Year Ended December 31, 2007	Three Months Ended March 31, 2008
American Golf Portfolio	Land	$65,431	n/a	$—	$—
	Land improvements	125,434	15 years	7,633	337
	Leasehold interests	28,374	32 years	876	31
	Buildings	72,139	36 years	1,785	133
	FF&E	13,725	5 years	2,240	25
	Intangible - in place leases	6,798	20 years	307	40

	Total	$311,901		$12,841	$566

Booth Creek Ski & Commercial	Land	$37,105	n/a	$—	$—
	Land improvements	60,743	15 years	439	—
	Permit rights	1,932	40 years	4	—
	Buildings	48,573	39 years	525	—
	Ski lifts	16,154	20 years	42	—
	FF&E	37,277	5 years	517	—
	Intangible - in place lease	4,016	20 years	23	—

	Total	$205,800		$1,550	$—

The Parks	Land	$102,098	n/a	$—	$—
	Land improvements	52,696	15 years	403	—
	Leasehold interests	6,587	57 years	—	—
	Buildings	59,282	39 years	509	—
	FF&E	36,228	5 years	1,674	—
	Ride equipment	65,869	25 years	1,293	—
	Intangible - in place leases	6,587	22 years	95	—

	Total	$329,347		$3,974	$—

	Total – All Properties			$18,365	$566

The above purchase price allocations, in some instances, are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Statements of Operations (Continued):

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts assuming all of the acquisitions had occurred on January 1, 2007.

(9)	Represents the estimated pro forma adjustments for interest expense in excess of actual recognized during the period in which financing was obtained in connection with the Company’s acquisitions (in thousands).

Description	Principal Balance	Fixed Interest Rate	Pro Forma Adjustments
			Year Ended December 31, 2007	Three Months Ended March 31, 2008
Third-party golf financing	$140,000	6.09%	$8,526	$546
Seller Financing - Parks transaction	22,000	8.75%	502	—
Third-party ski financing	111,500	6.11%	1,706	—

Total	$273,500		$10,734	$546

(10)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions as if they occurred on January 1, 2007 outside of debt and security deposit described in Note (d) above and that those shares of common stock were outstanding for the entire pro forma periods presented.

INDEX TO OTHER FINANCIAL STATEMENTS

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s completed acquisition of the three leasehold interests from American Golf Corporation. For information regarding this investment and the leases into which the Company has entered, see the “Business – Real Estate Portfolio – Our Golf Operators and Properties – Properties Operated by EAGLE Golf” in the prospectus.

Page
Selected American Golf and National Golf Properties

Unaudited Combined Financial Statements as of March 31, 2008 and December 31, 2007 and for the Three months ended March 31, 2008 and 2007

Combined Balance Sheets	S – 22

Combined Statements of Operations	S – 24

Combined Statements of Cash Flows	S – 25

Notes to Combined Financial Statements	S – 27

Selected American Golf and National Golf Properties

Combined Financial Statements as of March 31, 2008 (unaudited) and December 31, 2007 (unaudited) and for the three months ended March 31, 2008 (unaudited) and 2007 (unaudited).

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS (UNAUDITED)

(In thousands)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$586	$485
Member receivables	68	38
Income tax receivable from parent	17	—
Inventories	75	92
Prepaid expenses and other assets	119	95

Total current assets	865	710
PROPERTY AND EQUIPMENT—Net	7,357	7,175
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $3,665 and $3,487 as of March 31, 2008 and December 31, 2007, respectively	15,159	15,337
RESTRICTED CASH	38	44
DEPOSITS, LICENSES AND OTHER ASSETS	157	206
GOODWILL	948	948

TOTAL	$24,524	$24,420

The accompanying notes are an integral part of these combined financial statements		(Continued	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS (UNAUDITED)

(In thousands)

	March 31, 2008	December 31, 2007
LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$89	$79
Accrued expenses	518	696
Other liabilities	368	323
Income tax payable to parent	—	640
Other deferred revenue	7	14

Total current liabilities	982	1,752
NOTES PAYABLE	12,601	12,674
DEFERRED INCOME TAXES	1,058	1,058
OTHER LONG-TERM LIABILITIES	442	398

Total liabilities	15,083	15,882

MINORITY INTEREST	1,063	930

COMMITMENTS AND CONTINGENCIES	—	—
OWNERS’ EQUITY	8,378	7,608

TOTAL LIABILITIES AND OWNERS’ EQUITY	$24,524	$24,420

The accompanying notes are an integral part of these combined financial statements		(Concluded	)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	For the three months ended,
	March 31, 2008	March 31, 2007
REVENUES:
Green fees	$1,045	$1,171
Cart rentals	323	362
Food and beverage sales	455	447
Merchandise sales	85	92
Other revenue	254	323

Total revenues	2,162	2,395

COSTS AND EXPENSES:
Payroll and related expenses	713	715
Cost of food and beverage sold	108	119
Cost of merchandise sold	101	62
General and administrative	264	261
Repairs and maintenance	72	47
Other operating expenses	239	248
Rents	452	487
Depreciation and amortization	209	219

Total costs and expenses	2,158	2,158
OPERATING INCOME	4	237
OTHER INCOME (EXPENSE):
Interest income	3	6
Interest expense	(231)	(384)

Total other expense	(228)	(378)
LOSS BEFORE MINORITY INTEREST	(224)	(141)
MINORITY INTEREST	(70)	(77)
INCOME TAXES (Note 1)	17	(64)

NET LOSS	$(277)	$(282)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months ended,
	March 31, 2008	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(277)	$(282)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	209	219
Amortization of intangibles	178	178
Amortization of deferred financing costs	—	45
Loss on interest rate cap agreements	—	23
Deferred rent	18	18
Minority interest	70	77
Increase (decrease) from changes in:
Member receivables	(30)	7
Inventories	17	(4)
Prepaid expenses and other assets	(24)	33
Deposits, licenses and other assets	49	1
Accounts payable	10	(215)
Accrued expenses	(49)	(4)
Other liabilities	71	85
Income taxes payable to parent	(657)	(741)
Other deferred revenue	(7)	—

Net cash used in operating activities	(422)	(560)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(391)	(36)
Decrease (increase) in restricted cash	6	(2)

Net cash used in investing activities	(385)	(38)

(Continued)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months ended,
	March 31, 2008	March 31, 2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	$(73)	$—
Net contributions from owners	1,047	621
Distributions to minority interests	(66)	(83)

Net cash provided by financing activities	908	538

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	101	(60)
CASH AND CASH EQUIVALENTS—Beginning of period	485	498

CASH AND CASH EQUIVALENTS—End of period	$586	$438

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$248	$380

The accompanying notes are an integral part of these combined financial statements		(Concluded )

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture). As of March 31, 2008 the sale of three (3) of these properties (the “Selected Portfolio”) had not closed. The sale of these remaining properties was completed in April 2008. The Selected Portfolio is as follows:

Property	Location
David L. Baker Memorial Golf Center *	California
Meadowlark Golf Course *	California
Las Vegas Golf Club* ^	Nevada

*	Leased golf course properties

^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 4). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 4.

The accompanying combined financial statements as of March 31, 2008 and December 31, 2007 and for the three months ended March 31, 2008 and 2007 are unaudited, but include all adjustments (which are normal and recurring), that are, in the opinion of management, necessary to present a fair presentation of the financial results as of March 31, 2008, December 31, 2007 and for the three months ended March 31, 2008 and 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected American Golf and National Golf Properties Portfolio of Four Properties (See Note 6) December 31, 2007 financial statements and notes thereto, which include these three properties.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. These estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 22 – 33 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course. At March 31, 2008, the following is the expected amortization expense related to leasehold advantage (in thousands):

Year Ending December 31,	Leasehold Advantage
2008	$534
2009	712
2010	712
2011	712
2012	712
Thereafter	11,777

$15,159

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license.

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Capitalized Interest—The Selected Portfolio capitalizes interest expense during the period of new construction or upgrade of qualifying assets.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The three leased golf course properties and related facilities in the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

During the three months ended March 31, 2008 and 2007, the Selected Portfolio recorded no impairment losses.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the year ended December 31, 2007 and three months ended March 31, 2008, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Fair Value of Financial Instruments—In June 2007, the Selected Portfolio purchased an interest rate cap in the amount of $5,900 to protect against an increase in the 30-day LIBOR on a $13.6 million variable rate loan on which the Selected Portfolio exercised the first of three one-year extension options. The interest rate cap is for a term of one year and protects the Selected Portfolio on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 5.637% per annum. SFAS No. 133 requires the Selected Portfolio to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. As of March 31, 2008 and December 31, 2007, the fair value of the interest rate cap was $0.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities. This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

Other Deferred Revenue—Other deferred revenue consists of prepaid membership dues, prepaid privileges and prepaid memberships that will be recognized as revenue within the next 12 months.

New Accounting Pronouncements—Effective January 1, 2008, the Selected Portfolio adopted, on a prospective basis, Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) as amended by FASB Staff Position SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP FAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. SFAS 157 applies prospectively to all other accounting pronouncements that require or permit fair value measurements. FSP FAS 157-1 amends SFAS 157 to exclude from the scope of SFAS 157 certain leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” FSP FAS 157-2 amends SFAS 157 to defer the effective date of SFAS 157 for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis to fiscal years beginning after November 15, 2008.

The adoption of SFAS 157 did not have a material impact on the Selected Portfolio’s combined financial statements. Management is evaluating the impact that SFAS 157 will have on its non-financial assets and non-financial liabilities since the application of SFAS 157 for such items was deferred to January 1, 2009. The Selected Portfolio believes that the impact of these items will not be material to its combined financial statements. Assets and liabilities typically recorded at fair value on a non-recurring basis to which the Selected Portfolio has not yet applied SFAS 157 due to the deferral of SFAS 157 for such items include:

•	Non-financial assets and liabilities initially measured at fair value in an acquisition or business combination

•	Long-lived assets measured at fair value due to an impairment assessment under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”

•	Asset retirement obligations initially measured under Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”

In December 2007, the FASB issued SFAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 clarifies that a non-controlling or minority interest in a subsidiary is considered an ownership interest for purposes of the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Selected Portfolio is currently assessing the impact of SFAS No. 160 on its combined financial condition, results of operations and liquidity.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Selected Portfolio is currently assessing the impact of SFAS No. 161 on its combined financial condition, results of operations and liquidity.

3.	COMMITMENTS AND CONTINGENCIES

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies. As of March 31, 2008 the Selected Portfolio had approximately $21,000 of bonds outstanding related to the Selected Portfolio.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and has recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. The settlement expense totaling $1.7 million was spread equitably across the 63 California courses operated by AGC, of which 3 courses are included in the Selected Portfolio, and the accrued liability at December 31, 2007 was $55,000. Based on the claims submitted and associate fees, AGC was required to pay $1.7 million during the three months ended March 31, 2008.

4.	RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and reflects transactions with AGC for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC has been classified as “Owners’ Equity.” The NGP debt is collateralized by properties not owned by NGP but leased by AGC.

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statement of operations.

Payroll and related expenses are comprised of the following for the three months ended March 31, (in thousands):

	2008	2007
Direct costs	$598	$612
Allocated AGC and NGP overhead	115	103

Total	$713	$715

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

General and administrative expenses are comprised of the following for the three months ended March 31, (in thousands):

	2008	2007
Direct costs	$208	$216
Allocated AGC and NGP overhead	56	45

Total	$264	$261

5.	UNCERTAIN TAX POSITIONS

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

The Selected Portfolio files U.S. federal income tax returns and returns in various states’ jurisdictions. The Selected Portfolio’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the three months ended March 31, 2008 and 2007, we recorded no interest or penalties related to unrecognized tax benefits as a component of income tax expense.

The Selected Portfolio adopted the provisions of FIN 48 on January 1, 2007. In accordance with the requirements of FIN 48, the Selected Portfolio evaluated all tax years still subject to potential audit under state and federal income tax law, which currently include the years ended December 31, 2004, 2005, 2006 and 2007 and the three months ended March 31, 2008, in reaching its accounting conclusions. As a result, the Selected Portfolio concluded it did not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48 as of the January 1, 2007 adoption date or as of March 31, 2008. The adoption of FIN 48 therefore had no impact on the Selected Portfolio’s combined financial statements.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

6.	PROPERTIES TO BE ACQUIRED

The following combined balance sheet consists of the four courses to be acquired as of December 31, 2007 less the property acquired in January 2008 (in thousands):

	Four Properties to be acquired as of December 31, 2007	One Property subsquently acquired in January 2008	Three Properties acquired in April 2008
	(Audited)	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$487	$2	$485
Member receivables	57	19	38
Inventories	119	27	92
Prepaid expenses and other assets	128	33	95

Total current assets	791	81	710
PROPERTY AND EQUIPMENT—Net	8,806	1,631	7,175
LEASEHOLD ADVANTAGE	16,748	1,411	15,337
RESTRICTED CASH	54	10	44
DEPOSITS, LICENSES AND OTHER ASSETS	231	25	206
GOODWILL	948	—	948

TOTAL	$27,578	$3,158	$24,420

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$149	$70	$79
Accrued expenses	1,014	318	696
Other liabilities	455	132	323
Income tax payable to parent	764	124	640
Other deferred revenue	15	1	14

Total current liabilities	2,397	645	1,752
NOTES PAYABLE	13,944	1,270	12,674
DEFERRED INCOME TAXES	1,884	826	1,058
OTHER LONG-TERM LIABILITIES	377	(21)	398

Total liabilities	18,602	2,720	15,882

MINORITY INTEREST	930	—	930

OWNERS’ EQUITY	8,046	438	7,608

TOTAL LIABILITIES AND OWNERS’ EQUITY	$27,578	$3,158	$24,420

* * * * * *

Prospectus

CNL LIFESTYLE PROPERTIES, INC.

Maximum Offering—200,000,000 Shares of Common Stock—Minimum Purchase—500 Shares.

We are a Maryland corporation sponsored by CNL Financial Group, Inc. (our “Sponsor”). We were formed primarily to acquire lifestyle properties and have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. This is a best efforts offering, which means that CNL Securities Corp. (our “Managing Dealer”) will use its best efforts but is not required to sell any specific amount of shares. We are offering 200,000,000 common shares, 195,000,000 of which will be offered at a price of $10.00 per share and 5,000,000 of which will be offered to stockholders at a price of $9.50 per share pursuant to our reinvestment plan. The offering prices were subjectively determined by our board of directors. This is a continuous offering that will end not later than the date two years from the date of this prospectus, unless extended. Individuals must initially invest at least $5,000 for individuals and $4,000 for Plans (as defined below). Following an initial investment of the required minimum amount in this offering or our prior offerings, an investor may purchase additional shares in $10.00 increments.

All capitalized terms used herein but not defined shall have the meanings ascribed to them in the “Definitions” section of our Prospectus.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of material risks that you should consider before you invest in our common stock, including:

•	Our investment policies and strategies are very broad and permit us to invest in many types of real estate and to make loans and other investments.

•

We rely on CNL Lifestyle Company, LLC, which is our advisor (our “Advisor”), to make our investment decisions subject to approval by our board of directors. Our Advisor was formed in 2003 and has limited experience investing in certain of the types of properties in which we may invest, which could result in a failure to meet our investment objectives.

•	We commenced operations in June 2004 and therefore have a limited operating history.

•	The agreement with our Advisor (the “Advisory Agreement”) was not negotiated at arm’s length and we will pay our Advisor and its affiliates substantial fees.

•

Certain officers and directors of our Advisor also serve as our officers and directors, resulting in conflicts of interest. Those persons could take actions that are more favorable to other entities than to us.

•

To the extent consistent with our investment objectives and limitations, our investment policies and strategies may be altered by a majority of our directors, including a majority of our independent directors (our “Independent Directors”), without stockholder consent.

•

There is no market for our shares and we do not expect to list our shares in the near future. If you are able to sell your shares prior to listing, you would likely have to sell them at a substantial discount.

•	We may borrow up to 300% of the value of our Net Assets, which may reduce the cash available for distributions to stockholders.

•	Our articles of incorporation prohibit individual stockholders from owning more than 9.8% of our common stock.

•	Redemption of our shares shall be at our sole option.

•	If we do not qualify or remain qualified as a REIT, we will be subject to taxation on our income at regular corporate rates.

	Price to Public(1)	Commissions(1)(2)	Proceeds to us, before Expenses(1)
Primary Offering Per Share	$10.00	$1.00	$9.00
Total Primary Offering Amount	$1,950,000,000	$195,000,000	$1,755,000,000
Dividend Reinvestment Plan Offering Per Share	$9.50	$—	$9.50
Total Dividend Reinvestment Plan Offering Amount	$47,5000,000	$—	$47,500,000
Total Offering Amount	$1,997,500,000	$195,000,000	$1,802,500,000

(1)	Assumes we sell 195,000,000 shares in the primary offering and 5,000,000 shares pursuant to our dividend reinvestment plan.
(2)	Includes up to a 7.0% selling commission and a 3.0% marketing support fee, neither of which will be paid for shares issued pursuant to our dividend reinvestment plan.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

No one is authorized to make any statements about the offering that differ from those that appear in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate on March 17, 2008, but may no longer be accurate. We will amend or supplement this prospectus, however, if there is a material change in the affairs of our company.

The use of forecasts in connection with this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares is not permitted.

April 9, 2008

SUITABILITY STANDARDS

We have established financial suitability standards for investors interested in purchasing shares of our common stock. In determining your net worth, do not include the value of your home, furnishings or personal automobiles.

You must have:

•	a net worth of at least $250,000, or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of your investment,

•	the risk that you may lose your entire investment,

•	the lack of liquidity of your shares,

•	the restrictions on transferability of your shares,

•	the background and qualifications of our Advisor, and

•	the tax consequences of your investment.

Several states have established suitability standards different from those we have outlined above. Shares of our common stock will be sold only to investors in these states who meet the special suitability standards set forth below.

Alabama, Kentucky, Michigan, Missouri, Ohio and Pennsylvania—In addition to our suitability requirements, you may invest no more than 10% of your net worth (not including home, furnishings and personal automobiles) in our shares.

Kansas and Massachusetts—In addition to our suitability requirements, it is recommended that you limit your aggregate investment in our shares and other non-exchange traded REITs to not more than 10% of your liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

The foregoing suitability standards must be met by each investor who purchases shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh, pension, profit-sharing, stock bonus or other plan, including a plan described in Section 4975(e) (1) of the Internal Revenue Code (the “Code”), (collectively “Plans”), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

Before authorizing an investment in shares, fiduciaries of Plans should consider, among other matters, (a) fiduciary standards imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or governing state or other law, if applicable; (b) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan’s investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares; (c) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (d) rules relating to the periodic valuation of Plan assets, and (e) prohibitions under ERISA, the Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with Persons who are “disqualified persons” under the Code or “parties in interest” under ERISA or governing state or other law, if applicable. See “The Offering—ERISA Considerations.”

i

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of our common stock as follows:

•	Review the entire prospectus and any appendices and supplement(s) accompanying the prospectus.

•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement is included in this prospectus as “Appendix B.”

•

Deliver a check for the full purchase price of our shares of our common stock being subscribed for along with a completed subscription agreement to your participating broker dealer. Make your check payable to “CNL Lifestyle Properties, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part. An approved trustee must process and forward to us subscriptions made through Plans. See “Suitability Standards” and “Subscription Procedures” for the suitability standards and subscription procedures for additional detail on how you can purchase our shares.

ii

PROSPECTUS SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. Because this is a summary, it does not contain all information that may be important to you. You should read this entire prospectus and its appendices carefully before you decide to invest in shares of our common stock.

Our Business

CNL Lifestyle Properties, Inc. CNL Lifestyle Properties, Inc. (f/k/a CNL Income Properties, Inc.) is a Maryland corporation organized on August 11, 2003. We operate as a real estate investment trust, or a REIT. In general, a REIT is a company that combines the capital of many investors to acquire or provide financing for real estate. Typically REITs:

•	will not be subject to federal income tax at the corporate level to the extent they distribute annually at least 90% of their income to stockholders and meet other compliance requirements; and

•	offer the benefit of a real estate portfolio under professional management.

In the course of our business, various wholly owned subsidiaries, unconsolidated and consolidated entities have been and/or will be formed in the future for the purpose of acquiring interests in properties, loans and other Permitted Investments. The terms “us,” “we,” “our,” “our company” and “CNL Lifestyle Properties” means CNL Lifestyle Properties, Inc. and our subsidiaries. Our address is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, and our telephone number is (407) 650-1000 or toll free (866) 650-0650.

We primarily invest in lifestyle properties in the United States that we lease on a long-term basis (generally 5 to 20 years, plus multiple renewal options) to tenants or operators whom we consider to be significant industry leaders. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. On a more limited basis, we also offer mortgage, mezzanine and other financing related to interests in lifestyle real estate.

At March 17, 2008, we had a portfolio of 101 lifestyle properties within the following asset classes: Ski and Mountain Lifestyle, Golf, Attractions and Additional Lifestyle Properties. Ten of these 101 properties are owned through unconsolidated ventures and three are located in Canada. Also, as of March 17, 2008, we have made 11 loans, nine of which are outstanding, and have committed to acquire three additional golf courses. Our properties are generally leased on a long-term basis to either third-party tenant operators or to affiliated tenants who contract with third-party managers whom we consider to be significant industry leaders.

Our asset classes. We have invested or intend to invest primarily in properties in the Ski and Mountain Lifestyle, Golf and Attractions asset classes. However, we may acquire or invest in any property that we believe has the potential to generate long-term revenue and in which our directors have at least three years of relevant experience. We make investments by acquiring the assets or the stock of a seller, forming a joint venture or providing debt on the property. Our activities will continue to focus on property acquisitions and other investments with increased focus on the management and oversight of our existing assets. We will also look to our existing assets and partners for additional investment opportunities.

We acquire assets directly by purchasing a fee, leasehold interest or similar interest. We may acquire the stock or other interests in REITs or other real estate operating companies that own these assets as well. In the alternative, if we seek to own a partial interest, we may acquire property through a joint venture where our partners may subordinate their returns to our minimum return. This joint venture structure provides us with some protection against the risk of downturns in performance but may allow our partners to obtain a higher rate of return on their investment than we receive if the underlying performance of the properties exceeds certain thresholds.

Our leases. Once we acquire properties, we generally will either lease them back to the original seller or to a third-party operator. These leases are usually triple-net leases, which means our tenants are generally responsible for repairs, maintenance, property taxes, ground lease or permit expenses (where applicable), utilities and insurance for the properties that they lease. Our joint ventures will lease properties either to our venture partner or to third-party operators, generally on a triple-net basis. We generally structure our leases to provide for the payment of a minimum annual base rent with periodic increases in base rent over the lease term. In addition, our leases generally provide for the payment of percentage rent based on a percentage of gross revenues at the property over certain thresholds.

Our tenants and operators. We generally attempt to lease our properties to tenants and operators whom we consider to be significant industry tenants and leaders. We consider an operator to be a “significant industry leader” if it has one or more of the following traits:

•	many years of experience operating in a particular industry as compared with other operators in that industry, as a company or through the experience of its senior management;

•	many assets managed in a particular industry as compared with other operators in that industry; and/or

•	is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above.

Our loans. As part of our lending strategy, we have made and may continue to make or to acquire loans (including mortgage, mezzanine or other loans) with respect to any of the asset classes in which we are permitted to invest. We generally make loans to the owners of properties to enable them to acquire land, buildings or both, to develop property or as part of a larger acquisition. In exchange, the owner generally grants us a first-lien or collateralized interest in a participating mortgage collateralized by the property or by interests in the entity that owns the property. Our loans generally require fixed interest payments and may provide for a variable participating interest based on the amount of revenue generated at the encumbered property. Mezzanine loans and other financings for which we have a secondary lien or collateralized interest will generally have shorter terms (one to two years) and higher interest rates than our net leases and long-term mortgage loans. With respect to the loans that we make, we generally seek loans with collateral values resulting in a loan-to-value ratio of not more than 85%.

Our borrowings. We have borrowed, and intend to borrow in the future, to acquire properties, to make or acquire loans and other Permitted Investments and to pay certain fees, and intend to encumber our properties in connection with these borrowings.

Lines of credit. We plan to obtain one or more lines of credit and anticipate that the aggregate amount of any lines of credit we carry will be up to $500 million; however, our board of directors is permitted to increase the amount we may borrow under lines of credit. We may repay lines of credit we obtain with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing (generally, long-term debt financing collateralized by mortgages on our properties). We currently have a $100 million syndicated secured revolving line of credit, but there is no assurance that we will obtain additional lines of credit on satisfactory terms.

Permanent financing. In addition to lines of credit, we anticipate obtaining Permanent Financing. The aggregate amount of our Permanent Financing is not expected to exceed 50% of our total assets on an annual basis. Our articles of incorporation limit the maximum amount of our borrowings in relation to our Net Assets to an amount equal to 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. For us to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs.

Our duration and listing. Under our articles of incorporation, we will automatically terminate and dissolve on December 31, 2015, unless our common stock is listed on a national securities exchange or quoted on the National Market System of the NASDAQ Stock Market. If our shares are listed or quoted by that time, we will automatically become a company with no fixed termination date. In conjunction with, or prior to, listing, we anticipate merging with our Advisor and becoming self-advised.

If our shares are not listed or quoted by December 31, 2015, we will sell our assets and distribute the Net Sales Proceeds to our stockholders or we will merge with another entity in a transaction which provides our stockholders with cash or the securities of a publicly traded company unless stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amending our articles of incorporation.

In making a determination of whether listing or quotation is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company and the potential for stockholder liquidity.

Our common stock offerings. This is our third offering of shares of our common stock. As of December 31, 2007, we had raised approximately $1.9 billion (192.7 million shares) through our public offerings. During the period January 1, 2008 through March 1, 2008, we raised an additional $ 62.4 million (6.2 million shares). We have and will continue to use the net proceeds from our offerings to acquire properties and make loans and other Permitted Investments. Our first offering (the “First Offering”) commenced on April 16, 2004 and terminated on March 31, 2006 and raised $517.4 million. Our second offering (the “Second Offering”) commenced on April 4, 2006 and is expected to continue until April 2008. We have and will continue to use the net proceeds from our offerings to acquire properties, make loans and other Permitted Investments.

We may sell additional shares of our stock in the future to finance acquisitions. Proceeds received from this offering generally will be temporarily invested in short-term, highly liquid investments pending investment of such proceeds in properties, loans or other Permitted Investments.

Our portfolio as of March 17, 2008. Through separate limited partnerships, corporations and limited liability companies, we own all or a partial interest in the following lifestyle properties (dollars are in millions). The purchase price for properties owned through partnerships or joint ventures represents only our proportionate share of the underlying assets. The purchase price shown does not include transaction costs or capital expenditures.

	Location	Operator	Purchase Price	Date Acquired
Ski and Mountain Lifestyle Properties
Bretton Woods Mountain Resort	Bretton Woods, NH	BW Resort Management	$45.0	6/23/06

Brighton Ski Resort	Brighton, UT	Boyne USA	$35.0	1/8/07

Cypress Mountain	Vancouver, British Columbia, Canada	Boyne USA	$27.5	5/30/06

Loon® Mountain Resort	Lincoln, NH	Boyne USA	$15.5	1/19/07

Mountain High Ski Resort	Wrightwood, CA	Mountain High Associates	$45.0	6/29/07

Northstar-at-Tahoe™ Resort	Lake Tahoe, CA	Booth Creek Resort Properties	$80.1	1/19/07

	Location	Operator	Purchase Price	Date Acquired
Sierra-at-Tahoe Resort	South Lake Tahoe, CA	Booth Creek Resort Properties	$39.9	1/19/07

Sugarloaf Mountain Resort	Carrabassett Valley, ME	Boyne USA	$26.0	8/7/07

Summit-at-Snoqualmie Resort	Snoqualmie Pass, WA	Boyne USA	$34.5	1/19/07

Sunday River Resort	Newry, ME	Boyne USA	$50.5	8/7/07

Village at Blue Mountain	Ontario, Canada	Intrawest	$8.6	12/3/04

Village at Copper Mountain	Copper Mountain, CO	Intrawest	$18.6	12/16/04

Village at Mammoth Mountain	Mammoth Lakes, CA	Intrawest	$18.6	12/16/04

Village at Northstar	Lake Tahoe, CA	Booth Creek Resort Properties	$36.1	10/2/07 & 11/15/07

Village of Snowshoe Mountain	Snowshoe, WV	Intrawest	$6.7	12/16/04

Village at Stratton	Stratton, VT	Intrawest	$7.6	12/16/04

Whistler Creekside	British Columbia, Canada	Intrawest	$15.6	12/3/04

Golf Courses
Ancala Country Club	Scottsdale, AZ	EAGLE Golf	$14.1	11/30/07

Arrowhead Country Club	Glendale (Phoenix), AZ	EAGLE Golf	$17.4	11/30/07

Arrowhead Golf Club	Littleton (Denver), CO	EAGLE Golf	$15.8	11/30/07

Bear Creek Golf Club	Dallas, TX	Billy Casper Golf	$11.1	9/8/06

Canyon Springs Golf Club	San Antonio, TX	EAGLE Golf	$13.0	11/16/06

Clear Creek Golf Club	Houston, TX	EAGLE Golf	$1.9	1/11/07

Cowboys Golf Club	Grapevine, TX	EAGLE Golf	$25.0	12/26/06

Continental Golf Course	Scottsdale, AZ	EAGLE Golf	$6.4	11/30/07

Deer Creek Golf Club	Overland Park (Kansas City), KS	EAGLE Golf	$8.9	11/30/07

Desert Lakes Golf Course	Bullhead City, AZ	EAGLE Golf	$2.6	11/30/07

Eagle Brook Country Club	Geneva (Chicago), IL	EAGLE Golf	$16.3	11/30/07

Foothills Golf Club	Phoenix, AZ	EAGLE Golf	$9.9	11/30/07

Forest Park Golf Course	St. Louis, MO	EAGLE Golf	$13.4	12/19/07

Fox Meadow Country Club	Medina, OH	EAGLE Golf	$9.4	12/22/06

Hunt Valley Golf Club	Phoenix (Baltimore), MD	EAGLE Golf	$23.4	11/30/07

Golf Club at Fossil Creek	Fort Worth, TX	EAGLE Golf	$7.7	11/16/06

Kokopelli Golf Club	Phoenix, AZ	EAGLE Golf	$9.4	11/30/07

Lake Park Golf Club	Dallas-Fort Worth, TX	EAGLE Golf	$5.6	11/16/06

LakeRidge Country Club	Lubbock, TX	EAGLE Golf	$7.9	12/22/06

	Location	Operator	Purchase Price	Date Acquired
Legend at Arrowhead Golf Resort	Glendale, AZ	EAGLE Golf	$10.4	11/30/07

London Bridge Golf Course	Lake Havasu, AZ	EAGLE Golf	$11.8	11/30/07

Majestic Oaks Golf Club	Ham Lake (Minneapolis), MN	EAGLE Golf	$13.2	11/30/07

Mansfield National Golf Club	Dallas-Fort Worth, TX	EAGLE Golf	$7.1	11/16/06

Meadowbrook Golf & Country Club	Tulsa, OK	EAGLE Golf	$11.5	11/30/07

Mesa del Sol Golf Club	Yuma, AZ	EAGLE Golf	$6.9	12/22/06

Micke Grove Golf Course	Lodi, CA	EAGLE Golf	$6.6	12/19/07

Mission Hills Country Club	Northbrook (Chicago), IL	EAGLE Golf	$4.8	11/30/07

Painted Desert Golf Club	Las Vegas, NV	EAGLE Golf	$9.5	11/30/07

Painted Hills Golf Club	Kansas City, KS	EAGLE Golf	$3.9	12/22/06

Palmetto Hall Plantation Club	Hilton Head, SC	Heritage Golf Group	$7.6	4/27/06

Plantation Golf Club	Dallas-Fort Worth, TX	EAGLE Golf	$4.4	11/16/06

Raven Golf Club at South Mountain™	Phoenix, AZ	I.R.I. Golf Group	$12.8	6/9/06

Royal Meadows Golf Course	Kansas City, MO	EAGLE Golf	$2.4	12/22/06

Ruffled Feathers Golf Club	Lemont (Chicago), IL	EAGLE Golf	$13.9	11/30/07

Shandin Hills Golf Club	San Bernardino, CA	EAGLE Golf	$5.2	3/7/08

Signature Golf Course	Solon, OH	EAGLE Golf	$17.1	12/22/06

Stonecreek Golf Club	Phoenix, AZ	EAGLE Golf	$14.1	11/30/07

Superstition Springs Golf Club	Mesa, AZ	EAGLE Golf	$11.0	11/30/07

Talega Golf Club	San Clemente, CA	Heritage Golf Group	$18.0	10/16/06

Tallgrass Country Club	Wichita, KS	EAGLE Golf	$5.4	11/30/07

Tamarack Golf Club	Naperville (Chicago), IL	EAGLE Golf	$7.8	11/30/07

Tatum Ranch Golf Club	Cave Creek (Phoenix), AZ	EAGLE Golf	$6.4	11/30/07

The Golf Club at Cinco Ranch	Houston, TX	EAGLE Golf	$7.3	11/16/06

Valencia Country Club	Santa Clarita, CA	Heritage Golf Group	$39.5	10/16/06

Weston Hills Country Club	Weston, FL	Heritage Golf Group	$35.0	10/16/06

Weymouth Country Club	Medina, OH	EAGLE Golf	$10.5	12/22/06

Attractions
Camelot Park	Bakersfield, CA	Trancas	$0.9	10/6/06

Darien Lake	Buffalo, NY	PARC Management	$109.0	4/6/07

	Location	Operator	Purchase Price	Date Acquired
Elitch Gardens	Denver, CO	PARC Management	$109.0	4/6/07

Fiddlesticks Fun Center	Tempe, AZ	Trancas	$5.0	10/6/06

Frontier City	Oklahoma City, OK	PARC Management	$17.8	4/6/07

Funtasticks Fun Center	Tucson, AZ	Trancas	$6.4	10/6/06

Gatlinburg Sky Lift	Gatlinburg, TN	Boyne USA	$19.9	12/22/05

Grand Prix Tampa	Tampa, FL	Trancas	$3.3	10/6/06

Great Wolf Lodge—Sandusky	Sandusky, OH	Great Wolf Resorts	$38.2	10/4/05

Great Wolf Lodge—Wisconsin Dells	Wisconsin Dells, WI	Great Wolf Resorts	$42.0	10/4/05

Hawaiian Falls—Garland	Garland, TX	HFE Horizon	$6.3	4/21/06

Hawaiian Falls—The Colony	The Colony, TX	HFE Horizon	$5.8	4/21/06

Magic Springs and Crystal Falls	Hot Springs, AR	Magic Springs Development Co.	$20.0	4/16/07

Mountasia Family Fun Center	North Richland Hills, TX	Trancas	$1.8	10/6/06

Putt Putt Fun Center	Lubbock, TX	Trancas	$1.8	10/6/06

Putt Putt Fun Center	Raleigh, NC	Trancas	$0.8	10/6/06

Splashtown	Houston, TX	PARC Management	$13.7	4/6/07

WaterWorld	Concord, CA	PARC Management	$10.8	4/6/07

White Water Bay	Oklahoma City, OK	PARC Management	$20.0	4/6/07

Wild Waves and Enchanted Village	Seattle, WA	PARC Management	$31.8	4/6/07

Zuma Fun Center	Charlotte, NC	Trancas	$7.4	10/6/06

Zuma Fun Center	Knoxville, TN	Trancas	$2.0	10/6/06

Zuma Fun Center	North Houston, TX	Trancas	$0.9	10/6/06

Zuma Fun Center	South Houston, TX	Trancas	$4.9	10/6/06

Additional Lifestyle Properties

Marinas
Beaver Creek Resort	Monticello, KY	Marinas International	$10.5	12/22/06

Burnside Marina	Somerset, KY	Marinas International	$7.1	12/22/06

Crystal Point Marina	Point Pleasant, NJ	Marinas International	$5.6	6/8/07

Eagle Cove Marina	Byrdstown, TN	Marinas International	$5.3	8/1/07

Great Lakes Marina	Muskegon, MI	Marinas International	$10.1	8/20/07

Holly Creek Marina	Celina, TN	Marinas International	$6.8	8/1/07

Lakefront Marina	Port Clinton, OH	Marinas International	$5.6	12/22/06

	Location	Operator	Purchase Price	Date Acquired
Manasquan River Club	Brick Township, NJ	Marinas International	$8.9	6/8/07

Pier 121 Marina and Easthill Park	Lewisville, TX	Marinas International	$37.2	12/22/06

Sandusky Harbor Marina	Sandusky, OH	Marinas International	$9.0	12/22/06

Dealerships
Route 66 Harley-Davidson	Tulsa, OK	Route 66 Real Estate	$6.5	4/27/06

Merchandise Marts
Dallas Market Center	Dallas, TX	Crow Holdings	$199.2	2/14/05- 5/25/05

Lifestyle Residential
Mizner Court at Broken Sound	Boca Raton, FL	Greystar Management	$104.4	12/31/07

Destination Retail
Village at Baytowne Wharf	Sandestin, FL	Intrawest	$13.7	12/16/04

Our Investment Objectives

Our primary investment objectives are to preserve, protect and enhance our assets, while:

•	paying distributions at an increasing rate;

•	obtaining fixed income primarily through the receipt of base rent and providing protection against inflation primarily through periodic increases in rent and the payment of percentage rent;

•	owning a diversified portfolio primarily of triple-net leased real estate that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing you with liquidity for your investment on or before December 31, 2015.

Our REIT Status

We believe we are qualified and have operated as a REIT for federal income tax purposes. As a REIT, we generally will not be subject to federal income tax at the corporate level to the extent that we distribute at least the required 90% of our taxable income to our shareholders and meet other compliance requirements. To maintain REIT status, we must meet a number of highly technical and complex organizational and operational requirements, including a requirement that we distribute at least 90% of our taxable income to our stockholders, as determined on an annual basis. No assurance can be provided that we qualify or will continue to qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification. If we fail to qualify for taxation as a REIT in any year, we will be subject to federal income tax on our taxable income at regular corporate rates and may not be permitted to qualify for treatment as a REIT for federal income tax purposes for that year and for the four years following the year in which our qualification was lost. Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on some of our income and property, and would be subject to federal income and excise taxes on our undistributed income. In addition, some of our subsidiaries are subject to corporate income taxes. A more complete discussion of our tax status is provided under the heading “Federal Income Tax Considerations.”

Our Management

The members of our board of directors oversee our business. The majority of our directors are independent of our Advisor and have responsibility for reviewing our Advisor’s performance. Our directors are elected annually by our stockholders. Although we have executive officers, all of our executive officers are also executive officers of, and employed by, our Advisor. Our executive officers have extensive previous experience investing in real estate on a triple-net lease basis. Our Chairman of the Board and Vice Chairman of the Board have over 35 and 30 years of experience, respectively, with our Sponsor and its affiliates. We have retained our Advisor to provide us with management, acquisition, advisory and administrative services. Our Advisor has responsibility for:

•	selecting the investments that we will make, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of properties;

•

identifying potential tenants and/or operators for our properties and potential borrowers for our loans, and formulating, evaluating and negotiating the terms of each of our lease, loan and operating agreements; and

•	negotiating the terms of our borrowings, including lines of credit and any long-term, Permanent Financing.

Compensation of Our Advisor and Affiliates

We pay our Advisor and other affiliates of our Advisor compensation for services they perform on our behalf, and also reimburse them for expenses they pay on our behalf. See “Management Compensation” for more information on compensation and reimbursement payable to our Advisor and its affiliates.

Our Conflicts of Interest

Conflicts of interest may exist between us and some of our affiliates. Some of our officers and directors, who are also officers or directors of our Advisor, may experience conflicts of interest in their management of us. These conflicts arise principally from their involvement in other activities that may conflict with our business and interests. Some of the conflicts that may exist between us and some of our affiliates include:

•

competition for properties and other investments with existing affiliates, including CNL Real Estate Group, Inc., or future affiliates sponsored or controlled by our Chairman of the Board, James M. Seneff, Jr.;

•

competition for the time and services of James M. Seneff Jr. and Robert A. Bourne, our Chairman and Vice Chairman of the board respectively, which may limit the amount of time they spend on our business matters;

•

substantial compensation, including fees in connection with the acquisition, management and sale of our properties and fees based on Permanent Financing that we obtain, will be paid to our Advisor and its affiliates, including the Managing Dealer;

•

the fee on Permanent Financing payable to our Advisor may create an incentive for our Advisor to recommend that we obtain more debt despite the risk that increased debt may decrease distributions to our stockholders;

•	the Asset Management Fee payable to our Advisor may encourage the purchase and discourage the sale of investments, some of which may be speculative;

•	the deferred, subordinated disposition fee that may be payable to our Advisor may encourage the premature sale of properties, loans and other Permitted Investments;

•	agreements with affiliates will not be negotiated at “arms length” and, accordingly, may be less advantageous to us than if similar agreements were negotiated with non-affiliated third parties; and

•	our corporate, securities and tax counsel also may serve as securities and tax counsel for some of our affiliates, including our Managing Dealer and our Sponsor, and we will not have separate counsel.

Our Offering

Distribution policy. Our board of directors intends to declare distributions monthly and pay distributions quarterly during the offering period and periods thereafter; however, our board of directors, in its sole discretion, may determine to declare or pay distributions on another basis. We may borrow, and have borrowed, as necessary to pay distributions. The amount of distributions will generally depend on the expected and actual net cash from operations for the year, our financial condition, a balanced analysis of value creation reflective of both current and long-term stabilized cash flows from our properties, the actual operating results of each quarter, avoidance of volatility of distributions, and other factors.

Taxation of distributions. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits. In addition, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect that a portion of your distributions will be considered a return of capital for tax purposes. This return of capital will not be subject to taxation immediately and will instead reduce the tax basis of your investment. This result in effect defers a portion of your tax until your investment is sold or until we liquidate or merge with another company (if such merger is treated as a taxable merger), at which time the gain will, generally, be taxable as a capital gain. As each investor’s tax implications are different, we suggest you consult with your tax advisor before investing in our common stock. Form 1099-DIV tax information will be mailed to investors by January 31 of each year or such other deadline prescribed by the Internal Revenue Service (“IRS”).

Estimated use of proceeds. Approximately 86.16% (the maximum offering) of the proceeds, or, assuming 100 million shares are sold as described in the “Estimated Use of Proceeds” section of this prospectus, 85.92 % of the proceeds, are expected to be used to acquire properties, make loans and other Permitted Investments. The balance of 13.84% or 14.08% will be used to pay fees and expenses in connection with the offering, some of which are payable to our affiliates, the Managing Dealer and/or participating brokers.

Reinvestment plan. We have adopted a reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We initially have registered five million shares of our common stock for this purpose.

Redemption plan. We have adopted a discretionary redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem between 25% and 100% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares redeemed in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

•

no more than $100,000 of proceeds from the sale of shares pursuant to any offering in any calendar quarter may be used to redeem shares (but the full amount of the proceeds from the sale of shares under the reinvestment plan attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter and any subsequent quarter);

•	no more than 5% of the number of shares of our common stock outstanding at the beginning of any 12-month period may be redeemed during such 12-month period; and

•

redemption pricing ranging from 92.5% of the purchase price per share for stockholders who have owned their shares for at least one year to 100% of the purchase price per share for stockholders who have owned their shares for at least four years.

Our board of directors has the ability, in its sole discretion, to amend or suspend the plan or to waive any specific conditions if it is deemed to be in our best interest.

Who can help answer your questions? If you have more questions about our offering or if you would like additional copies of this prospectus, you should contact your participating broker or CNL Client Services, Post Office Box 4920, Orlando, Florida 32802-4920; phone (866) 650-0650 or (407) 650-1000.

RISK FACTORS

An investment in our shares involves significant risks and is suitable only for those Persons who understand the following material risks and who are able to bear the risk of losing their entire investment. You should consider the following material risks in addition to other information set forth elsewhere in this prospectus before making your investment decision.

Offering Related Risks

The price of our shares is subjective and may not bear any relationship to what a stockholder could receive if their shares were resold.

We determined the offering price of our shares in our sole discretion based on:

•	the price that we believed investors would pay for our shares;

•	estimated fees to be paid to third parties and to our Advisor and its affiliates; and

•	the expenses of this offering and funds we believed should be available for us to invest in properties, loans and other Permitted Investments.

There is no public market for our shares on which to base market value and there can be no assurance that one will develop.

There may be a delay in investing the proceeds from this offering due to the inability of our Advisor to find suitable properties, loans or other Permitted Investments and/or tenants and operators for those investments. Therefore, we might experience a delay in the receipt of returns from such investments.

We may delay investing the proceeds of this offering for up to the later of two years from the commencement of this offering or one year following the termination of the offering, although we expect to invest substantially all of the Net Offering Proceeds by the end of that period. Until we invest in properties, make loans or other Permitted Investments, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect the rates of return on our investments, which rates affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for investments in properties, loans or other Permitted Investments. These delays may be due to the inability of our Advisor to find suitable properties, loans or other Permitted Investments. Delays may also be caused by our Advisor’s or its affiliates’ employees who may be simultaneously trying to find suitable investments both for us and for other entities. We may be unable to find suitable tenants or operators in certain sectors, which could further delay our investment of proceeds. If we have not invested or committed for investment the Net Offering Proceeds or reserved those funds for company purposes within the later of two years from the initial date of this prospectus, or one year after the termination of this offering, then we will distribute the remaining funds, including accrued interest which has not been previously distributed, pro-rata to such Persons who are our stockholders at that time.

Selling your shares will be difficult, because there is no market for our common stock.

Currently, there is no market for our shares, so stockholders may not be able to promptly sell their shares at a desired price. You should only consider purchasing our shares as a long-term investment. Although we anticipate applying for listing or quotation on or before December 31, 2015, we do not know if we will ever apply to list our shares on a national securities exchange or be included for quotation on the National Market System of the NASDAQ Stock Market or, if we do apply for listing or quotation, when such application would be made or whether it would be accepted. If our shares are listed, we still cannot assure you that a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or on the National Market System of the NASDAQ Stock Market would be representative of the value of the assets we own or that the price would equal or exceed the amount you paid for our shares. In addition, although we have adopted a redemption plan, we have discretion to not redeem your shares, to suspend the plan and to cease redemptions. The redemption plan has many limitations and you should not rely upon it as a method of selling shares promptly and at a desired price.

You cannot evaluate the types of properties or the specific properties that we will acquire or the loans or other Permitted Investments that we may make in the future.

Because we have not identified all of the specific assets that we will acquire in the future, we cannot provide you with all of the information that you may want to evaluate before deciding to invest in our shares. Our board has absolute discretion in implementing the investment policies set forth in our articles of incorporation. See “Business—Investment Focus” for a discussion of our investment policies and strategies. While we have targeted certain types of properties in the past and will continue to do so in the future, our investment policies and strategies are very broad and permit us to invest in many types of real estate, including developed and undeveloped properties, regardless of geographic location or property type. As of March 17, 2008, we had a portfolio of 101 lifestyle properties in four asset classes and have made 11 loans, nine of which are outstanding. There can be no assurance that we will invest in like properties or make similar loans in the future.

We cannot assure you that we will obtain suitable investments and meet our investment objectives.

We cannot be certain that we will be successful in obtaining suitable investments on financially attractive terms or that, if we make investments, our objectives will be achieved. If we are unable to find suitable investments, then our financial condition and ability to pay distributions and/or increase the distribution rate could be adversely affected.

Company Related Risks

Our management, including our Advisor, has limited experience with investments in certain asset classes, which may impact our ability to successfully make acquisitions, loans or manage assets in those sectors.

Our management’s historical industry expertise is primarily in the hospitality, retirement, retail, office and restaurant industries. As compared to other professionally managed real estate companies, our management and Advisor may have relatively limited experience investing in certain of the properties in which we intend to focus, and have focused. Although our Advisor, subject to approval by our board of directors, is responsible for our daily management, our Advisor was formed in 2003 and its management has limited experience investing in or managing certain of the asset classes in which we have invested and intend to lend or invest. While we have hired and may hire more individuals with experience in those asset classes, we may not hire individuals with significant experience in for every asset type in which we may invest. There can be no assurance that our Advisor’s experience will be useful in helping us to identify and acquire certain properties we are seeking to acquire, or in managing certain assets once they are acquired. Our Advisor’s level of experience in purchasing, leasing, managing and selling certain of the types of properties we have acquired or are seeking to acquire, or loans we have made or may make, may prevent us from fully exploiting the economic potential of any properties we have acquired or may acquire or develop in the future, as well as underlying loans we have made or will make. The level of experience of our Advisor in such matters may adversely affect our results of operations.

We have a limited operating history which hinders your ability to evaluate this investment.

We commenced active operations in June 2004, are still in the early stages of growth and have a limited performance history. As a result, you cannot be sure how we will be operated, whether we will achieve the objectives described in this prospectus or how we will perform financially. You should not rely on our past performance or the past performance of other real estate investment programs sponsored by CNL Financial Group, Inc. to predict our future results.

Our loss of key personnel could delay or hinder implementation of certain investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our stock.

Our success depends to a significant degree upon the contributions of James M. Seneff, Jr., our Chairman, Robert A. Bourne, our Vice Chairman, R. Byron Carlock, Jr., our Chief Executive Officer, Charles A. Muller, our Chief Operations Officer and Tammie A. Quinlan, our Chief Financial Officer, each of whom would be difficult to replace. Although our Advisor has employment agreements with Messrs. Carlock and Muller and Ms. Quinlan, we cannot guarantee that such persons will remain affiliated with us or our affiliates. If any of these key personnel were to cease their affiliation with us or our affiliates, we may be unable to find suitable replacement personnel, and our operating results could suffer as a result. We do not maintain key person life insurance on any of our officers. We believe that our future success depends, in large part, upon our Advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our Advisor may be unsuccessful in attracting and retaining such skilled personnel.

Our stockholders may experience dilution.

Our stockholders have no preemptive rights. When we commence a subsequent public offering of shares or securities convertible into shares, or otherwise issue additional shares, then investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether or not we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares; however, it may do so if our board determines that it is in our best interests. Other public REITs sponsored by CNL Financial Group, Inc. have engaged in multiple offerings.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940; maintenance of our Investment Company Act exemption imposes limits on our operations.

We are currently not registered as an investment company under the Investment Company Act of 1940, based on exemptions we believe are available to us. We have conducted our operations, and intend to continue to conduct our operations, so as not to become regulated as an investment company under the Investment Company Act.

If we fail to maintain an exemption or other exclusion from registration as an investment company, we could, among other things, be required to either (i) substantially change the manner in which we conduct our operations to avoid registering as an investment company, or (ii) register as an investment company. If we were registered as an investment company, we would have to comply with a variety of substantive requirements that would:

•	place limits on our capital structure;

•	impose restrictions on specified investments;

•	prohibit transactions with affiliates;

•	require us to change the composition of our board of directors; and

•	require us to comply with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate assets or real estate related assets. Such investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in real estate assets within one year of terminating the offering, then we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns even though such investments would likely reduce the cash available for distribution to our stockholders.

Further, to maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. To avoid regulation as an investment company, we must be engaged primarily in a business other than that of owning, holding, trading and/or investing in securities. We may invest in assets that are determined to be securities rather than interests in, or liens upon, real estate. If a sufficient amount of our assets were determined to be securities instead of interests in, or liens upon, real estate, then we would be required to register as an investment company.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts might be unenforceable unless a court was to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business. Also, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate the Advisory Agreement and all other agreements with our affiliates. Any such result would be likely to have a material adverse effect on our business, our financial results and our ability to make distributions to stockholders.

We may have difficulty funding distributions solely from cash flow from operations, which could reduce the funds we have available for investments and your overall return.

There are many factors that can affect the availability and timing of distributions to stockholders. We expect to fund distributions principally from cash flows from operations; however, if our properties are not generating sufficient cash flow or our other operating expenses require it, we may fund our distributions from borrowings. If we fund distributions from borrowings, then we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed earnings and profits calculation on a tax basis, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

We may not be able to pay distributions at an increasing rate.

In the future, our ability to declare and pay distributions at an increasing rate will be subject to evaluation by our board of directors of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions and other relevant considerations, and we cannot assure you that we will continue to pay distributions on any schedule or that we will not reduce the amount of or cease paying distributions in the future.

Our operating expenses may increase in the future and to the extent such increases cannot be passed on to tenants, our cash flows and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor, taxes and insurance, are not fixed and may increase in the future. We cannot guarantee that we will be able to pass such increases on to our tenants, and to the extent such increases cannot be passed on to tenants, any such increase would negatively impact our cash flows and operating results.

Conflicts of Interest and Related Risks

There will be competing demands on our officers and directors.

James M. Seneff, Jr. and Robert A. Bourne are also officers and directors of our Advisor and may experience conflicts of interest in managing us because they also have management responsibilities for other companies including companies that may invest in some of the same types of assets in which we may invest. In addition, substantially all of the other companies that these officers and directors work for are affiliates of us and/or our Advisor. For these reasons, these officers and directors will share their management time and services among those companies and us, and will not be able to devote all of their attention to us and could take actions that are more favorable to the other companies than to us. For an explanation of the conflicts of interest between us, our Advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts, see “Conflicts of Interest.”

The timing of sales and acquisitions may favor our Advisor and not us.

Our Advisor may immediately realize substantial commissions, fees and other compensation as a result of any investment in or sale of an asset by us. Our board of directors must approve each investment and sale, but our Advisor’s recommendation to our board of directors may be influenced by the impact of the transaction on our Advisor’s compensation.

Our Advisor’s fee structure may encourage it to recommend speculative investments and a high amount of leverage.

Our Advisor will realize substantial compensation in connection with the acquisition of properties and, as a result, may recommend speculative investments to us. In addition, because our Advisor will receive fees based on the amount of Permanent Financing we obtain, our Advisor may have an incentive to recommend a high amount of leverage. Similarly, because our Advisor may receive fees upon the sale of properties, loans and other Permitted Investments, our Advisor may have an incentive to recommend the early sale of these assets.

However, our Independent Directors must approve the Advisory Agreement each year and are required to review the fees and activities of our Advisor on our behalf.

Real Estate and Other Investment Risks

Multiple property leases or loans with individual tenants or borrowers increase our risks in the event that such tenants or borrowers become financially impaired.

The value of our properties will depend principally upon the value of the leases entered into for properties that we acquire. Defaults by a tenant or borrower may continue for some time before we determine that it is in our best interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property, and borrowers may enter into more than one loan. As a result, a default by, or the financial failure of, a tenant or borrower could cause more than one property to become vacant or be in default, or more than one lease or loan to become non-performing. Defaults or vacancies would reduce our cash receipts and funds available for distribution and could decrease the resale value of affected properties until they can be re-leased.

We will have no economic interest in ground lease properties and may not control the land beneath certain properties we have and will acquire in the future.

A significant number of the properties that we have acquired as of March 17, 2008 are on land owned by a governmental entity or other third party, while we own a leasehold, permit, or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, with respect to such properties, we will have no economic interest in the land or building at the expiration of the ground lease or permit. As a result, though we will share in the income stream derived from the lease or permit, we will not share in any increase in value of the land associated with the underlying property. Further, because we do not completely control the underlying land, the governmental or other third party owners that lease this land to us could take certain actions to disrupt our rights in the properties or our tenants’ operation of the properties or take the properties in an eminent domain proceeding. While we do not think such interruption is likely, such events are beyond our control. If the entity owning the land under one of our properties chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our results of operations could be adversely affected.

Our exposure to typical real estate investment risks could reduce our income.

Our properties, loans and other Permitted Investments will be subject to the risks typically associated with investments in real estate. Such risks include the possibility that our properties will generate rent and capital appreciation, if any, at rates lower than we anticipated or will yield returns lower than those available through other investments. Further, there are other risks by virtue of the fact that our ability to vary our portfolio in response to changes in economic and other conditions will be limited because of the general illiquidity of real estate investments. Income from our properties may be adversely affected by many factors including, but not limited to, an increase in the local supply of properties similar to our properties, a decrease in the number of people interested in participating in activities related to the businesses conducted on the properties that we acquire, adverse weather conditions, changes in government regulation, international, national or local economic deterioration, increases in energy costs and other expenses affecting travel, which factors may affect travel patterns and reduce the number of travelers and tourists, increases in operating costs due to inflation and other factors that may not be offset by increased room rates, and changes in consumer tastes.

Our investments in common equity securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.

We may invest in real estate common equity securities of both publicly traded and private real estate companies. Investments in real estate common equity securities involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate common equity securities generally invest in real estate or real estate related assets and are subject to the inherent risks associated with real estate related investments discussed in this prospectus, including risks relating to rising interest rates.

Real estate common equity securities are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in real estate common equity securities are subject to risks of (i) limited liquidity in the secondary trading market; (ii) substantial market price volatility resulting from changes in prevailing interest rates; (iii) subordination to the prior claims of banks and other senior lenders to the issuer; (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets; (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations; and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate common equity securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Investments in preferred equity securities involve a greater risk of loss than traditional debt financing.

We may invest in real estate preferred equity securities, which involve a higher degree of risk than traditional debt financing due to a variety of factors, including the risk that such investments are subordinate to traditional loans and are not collateralized by property underlying the investment. Furthermore, should the issuer default on our investment, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our investment. As a result, we may not recover some or all of our investment.

A portion of our real estate securities investments may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the real estate securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

The real estate industry is capital intensive and we are subject to risks associated with ongoing needs for renovation and capital improvements to our properties as well as financing for such expenditures.

In order for us to remain competitive, our properties will have an ongoing need for renovations and other capital improvements, including replacements, from time to time of furniture, fixtures and equipment. These capital improvements may give rise to the following risks:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on satisfactory terms; and

•	disruptions in the operation of the properties while capital improvements are underway.

We compete with other companies for investments.

We anticipate that we will continue to compete with other companies and investors, including other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds, banks and insurance companies, for the acquisition of properties, loans and other Permitted Investments that we seek to acquire or make. Some of the other entities that we may compete with for acquisition opportunities will have substantially greater experience acquiring and owning the types of properties, loans or other Permitted Investments in which we seek to acquire or make, as well as greater financial resources and a broader geographic knowledge base than we have. As a result, competition may reduce the number of suitable acquisition opportunities available to us.

Increased competition for customers may reduce the ability of certain of our operators to make scheduled rent payments to us.

The types of properties in which we invest are expected to face competition for customers from other similar properties, both locally and nationally. For example, a substantial number of new golf courses have opened in recent years which may be located near the golf courses we own or acquire. Similarly, marinas we acquire will compete in each market with other marinas, some of which may have greater resources than our marinas, for a limited number of boaters seeking boat rental slips. Any decrease in revenues due to such competition at any of our properties may adversely affect our operators’ ability to make scheduled rent payments to us.

Marinas, ski resorts, golf courses and other types of properties in which we may invest may not be readily adaptable to other uses.

Ski resorts and related properties, marinas, golf courses and other types of properties in which we may invest are specific-use properties that have limited alternative uses. Therefore, if the operations of any of our properties in these sectors, such as our ski properties, become unprofitable for our tenant or operator due to industry competition, a general deterioration of the applicable industry or otherwise, such that the tenant becomes unable to meet its obligations under its lease, then we may have great difficulty re-leasing the property and the liquidation value of the property may be substantially less than would be the case if the property were readily adaptable to other uses. Should any of these events occur, our income and cash available for distribution and the value of our property portfolio could be reduced.

Your investment may be subject to additional risks if we make international investments.

We have purchased properties in Canada and we may purchase properties located in Mexico, the Caribbean Europe, and other foreign venues. Such investments could be affected by factors particular to the laws and business practices of those countries. These laws or business practices may expose us to risks that are different from, and in addition to, those commonly found in the United States including, but not limited to foreign currency fluctuations and additional tax burdens that may impact our results of operations and cash flows. Specifically, foreign investments could be subject to the following risks:

•	the imposition of unique tax structures and differences in taxation policies and rates and other operating expenses in particular countries;

•	non-recognition of particular structures intended to limit certain tax and legal liabilities;

•	changing governmental rules and policies, including changes in land use and zoning laws;

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enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s county of origin;

•	our limited experience and expertise in foreign countries relative to our experience and expertise in the United States;

•	variations in currency exchange rates;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•

the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	general political and economic instability; and

•	more stringent environmental laws or changes in such laws.

The inability to increase lease rates at our properties might affect our ability to distribute dividends to stockholders.

Given the nature of certain properties we have acquired or may acquire, the relative stagnation of base lease rates in certain sectors might not allow for substantial increases in rental revenue that could allow for increased distributions to stockholders.

We may rely on various cash flow or income security provisions in our leases for minimum rent payments.

Our leases may, but are not required to, have security provisions such as deposits, guarantees or shortfall reserves provided by a third-party tenant or operator. These security provisions may terminate at either a specific time during the lease term or once net operating income of the property exceeds a specified amount. Certain security provisions may also have limits on the overall amount of the security under the lease. After the termination of a security feature, or in the event that the maximum limit of a security provision is reached, we may only look to the tenant to make lease payments. In the event that a security provision has expired or the maximum limit has been reached, or if a provider of a security provision is unable to meet its obligations, our results of operations could be adversely affected if our tenants are unable to generate sufficient funds from operations to meet minimum rent payments and the tenants do not otherwise have the resources to make rent payments.

We do not have control over market and business conditions that may affect our success.

The following external factors, as well as other factors beyond our control, may reduce the value of properties that we acquire, the ability of tenants to pay rent on a timely basis or at all, the amount of the rent to be paid and the ability of borrowers to make loan payments on time or at all:

•	changes in general or local economic or market conditions;

•	increased costs of energy, insurance or products;

•	increased costs and shortages of labor;

•	increased competition;

•	fuel shortages;

•	quality of management;

•	the ability of an operator or tenant to fulfill its obligations;

•	limited alternative uses for properties;

•	changing consumer habits;

•	condemnation or uninsured losses;

•	changing demographics;

•	changing government regulations;

•	inability to remodel outmoded buildings or structures as required by the lease agreement;

•	failure by a tenant to meet its obligations under a lease; and

•	bankruptcy of a tenant or borrower.

Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. If tenants are unable to make lease payments or borrowers are unable to make loan payments as a result of any of these factors, cash available for distributions to our stockholders may be reduced.

We will not control the management of our properties.

In order to maintain our status as a REIT for federal income tax purposes, we may not operate certain types of properties we acquire or participate in the decisions affecting their daily operations. Our success, therefore, will depend on our ability to select qualified and creditworthy tenants who can effectively manage and operate the properties. Our tenants will be responsible for maintenance and other day-to-day management of the properties or will enter into agreements with third-party operators directly or by entering into operating agreements with third-party operators. Because our revenues will largely be derived from rents, our financial condition will be dependent on the ability of third-party tenants and/or operators to operate the properties successfully. We will attempt to enter into leasing agreements with tenants having substantial prior experience in the operation of the type of property being rented; however, there can be no assurance that we will be able to make such arrangements. If our tenants or third-party operators are unable to operate the properties successfully or if we select unqualified operators, then such tenants and operators might not have sufficient revenue to be able to pay our rent, which could adversely affect our financial condition.

We may not control our joint ventures.

Our Independent Directors must approve all joint venture or general partnership arrangements. Subject to that approval, we may enter into a joint venture with an unaffiliated party to purchase a property or to make loans or other Permitted Investments, and the joint venture or general partnership agreement relating to that joint venture or partnership may provide that we will share with the unaffiliated party management control of the joint venture. For instance, with respect to the Intrawest Resort Village Properties, Great Wolf Properties and the Dallas Market Center, our venture partners share approval rights on many major decisions. Those venture partners may have differing interests from ours and the power to direct the joint venture or partnership on certain matters in a manner with which we do not agree. In the event the joint venture or general partnership agreement provides that we will have sole management control of the joint venture, the agreement may be ineffective as to a third party who has no notice of the agreement, and we may therefore be unable to control fully the activities of the joint venture. Should we enter into a joint venture with another program sponsored by an affiliate, we do not anticipate that we will have sole management control of the joint venture. In addition, when we invest in properties, loans or other Permitted Investments indirectly through the acquisition of interests in entities that own such properties, loans or other Permitted Investments, we may not be able to control the management of such assets.

Joint venture partners may have different interests than we have, which may negatively impact our control over our ventures.

Investments in joint ventures involve the risk that our co-venturer may have economic or business interests or goals which, at a particular time, are inconsistent with our interests or goals, that the co-venturer may be in a position to take action contrary to our instructions, requests, policies or objectives, or that the co-venturer may experience financial difficulties. Among other things, actions by a co-venturer might subject assets owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or to other adverse consequences. This risk is also present when we make investments in securities of other entities. If we do not have full control over a joint venture, the value of our investment will be affected to some extent by a third party that may have different goals and capabilities than ours. As a result, joint ownership of investments and investments in other entities may adversely affect our returns on investments and, therefore, cash available for distributions to our stockholders may be reduced.

It may be difficult for us to exit a joint venture after an impasse.

In our joint ventures, there will be a potential risk of impasse in some business decisions because our approval and the approval of each co-venturer may be required for some decisions. In any joint venture, we may have the right to buy the other co-venturer’s interest or to sell our own interest on specified terms and conditions in the event of an impasse. In the event of an impasse, it is possible that neither party will have the funds necessary to complete a buy-out. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops. See “Business—Joint Venture Arrangements” for additional information about the terms that our joint venture arrangements are likely to include.

We may not have control over construction on our properties.

We intend to acquire sites on which a property we will own will be built, as well as sites that have existing properties (including properties that require renovation). We may be subject to risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables. In addition, our development and renovation plans could be affected by delays in obtaining permits or consents from appropriate governmental agencies, strikes, adverse weather, shortages of materials and increases in the cost of labor and materials. Although we will seek to include in our agreements with developers safeguards designed to minimize these risks, such as rights to require the tenant to purchase the property that is under development at a pre-established price designed to reimburse us for all acquisition and development costs, we cannot be sure that the tenants will have sufficient funds to fulfill their obligations under these agreements. In addition, certain properties that we may acquire may be subject to conservatory easements that prohibit the development of certain activities other than those specific activities already conducted on the property and limit the ability to materially modify the existing layouts of the property.

It may be difficult to re-lease our vacant properties.

If a tenant vacates a property, we may be unable to re-lease the property and if we are able to re-lease the property, we may not receive as much rent as we had under the prior lease and may need to incur additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights and collecting rents (and, in some cases, real estate taxes and insurance costs) due from a defaulting tenant. Any delay we experience in re-leasing a property or difficulty in re-leasing at acceptable rates may reduce cash available to make distributions to our stockholders. We cannot control the sale of some properties we acquire. We may give some tenants the right, but not the obligation, to purchase their properties from us beginning a specified number of years after the date of the lease. The leases might occasionally provide the tenant with a right of first refusal on any proposed sale. In addition, if our sale of a property will result in a taxable gain to the prior owner of the property, we may agree in some cases to use reasonable efforts to structure such a sale as a tax-deferred exchange. These factors may make it more difficult for our Advisor and our board of directors to freely control the sale of a property, even when such a sale may be in our best interests. See “Business—Property Lease Terms.”

The liquidation of our assets may be delayed.

If our shares are not listed on a national securities exchange or quoted on the National Market System of the NASDAQ Stock Market on or before December 31, 2015, we are obligated under our articles of incorporation to sell our assets and distribute the Net Sales Proceeds to our stockholders or merge with another entity in a transaction that provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger unless stockholders owning a majority of our shares of common stock elect to extend our duration by amendment of our articles of incorporation. Neither our Advisor nor our board of directors may be able to control the timing of the sale of our assets or completion of a merger, and we cannot assure you that we will be able to sell our assets or merge with another company so as to return our stockholders’ aggregate Invested Capital, generate a profit for the stockholders or fully satisfy our debt obligations. Because we will use a portion of the offering proceeds to pay expenses and fees and the full offering price is not invested in properties, loans or other Permitted Investments, we will only return all of our stockholders’ Invested Capital if we sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets. If we take a purchase money obligation in partial payment of the sales price of a property, we may realize the proceeds of the sale over a period of years.

Compliance with the Americans with Disabilities Act may reduce our expected distributions.

Under the Americans with Disabilities Act of 1992, or the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons, and complying with the ADA could require us to remove access barriers. Failure to comply with the ADA could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of federal, state, and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment. We may acquire real estate assets located in areas that are susceptible to attack. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack or other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, which events could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices and thus could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to stockholders. We cannot presently determine the impact that future events such as military or police activities in the U.S. or foreign countries, future terrorist activities or threats of such activities, natural disasters or health epidemics might have on our business. Our business and properties may be adversely affected by such events and, as a result, our revenues may be reduced. In addition, terrorist attacks, natural disasters, health epidemics, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and leisure industry in particular. Such factors could have a material adverse effect on our results of operations, financial condition, and cash flows, thereby impacting our overall net worth and our ability to make distributions to stockholders.

Our properties may be subject to environmental liabilities that could significantly impact our return from the properties and the success of our ventures.

Operations at certain of the properties we have acquired or may acquire in the future, or which are used to collateralize loans we have made or may make, may involve the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as herbicides, pesticides, fertilizers, motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels, and sewage. Accordingly, the operations of certain properties we acquire will be subject to regulation by federal, state, and local authorities establishing investigation and health and environmental quality standards. In addition, certain of our properties may maintain and operate underground storage tanks (“USTs”) for the storage of various petroleum products. USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and the remediation of contaminated soils and groundwater resulting from leaking USTs.

As an owner of real estate, various federal and state environmental laws and regulations may require us to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum products located on, in or emanating from our properties. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of hazardous substances. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Other environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability; therefore, we may have liability with respect to properties that we or our predecessors sold in the past.

The presence of contamination or the failure to remediate contamination at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. While our leases are expected to provide that the tenant is solely responsible for any environmental hazards created during the term of the lease, we or an operator of a site may be liable to third parties for damages and injuries resulting from environmental contamination coming from the site.

All of our properties have been or will be acquired subject to satisfactory Phase I environmental assessments, which assessments generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other conditions, or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other conditions. Our board of directors and our Advisor may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired provided, however, that if it is a material problem: (i) the seller has (a) agreed in writing to indemnify us and/or (b) established an escrow fund with cash equal to a predetermined amount greater than the estimated costs to remediate the problem; or (ii) we have negotiated other comparable arrangements, including, but not limited to, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities associated with the properties that we may acquire from time to time will have been identified or that no prior owner, operator or current occupant will have created an environmental condition not known to us. Moreover, we cannot be sure that: (i) future laws, ordinances or regulations will not impose any material environmental liability; or (ii) the environmental condition of the properties that we may acquire from time to time will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of USTs), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

In addition to the risks associated with potential environmental liabilities discussed above, compliance with environmental laws and regulations that govern our properties may require expenditures and modifications of development plans and operations that could have a detrimental effect on the operations of the properties and our financial condition and results of operations. There can be no assurance that the application of environmental laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire.

Our properties may contain or develop harmful mold that could lead to liability for adverse health effects and costs of fixing the problem.

The presence of mold at any of our properties could require us to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of mold could expose us to liability from our tenants, their employees and others if property damage or health concerns arise, which liability could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to stockholders.

Legislation and government regulation may adversely affect the development and operations of properties we may acquire.

In addition to being subject to environmental laws and regulations, certain of the development plans and operations conducted or to be conducted on properties we have acquired and may acquire in the future require permits, licenses and approvals from certain federal, state and local authorities. For example, ski resort operations often require federal, state and local permits from the U.S. Forest Service to use forests as ski slopes. Material permits, licenses or approvals may be terminated, not renewed or renewed on terms or interpreted in ways that are materially less favorable to the properties we purchase. There can also be no assurance that any particular permit or approval will be obtained or upheld upon judicial review. Furthermore, laws and regulations that we or our operators are subject to may change in ways that are difficult to predict. There can be no assurance that the application of laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire, the operations of such property and the amount of rent we receive from the tenant of such property.

Governmental regulation with respect to water use by ski resorts and golf courses could negatively impact ski resorts and golf courses we acquire.

The rights of ski resorts, golf courses and related properties that we have acquired or may acquire in the future to use various water sources on or about their properties may also be subject to significant restrictions or the rights of other riparian users and the public generally. Certain ski resorts, golf courses and related properties we have acquired or may acquire in the future and the municipalities in which they are located may be dependent upon a single source of water, which sources could be historically low or inconsistent. Such a problem with water may lead to disputes and litigation over, and restrictions placed on, water use. Disputes and litigation over water use could damage the reputation of ski resorts, golf courses and related properties we have acquired or may acquire in the future and could be expensive to defend, and together with restrictions placed on water use, could have a material adverse effect on the business and operating results of our ski resorts, golf courses and related properties.

Governmental regulation of marinas with respect to dredging could negatively impact marinas we acquire.

Marinas that we have acquired or may acquire in the future must be dredged from time to time to remove the silt and mud that collect in harbor areas as a result of, among other factors, heavy boat traffic, tidal flow, water flow and storm runoff. Dredging and disposing of the dredged material can be very costly and may require permits from various governmental authorities. If we or our marina tenants or operators engaged by our marina tenants cannot timely obtain the permits necessary to dredge marinas or dispose of the dredged material, or if dredging is not practical or is exceedingly expensive, the operations of the marina could be materially and adversely affected, which could have a negative impact on our financial condition.

Uninsured losses or losses in excess of insured limits could result in the loss or substantial impairment of one or more of our investments.

The nature of the activities at certain of our properties will expose us and our operators to potential liability for personal injuries and, with respect to certain types of properties such as marinas, property damage claims. For instance, marina business activities are customarily subject to various hazards, including gasoline or other fuel spills, fires, drownings and other water-related accidents, boat storage rack collapses and other dangers relatively common in the marina industry. We will maintain, and require our tenants and operators as well as mortgagors to whom we have loaned money to maintain, insurance with respect to each of our properties that tenants lease or operate and each property securing a mortgage that we hold, including comprehensive liability, fire, flood and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or terrorist attacks) that may be either uninsurable or not economically feasible to insure. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or loss in excess of insured limits occur, we could lose all or a portion of our anticipated revenue stream from the affected property, as well as all or a portion of our invested capital. Accordingly, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to stockholders may be reduced and the value of our assets may decrease significantly. In the case of an insurance loss, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Portfolio acquisitions are more difficult to complete than single asset acquisitions.

Our business and acquisition strategy may include acquisitions of multiple properties, loans or other Permitted Investments in a single transaction. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, costs for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, our Net Income and cash available for distributions may be reduced, as costs related to the failed acquisition(s) may be imposed.

Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition will not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, we cannot assure you that we will be able to sell or exchange such asset or assets in a timely manner or on terms beneficial or satisfactory to us.

Discretionary consumer spending may affect the profitability of certain properties we acquire.

The operations of certain properties in which we may invest will depend upon a number of factors relating to or affecting discretionary consumer spending for the types of services provided by businesses operated on these properties. Unfavorable local, regional, or national economic developments or uncertainties regarding future economic prospects could reduce consumer spending in the markets where we own properties and adversely affect our tenants’ businesses. Such developments could in turn impact our tenants’ ability to pay rent and thereby have a negative impact on our results of operations. Consumer spending on luxury goods, travel and other leisure activities such as boating, skiing and golfing activities, which spending is related to the industries in which we seek to invest, also may decline as a result of lower consumer confidence levels, even if prevailing economic conditions are favorable. In an economic downturn, consumer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in expenditures on luxury goods, travel and other leisure activities. In fact, certain of the assets we seek to acquire relate to industries that are currently experiencing periods of decreased profitability. Similarly, rising interest rates could have a negative impact on the ability or willingness of consumers to finance purchases of expensive goods. For example, difficulty in obtaining financing, federal tax policies, interest rate levels, and the cost and availability of fuel may impact overall boat purchases and could adversely affect the ability of marina operators to lease boat slips and earn additional revenues from concessions such as fuel, equipment, retail and food and beverage sales. Similarly, the destination retail centers we may acquire or develop will be subject to general retail industry risks such as inflation, lack of consumer confidence, changes in unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and may be less likely to renew existing leases at retail centers or to expand distribution channels into new retail centers. Certain classes of properties that we may acquire may be unable to maintain their profitability during periods of adverse economic conditions or low consumer confidence which could in turn affect the ability of operators to make scheduled rent payments to us.

Seasonal revenue variations in certain asset classes will require the operators of those asset classes to manage cash flow properly over time so as to meet their non-seasonal scheduled rent payments to us.

Certain of the properties in which we may invest are generally seasonal in nature due to geographic location, climate and weather patterns. For example, revenue and profits at ski resorts and their related properties are substantially lower and historically result in losses during the summer months due to the closure of ski operations, while many attractions properties are closed during the winter months and produce the majority of their revenues and profits during summer months. As a result of the seasonal nature of certain business operations that may be conducted on properties we acquire, these businesses will experience seasonal variations in revenues that may require our operators to supplement revenue at their properties in order to be able to make scheduled rent payments to us.

Adverse weather conditions may damage certain properties we acquire and/or reduce our tenants’ and operators’ ability to make scheduled rent payments to us.

Weather conditions may influence revenues at certain types of properties we acquire. These adverse weather conditions include heavy snowfall (or lack thereof), hurricanes, tropical storms, high winds, heat waves, frosts, drought (or reduced rainfall levels), excessive rain, avalanches, mudslides and floods. Adverse weather could reduce the number of people participating in skiing, golfing, boating and ancillary activities at properties we acquire and have acquired. Certain properties may be susceptible to damage from weather conditions such as hurricanes, which damage (including, but not limited to property damage and loss of revenue) is not generally insurable at commercially reasonable rates. Further, the physical condition of golf courses we acquire must be satisfactory to attract play. In addition to severe or generally inclement weather, other factors, including, but not limited to plant disease and insect infestation, as well as the quality and quantity of water, could adversely affect the turf grass conditions at golf courses we own and acquire or develop. Poor weather conditions could also disrupt operations at properties we own and acquire and may adversely affect both the value of our investment in a property, as well as the ability of our tenants and operators to make their scheduled rent payments to us.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We may invest in properties upon which we will develop and construct improvements. We will be subject to risks relating to uncertainties associated with re-zoning for development and environmental concerns of governmental entities and/or community groups, and our ability to control construction costs or to build in conformity with plans, specifications and timetables. Our performance also may be affected or delayed by conditions beyond our control. Moreover, delays in completion of construction also could give tenants the right to terminate preconstruction leases for space at a newly developed project. Furthermore, we must rely upon projections of rental income, expenses and estimates of the fair market value of property upon completion of construction before agreeing to a property’s purchase price. If our projections are inaccurate, we may pay too much for a property and our return on our investment could suffer.

If we set aside insufficient reserves for capital expenditures, we may be required to defer necessary property improvements.

If we do not have enough reserves for capital expenditures to supply needed funds for capital improvements throughout the life of the investment in a property, and there is insufficient cash available from our operations, we may be required to defer necessary improvements to the property that may cause the property to suffer from a greater risk of obsolescence, a decline in value and/or a greater risk of decreased cash flow as a result of attracting fewer potential tenants to the property and adversely affecting our tenants’ businesses. If we lack sufficient capital to make necessary capital improvements, then we may not be able to maintain projected rental rates for certain properties, and our results of operations may be negatively impacted.

Economic conditions and unfavorable changes in apartment or residential markets could adversely affect occupancy levels and rental rates.

Market and economic conditions in the South Florida area, where we own an apartment community, may significantly affect occupancy levels and rental rates and therefore profitability. Factors that may adversely affect these conditions include the following:

•	the economic climate, which may be adversely impacted by a reduction in jobs, industry slowdowns and other factors;

•	local conditions, such as oversupply of, or reduced demand for, apartment homes;

•	declines in household formation;

•	favorable residential mortgage rates; and

•	competition from other available apartments and other housing alternatives and changes in market rental rates.

Any of these factors could adversely affect our ability to achieve desired operating results from our investment.

Increased competition and increased affordability of residential homes could limit our ability to retain residents, lease apartment homes or increase or maintain rents.

Apartment communities compete with numerous housing alternatives in attracting residents, including other apartment communities and single-family rental homes, as well as owner occupied single- and multi-family homes. Competitive housing in a particular area and the increasing affordability of owner occupied single and multi-family homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

Our real estate assets may be subject to impairment charges.

We continually evaluate the carrying value of our real estate assets for impairment indicators. Factors considered in evaluating impairment of our existing real estate assets held for investment include significant declines in property operating profits, recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Generally, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of the asset over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. Assumptions used to estimate annual and residual cash flow and the estimated holding period of such assets require the judgment of management.

Because our revenues are highly dependent on lease payments from our properties and interest payments from loans that we make, defaults by our tenants or borrowers would reduce our cash available for the repayment of our outstanding debt and for distributions.

Our ability to repay any outstanding debt and make distributions to stockholders will depend upon the ability of our tenants and borrowers to make payments to us, and their ability to make these payments will depend primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on our properties. For example, the ability of our golf tenants to make their scheduled rent payments to us will be dependent upon their ability to generate sufficient operating income at the golf courses they operate. A tenant’s failure or delay in making scheduled rent payments to us or a borrower’s failure to make debt service payments to us may result from the tenant or borrower realizing reduced revenues at the properties it operates.

Lending Related Risks

Our loans may be affected by unfavorable real estate market conditions.

When we make loans, we are at risk of default on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the properties collateralizing mortgage loans will remain at the levels existing on the dates of origination of the loans. If the values of the underlying properties drop or in some instances fail to rise, our risk will increase and the value of our interests may decrease.

Foreclosures create additional ownership risks that could adversely impact our returns on mortgage investments.

If we acquire property by foreclosure following defaults under our mortgage, bridge or mezzanine loans, we will have the economic and liability risks as the owner of such property. This additional liability could adversely impact our returns on mortgage investments.

Our loans will be subject to interest rate fluctuations.

If we invest in fixed-rate, long-term loans and interest rates rise, the loans will yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid, because we will not be able to make new loans at the previously higher interest rate.

Lack of principal amortization of loans increases the risk of borrower default at maturity and delays in liquidating defaulted loans could reduce our investment returns and our cash available for distributions.

Certain of the loans that we have made do not require the full amortization of principal during their term. As a result, a substantial amount of, or the entire, principal balance of such loans will be due in one balloon payment at their maturity. Failure to amortize the principal balance of loans may increase the risk of a default during the term, and at maturity, of loans. A default under loans could have a material adverse effect on our ability to pay distributions to stockholders. Further, if there are defaults under our loans, we may not be able to repossess and sell the underlying properties or other security quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a mortgaged property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on our loan. Any failure or delay by a borrower in making scheduled payments to us may adversely affect our ability to make distributions to stockholders.

We may make loans on a subordinated and unsecured basis and may not be able to collect outstanding principal and interest.

Although our loans to third parties are usually collateralized by properties pledged by such borrowers, we have made loans that are unsecured and/or subordinated in right of payment to such third parties’ existing and future indebtedness. In the event of a foreclosure, bankruptcy, liquidation, winding up, reorganization or other similar proceeding relating to such third party, and in certain other events, such third party’s assets may only be available to pay obligations on our unsecured loans after the third party’s other indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay the principal or interest on the unsecured loans we may make.

Financing Related Risks

Anticipated borrowing creates risks.

We have borrowed and will likely continue to borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We generally mortgage or put a lien on one or more of our assets in connection with any borrowing. We intend to obtain one or more revolving lines of credit of up to $500 million to provide financing for the acquisition of assets, although our board of directors could determine to borrow a greater amount. We currently have a secured $100.0 million revolving line of credit. We may repay the line of credit using equity offering proceeds, including proceeds from this offering, proceeds from the sale of assets, working capital or Permanent Financing. We also have and intend to continue to obtain long-term, Permanent Financing. We may not borrow more than 300% of the value of our Net Assets without the approval of a majority of our Independent Directors and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval. Borrowing may be risky if the cash flow from our properties and other Permitted Investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies, including with respect to capital expenditures and asset dispositions. If we mortgage assets or pledge equity as collateral and we cannot meet our debt obligations, then the lender could take the collateral, and we would lose the asset or equity and the income we were deriving from the asset.

Borrowings may reduce the funds available for distribution and increase the risk of loss since defaults may cause us to lose the properties securing the loans.

We have acquired and may acquire real estate assets by using either existing financing or borrowing new monies. Our articles of incorporation generally limit the total amount we may borrow to 300% of our Net Assets. Such loans may be collateralized by some or all of our properties or other assets. We anticipate using such borrowings to fund additional acquisitions or operations, including to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income” to our stockholders, or as is otherwise necessary or advisable to qualify as a REIT for federal income tax purposes. In order to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. Payments required on any amounts we borrow will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with the borrowed amounts.

Defaults on our borrowings may adversely affect our financial condition and results of operation.

Defaults on loans collateralized by a property we own may result in foreclosure actions and our loss of the property or properties securing the loan that is in default. Such legal actions are expensive. For tax purposes, a foreclosure would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt collateralized by the property. If the outstanding balance of the debt exceeds our tax basis in the property, we would recognize taxable income on the foreclosure, all or a portion of such taxable income may be subject to tax, and/or required to be distributed to our stockholders in order for us to qualify as a REIT. In such case, we would not receive any cash proceeds to enable us to pay such tax or make such distributions. If any mortgages contain cross collateralization or cross default provisions, more than one property may be affected by a default. If any of our properties are foreclosed upon due to a default, our financial condition, results of operations and ability to pay distributions to stockholders will be adversely affected.

Financing arrangements involving balloon payment obligations may adversely affect our ability to make distributions.

Some of our fixed-term financing arrangements may require us to make “balloon” payments at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or sell a particular property. At the time the balloon payment is due, we may not be able to raise equity or refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale of property could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

We may borrow money to make distributions and distributions may not come from funds from operations.

In the past, we have borrowed from affiliates and other Persons to make distributions and in the future we may continue to borrow money as we consider necessary or advisable to meet our distribution requirements. Our distributions have exceeded our funds from operations in the past and may do so in the future. In the event that we make distributions in excess of our earnings and profits, such distributions could constitute a return of capital for federal income tax and accounting purposes. Furthermore, in the event that we are unable to fund future distributions from our funds from operations, the value of your shares upon the possible listing of our stock, the sale of our assets or any other liquidity event may be negatively affected.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distributions, operating policies and ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property or affect other operational policies. Such limitations hamper our flexibility and may impair our ability to achieve our operating plans.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and/or ineffective and will reduce our cash available for distribution to our stockholders.

Use of derivative instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in the hedging transaction becoming worthless or a speculative hedge. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the asset being hedged. Use of hedging activities generally may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available for distribution to our stockholders.

Tax Related Risks

We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes.

We believe that we have been organized and have operated, and intend to continue to be organized and to operate, in a manner that will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes, commencing with our taxable year ended December 31, 2004. A REIT is generally not subject to federal income tax at the corporate level to the extent that it distributes annually at least 90% of its taxable income to its stockholders and meets other compliance requirements. We have not requested, and do not plan to request, a ruling from the IRS that we qualify as a REIT. Based upon representations made by our officers with respect to certain factual matters, and upon counsel’s assumption that we have operated and will continue to operate in the manner described in the representations and in this prospectus, our tax counsel, Arnold & Porter LLP, has rendered an opinion that we were organized and have operated in conformity with the requirements for qualification as a REIT and that our proposed method of operation will enable us to continue to meet the requirements for qualification as a REIT. Our continued qualification as a REIT will depend on our continuing ability to meet highly technical and complex requirements concerning, among other things, the ownership of our outstanding shares of commons stock, the nature of our assets, the sources of our income, the amount of our distributions to our stockholders and the filing of taxable REIT subsidiary (“TRS”) elections. No assurance can be given that we qualify or will continue to qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT.

You should be aware that opinions of counsel are not binding on the IRS or on any court.

Furthermore, the conclusions stated in the opinion of our tax counsel are conditioned on, and our continued qualification as a REIT will depend on, our company meeting various requirements, which are discussed in more detail under the heading “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Qualification as a REIT.”

If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates.

In addition to federal income taxes, we may be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we also could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we fail to qualify as a REIT, the funds available for distribution to stockholders would be reduced substantially for each of the years involved. For additional discussion regarding REIT qualification and the consequences if we fail to qualify as a REIT, see “Federal Income Tax Considerations.”

We do not control our lodging facility operations and we are dependent on the managers of our lodging facilities.

Because federal income tax laws restrict REITs and their subsidiaries from operating lodging facilities, we do not manage our lodging facilities. Instead, we lease substantially all of our lodging facilities either through (i) long-term leases to qualified independent third-party tenant operators, or (ii) long-term leases to a taxable REIT subsidiary which engages an “eligible” independent contractor under applicable REIT laws to manage and operate the lodging facilities.

Our leases may be recharacterized as financings which would eliminate depreciation deductions on our properties.

We believe that we would be treated as the owner of properties where we would own the underlying land, except with respect to leases structured as “financing leases,” which would constitute financings for federal income tax purposes. If the lease of a property does not constitute a lease for federal income tax purposes and is recharacterized as a secured financing by the IRS, then we believe the lease should be treated as a financing arrangement and the income derived from such a financing arrangement should satisfy the 75% and the 95% gross income tests for REIT qualification as it would be considered to be interest on a loan collateralized by real property. Nevertheless, the recharacterization of a lease in this fashion may have adverse tax consequences for us. In particular, we would not be entitled to claim depreciation deductions with respect to the property (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal). In such event, in some taxable years our taxable income, and the corresponding obligation to distribute 90% of such income, would be increased. With respect to leases structured as “financing leases,” we will report income received as interest income and will not take depreciation deductions related to the real property. Any increase in our distribution requirements may limit our ability to invest in additional properties and to make additional mortgage loans. No assurance can be provided that the IRS would recharacterize such transactions as financings that would qualify under the 95% and 75% gross income tests. See “Federal Income Tax Considerations—Characterization of Property Leases.”

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, among other requirements, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate less than 25% of our total assets. In addition, under federal income tax law, we may not own securities in, or make loans to, any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company (other than certain securities described in “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Asset tests”), or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 20% of our total assets.

The 25%, 20%, 10% and 5% tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT, unless certain requirements are satisfied, as described more fully in “Federal Income Tax Considerations—Taxation of the CNL Lifestyle Properties—Asset tests.”

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income to its stockholders. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid, or some of our deductions might be disallowed by the IRS. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirement applicable to a REIT.

Ownership limits may discourage a change in control which could limit your future returns.

For the purpose of protecting our REIT status, our articles of incorporation generally limit the direct or indirect ownership by any single stockholder (applying certain attribution rules) of any class of our capital stock, including common stock, to 9.8% of the outstanding shares of that class. Our articles expressly prohibit anyone from buying shares if the purchase would result in our losing our REIT status. For example, we would lose our REIT status if we had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of our common stock during the last half of any taxable year other than our first taxable year as a REIT. These restrictions may discourage a change in control, deter any attractive tender offers for our common stock or limit the opportunity for you or other stockholders to receive a premium for your common stock in the event a stockholder is purchasing shares of common stock in order to acquire a block of shares.

Despite our REIT status, we remain subject to various taxes which would reduce operating cash flow if and to the extent certain liabilities are incurred.

Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property that could reduce operating cash flow, including but not limited to: (i) tax on any undistributed real estate investment trust taxable income; (ii) “alternative minimum tax” on our items of tax preference; (iii) certain state income taxes (because not all states treat REITs the same as they are treated for federal income tax purposes); (iv) a tax equal to 100% of net gain from “prohibited transactions;” (v) tax on gains from the sale of certain “foreclosure property;” (vi) tax on gains of sale of certain “built-in gain” properties;” and (vi) certain taxes and penalties if we fail to comply with one or more REIT qualification requirements, but nevertheless qualify to maintain our status as a REIT. See “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties.”

We may be required to pay a penalty tax upon the sale of a property.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in our properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning properties, and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

Miscellaneous Risks

Possible effect of ERISA.

We believe that our assets will not be deemed, under ERISA, to be “plan assets” of any plan that invests in our shares, although we have not requested an opinion of counsel to that effect. If our assets were deemed to be “plan assets” under ERISA (i) certain of our transactions could constitute “prohibited transactions” under ERISA and the Code; and (ii) ERISA’s prudence and other fiduciary standards would apply to our investments (and might not be met). Among other things, ERISA makes plan fiduciaries personally responsible for any losses resulting to the plan from any breach of fiduciary duty, and the Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make distributions to stockholders would be reduced.

Our governing documents may discourage takeovers.

Certain provisions of our articles of incorporation, including the ownership limitations, transfer restrictions and ability to issue preferential preferred stock, may have the effect of preventing, delaying or discouraging takeovers of CNL Lifestyle Properties by third parties that a stockholder may consider favorable. If you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status, see “Summary of the Articles of Incorporation and Bylaws—General,” “Summary of the Articles of Incorporation and Bylaws—Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws—Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Certain provisions of our articles of incorporation may encourage a hostile takeover of CNL Lifestyle Properties.

Certain provisions of our articles of incorporation exempt us from the application of Maryland’s Business Combinations Statute and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock, and (ii) the acquisition by any Person of shares entitled to exercise or direct the exercise of 10% or more of our total voting power. Because we will not be subject to the provisions of the Business Combinations Statute and the Control Share Acquisition Act, it may be more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other Persons, should the ownership restrictions contained in our articles of incorporation be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. For more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status, see “Summary of the Articles of Incorporation and Bylaws—Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws—Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to conduct our operations. This authority includes significant flexibility. For example, our board of directors can: (i) list our stock on a national securities exchange or include our stock for quotation on the National Market System of the NASDAQ Stock Market without obtaining stockholder approval; (ii) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the stockholders; (iii) authorize and issue additional shares of any class or series of stock without obtaining stockholder approval, which could dilute your ownership; (iv) change our Advisor’s compensation, and employ and compensate affiliates; (v) direct our investments toward investments that will not appreciate over time, such as loans and building-only properties, with the land owned by a third party; and (vi) establish and change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a stockholder, the right to vote.

Maryland law and our organizational documents limit your right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. Our articles of incorporation and bylaws provide that an officer or director’s liability for monetary damages to us, our stockholders or third parties may be limited. Generally, we are obligated under our articles of incorporation and the bylaws to indemnify our officers and directors against certain liabilities incurred in connection with their services. We have executed indemnification agreements with each officer and director and agreed to indemnify them for any such liabilities that they incur. In addition, we have obtained directors and officers insurance in order to cover the expense of certain actions against our officers and directors. The indemnification agreements and insurance coverage could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us without significant expense. We believe that the indemnification and limitation of liability arrangements described above are consistent with the Statement of Policy Regarding Real Estate Investment Trusts adopted by certain states. See “Summary of the Articles of Incorporation and Bylaws—Limitation of Liability and Indemnification” for more information about the indemnification of our officers and directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can be identified by the use of such words as “may,” “plan,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “predict,” “potential,” “would,” “should,” “could,” “seeks,” “approximately,” “projects” or the negative of such words. You can also identify forward-looking statements by discussions of strategy, objectives, plans or intentions of management for future operations or economic performance and related assumptions and forecasts.

We caution you that forward-looking statements are not guarantees. We believe that our expectations reflected in the forward-looking statements are based on our reasonable beliefs, assumptions and expectations of our future performance, and have taken into account all information currently available to us. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Important factors that could cause our actual results of operations and execution of our business strategy to differ materially from the expectations reflected in our forward-looking statements include, but are not limited to:

•	general economic, business and market conditions, and the real estate financing and securities markets in particular;

•	changes in federal, state, and local laws and regulations;

•	increased competitive pressures;

•	our ability to invest the proceeds from this offering in a timely manner;

•	interest rates;

•	the ability of our operators to operate our properties successfully and to fulfill their obligations; and

•	changing consumer habits and demographics.

We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of the documents incorporated by reference in this prospectus that include forward-looking statements.

ESTIMATED USE OF PROCEEDS

The table below summarizes certain information relating to our anticipated use of offering proceeds and assumes that we will sell no fewer than 100 million and no more than 200 million shares. Shares will be offered to the public on a best efforts basis at $10.00 per share. The table below assumes that 2.5 million shares will be issued through the reinvestment plan if 100 million shares are sold, and 5 million shares will be issued through the reinvestment plan if 200 million shares are sold. All shares issued through the reinvestment plan for this offering will be at a purchase price of $9.50 per share. Assuming 100 million shares are sold, we estimate that the remaining 97.5 million shares (approximately 97.5% of our shares) will be sold at the full $10.00 per share offering price. Assuming 200 million shares are sold, we estimate that the remaining 195 million shares (approximately 97.5% of our shares) will be sold at the full $10.00 per share offering price.

These estimates and the figures set forth below represent our best estimate of our intended sales results. Further, there is no limit to the number of shares that may be sold through these distribution channels; accordingly, these estimates may not reflect the actual number of shares that may be sold at the various purchase prices described. Depending primarily on the number of shares sold in this offering, we estimate that 85.92% to 86.16% of the offering proceeds, or between $8.59 and $8.62 per share, will be used to purchase properties and make or acquire loans and other Permitted Investments. The remainder of the offering proceeds will be used to pay offering expenses including selling commissions and the marketing support fee, and to pay our Advisor a fee for its services in connection with the selection, acquisition, development and construction of our investments. The payment of these fees will not reduce your Invested Capital, as you receive $10.00 worth of shares, and discounts only impact our Managing Dealer, participating brokers and our Advisor. Your initial Invested Capital amount will be $10.00 per share for shares purchased in this offering and $9.50 per share for shares purchased pursuant to our reinvestment plan.

Any reduction in selling commissions, the marketing support fee, and/or Acquisition Fees will reduce the effective purchase price per share for shares purchased pursuant to this offering, but will not alter the cash available to us resulting from such sale with which we may acquire properties, make loans or invest in other Permitted Investments.

While we believe the estimated use of proceeds set forth in the table below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 100,000,000 Shares		Assuming Sale of Maximum Offering 200,000,000 Shares
	Amount	Percent	Amount	Percent
OFFERING PROCEEDS TO CNL LIFESTYLE PROPERTIES(1)	$998,750,000	100.0%	$1,997,500,000	100.0%

Less:
Selling Commissions to CNL Securities Corp.(1)	68,250,000	6.83%	136,500,000	6.83%
Marketing Support Fee to CNL Securities Corp.(1)	29,250,000	2.93%	58,500,000	2.93%
Due Diligence Reimbursement to CNL Securities Corp.(1)	1,000,000	0.10%	2,000,000	0.10%
Other Offering Expenses(2)	9,690,000	0.97%	14,500,000	0.73%

NET PROCEEDS TO CNL LIFESTYLE PROPERTIES	890,560,000	89.17%	1,786,000,000	89.41%

Less:
Acquisition Fees to the Advisor(3)	29,970,000	3.00%	59,900,000	3.00%
Acquisition Expenses(4)	2,500,000	0.25%	5,000,000	0.25%
Initial Working Capital Reserve(5)	—	—	—	—

CASH AVAILABLE FOR PURCHASE OF PROPERTIES AND THE MAKING OR ACQUIRING OF LOANS AND OTHER PERMITTED INVESTMENTS BY CNL LIFESTYLE PROPERTIES(6)	$858,090,000	85.92%	$1,721,100,000	86.16%

FOOTNOTES:

(1)	See “Plan of Distribution” for a description of the circumstances under which selling commissions, the marketing support fee and due diligence reimbursements may be reduced or paid in connection with certain purchases including, but not limited to, purchases by registered representatives or principals of our Managing Dealer or participating brokers, our Advisor or our Advisor and its affiliates, directors, officers and employees and those Persons’ affiliates via registered investment advisers. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. Selling commissions, the marketing support fee and due diligence reimbursements will not be paid in connection with the purchase of shares pursuant to the reinvestment plan.

(2)	Other Offering Expenses include, without limitation, legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of this offering, including marketing and sales costs, but exclude selling commissions, the marketing support fee and due diligence expense reimbursements. Pursuant to state securities laws, the Other Offering Expenses paid by us together with the 7.0% selling commission, the 3.0% marketing support fee and due diligence expense reimbursements paid by us may not exceed 15% of the proceeds raised in connection with this offering. Notwithstanding the additional expenses we could incur by virtue of this cap, we estimate that in general, assuming that the maximum number of shares is sold, selling commissions will not exceed 7.0%, the marketing support fee will not exceed 3.0%, due diligence expense reimbursements will not exceed 0.10% and Other Offering Expenses will not exceed 0.73%. The difference between the “15% limitation” and these estimates represents additional costs that we may incur under state securities laws but do not anticipate incurring. In accordance with our articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursements, and Organizational and Offering Expenses to be paid may not exceed 13% of the aggregate offering proceeds. Therefore, the calculation of the Organizational and Offering Expenses for the minimum offering assumes the maximum amount that could be paid within the 13% limitation.

(3)	Acquisition Fees include all fees and commissions paid by us to any Person in connection with the selection or acquisition of any property or company or the making or acquisition of any loan or other Permitted Investment, including to affiliates or non-affiliates. We will pay our Advisor the acquisition fee upon receipt of offering proceeds rather than at the time a property is acquired. Estimated Acquisition Fees do not include Acquisition Expenses or Acquisition Fees for debt. In connection with making investments, if we assume or make an investment subject to existing debt, we will not be able to pay Acquisition Fees with respect to such debt out of debt proceeds and may need to use Net Offering Proceeds (defined in Note 5 below) to pay such Acquisition Fees. In that event, the cash available to make investments will decrease. For example, assuming we raise the maximum offering amount of $1,997,500,000, use all of the $1,721,100,000 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $12,908,250, or 0.65%. Assuming we raise the midpoint offering amount of $998,750,000, use all of the $858,090,000 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $6,435,675 or 0.64%. See “Plan of Distribution” for a description of the circumstances under which Acquisition Fees will be reduced and an applicable discount will be available to purchasers.

(4)

Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties, and on which rent is not received, but does not include certain expenses associated with property acquisitions that are part of the purchase price of the properties that are included in the basis of the properties, and on which rent is received. Acquisition Expenses include any and all expenses incurred by us, our Advisor, or any affiliate of either of us in connection with the selection or acquisition of any property or the making or acquisition of any loan or other Permitted Investment, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance, but excluding Acquisition Fees. Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6.0% of the Real Estate Asset Value of a property, or in the case of a loan, 6.0% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.

(5)	Because leases generally will be on a triple-net lease basis, we do not anticipate that a permanent reserve for maintenance and repairs will be established. However, to the extent that we have insufficient funds for such purposes, our Advisor may, but is not required to, allocate to us an aggregate amount of up to 1.0% of the Net Offering Proceeds available to us (the “Net Offering Proceeds”) for maintenance and repairs. As used herein, “Net Offering Proceeds” means Gross Proceeds less (i) selling commissions; (ii) Organizational and Offering Expenses; (iii) the marketing support fee; and (iv) due diligence expense reimbursements. Our Advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of our assets.

(6)	Offering proceeds designated for investment in properties or for the making or acquisition of loans or other Permitted Investments may also be used to repay debt borrowed in connection with such acquisitions. Offering proceeds designated for investment in properties or for the making or acquisition of loans or other Permitted Investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. We may, at our discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of shares. See “Summary of Redemption Plan.”

MANAGEMENT COMPENSATION

This section presents the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by us to our Advisor and its affiliates, exclusive of any distributions to which our Advisor or its affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering. The table includes estimated amounts of compensation relating to the five million shares that we have estimated will be sold under our reinvestment plan assuming 200 million shares are sold. For additional information concerning compensation and fees paid to our Advisor and its affiliates, see “Certain Relationships and Related Transactions.” For information concerning compensation to our directors, see “Management.”

A maximum of 200 million shares may be sold, including an estimated five million shares that may be sold to stockholders who receive a copy of this prospectus and who purchase shares through our reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering.

The following arrangements for compensation and fees to our Advisor and its affiliates were not determined by arm’s-length negotiations. See “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to our Advisor or its affiliates under more than one category. For purposes of calculating estimates of the maximum fees payable, we have made assumptions as to the number of shares and the corresponding price per share (as described under “Estimated Use of Proceeds”) that would be sold net of selling commissions, the marketing support fee and reduced Acquisition Fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
FEES PAID IN CONNECTION WITH OUR OFFERING

Selling commissions to our Managing Dealer and participating brokers	Selling commissions of up to 7.0% per share on all shares sold, subject to reduction in connection with purchases by: registered representatives or principals of our Managing Dealer or participating brokers; our directors, officers and employees and our affiliates and those Persons’ affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See “Plan of Distribution.” All or any portion of the 7.0% selling commission may be reallowed to participating brokers with respect to shares they sell, although it is anticipated that 6.5% will be reallowed to participating brokers.	Estimated to be up to $136.5 million if 200 million shares are sold.

Marketing support fee to our Managing Dealer and participating brokers	Marketing support fee of 3.0% of Gross Proceeds payable to our Managing Dealer, all or a portion of which up to 2.5% may be reallowed to participating brokers or their affiliated broker dealers who agree to assume the participating brokers’ obligation set forth in the participating broker agreement. The 3.0% marketing support fee is subject to reduction in connection with purchases by: registered representatives or principals of our Managing Dealer or participating brokers; directors, officers and employees of our company and of our	Estimated to be $58.5 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
affiliates and those Persons’ affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See “Plan of Distribution.” Our Managing Dealer may reallow a portion of this fee to certain participating brokers who initial the participating broker agreement with our Managing Dealer relating to this fee or their affiliated broker dealers who agree in writing to assume the participating brokers’ obligations set forth in the participating broker agreement.

Other offering expenses to our Advisor	Actual expenses incurred in connection with this offering such as filing fees, printing, legal, mailing and advertising expenses.	Estimated to be $14.5 million if 200 million shares are sold.

Due diligence expense reimbursements to participating broker-dealers	Actual expenses incurred in connection with due diligence on CNL Lifestyle Properties, Inc. and this offering.	Estimated to be $2.0 million if 200 million shares are sold.

FEES PAID IN CONNECTION WITH ACQUISITIONS, INVESTMENTS OR LOANS

Acquisition Fee to our Advisor on offering proceeds and advisory fee payable to our Advisor or its affiliates	3.0% of Gross Proceeds, for services in the selection, purchase, development or construction of real property or equity investments, subject to reduction under certain circumstances described below. Acquisition Fees payable from Gross Proceeds will be paid to our Advisor as we receive offering proceeds from the sale of shares. Acquisition Fees payable to our Advisor on sales of 500,000 shares or more to a “purchaser” (as defined in “Plan of Distribution”) may be reduced to 1.0% of Gross Proceeds received in connection with such sales, provided all such shares are purchased through the same registered investment adviser, participating broker, or our Managing Dealer.	Estimated to be $59.9 million if 200 million shares are sold.

Acquisition Fee to our Advisor on loan proceeds	3.0% of loan proceeds for services in connection with the incurrence of debt from lines of credit and Permanent Financing that are used to acquire properties or equity or used to make or acquire loans and other Permitted Investments payable to our Advisor as Acquisition Fees. As used herein, “Permanent Financing” means financing to: (i) acquire properties and to make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on a line of credit. Permanent Financing may be in addition to any borrowing under a line of credit. Acquisition Fees payable from loan proceeds from Permanent Financing will be paid to our Advisor as we acquire such Permanent Financing. In the event that we acquire a property or company with existing debt	Estimated to be $51.9 million if Permanent Financing equals $1.729 billion.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
and refinance that debt after closing, our Advisor will be entitled to an Acquisition Fee only upon any incremental amount above the existing debt. However, no Acquisition Fees will be paid on loan proceeds from any line of credit until such time as we have invested all Net Offering Proceeds.

Other Acquisition Fees to affiliates of our Advisor	Any fees paid to affiliates of our Advisor in connection with the financing, development, construction or renovation of a property. Such fees are in addition to the Acquisition Fees (described above), and payment of such fees will be subject to approval by our board of directors, including a majority of our Independent Directors.	Amount is not determinable at this time.

Reimbursement of Acquisition Expenses to our Advisor and its affiliates

Reimbursement to our Advisor and its affiliates for expenses actually incurred. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all Persons involved in the acquisition of any property or the making or acquisition of any loan or other Permitted Investment to the amount customarily charged in arm’s-length transactions by other Persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any Person in connection with the transaction.

Acquisition Expenses, which are based on a number of factors, including the purchase price of the properties, loans and other Permitted Investments, are not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
FEES PAID IN CONNECTION WITH ASSET MANAGEMENT

Asset Management Fee to our Advisor	A monthly Asset Management Fee in an amount equal to 0.08334% of our Real Estate Asset Value, the outstanding principal amount of any loans and the amount invested in other Permitted Investments, as of the end of the preceding month. For this purpose, Real Estate Asset Value equals the amount invested in wholly-owned properties, determined on the basis of cost, plus, in the case of properties owned by any joint venture or partnership in which we are a co-venturer or partner, the portion of the cost of such properties paid by us, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of our Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as our Advisor shall determine.	Amount is not determinable at this time. The amount of the Asset Management Fee will depend upon, among other things, the cost of the properties and the amount invested in loans and other Permitted Investments.

Reimbursement to our Advisor and its affiliates for Operating Expenses	Operating Expenses (which, in general, are those expenses relating to our administration on an ongoing basis) will be reimbursed by us. To the extent that Operating Expenses payable or reimbursable by us, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”), our Advisor shall reimburse us within 60 days after the end of the Expense Year the amount by which the total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.	Amount is not determinable at this time.

FEES PAID IN CONNECTION WITH PROPERTY SALES, LIQUIDATION OR OTHER SIGNIFICANT EVENTS

Deferred, subordinated disposition fee payable to our Advisor from the sale of properties, loans or other Permitted Investments in liquidation of CNL Lifestyle Properties, Inc. or otherwise	A deferred, subordinated disposition fee, payable upon the sale of one or more properties, loans or other Permitted Investments in an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission on such property or properties (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (ii) 3% of the sales price of such property or properties (or comparable competitive fee in the case of a loan or other Permitted Investment). Payment of such fee shall be made only if our Advisor provides a substantial amount of services in connection with the sale of a property, loan or other Permitted Investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate Stockholders’ 8% Return, and (ii) 100% of their Invested Capital. If, at the time of a sale, payment of the	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which properties, loans or other Permitted Investment are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon listing, if our Advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a distribution in the amount equal to the product of the total number of shares of common stock outstanding and the average closing price of our shares over a period, beginning 180 days after listing, of 30 days during which our shares are traded. Disposition fees paid on loans and other Permitted Investments (other than real property) may be deemed to be incentive fees (rather than real estate commissions) for purposes of the Statement of Policy Regarding Real Estate Investment Trusts adopted by certain states.

Deferred, subordinated share of Net Sales Proceeds from sales of properties, loans or other Permitted Investments payable to our Advisor in liquidation of CNL Lifestyle Properties, Inc. or otherwise	A deferred, subordinated share equal to 10% of Net Sales Proceeds from the sale of one or more of our properties, loans or other Permitted Investments payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the Stockholders’ 8% Return, and (ii) 100% of Invested Capital. Following listing, no such share of Net Sales Proceeds will be paid to our Advisor.	Amount is not determinable at this time.

Subordinated Incentive Fee payable to our Advisor at such time, if any, as listing occurs	At such time, if any, as listing occurs, our Advisor shall be paid the subordinated incentive fee (“Subordinated Incentive Fee”) in an amount equal to 10% of the amount by which (i) our market value (as defined below) plus the total distributions made to our stockholders since inception until the date of listing exceeds, (ii) the sum of (a) their Invested Capital, and (b) the total distributions required to be made to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, our market value shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which our shares are traded with such period beginning 180 days after listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to our Advisor of a deferred, subordinated share of Net Sales Proceeds from sales of our assets.	Amount is not determinable at this time.

Performance Fee payable to our Advisor	Upon termination of the Advisory Agreement, if listing has not occurred and our Advisor has met applicable performance standards, our Advisor shall be paid a fee for performance, (the “Performance Fee”) in an amount equal to 10% of the amount by which (i) the appraised value of our assets on the date of termination of the Advisory Agreement, less any indebtedness collateralized by such assets, plus total distributions paid to stockholders from our inception through the termination date, exceeds, (ii) the sum of	Amount is not determinable at this time.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
100% of Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The Performance Fee, to the extent payable at the time of listing, will not be payable in the event the Subordinated Incentive Fee is paid.

CONFLICTS OF INTEREST

General

We are subject to various conflicts of interest arising out of our relationship with our Advisor and its affiliates, as described below. The following chart indicates the relationship between our Advisor, our Sponsor and certain other affiliates that will provide services to us.

•	James M. Seneff, Jr. is our Chairman of the Board. He shares ownership of CNL Holdings, Inc. with his wife, Dayle L. Seneff.

•

James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers of CNL Lifestyle Properties, Inc. In addition, they serve as directors and/or officers of various CNL entities affiliated with CNL Financial Group, Inc., including our Advisor, and our Managing Dealer.

•

Robert A. Bourne is an officer of CNL Fund Advisors, LLC, advisor to CNL Global Real Estate Fund. The mutual fund may acquire stock in entities that own lifestyle properties that would also be suitable for us to acquire.

•	CNL Real Estate Group, Inc. is the parent company of various entities that provide advisory services to us and other investment programs sponsored by CNL Financial Group, Inc.

Prior and Future Programs

In the past, affiliates of our Advisor have organized over 100 real estate investments for entities other than CNL Lifestyle Properties, Inc. In addition, these affiliates currently have other real estate holdings and in the future expect to form, offer interests in, and manage other real estate programs in addition to those for CNL Lifestyle Properties, Inc., and to make additional real estate investments. Future real estate programs may involve affiliates of our Advisor in the ownership, financing, operation, leasing, and management of properties that may be suitable for us.

Certain of these affiliated public or private real estate programs may invest in properties which may be suitable for us, may purchase properties concurrently with us and may lease properties to tenants who also lease or operate certain of our properties. These properties, if located in the vicinity of, or adjacent to, properties that we acquire, may affect our properties’ gross revenues. Additionally, such other programs may make or acquire loans or other Permitted Investments in the same or similar entities as those that we target, thereby affecting our loan and other investment activities. Such conflicts between us and affiliated programs may affect the value of our investments as well as our Net Income. Our Advisor has established guidelines to minimize such conflicts. See “Conflicts of Interest—Certain Conflict Resolution Procedures” below.

Competition to Acquire Properties and Invest in Loans and Other Permitted Investments

Affiliates of our Advisor and other entities sponsored or sold by CNL Financial Group, Inc. or its affiliates may compete with us to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by us and may be better positioned to make such acquisitions or investments as a result of relationships that may develop with various operators of the types of properties in which we might invest or relationships with tenants or operators of the same such properties. A purchaser who wishes to acquire one or more of these properties or make or acquire one or more loans or other Permitted Investments may have to do so within a relatively short period of time, occasionally at a time when we may be unable (due to insufficient funds, for example) to make the acquisition or investment.

Our Advisor or its affiliates also may be subject to potential conflicts of interest at such time as we wish to acquire a property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for another affiliate of CNL Financial Group, Inc. Affiliates of our Advisor serve as our directors and, in this capacity, have a fiduciary obligation to act in the best interest of our stockholders. Further, as general partners or directors of affiliates of CNL Financial Group, Inc., they have a fiduciary obligation to act in the best interests of the investors in other programs with investments that may be similar to ours. Such persons will use their best efforts to assure that we will be treated as favorably as any such other program. We have also developed procedures to resolve potential conflicts of interest in the allocation of properties, loans and other Permitted Investments between us and certain of our affiliates. See “—Certain Conflict Resolution Procedures” below.

Sales of Properties, Loans or Other Permitted Investments

A conflict also could arise in connection with our Advisor’s determination as to whether or not to sell a property, loan or other Permitted Investment because the interests of our Advisor may differ from our interests as a result of different financial and tax positions and the compensation to which our Advisor or its affiliates may be entitled upon the sale of a property. See “—Compensation of our Advisor” for a description of these compensation arrangements. In order to resolve this potential conflict, the board of directors will be required to approve each sale of a property, loan or other Permitted Investment.

Certain Relationships with Affiliates

Subject to the limitations set forth in our articles of incorporation, we may engage in transactions with affiliates and pay compensation in connection therewith. As described elsewhere in this prospectus, we will pay the Managing Dealer selling commissions and a marketing support fee. We will pay to our Advisor an Acquisition Fee for identifying properties and structuring the terms of acquisitions, leases, mortgages and loans; and a monthly Asset Management Fee for managing our properties and other investments. In addition, we will reimburse our Advisor and certain of its affiliates for Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses that they incur on our behalf. For additional information concerning these relationships, see “Management Compensation” and “Certain Relationships and Related Transactions.”

Possible Listing of Shares

The board of directors must approve listing our shares on a national securities exchange. A conflict could arise in connection with the determination of whether or not to list our shares on a national securities exchange because our Advisor and other affiliates may receive compensation if our shares are listed, and such compensation could be paid earlier if listing occurs.

Competition for Management Time

Two of our, and our Advisor’s, directors and officers engage in the management of other business entities and properties and in other business activities, including those activities associated with affiliates. They will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. Our Independent Directors may serve as directors of three REITs advised by our Advisor; however, we do not anticipate that we will share Independent Directors with other REITs advised by our Advisor.

Compensation of our Advisor

Our Advisor has been engaged to perform various services for us and will receive fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the Advisory Agreement, require approval by a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in such transactions, that such agreements are fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. The timing and nature of fees and compensation to our Advisor could create a conflict between the interests of our Advisor and those of our stockholders. A transaction involving the purchase, lease, or sale of any property, loan or other Permitted Investment by us may result in the immediate realization by our Advisor and its affiliates of substantial commissions, fees, compensation, and other income. Although the Advisory Agreement authorizes our Advisor to take primary responsibility for all decisions relating to any such transaction, the board of directors must approve all of our acquisitions and sales of properties and the entering into and sale of loans or other Permitted Investments. Potential conflicts may arise in connection with the determination by our Advisor of whether to hold or sell a property, loan or other Permitted Investment as such determination could impact the timing and amount of fees payable to our Advisor. See “The Advisor and the Advisory Agreement.”

Relationship with Managing Dealer

Our Managing Dealer is CNL Securities Corp., an affiliate of our Advisor. Certain of our officers and directors are also officers, directors, and registered principals of our Managing Dealer. This relationship may create conflicts in connection with the fulfillment by the Managing Dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations. The Managing Dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all of the investment objectives similar to ours and is expected to participate in other offerings sponsored by one or more of our officers or directors.

Legal Representation

Arnold & Porter LLP, which serves as our securities and tax counsel in this offering, also serves as securities and tax counsel for certain of our affiliates, including our Managing Dealer and our Sponsor and other real estate programs, in connection with other matters. Members of the firm of Arnold & Porter LLP may invest in CNL Lifestyle Properties, Inc. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of our Advisor or its affiliates, other counsel may be retained for one or both parties.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain, and/or our board of directors has adopted, a number of restrictions relating to (i) transactions between us and our Advisor or its affiliates; (ii) certain future offerings; and (iii) allocation of properties and loans among certain affiliated entities. These restrictions include the following:

(1)	No goods or services will be provided by our Advisor or its affiliates to us except for transactions in which our Advisor or its affiliates provide goods or services to us in accordance with the articles of incorporation, or, if a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transactions) approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

(2)	We will not purchase or lease properties in which our Advisor or its affiliates have an interest without the determination, by a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transaction), that such transaction is fair, competitive and commercially reasonable to us and at a price to us no greater than the cost of the asset to our Advisor or its affiliates unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall we acquire any such asset at an amount in excess of its appraised value. We will not sell or lease properties to our Advisor or its affiliates unless a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transaction) determine the transaction is fair and reasonable to us.

(3)	We will not make loans to our Sponsor, Advisor, directors or any affiliates thereof, except (i) loans subject to the restrictions governing loans in the articles of incorporation, or (ii) to our subsidiaries or to ventures or partnerships in which we hold an interest. Any loans to us by our Advisor or its affiliates must be approved by a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transaction) as fair, competitive, and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. It is anticipated that our Advisor or its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by our Advisor or its affiliates on our behalf or on behalf of a joint venture in which we are a co-venturer, subject to the 2%/25% Guidelines (2% of Average Invested Assets or 25% of Net Income) described under “The Advisor and the Advisory Agreement—The Advisory Agreement.”

(4)	Until completion of this offering, our Advisor and its affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to ours and that intends to (i) invest in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders, and (ii) offer loans or other financings with respect to such properties. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry as a company or through the experience of its senior management; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. Our Advisor and its affiliates also will not purchase a property or offer or invest in a loan or other financing for any such subsequently formed public program that has investment objectives and structure similar to ours and that intends to invest primarily in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders until substantially all (generally, 80%) of the Net Offering Proceeds available for our investment have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any property, loan or other Permitted Investment whether or not any such payments are made.) Our Advisor or its affiliates currently and in the future may offer interests in one or more public or private programs which are permitted to purchase properties of the type to be acquired by us and/or to make or acquire loans or other Permitted Investments.

(5)	The board of directors and our Advisor have agreed that, in the event an investment opportunity becomes available which is suitable for both us and a public or private entity with which our Advisor or its affiliates are affiliated, for which both entities have sufficient uninvested funds, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. (The board of directors and our Advisor have agreed that for purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to us when an opportunity is presented to the board of directors for its consideration.) An investment opportunity will not be considered suitable for a program if the requirements of Item 4 above, with respect to having substantially all of the Net Offering Proceeds invested, have not been satisfied. In determining whether or not an investment opportunity is suitable for more than one program, our Advisor and its affiliates will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of our properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our Advisor and its affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, our Advisor has the right to agree that the other entity affiliated with our Advisor or its affiliates may make the investment.

(6)	With respect to shares owned by our Advisor, our directors, or any affiliate, none of our Advisor, our directors, or any of their affiliates may vote or consent on matters submitted to our stockholders regarding the removal of our Advisor, directors, or any affiliate or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our Advisor, directors, and any affiliate may not vote or consent, any shares owned by any of them shall not be included.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

Our primary investment objectives are to preserve, protect, and enhance our assets while:

•	paying distributions to our stockholders at an increasing rate;

•

obtaining fixed income primarily through the receipt of minimum annual base rent or the receipt of payments on loans, and increasing our income (and distributions) and providing protection against inflation primarily through periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices and the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds;

•	owning a diversified portfolio of primarily triple-net leased real estate that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing our stockholders with liquidity of their investment, either in whole or in part, on or before December 31, 2015, through:

•	listing on a national securities exchange, or

•

if listing does not occur by December 31, 2015, the commencement of an orderly sale of our assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and the distribution of the proceeds thereof, or our merger with another entity in a transaction which provides our investors with cash or securities of a publicly traded company, unless stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amending our articles of incorporation.

In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

We are not attempting to shelter any of our income from other sources from taxes. If we are successful in achieving our investment and operating objectives, our stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the terms of our leases.

Investment Policies

We intend to meet our objectives through our investment policies of purchasing carefully selected, well-located lifestyle or other income producing properties primarily in the United States. We do not intend to focus on any specific location. In addition, we will seek to acquire properties that we believe are important to the continuing operations of our tenants or operators.

As properties are acquired either directly or indirectly we will lease them primarily on a long-term triple-net basis to tenants or operators we consider to be significant industry leaders. A triple-net lease generally requires the tenant to be responsible for repairs, maintenance, property taxes, utilities and insurance. Our leases will generally require the tenant to pay minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices, and require the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds.

In accordance with our investment policies, we intend to invest in properties whose tenants are also operators, or whose tenants have contracted or will contract with third-party operators approved and recommended to us by our Advisor. Although there is no limit to the number of properties of a particular tenant or operator which we may acquire, our board of directors, including a majority of our Independent Directors, will review our properties and potential investments in terms of geographic, property sector and operator diversification. In addition we may offer loans and other financing opportunities to tenants, operators and others which we believe will be accretive to our portfolio or will benefit us with a new relationship. Potential borrowers will similarly be operators selected or approved by us, following our Advisor’s recommendations. We intend to invest in different property sectors and geographic locations in an attempt to achieve diversification thereby minimizing the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in the offering and the purchase price of each property. See “Estimated Use of Proceeds.” For a more complete description of the manner in which the structure of our business, including our investment policies, will facilitate our ability to meet our investment objectives, see the “Business” section of this prospectus.

With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our articles of incorporation and bylaws, we also may seek to purchase lifestyle or income producing assets by acquiring publicly traded or privately owned entities. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. We do not have, and do not expect to adopt any policies limiting our acquisitions of REITs or other real estate operating companies to those conducting a certain type of real estate business or owning a specific property type or real estate asset. In most cases, we will evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Each acquired entity would be operated as either a wholly owned or controlled subsidiary or joint venture. We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT.

In some instances, we borrow money to acquire real estate assets either at closing or sometime thereafter. These borrowings may take the form of interim or Permanent Financing primarily from banks or other lenders. These borrowings generally are collateralized solely by a mortgage on one or more of our properties but also may require us to be directly or indirectly (through a guarantee) liable for the borrowings. We may borrow at either fixed or variable interest rates and on terms that require us to repay the principal on a typical, level schedule or at one-time in “balloon” payments. We have also established a revolving line of credit for short-term cash management and bridge financing purposes.

Our articles limit the amount we may borrow, in the aggregate, to 300% of our Net Assets, which are defined as total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied. Any borrowings over this limit must be approved by a majority of our Independent Directors and disclosed to our stockholders in our next quarterly report along with the reason for exceeding the limit.  See “Risk Factors—Financing Risks” for additional discussion regarding our borrowings.

Certain Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our articles of incorporation or our bylaws provide for the following limitations on our investments.

•

We shall not invest more than 10% of our total assets in Unimproved Real Property or mortgage loans on Unimproved Real Property. For purposes of this paragraph, “Unimproved Real Property” does not include any property under construction, under contract for development or planned for development within one year.

•	We shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

•

We shall not make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves our Advisor, directors, or affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

•

We shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our other loans” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

•

We shall not invest in indebtedness (“Junior Debt”) collateralized by a mortgage on real property that is subordinate to a lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets. The value of all our investments in Junior Debt that does not meet the aforementioned requirements is limited to 10% of our tangible assets (which is included within the 25% limitation).

•

We may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an “asset coverage” of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. For the purpose of this section, “asset coverage” means the ratio that the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

•

The maximum amount of our borrowings in relation to our Net Assets may not exceed an amount equal to 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed to stockholders in our first quarterly report after such approval occurs.

•	We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, directors or affiliates.

•

We will not invest in equity securities unless a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction approves the transaction as being fair, competitive, and commercially reasonable and determines that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. In addition, we shall not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

•

We will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Summary of Redemption Plan”); (ii) debt securities, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy our securities (collectively, “Options”); provided, however, that Options may be issued (1) to all of our stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to our directors, executive officers, or employees or our Advisor or its affiliates. Options issuable to our Advisor, directors or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant. Options may not be issued at exercise prices less than the fair market value of the underlying securities on the date of grant and unless a majority of our Independent Directors approves such issuance as being in our best interests, and not for consideration (which may include services) that has a market value less than the value of such Option on the date of grant.

•

A majority of the directors shall authorize the consideration to be paid for each property, based on the fair market value of the property. If a majority of our Independent Directors determines, or if the property is acquired from our Advisor, a director or an affiliate thereof, then such fair market value shall be determined by an independent expert selected by our Independent Directors.

•	We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

•	We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

•	We will not invest in any foreign currency or bullion or engage in short sales.

•

We will not make loans to our Sponsor, Advisor, directors or any affiliates thereof, except (A) loans subject to the restrictions governing loans in our articles of incorporation or (B) to our subsidiaries or to ventures or partnerships in which we hold an interest.

•	We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

•	We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.

We cannot assure you that we will attain our investment objectives. Our governing documents place numerous limitations on us, some of which are set forth above. Our investment objectives may not be changed without the approval of stockholders owning a majority of the shares of our outstanding common stock. Our bylaws require that our Independent Directors review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. This determination shall be set forth in the minutes of the board of directors along with the basis for such determination. Our directors (including a majority of our Independent Directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations.

BUSINESS

General

We are a Maryland corporation organized on August 11, 2003, and we operate as a REIT. Two of our wholly-owned subsidiaries, CNL Income GP Corp. and CNL Income LP, are the general and limited partners, respectively, of CNL Income Partners, LP (“Income Partners”), our operating partnership. We acquire and own interests in our properties, loans and Permitted Investments through Income Partners or its subsidiaries. We have formed and/or will form other wholly owned or controlled subsidiaries, consolidated and unconsolidated entities in the future for the purpose of acquiring interests in properties, loans and other Permitted Investments. The terms “us,” “we,” “our,” “our company,” and “CNL Lifestyle Properties” include CNL Lifestyle Properties, Inc. and its subsidiaries.

We were formed primarily to acquire lifestyle properties in the United States. We define lifestyle properties as those properties that reflect or are affected by the social, consumption and entertainment values and choices of our society. We generally seek to acquire fee simple ownership of our properties, but have and will continue to acquire leasehold or other similar interests, such as a right under a concession agreement. An interest owned under a concession agreement is similar to a leasehold interest where we hold a right to use the land, except that concession agreements are land rights granted by a government entity. In addition, we may acquire targeted properties indirectly through joint ventures, real estate operating companies, or other equity structures.

Generally, our properties will be leased on a long-term basis to operators we consider to be significant industry leaders or to tenants who will engage significant industry leaders to operate the properties. We generally consider a “significant industry leader” to have attributes such as substantial experience operating in a particular industry as compared with other operators in the same industry, either as a company or through the experience of its senior management, or substantial assets under management in a particular industry as compared with other operators in the same industry. Operators in certain industries might be deemed significant industry leaders for other reasons.

We expect to enter into net leases with each of our tenants. Under a net lease, the tenant will generally be responsible for repairs, maintenance, property taxes, utilities and insurance in addition to the payment of rent. The terms of our net leases will generally be between five and 20 years, with multiple renewal options. The properties will generally be leased pursuant to leases designed to provide us with minimum annual base rents with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases are typically expected to provide for the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds. Our tenants’ abilities to satisfy their lease obligations will depend primarily on the operating results of our properties. With respect to certain properties, we will attempt to obtain various forms of security, such as corporate guarantees, limited rent guarantees, letters of credit or security deposits to secure the tenants’ obligations. The properties may consist of land and buildings, the land underlying the buildings with the buildings owned by the tenant or a third party, or the buildings only with the underlying land owned by a third party.

Subject to applicable REIT rules, we may also make or acquire mortgage, mezzanine or other loans with respect to the types of properties in which we are permitted to invest and other Permitted Investments. We may make mortgage loans pursuant to which we would provide financing to the owner of a property or our affiliates to enable them to acquire and/or develop land, buildings or both or as part of a larger acquisition. In exchange, the owner would give us a first-lien or secured interest in a participating mortgage on the property. Such mortgage loans generally require interest payments of fixed base interest and may provide for variable participating interest based on the amount of revenue generated at the encumbered property. Interest rate and terms for long-term mortgage loans (generally, between 10 and 20 years) are similar to those of our net leases. Our short-term or mezzanine loans generally have a higher rate of return with terms of less than five years.

In addition, we, through our subsidiaries, may invest up to a maximum of 10% of our total assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which we are permitted to invest.

Selection of Properties

The consideration paid for each property will be based on its fair market value. A majority of the Independent Directors may choose in certain circumstances to retain an independent expert to determine such fair market value. An independent expert means a person with no material current or prior business or personal relationship with our Advisor or the directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of the type of assets we hold. In connection with the acquisition of a property that has recently been or is to be constructed or renovated, any appraised value of such property ordinarily will be based on the “stabilized value” of such property. The stabilized value is the value at the point at which the property has reached the level of competitiveness at which it is expected to operate over the long-term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

The board of directors will exercise its own judgment as to, and will be solely responsible for, the ultimate selection of properties, tenants and operators. In doing so, the board of directors will consider the results of examinations and evaluations conducted by, and the recommendations of, our Advisor with respect to proposed tenants, operators and properties. Since the board of directors’ evaluation might differ from that of our Advisor, which relies entirely on its own independent analysis, we may not purchase or engage some of the properties, tenants and operators proposed and approved by our Advisor.

Title to our properties will be insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

Our principal business objective is to build a diversified portfolio of real estate investments which primarily will be leased on a long-term basis to qualified tenants or operators who are significant industry leaders and who can successfully operate the businesses being conducted on the properties that we acquire. Each proposed property acquisition, lease or loan will be submitted to our board of directors for its approval. In considering whether to approve a proposed property acquisition, lease or loan, our board of directors will rely principally on an examination and evaluation conducted by our Advisor of some or all of the following factors:

•	the property’s condition and potential value;

•	whether the property is strategically located;

•	the current property’s potential use and the potential revenues expected to be generated by the business to be conducted on the property;

•

an independent underwriting analysis performed by our Advisor of the potential profitability of a property, using historical information provided by the tenant or operator and other data developed by us;

•	the proposed purchase price and lease terms in the case of an acquisition and the loan terms in the case of a financing and whether such terms are structured to achieve our distribution objectives;

•	the nature, quality and value of any asset or assets pledged in a financing as collateral for the loan;

•	the availability of qualified operators who possess experience specific to the type of business to be conducted on the property;

•	our ability to negotiate a joint venture or leasing structure appropriate for that investment with a tenant or qualified operator;

•	whether the property acquisition will allow us to maintain a real estate investment portfolio which is diversified on a geographic, operator and property-type basis; and

•	whether we believe that a property is strategically important to the continued operations of our tenants or operators.

Selection of Tenants and Operators

We expect to lease the properties we acquire to qualified tenants or operators we consider to be significant industry leaders and who will operate the properties. References to an operator throughout this prospectus may be to a tenant that is also the operator or to a third-party operator with whom the tenant has contracted.

Tenants and operators will generally be selected by our Advisor and will be subject to the approval of the board of directors. We do not anticipate selecting tenants and operators that are affiliated with us, our Advisor or our affiliates. In evaluating proposed tenants and operators, our Advisor will consider a number of factors, including the following:

•	the operations of facilities;

•	the number of facilities operated;

•	the relative financial experience of the tenant and operator in the geographic area in which the property is located;

•	the financial condition and business history of the proposed tenant and operator; and

•	the management capabilities of the operators.

Recent Demographic Trends

We have evaluated certain demographic trends which we believe may affect consumer demand for the various asset classes that are the focus of our investment strategy. We believe that these lifestyle properties will be supported by the behavioral and spending patterns of the Baby Boom generation and, to a lesser extent, by the other generations as discussed below. We consider this information in our selection of asset classes.

According to the 2006 U.S. Census Bureau data, Baby Boomers are currently the single largest and most dominant demographic influence in the United States and consist of persons born between 1946 and 1964. In 2006 there were more than 68 million Americans over age 55. Aging Baby Boomers are expected to almost double that number, growing another 60 million by 2035.

Baby Boomers as a class have enjoyed rising incomes and expanding job opportunities. As Baby Boomers have entered middle age, we believe that they have spent an increasing percentage of their discretionary income on their families. As their earning power and income has grown, average household spending has risen. As a class, Baby Boomers tend to be healthier, wealthier, better educated and far more numerous than any previous generation. We believe that as their wealth has continued to grow, so too has their desire to spend more time on leisure-related activities and retail spending for themselves, their children and grandchildren. Already, Baby Boomers are spending $50 billion a year on their grandchildren according to the U.S. Census Bureau in a 2006 study for the Association for the Advancement of Retired Persons.

We see important psychographic and economic changes that we believe could translate into a continued leisure-orientation for the Generation Xers and Echo Boomers. For example, Americans, regardless of age, have enjoyed a 13% increase in leisure hours over the past 40 years, according to the Bureau of Labor Statistics, and recreation expenditures have grown 8.3% annually since 1985, according to the Bureau of Economic Analysis. Finally, since 1980, the number of affluent households has grown by an average of 5.6% annually based on data from the U.S. Census Bureau, and disposable income is projected to grow at a rate of 5.3% through 2012, according to data from the Bureau of Labor Statistics.

By 2020, all Baby Boomers will have reached their mid-fifties. The United States Census Bureau estimates that the population age 50 and over will increase by 39% between 1996 and 2010 from approximately 69.3 million to approximately 96.3 million people.

The following graph shows different demographic groups, based upon data compiled by the United States Census Bureau.

SOURCE: U.S. Census Bureau, 2007. Data extrapolated from 2000 Census.

The graph below depicts the distribution of U.S. citizens comprising the aforementioned demographic segments and the inevitable growth in retirees, based upon data compiled by the United States Census Bureau.

SOURCE: U.S. Census Bureau, 2007 Data extrapolated from 2000 Census.

We anticipate that operators in the recreational and leisure industry will find new and innovative ways to meet Baby Boomer needs and demands.

Investment Focus

We intend to focus our investment activities on, and use the proceeds of this offering primarily for, the acquisition, development, ownership and financing of properties that we believe have the potential for long-term revenue generation based upon certain demographic and other underwriting criteria and models that we have developed. The asset classes in which we have invested and are most likely to continue to invest are Ski and Mountain Lifestyle, Golf and Attractions. Although these are the asset classes in which we have invested and are most likely to invest in the future, we may acquire or invest in any type of property. Further, we do not anticipate that we will offer financing related to these properties and have not specified any percentage of Net Offering Proceeds to be invested in any particular type of property. We expect that certain of our acquisitions will feature characteristics that are common to more than one of the target asset classes that we have identified above. For example, real estate in and around ski resorts may also feature golf courses. In addition to acquiring properties and companies that own lifestyle assets, we may obtain debt financing or sell additional shares of our stock to finance acquisitions.

Properties Outside Our Focus

We may invest in any property and are not limited to any particular asset class. However, we do not anticipate that we will acquire interests in:

•	freestanding single-tenant retail properties under 100,000 square feet;

•	fast-food, family-style or casual dining restaurants; or

•	congregate, assisted living or skilled nursing facilities, continuing care retirement communities or similar health care related facilities.

The foregoing specified types of properties are properties in which other REITs sponsored by our Sponsor, CNL Financial Group, Inc., or its affiliates have invested.

Future Acquisitions

We have undertaken to supplement this prospectus during the offering period to disclose when there is a reasonable probability that we will acquire a material property. Based upon the experience and acquisition methods of our Advisor and prior real estate partnerships of affiliates of CNL Financial Group, Inc., this normally will occur as of the date in the acquisition process on which all of the following conditions have been met:

•	a commitment letter is executed by a proposed lessee;

•	a credit underwriting for the proposed lessee has been completed;

•	a satisfactory site inspection has been conducted and due diligence has been substantially completed;

•	the terms of the acquisition have been approved by the board of directors;

•	a purchase contract is executed and delivered by the seller; and

•	a nonrefundable deposit has been paid on the property.

However, the initial disclosure of any proposed acquisition cannot be relied upon as an assurance that we ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such prospectus supplement and the actual purchase. The terms of any borrowing by us will also be disclosed in any prospectus supplement filed following receipt by us of an acceptable commitment letter from a potential lender.

Real Estate Investment Portfolio

Since our first acquisition on December 3, 2004, we have acquired a diversified portfolio of real estate including marinas, golf, ski and mountain lifestyle, dealerships, merchandise marts, destination retail, amusement parks, and other attractions. Our real estate portfolio consists of $1.6 billion in assets, which in addition to our mortgages, notes and other investments gives us $1.9 billion in total invested assets as of March 17, 2008. As of December 31, 2007, our investments in real estate were diversified as follows: approximately 27.7% in ski and mountain lifestyle, 33.0% in golf, 25.4% in attractions and 13.9% in other lifestyle properties. These assets specifically consist of 46 golf courses, one dealership, one merchandise mart, 18 ski and mountain lifestyle properties, ten marinas, 24 attractions and one lifestyle residential property. We have also made 11 loans, nine of which are outstanding. We currently have four golf operators, five ski and mountain lifestyle operators, six attractions operators and three additional lifestyle property operators including those who operate our joint venture properties.

For the year ended December 31, 2007, we had rental income from operating leases of $122.9 million and net income of $35.5 million. The following table summarizes information about our operator concentration as of December 31, 2007, excluding our equity investments in ten assets owned in joint ventures and two properties that were not subject to a triple-net lease:

Operator	Number of Properties	Annualized Base Rent*	Percent of Revenue
Ski Resorts
BW Resort Management Company	1	$3,713,000	2.76%
Booth Creek	3	14,845,000	11.04
Mountain High Associates	1	4,241,000	3.16
Boyne USA	6	20,067,000	14.93
Golf
Billy Casper Golf	1	992,000	0.74
EAGLE GOLF	38	33,422,000	24.87
Heritage Golf	4	8,551,000	6.36
I.R.I. Golf	1	1,162,000.86
Attractions
Boyne USA	1	2,179,000	1.62
HFE Horizon	2	1,530,000	1.14
Magic Springs Development	1	2,340,000	1.74
PARC Management	7	28,508,000	21.21
Trancas	11	3,255,000	2.42
Other Lifestyle Properties
Marinas International	10	9,046,000	6.73
Route 66 Real Estate	1	559,000	0.42
Greystar Management	1	0	0

Total:	88	$134,410,000	100%

FOOTNOTES:

(*)	These figures have not been adjusted for straightlining of rents.

A more detailed description of the “specific-use” properties on which we have focused our investment activities to date (in no order of priority) appears below. We define “specific-use” properties as those properties that have a particular purpose and cannot be easily modified to suit other purposes. We include a brief description of the businesses conducted on these specific-use properties, industry trends for such businesses and whether the property is other than a fee simple interest to assist you in determining whether an investment in CNL Lifestyle Properties is appropriate for you. Each asset class, including pending acquisitions within that class, is described below.

Ski and Mountain Lifestyle

We continue to believe that an opportunity presently exists to acquire ski resort and related properties at reasonable prices due to current economic conditions within the ski industry and certain demographic trends which are indicative of future ski industry growth. Investment opportunities in this industry can generally be categorized as one of the following: metropolitan day areas, regional ski areas, or destination resorts. We have purchased and will continue to purchase assets in each of these three subcategories. Theses subcategories may include a broad range of activities such as day and night skiing, snowboarding, hiking, cross country skiing and biking as well as spa services and retail shopping.

Ski and Mountain Lifestyle Industry Overview

The ski industry in the United States has undergone aggressive consolidation over the last twenty years, decreasing from 727 ski areas in 1985 to 458 ski areas in 2006. However, the number of operating ski resorts increased during the 2006/07 season by five in the Northeast, two in the Pacific West and one in the Southeast. Two ski areas closed in the Midwest according to the Kottke National End of Season Survey 2006/07, Final Report, July 2007 (the “Kottke Survey”).

Despite the increase in ski areas, ski visits decreased in 2006/07 by 6.4% to 55.1 million from 58.9 million visits in 2005/06. All regions declined except the record setting Rockies, which achieved a record number of skiers for the third consecutive year. The decrease in visits was due in large part to unusual weather conditions. Unusually warm temperatures combined with a below average snowfall (down 24% from the previous year) were experienced in most of the country and negatively affected the ski industry’s attendance. Periodic resort closures, delayed ski area openings, and shortening the length of the ski season were all caused by the uncharacteristic winter weather (Kottke Survey). Although visits dropped, the 2006/07 season was the sixth highest all-time in attendance, and was higher than any season from 1970 to 2000, an indication that the ski industry has sustained tremendous growth during the last decade (Kottke Survey). The February/March 2008 NSAA Journal reports that this season, the total revenue per skier visit was up in each region of the country.

The ski industry is highly competitive. The competitive position of our Ski and Mountain Lifestyle Properties is dependent upon many variables, including location and accessibility, pricing, extent and quality of resort facilities, quality of snow conditions and terrain, quality of ski facilities, service and reputation. Depending on the location and type of ski property, our properties face different types of competition. Our day ski areas tend to compete with other day ski areas within a general radius of 20-35 miles, our regional ski properties compete with those resorts in a broader locale, such as the northeastern section of the country as they are within a reasonable weekend travel distance, and our destination resorts compete against other resorts nationally and worldwide, such as those resorts in Colorado, California or Switzerland, as those resorts offer more than just skiing to families who want to make their visit an extended vacation. Such competitors may be better positioned to withstand bad weather or economic conditions and may also have greater financial resources than we do to develop their resorts.

Our Ski and Mountain Lifestyle Operators and Properties

We currently own eleven ski and mountain lifestyle properties with four different operators, several of whom are operating multiple properties for us, located throughout the United States and Canada, stretching geographically from Maine to British Columbia. In addition to the properties listed in this section, we own seven commercial villages located at ski properties in the United States and Canada and a single commercial village at a resort on the Florida Gulf Coast through our Intrawest joint venture. Certain of our ski properties are located on land owned by the U.S. Government and operated under long-term U.S. Forest Service permits.

The general terms of our leases can be found in “—Property Lease Terms” below. We have incurred financing for, or collateralized by, certain of our Ski and Mountain Lifestyle Properties, the terms of which are described under “—Borrowing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe our ski and mountain lifestyle properties are adequately insured. Dollars are presented in the tables below are in thousands, and certain U.S. dollar amounts have been converted from Canadian dollars based on the exchange rate of $1.0194 Canadian dollars per $1.00 US dollar on December 31, 2007. Initial purchase prices provided in the tables below do not include closing costs or capital expenditures. The federal income tax basis of the depreciable portion of the property includes closing costs and acquisition expenses. For convenience, we list our properties below according to their operator.

Properties Operated by Boyne. Boyne USA, Inc. through its subsidiaries, operates the following six of our ski and mountain lifestyle properties. Boyne is primarily in the business of operating four-season destination resorts and day-ski venues located near major metropolitan areas. Boyne is run by family members with nearly 60 years of resort experience, and is the largest family owned four-season resort company in North America and the owner/operator of more ski resorts than any other company in the United States. In addition to operating the following properties pursuant to leases with us, Boyne owns and operates Big Sky Resort in Montana, Crystal Mountain in Washington and Boyne Mountain, Boyne Highlands and The Inn at Bay Harbor, all in Michigan.

Prior to our acquisition of the Gatlinburg Sky Lift from Boyne in 2005, as described under “—Attractions,” neither Boyne nor its subsidiaries or affiliates were related to us, affiliated with us or a partner in our businesses.

Each of the ski properties operated by Boyne has a long-term lease of generally 19-20 years with three to four renewal terms of varying lengths.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Brighton Ski Resort Brighton, Utah	1,050 skiable acres, seven chairlifts, permit and fee interests	1/8/07	$35,000	$34,144

Cypress Mountain Vancouver, British Columbia, Canada	358 skiable acres, five chairlifts, permit interest	5/30/06	$27,500	$29,445

Loon® Mountain Resort Lincoln, New Hampshire	275 skiable acres, ten chairlifts, permit and fee interests	1/19/07	$15,539	$14,587

Sugarloaf Mountain Resort Carrabassett Valley, Maine	525 skiable acres, 15 chairlifts	8/7/07	$26,000	$19,934

Summit-at-Snoqualmie Resort Snoqualmie Pass, Washington	1,697 skiable acres, 26 chairlifts, permit and fee interests	1/19/07	$34,466	$31,863

Sunday River Resort Newry, Maine	668 skiable acres, 18 chairlifts; permit and fee interests	8/7/07	$50,500	$36,021

Boyne has options to repurchase the Brighton Ski Resort and Cypress Mountain from us at prices that will result in fixed returns to us. The options are exercisable by Boyne beginning in seven years and ending 25 years following the respective acquisition dates. Due to certain legal and tax requirements, we acquired the land permit and real property at Cypress Mountain through a trust (the “Trust”) and the personal property assets through a separately capitalized Canadian entity (the “Personal Property Owner”). At the time of the acquisition of Cypress Mountain, the Trust and the Personal Property Owner each entered into long-term, triple-net leases with Boyne.

Properties Operated by Booth Creek. Booth Creek Resort Properties, LLC and/or its affiliates currently operate the following three of our ski and mountain lifestyle properties. Booth Creek Resort was formed by certain former principals of Booth Creek Sun Holdings, Inc. The principals have a combined 40 years of ski resort operations experience, and for the last eight years have been with Booth Creek Sun Holdings, Inc., one of the largest ski resort owners in North America during such period. Before joining Booth Creek Resort, several of the principals were with Vail Associates, Inc. and related companies. Prior to our acquiring the Booth Creek properties, none of Booth Creek or their respective subsidiaries or affiliates, was related to us, affiliated with us or was a partner in our business.

Each ski property leased to and operated by Booth Creek has a 20-year initial term with three ten-year renewal terms.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Northstar-at-Tahoe™ Resort Lake Tahoe, California	2,480 skiable acres, 16 chairlifts, permit and fee interests	1/19/07	$80,097	$54,933

Sierra-at-Tahoe® Resort South Lake Tahoe, California	1,680 skiable acres, 12 chairlifts, permit and fee interests	1/19/07	$39,898	$40,333

Village at Northstar Lake Tahoe, California	Commercial condominium units	11/15/07 & 10/2/07	$36,100	$36,326

Property Operated by BW Resort Management. BW Resort Management Company, an entity formed by Celebration Associates and Crosland, Inc. operates Bretton Woods Mountain Resort, a ski resort with three lodging facilities in Northern New Hampshire. Celebration Associates is a developer and operator of award-winning, master-planned, mixed-use communities and villages. Crosland, Inc. is one of the Southeast’s leading diversified real estate companies. BW Resort Management has engaged National Resort Management, LLC, a leading resort management company, to market and manage Bretton Woods Mountain Resort. Principals of National Resort Management have served in positions of leadership and executive responsibility for more than 25 years, leading single and multiple properties, including Pinehurst Resort, through extensive renovations, major capital improvements and international championship events. Prior to our making a commitment to acquire Bretton Woods Mountain Resort, none of Celebration Associates, Crosland, Inc., National Resort Management or their subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

We leased Bretton Woods Mountain Resort to BW Resort Management for an initial ten-year term with four five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Bretton Woods Mountain Resort Bretton Woods, New Hampshire	434 skiable acres, nine chairlifts, and three lodging facilities	6/23/06	$45,000	$42,288

Property Operated by Mountain High Associates. Mountain High Associates, LLC, an affiliate of Valor Equity Partners, a private equity firm that had purchased Mountain High Resort in 2005, operates the Mountain High Resort in Central California. Mountain High Associates’ senior management averages more than eight years with the company.

Our lease with Mountain High Associates has a 20-year term, with two ten-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Mountain High Ski Resort Wrightwood, California	290 skiable acres; 59 trails and 16 chairlifts, permit interest	6/29/07	$45,000	$45,986

Golf Courses

Since our inception in 2004, we have highlighted golf courses as a lifestyle asset class in which we intend to devote a significant portion of our resources. Golf courses may generally be divided into daily fee, private and semi-private courses. Daily fee courses allow the general public to play upon payment of a fee and do not require a membership. Private courses only admit members or invited guests. Semi-private courses, which are common in resort and urban areas, allow daily fee play and also sell memberships that allow certain privileges, usually regarding preferred access to tee times. All courses derive some revenues from food and beverage sales and sales of merchandise such as golf balls and apparel. However, the main source of revenue at daily fee courses are the green and cart fees paid per round, while at private clubs the primary source of revenue is membership dues and fees. Semi-private courses usually derive significant revenue from both dues and daily playing fees.

Golf Course Industry Overview

According to the 2007 National Golf Foundation’s second quarter report, there were a total of 15,990 courses in the U.S. Of the 15,990 courses, 11,608 were public courses and 4,382 were private. 2006/07 marked only the third time that the number of new golf facilities had significantly dropped from the year before. Between 2006 and 2007, there were 146 closures, which represented 1% of the total supply of golf courses in the U.S. This consolidation came only one year after the industry added 31 golf courses the year before. Overall, 43 million rounds of golf were played in 2007, a 16.7 % increase from the previous year. The increase was primarily due to an unusually warm year, which allowed golfers more opportunities to play in the winter months.

Recent surveys of rounds by the National Golf Foundation and others also show some increases in rounds, though they are still uneven throughout the country. Overall, we believe that the outlook for courses that are carefully bought and well managed is favorable over the next five to ten years.

Our golf courses face a variety of different competitors depending on the course locations and quality. Our private courses compete with other private courses or high-end public courses within a nearby 50 mile radius, and generally compete on the basis of management expertise, reputation, featured facilities, quality of services and price. Public courses compete with other public courses in their local metropolitan area as well as private courses, depending on the quality of the public course.

Our Golf Operators and Properties

We currently own 46 golf courses located throughout 14 states, with the majority of those courses located in the “Sun Belt” states of Arizona, California, Texas, Florida and South Carolina. Our golf courses typically include ancillary properties and activities, including club houses, restaurants and bars, pro shops and swimming pools.

We have entered into leases governing our golf courses with four different operators, two of whom are operating multiple properties for us. For convenience, we list our properties below categorized according to operator. Dollar information in the tables below are presented in thousands. Initial purchase prices provided in the tables below do not include closing costs or capital expenditures. The federal income tax basis of the depreciable portion of the property includes closing costs and acquisition expenses.

The general terms of our leases can be found in “—Property Lease Terms” below. We have incurred financing for, or collateralized by, certain of our golf course, the terms of which are described under “—Borrowing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Properties Operated by EAGLE Golf. Evergreen Alliance Golf Limited, L.P. (“EAGLE Golf,” formerly known as “EAGL”), a nationwide owner and operator of golf courses, which began operations in 1984, currently operates 40 of our golf courses. In 2006, EAGLE Golf was acquired by Premier Golf Management, Inc. Including our golf courses, EAGLE Golf operates more than 80 golf courses throughout the United States. Prior to our acquisition of these properties, none of EAGLE Golf, Premier Golf Management, Inc., or any of their subsidiaries or affiliates, were related to us, affiliated with us or a partner in our business.

With respect to each of our golf courses being operated by EAGLE Golf, we are party to triple-net leases with EAGLE Golf or its affiliates, with all such leases having a 20-year initial term with four five-year renewal options, except for Micke Grove which has a 19-year initial term, along with three five-year renewal options and a final six-year renewal option.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Ancala Country Club Scottsdale, Arizona	18-hole private course	11/30/07	$14,107	$12,078

Arrowhead Country Club Glendale (Phoenix), Arizona	18-hole private course	11/30/07	$17,357	$15,051

Arrowhead Golf Club Littleton (Denver), Colorado	18-hole public course	11/30/07	$15,783	$10,013

Canyon Springs Golf Club San Antonio, Texas	18-hole public course	11/16/06	$13,010	$4,631

Clear Creek Golf Club Houston, Texas	18-hole public course; concession holder interest	1/11/07	$1,888	$1,949

Continental Golf Course Scottsdale, Arizona	18-hole public course	11/30/07	$6,419	$2,805

Cowboys Golf Club Grapevine, Texas	18-hole public course; leasehold interest	12/26/06	$25,000	$26,043

Deer Creek Golf Club Overland Park (Kansas City), Kansas	18-hole public course	11/30/07	$8,934	$7,884

Desert Lakes Golf Course Bullhead City, Arizona	18-hole public course	11/30/07	$2,637	$2,149

Eagle Brook Country Club Geneva (Chicago), Illinois	18-hole private course	11/30/07	$16,253	$12,600

Foothills Golf Club Phoenix, Arizona	18-hole public course	11/30/07	$9,881	$7,740

Forest Park Golf Course St. Louis, Missouri	27-hole public course; leasehold interest	12/19/07	$13,372	$14,216

Fox Meadow Country Club Medina, Ohio	18-hole private course	12/22/06	$9,400	$8,617
Golf Club at Fossil Creek Fort Worth, Texas	18-hole public course	11/16/06	$7,686	$5,271

Hunt Valley Golf Club Phoenix (Baltimore), Maryland	27-hole public course	11/30/07	$23,430	$14,101

Kokopelli Golf Club Phoenix, Arizona	18-hole public course	11/30/07	$9,416	$5,877

Lake Park Golf Club Dallas-Fort Worth, Texas	27-hole public; concession holder interest	11/16/06	$5,632	$5,803

LakeRidge Country Club Lubbock, Texas	18-hole private course	12/22/06	$7,900	$5,344

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Legend at Arrowhead Golf Resort Glendale, Arizona	18-hole public course	11/30/07	$10,438	$6,224

London Bridge Golf Course Lake Havasu, Arizona	36-hole public course	11/30/07	$11,805	$8,939

Majestic Oaks Golf Club Ham Lake (Minneapolis), Minnesota	45-hole public course	11/30/07	$13,217	$9,500

Mansfield National Golf Club Dallas-Fort Worth, Texas	18-hole public course; leasehold interest	11/16/06	$7,147	$7,362

Meadowbrook Golf & Country Club Tulsa, Oklahoma	18-hole private course	11/30/07	$11,530	$7,594

Mesa del Sol Golf Club Yuma, Arizona	18-hole public course	12/22/06	$6,850	$6,429

Micke Grove Golf Course Lodi, California	18-hole public course; leasehold interest	12/19/07	$6,550	$7,212

Mission Hills Country Club Northbrook (Chicago), Illinois	18-hole private course	11/30/07	$4,779	$3,715

Painted Desert Golf Club Las Vegas, Nevada	18-hole public course	11/30/07	$9,468	$7,560

Painted Hills Golf Club Kansas City, Kansas	18-hole public course	12/22/06	$3,850	$3,268

Plantation Golf Club Dallas-Fort Worth, Texas	18-hole public course	11/16/06	$4,424	$524

Royal Meadows Golf Course Kansas City, Missouri	18-hole public course	12/22/06	$2,400	$1,729

Ruffled Feathers Golf Club Lemont (Chicago), Illinois	18-hole public course	11/30/07	$13,883	$10,449

Shandin Hills Golf Club San Bernardino, California	18-hole public course	3/7/08	$5,249	$5,374

Signature Golf Course Solon, Ohio	18-hole private course	12/22/06	$17,100	$15,002

Stonecreek Golf Club Phoenix, Arizona	18-hole public course	11/30/07	$14,095	$7,922

Superstition Springs Golf Club Mesa, Arizona	18-hole public course	11/30/07	$11,042	$6,640

Tallgrass Country Club Wichita, Kansas	18-hole private course	11/30/07	$5,405	$3,972

Tamarack Golf Club Naperville (Chicago), Illinois	18-hole public course	11/30/07	$7,747	$5,688

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Tatum Ranch Golf Club Cave Creek (Phoenix), Arizona	18-hole private course	11/30/07	$6,379	$5,376

The Golf Club at Cinco Ranch Houston, Texas	18-hole public course	11/16/06	$7,337	$1,705

Weymouth Country Club Medina, Ohio	18-hole private course	12/22/06	$10,500	$9,588

Pending Acquisitions. Pursuant to a purchase and sale agreement with American Golf Corporation and certain of its affiliates, we have committed to acquire three additional golf courses by April 17, 2008, subject to certain conditions, which courses will also be operated by EAGLE.

Properties Operated by Heritage Golf. Heritage Golf Group, LLC, a nationwide owner and operator of golf courses that began operations in 1999, operates four of our golf courses. Heritage Golf has acquired and developed a portfolio of well-known and acclaimed high-end, daily fee, resort and private golf facilities in California, Texas, Georgia, Florida, and South Carolina. Prior to our acquisition of Palmetto Hall Plantation Club, none of Heritage Golf or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

We have leased the properties to subsidiaries of Heritage Golf for initial terms of 20 years, with six five-year renewal options for all of the golf courses other than Palmetto Hall Plantation Club, which lease provides for four five-year options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Palmetto Hall Plantation Club Hilton Head, South Carolina	36-hole public courses	4/27/06	$7,600	$6,869

Talega Golf Club San Clemente, California	18-hole public course	10/16/06	$18,000	$12,835

Valencia Golf Club Santa Clarita, California	18-hole private course	10/16/06	$39,533	$25,921

Weston Hills Country Club Weston, Florida	36-hole private courses	10/16/06	$35,000	$29,763

In connection with the purchase of the Weston Hills Country Club, we have agreed to pay additional future purchase consideration not to exceed $5.3 million contingent upon the property achieving certain performance targets in 2009.

In connection with the purchase of the Talega and Valencia Golf Clubs, we have agreed to pay additional future purchase consideration not to exceed $8.6 million contingent upon those properties achieving certain performance targets in 2009.

Property Operated by IRI Golf. I.R.I. Golf Group, LLC, a golf course investment and management company founded in 1991 by Jeff Silverstein, operates Raven Golf Club at South Mountain™ in Phoenix, Arizona. IRI Golf has extensive golf management experience, owning and operating 19 golf facilities in Arizona, Nevada, North Carolina, South Carolina, Texas and Washington. We have licensed the use of the Raven brand for uses specific to this property for up to four years. Prior to the consummation of our acquisition of Raven Golf Club at South Mountain™, none of IRI, or its subsidiaries or affiliates, was related to us, affiliated with us or a partner in our business.

We have leased the property to a subsidiary of IRI for an initial term of 20 years, with four five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Raven Golf Club at South Mountain™ Phoenix, Arizona	18-hole public course	6/09/06	$12,750	$10,403

Property Operated by Billy Casper Golf. Billy Casper Golf, LLC, a golf course investment and management company headquartered in Northern Virginia, operates Bear Creek Golf Club. Billy Casper Golf currently manages or leases 68 golf courses in 21 states. Prior to the consummation of our acquisition of the Bear Creek Property, none of Billy Casper Golf or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

We have leased the property to a subsidiary of Billy Casper Golf for an initial term of 22 years, with four five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Bear Creek Golf Club Dallas, Texas	36-hole public course	9/08/06	$11,100	$11,553

Attractions

As part of our lifestyle portfolio, we have made significant investments in the attractions asset class to date. Our assets in this category include theme and amusement parks, waterparks and family entertainment centers. We believe that trends in the attraction properties industry will enable us to continue to identify and acquire additional properties in this asset class consistent with our acquisition and investment return policies.

The broad distinctions between the types of attractions we buy are as follows: theme parks are generally amusement parks that are designed to carry out a theme in one or more areas of the park; waterparks can involve either outdoor or indoor waterparks depending on the location; and family entertainment center(s) (“FECs”) are community based attractions often located in residential areas, and who offer multiple anchor attractions as opposed to single attractions like bowling or skating centers.

Amusement Parks Industry Overview

The U.S. amusement park business, with its thrill rides, water parks and animal-themed attractions constitutes the largest retail family entertainment industry in the world. Theme park visitation has been building steadily over the past five years and many parks have spent a significant amount of capital on new rides and attractions. According to a 2007 report by PricewaterhouseCoopers, LLP and Wilkofsky Gruen Associates, overall spending will increase from 12 billion in 2007 (up 6.7% from 11.2 billion in 2006) to 14.0 billion in 2011, growing at a compound annual rate of 3.9 percent. Attendance is projected to increase from 349 million in 2007 (up 2.3% from 341 million in 2006) to 367 million in 2011, a 1.8 percent compound annual growth rate.

In addition to positive demand trends for the U.S. attractions business, specific segments of that business have seen significant operating success, such as indoor waterpark resorts.

Waterparks Industry Overview

According to The 2008 Leisure Market Research Handbook (Richard K. Miller & Associates, October 2007), as of 2007, there were 181 indoor waterpark resorts in operation throughout North America, including 37 of which opened in 2007. As of 2000, there were only 24, all located in the Midwest. According to Hotel and Leisure Advisors, hotels with indoor waterparks had 19,000 guestrooms and 2.2 million square feet of waterpark facilities at year-end 2006. Forty-nine of the 60 waterparks are located in the United States, and 11 of the waterparks are in Canada, which generally offers smaller indoor water features with less than 10,000 square feet. Nearly half of the indoor parks in the United States are located in Wisconsin and Ohio, 15 of the 24 indoor waterparks resorts are located in the Wisconsin Dells area, which is where our Wolf Dells Property is located. In general, the increase in the number of guestrooms constructed has kept pace with steady increases in demand for indoor waterparks.

Family Entertainment Centers Industry Overview

Family entertainment centers (“FECs”) are included in the regional park segment of the amusement park industry. Typically, FECs draw their core audience from within a 25-mile radius of their location. The FEC industry has continued to demonstrate growth over the years in its demographic reach, average spending per-capita and visiting patterns, all of which have contributed to the health of the industry.

Our waterparks and theme parks tend to compete with other theme parks and attractions within a 150-300 mile radius, depending on the types, sizes and locations of the parks. Destination theme parks compete with other like theme parks, whereas theme parks that do not offer beds and restaurants compete with other similarly situated theme parks. An indoor waterpark likewise competes with other indoor waterparks, and may even be segmented into destination waterparks like destination theme parks. Our FECs tend to compete within a 25 mile radius with other FECs.

Our Attraction Operators and Properties

We currently own 24 attraction properties, including properties in the amusement and theme parks, outdoor and indoor waterparks and family entertainment center sub-categories (some of which combine amusement and waterpark activities in a single location and facility). We have entered into leases and joint venture agreements relating to these properties with six different operators, five of whom are operating multiple properties for us.

The general terms of our leases can be found in “—Property Lease Terms” below. For convenience, we list our properties below categorized according to operator. Information on our indoor waterparks can be found in “—Joint Venture Arrangements” below. Dollar information in the tables below is presented in thousands. Initial purchase prices provided in the tables below do not include closing costs or capital expenditures. The federal income tax basis of the depreciable portion of the property includes closing costs and acquisition expenses.

Property Operated by Boyne. Boyne operates the Gatlinburg Skylift property. The company and the ski properties it operates for us are described under “—Ski and Mountain Lifestyle—Our Ski and Mountain Lifestyle Operators and Properties—Boyne Properties.”

We have entered into a lease agreement with an initial term of 20 years, with four five-year renewal options, with Boyne for operation of the Gatlinburg Skylift.

	Property Description	Date Acquired	Initial Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Gatlinburg Skylift Gatlinburg, Tennessee	Scenic chairlift; leasehold interest	12/22/05	$19,940	$20,970

Boyne has the option to repurchase this property in the future at an amount sufficient to provide us with a stated rate of return on our initial purchase price. The option can be exercised by Boyne during the period beginning March 31, 2012 until March 31, 2030 or upon termination of the lease, whichever is earlier.

Properties Operated by HFE Horizon. HFE Horizon, LP, formerly a division of Herschend Family Entertainment that focuses its business on micro-waterparks, operates our Hawaiian Falls waterparks. The principals of HFE Horizon have been involved in the ownership and operation of theme parks, waterparks and family entertainment centers for over 30 years. Prior to our acquisition of the waterparks, none of HFE Horizon or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

We have entered into sub-leases with a subsidiary of HFE with terms of 27 years and no renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Hawaiian Falls—Garland Garland, Texas	11-acre waterpark; leasehold interest	4/21/06	$6,318	$6,725

Hawaiian Falls—The Colony The Colony, Texas	12-acre waterpark; leasehold interest	4/21/06	$5,807	$6,181

Property Operated by Magic Springs Development. Magic Springs Development Co., LLC operates Magic Springs and Crystal Falls Theme Park. The principals of Magic Springs Development have been involved in the theme park industry since 1989. Magic Springs was rebuilt and opened in 2000 by Magic Springs Development.

We have leased the theme park to Magic Springs Development for an initial term of 20 years, with four five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Magic Springs and Crystal Falls Theme Park Hot Springs, Arkansas	70-acre theme park and waterpark	4/16/07	$20,000	$16,505

Properties Operated by PARC. PARC Management, LLC, a theme park management company formed in 2002 and headquartered in Jacksonville, Florida, operates the three waterparks and four theme parks (collectively, the “Parks”) described below. PARC Management’s principals were the creators of Leisure and Recreation Concepts, Inc. and Alfa SmartParks, Inc. Prior to our acquisition of the Parks, neither PARC Management nor its subsidiaries were related to us, affiliated with us or a partner in our business.

The Parks, which operate in regional markets and generally open in April and close in late October, were previously owned and operated by Six Flags, Inc. The aggregate purchase price was $312.0 million, consisting of $290.0 million in cash and an unsecured subordinated promissory note in the original principal amount of $22.0 million. The note has a term of ten years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years.

We have entered into leases with PARC Management for the Parks with initial terms ending December 2029 and three ten-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Darien Lake Buffalo, New York	978-acre theme and waterpark	4/6/07	$109,000	$105,154

Elitch Gardens Denver, Colorado	62-acre theme and waterpark	4/6/07	$109,000	$34,364

Frontier City Oklahoma City, Oklahoma	113-acre theme park	4/6/07	$17,750	$16,754

Splashtown Houston, Texas	53-acre waterpark	4/6/07	$13,700	$5,637

WaterWorld Concord, California	23-acre waterpark; leasehold interest	4/6/07	$10,800	$11,950

White Water Bay Oklahoma City, Oklahoma	21-acre tropical themed waterpark	4/6/07	$20,000	$15,315

Wild Waves & Enchanted Village Seattle, Washington	67-acre theme and waterpark; leasehold interest	4/6/07	$31,750	$33,757

Properties Operated by Trancas Capital. Trancas Capital, LLC, a real estate and management operating company founded in 2003 and focused on acquiring and operating family entertainment centers, operates the 11 FECs described below. Trancas and its subsidiary, Zuma Holdings, LLC, manage FECs under the Camelot Park, Mountasia Family Fun Center, Fiddlesticks, Funtasticks and Zuma Fun Center brand names. Trancas is the second largest operator of FECs in the United States. Prior to our acquisition of these properties, none of Trancas or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

We have leased the FECs to an affiliate of Trancas Capital pursuant to lease agreements with an initial term of 20 years, with three ten-year renewal options, except for the Putt Putt Fun Center in Lubbock, Texas, the Putt Putt Fun Center in Raleigh, North Carolina and Camelot Park in Bakersfield, California, which have initial terms ranging from three to 20 years with up to three renewal options ranging from one to 16 years.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Camelot Park Bakersfield, California	Miniature golf course, go-karts, batting cages and arcade; leasehold interest	10/6/06	$948	$1,002

Fiddlesticks Fun Center Tempe, Arizona	Miniature golf course, bumper boats, batting cages and go-karts	10/6/06	$5,016	$918

Funtasticks Fun Center Tucson, Arizona	Miniature golf course, go-karts, batting cages, bumper boats and kiddie land with rides; fee and leasehold interests	10/6/06	$6,424	$3,400

Grand Prix Tampa Tampa, Florida	Miniature golf course, go-kart and batting cages	10/6/06	$3,254	$850

Mountasia Family Fun Center North Richland Hills, Texas	Two miniature golf courses, go-karts, bumper boats, batting cages, paintball fields and arcade	10/6/06	$1,776	$1,022

Putt Putt Fun Center Lubbock, Texas	Batting cages, go-karts and bumper boats; leasehold interest	10/6/06	$1,779	$1,881

Putt Putt Fun Center Raleigh, North Carolina	Batting cages, go-karts and bumper boats; leasehold interest	10/6/06	$811	$857

Zuma Fun Center Charlotte, North Carolina	Miniature golf course, batting cages, bumper boats and go-karts	10/6/06	$7,378	$2,933

Zuma Fun Center Knoxville, Tennessee	Miniature golf course, batting cages, bumper boats, rock climbing and go-karts	10/6/06	$2,037	$1,212

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis of Depreciable Portion of Property
Zuma Fun Center North Houston, Texas	Miniature golf course, batting cages, bumper boats and go-karts	10/6/06	$916	$231

Zuma Fun Center South Houston, Texas	Miniature golf course, batting cages, bumper boats and go-karts	10/6/06	$4,883	$1,569

Additional Lifestyle Properties

Although we have focused, and anticipate that we will continue to focus, on the acquisition of lifestyle properties in the Ski and Mountain Lifestyle, Golf and Attractions asset classes, we have in the past, and will continue to consider in the future, acquiring other lifestyle properties that we believe are consistent with our investment objectives and are likely to be utilized by the changing demographics of the population that will seek lifestyle recreational and related activities. To date, we have acquired properties including marinas and a powersports dealership in addition to our key assets.

The general terms of our leases with respect to these additional properties can be found in “—Property Lease Terms” below. We have incurred financing for, or collateralized by, certain of our additional properties, the terms of which are described under “—Borrowing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Initial purchase prices provided in the tables below do not include closing costs or capital expenditures. The federal income tax basis of the depreciable portion of the property includes closing costs and acquisition expenses.

Properties Operated by Marinas International. Marinas International operates our ten marina properties. Marinas International is a privately held company formed in 1984 to acquire a marina portfolio. Based in Dallas, Texas, Marinas International owns full-service marinas in seven states and offers gas docks, slip stores, food service, boat sales and rental operations. We consider Marinas International to be one of the top four competitors in the marina business in the United States with a portfolio that includes marinas and parks on both lakefront and ocean sites. Prior to our acquisition of the marinas, none of Marinas International, or its subsidiaries or affiliates, was related to us, affiliated with us or a partner in our business. Certain of our marinas properties are located on land owned by the State of Ohio, as well as the U.S. Government, and operated under permits and approvals from the U.S. Army Corps of Engineers.

As part of our acquisition of the marinas, we have entered into long-term triple-net leases with affiliates of Marinas International to operate the properties on our behalf. The leases are for an initial term ranging from 15 to 21 years with either four or five five-year renewal options.

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis on Depreciable Portion of Property
Beaver Creek Resort Monticello, Kentucky	275 wet slips; leasehold interest	12/22/06	$10,525	$10,907

Burnside Marina Somerset, Kentucky	400 wet slips; leasehold interest	12/22/06	$7,130	$7,410

Crystal Point Marina Point Pleasant, New Jersey	200 wet slips; fee and leasehold interests	6/8/07	$5,600	$4,179

	Property Description	Date Acquired	Purchase Price	Federal Income Tax Basis on Depreciable Portion of Property
Eagle Cove Marina Byrdstown, Tennessee	106 wet slips; fee and leasehold interests	8/1/07	$5,300	$4,664

Great Lakes Marina & Storage Muskegon, Michigan	350 wet slips, 150 dry storage units	8/20/07	$10,088	$7,257

Holly Creek Marina Celina, Tennessee	250 wet slips; fee and leasehold interests	8/1/07	$6,790	$6,680

Lakefront Marina Port Clinton, Ohio	470 wet slips; leasehold and fee interests	12/22/06	$5,600	$3,214

Manasquan River Club Brick Township, New Jersey	199 wet slips;	6/8/07	$8,900	$3,751

Pier 121 Marina and Easthill Park Lewisville, Texas	1,007 wet slips, 250 dry storage units; leasehold interest	12/22/06	$37,190	$38,471

Sandusky Harbor Marina Sandusky, Ohio	660 wet slips; leasehold and fee interests	12/22/06	$8,953	$6,703

Pending Acquisitions. Pursuant to our asset purchase agreement with Marinas International, the closing on the Harborsview marina located in Ketchum, Oklahoma is scheduled to occur on or before June 1, 2008. We are continuing negotiations with Marinas International and there can be no assurance that these negotiations will be successful, any conditions required for closing will be satisfied or, if satisfied, that the additional property will ultimately be acquired.

Property Operated by Rt. 66-Harley-Davidson Inc. Although not a major part of our portfolio, we own a motorcycle dealership in Tulsa, Oklahoma. Rt. 66 Harley Davidson Inc. acquired the Route 66 Harley-Davidson dealership in December of 1998. The dealership was re-branded with Route 66 as a new prototype dealership. Prior to our acquisition of the Route 66 Harley-Davidson dealership, none of Rt. 66 Harley Davidson or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

On April 27, 2006, we acquired the Route 66 Harley Davidson dealership for $6.5 million. The 46,000 square-foot facility includes merchandise, parts and service departments, a 50’s-style 5 & Diner restaurant and conference and event facilities. The Route 66 Harley-Davidson dealership was named the 2006 Grand Prize Winner among Dealernews Top 100 powersport retailers in the country.

In connection with our acquisition, we entered into a triple-net lease with Route 66 Real Estate, LLC to operate the property. The lease has a term of 20 years with four five-year renewal options.

Property Operated by GREP Southeast, LLC Management Series. In 2007, Mizner Court Holdings, LP defaulted on its $15.0 million mezzanine loan payable to us which we had purchased in March 2006 from Column Financial, Inc. The proceeds from the mezzanine loan, in addition to proceeds from an $89.0 million first mortgage loan, were used to acquire a 450-unit apartment complex in Boca Raton, Florida with the intent to convert the complex into condominiums. On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income and an allowance for loan loss was established. During the year ended December 31, 2007, we made approximately $1.7 million in payments due under the borrower’s first mortgage on behalf of Mizner in order to protect our investment position and paid approximately $0.7 million to cover operating shortfalls at the property. Pursuant to an agreement between the borrower, the owner, the senior lender and us, on December 17, 2007, a foreclosure sale was completed on the property and on December 31, 2007, we received title to the property. Simultaneously, we refinanced the property for approximately $85.4 million and repaid part of the existing senior debt on the property. At this time we wrote off all remaining unamortized note organization costs which totaled $137,500. Our new loan is from PB (USA) Realty Corporation and PB Capital Corporation, and is collateralized by a mortgage on the Mizner Court apartment complex. The $85.4 million loan bears interest annually at a variable rate based on 30-day LIBOR plus a spread and matures on January 2, 2015. See “Financing and Borrowing-Lifestyle Residential Financing.” GREP Southeast, LLC Management Series, an affiliate of Greystar Management, was founded in 1993 and manages over 80,000 apartments and clients including developers, financial institutions, pension funds, REITs and individual investors.

Equity Investment Portfolio

While we may acquire assets directly by purchasing a fee, leasehold interest or similar interest, this section discusses equity that we have invested or may invest in, and the possibility that we may acquire the stock of or other interests in REITs, other real estate operating companies or joint ventures.

REITs or Real Estate Operating Companies.

With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our articles of incorporation and bylaws, we may seek to acquire, or seek partnerships or joint ventures with, publicly traded or privately owned entities that own lifestyle properties. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. We have not yet made any investments in REITs or other real estate operating companies as of the date of this prospectus.

In most cases, we evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Any entity we acquire would generally be operated as either a wholly owned or controlled subsidiary. The criteria we consider when acquiring a property or an entity can be found in “—Selection of Properties.” We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT.

Joint Venture Arrangements.

We have entered and may continue to enter into joint ventures to purchase and hold properties with various unaffiliated Persons or entities for investment. We have structured each of our joint ventures such that our partners subordinate their returns to our minimum return. This structure may provide us with some protection against the risk of downturns in performance. We anticipate using this structure in some form in the future.

We may also enter into a joint venture with another program formed by our Advisor or its affiliates if a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction determine that the investment in such joint venture is fair and reasonable to us and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. We may take more or less than a 50% interest in any joint venture, subject to obtaining the requisite approval of the directors. See “Risk Factors—Real Estate and Other Investment Risks—We may not control our joint ventures” and “Risk Factors—Real Estate and Other Investment Risks—It may also be difficult for us to exit a joint venture after an impasse.”

Under the terms of each joint venture agreement, it is anticipated that each joint venture partner will be jointly and severally liable with us for all debts, obligations, and other liabilities of the joint venture, and we will have the power to bind each other with any actions we take within the scope of the joint venture’s business. In addition, it is expected that our Advisor or its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by our Advisor or its affiliates on behalf of the joint venture. It is expected that a joint venture would be dissolved upon the occurrence of certain events, including the bankruptcy, insolvency, or termination of any co-venturer, sale of the property owned by the joint venture, our mutual agreement with our joint venture partner to dissolve the joint venture, and the expiration of the term of the joint venture. The joint venture agreement typically will restrict each venturer’s ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its co-venturer, and will provide a customary buy/sell provision that could be triggered by either party typically after a period of time has passed since the inception of the venture. In addition, in any joint venture with another program sponsored by our Advisor or its affiliates, where such arrangements are entered into for the purpose of purchasing and holding properties for investment, in the event that one party desires to sell the property and the other party does not desire to sell, either party will have the right to trigger dissolution of the joint venture by sending notice to the other party. Such notice will establish the price and terms for the sale or purchase of the other party’s interest in the joint venture to the other party. The joint venture agreement will grant the receiving party the right to elect either to purchase the other party’s interest on the terms set forth in the notice or to sell its own interest on such terms.

Under the terms of each joint venture agreement, operating profits and losses generally will be allocated on a pro-rata basis to each co-venturer. Profits from the sale or other disposition of joint venture property generally will be allocated first to any co-venturers with negative capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter on a pro rata basis in proportion to the ownership of each co-venturer. Similarly, losses from the sale or other disposition of joint venture property generally will be allocated first to joint venture partners with positive capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter on a pro rata basis to each co-venturer. Notwithstanding any other provisions in the joint venture agreement, income, gain, loss, and deductions with respect to any contributed property will be shared in a manner which takes into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with Section 704(c) of the Code.

Net cash flow from operations of the joint venture generally will be distributed on a pro-rata basis to each joint venture partner. Any liquidation proceeds, after paying joint venture debts and liabilities and funding reserves for contingent liabilities, generally will be distributed first to the joint venture partners with positive capital account balances in proportion to such balances until such balances equal zero, and thereafter on a pro-rata basis to each joint venture partner. Nevertheless, there may be some transactions in which we get a preferred return so that we receive distributions before the co-venturer receives its distributions; and in some of these situations, the co-venturer might get a larger share of the remaining proceeds. Conversely, there may be some transactions in which the co-venturer gets a preferred return so that it receives distributions before we receive ours; and in some of these situations, we might get a larger share of the remaining proceeds. With respect to our joint venture with Intrawest, Intrawest may receive a greater return than us if the Resort Village Properties perform at certain levels. Our joint ventures with DMC and Great Wolf also have a similar feature. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our venture accounting and the performance of our current ventures.

For the allocations of joint venture income, gain, loss, and deduction provided in joint venture agreements to be respected for federal income tax purposes, it is expected that any joint venture agreement either (i) (a) will contain a “qualified income offset” provision, (b) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an “Adjusted Capital Account Deficit,” and (c) will require (1) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv) and (2) that distributions of proceeds from the liquidation of a partner’s interest in the joint venture (whether or not in connection with the liquidation of the joint venture) be made in accordance with the partner’s positive capital account balance; and/or (ii) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). See “Federal Income Tax Considerations—Investment in Joint Ventures.”

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), we will confirm that such person or entity has met certain requisite financial qualifications.

We may acquire properties from time to time by issuing limited partnership units in an operating partnership to sellers of such properties pursuant to which the seller, as owner, would receive partnership interests convertible at a later date into our common stock. This structure enables a property owner to transfer property without incurring immediate tax liability, and therefore may allow us to acquire properties on more favorable terms than we would otherwise receive.

Intrawest Joint Venture. In December 2004, we acquired an 80.0% interest, through unconsolidated entities (the “Intrawest Partnership”), retail and commercial properties at seven resort villages in the United States and Canada (the “Resort Village Properties”), six of which are located near ski resorts and one of which is located near a golf resort. The Intrawest Partnership paid approximately $111.9 million in initial purchase price for the Resort Village Properties, which were then encumbered with mortgage loans. As of December 31, 2007, the outstanding principal balance on these loans totaled approximately $70.5 million. Intrawest Corporation (new Intrawest ULC Corporation) and its affiliates collectively (“Intrawest”) owned and operated these properties prior to the transaction. Intrawest continues to hold a 20% interest and operates the properties under long-term management agreements. The Resort Village Properties consist of approximately 408,000 square feet of leasable retail and commercial space at the following locations:

•	the Village at Blue Mountain, Ontario;

•	Whistler Creekside, British Columbia;

•	the Village at Copper Mountain, Colorado;

•	the Village at Mammoth Mountain, California;

•	the Village of Baytowne Wharf (Sandestin), Florida;

•	the Village at Snowshoe Mountain, West Virginia; and

•	the Village at Stratton, Vermont.

Under the terms of our partnership agreement with Intrawest, we receive a preferred return up to a certain threshold with that preference alternating between the partners at various thresholds thereafter. Although we own an 80.0% interest in the property and receive a certain return prior to any payments to Intrawest, Intrawest has equal voting rights on the management board of the property and shares control over certain key decisions with us.

The purchase price above is approximate and excludes acquisition and closing costs. The estimated federal income tax basis of the depreciable portion (building and improvements) of the Canadian Resort Village Properties acquired was approximately $12.1 million for the Village at Blue Mountain and $21.0 million for Whistler Creekside, including a portion of the acquisition costs. The federal income tax basis of the depreciable portion (building and improvements) of the U.S. Resort Village Properties acquired, including a portion of the acquisition costs, and reflecting our 80.0% ownership interest, are as follows (in thousands):

Copper	$18,823
Mammoth	$18,573
Sandestin	$14,513
Snowshoe	$7,198
Stratton	$7,783

At the closing of the acquisition of the Resort Village Properties, Intrawest entered into new leases for certain commercial space in the Resort Village Properties that is occupied by Intrawest or its affiliates. The new leases are gross leases that have terms of 15 or 20 years, with four five-year renewal options and annual base rents approximating market rates. Additionally, Intrawest provided a full recourse indemnity guaranteeing the payment of contractual rents for all existing leases made to Intrawest or any of its affiliates for the term of each of those leases.

Additionally, the U.S. and Canadian Resort Village Properties are managed by affiliates of Intrawest pursuant to management agreements that provide for an initial operating term expiring on December 31, 2024, with four five-year renewal options, subject to certain termination rights. The managers are paid a fee based upon a percentage of revenues of the respective U.S. and Canadian Resort Village Properties. Upon closing of both the U.S. and Canadian transactions, Intrawest executed interim leases for all vacant space. The interim leases for the U.S. Resort Village Properties are for a term of four years expiring in December 2008 or until otherwise leased with minimum base rents at market rates. The interim leases for the Canadian Resort Village Properties are for a term of ten years expiring in December 2014 or until otherwise leased with minimum base rents at market rates. Intrawest, through various affiliates, leased approximately 53.4% and 47.9%, respectively, of the gross leaseable space at the Resort Village Properties as of December 31, 2007 and 2006.

Intrawest Corporation, which is owned by funds managed by Fortress Investment Group LLC and is headquartered in Vancouver, British Columbia, Canada, operates retail and commercial properties at seven resort villages listed below and in which we own an interest. Intrawest owns or controls ten mountain resorts in North America’s most popular mountain destinations, including Whistler Blackcomb, a host venue for the 2010 Winter Olympic Games. Intrawest also owns Sandestin Golf and Beach Resort in Florida and owns Club Intrawest, a premier vacation ownership business.

Our interests at the Village at Blue Mountain and Whistler Creekside are referred to as the “Canadian Resort Village Properties” and our interests at the Village at Copper Mountain, the Village at Mammoth Mountain, the Village of Baytowne Wharf, the Village at Snowshoe Mountain and the Village at Stratton are referred to as the “U.S. Resort Village Properties.” Due to certain legal, tax and lender requirements, the Canadian Resort Village Properties were acquired by us through a trust. In order to provide a portion of the funds required for our acquisition of the Canadian Resort Village Properties, the partners each made loans to the purchasing trust in the amounts of $8,820,000 and $2,280,000, respectively (collectively the “Mezzanine Loans”). The Mezzanine Loans are collateralized by pledges of the beneficial interests of CNL Retail Upper Holding Trust that is also our wholly owned subsidiary and the owner of 99% of the beneficial interests in the trust. The Mezzanine Loans are fully subordinated to a mortgage loan in the amount of approximately $22,800,000 (at December 31, 2007, $1.0194 Canadian dollar was equal to approximately $1.00 U.S. dollars), from Congress Financial Corporation, an affiliate of Wachovia Bank, N.A. Intrawest is not a beneficiary of the trust, but indirectly must consent to certain actions of the trust.

In connection with the acquisition of the Canadian Resort Village Properties, we acquired, through a wholly owned subsidiary, the exclusive and irrevocable option to purchase certain new commercial space that may be developed by Intrawest at Blue Mountain Resort. We purchased the option for approximately $300,000 and it expires on December 31, 2024. Further, in conjunction with the purchase of the U.S. Village Resort Properties, certain Intrawest affiliates granted the Intrawest Partnership an option to purchase, from time to time, additional properties at each of the resort villages that may be developed in the future by Intrawest or any wholly-owned subsidiary of Intrawest as commercial property. No additional consideration was paid for this option. The purchase price of any additional property to be purchased will be an amount equal to 115% of Intrawest’s costs. The term of the option expires on December 31, 2024. The Intrawest Partnership was also granted a right of first offer for the purchase of certain existing commercial spaces owned by Intrawest and its affiliates at each of the resorts.

Great Wolf Joint Venture. Pursuant to a series of transactions in the fourth quarter of 2005, we entered into a partnership with Great Bear Lodge of Wisconsin Dells, LLC (“Wolf Dells”), Great Bear Lodge of Sandusky, LLC (“Wolf Sandusky”) and Great Wolf Resorts, Inc., the parent company of Wolf Dells and Wolf Sandusky (collectively, “Great Wolf”) and acquired the waterpark resort and hotel properties known as “Great Wolf Lodge–Wisconsin Dells” in Wisconsin Dells, Wisconsin (the “Wolf Dells Property”) and “Great Wolf Lodge–Sandusky” in Sandusky, Ohio (the “Wolf Sandusky Property”, and with the Wolf Dells Property, the “Great Wolf Properties”). The Wolf Dells Property includes 309 guest suites, 77 condominium units with 128 rooms, a 64,000 square foot indoor entertainment area with a 76,000 square foot waterpark. The Wolf Sandusky Property includes 271 guest suites, a 42,000 square foot indoor entertainment area with a waterpark. The agreed upon value for the Great Wolf Properties upon formation of the venture was $114.5 million. We own a 69.7% interest in the partnership for which we contributed a total of approximately $81.3 million. Subsequent to the formation of the venture, the Great Wolf Properties were encumbered by a $63.0 million loan. The proceeds of the loan were distributed pro rata to us and Great Wolf in accordance with the partnership interests. We receive a preferred return on our invested capital up to a certain threshold, after which Great Wolf receives its preferred return up to a certain threshold, and then returns are split pro rata. Capital proceeds upon liquidation of the venture will be split pro rata between the partners. Although we own a 69.7% interest and receive a certain return prior to any payments to Great Wolf, Great Wolf has equal voting rights on the management board of the property and shares control over certain key decisions with us. Great Wolf may receive additional funds up to $3.0 million per waterpark resort if those properties achieve certain financial performance goals during 2008.

The Wolf Partnership, which was adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater competitive pressure, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations, however the affects of the economic downturn and competitive pressure is expected to continue to have an impact on our earnings in 2008.

The approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the properties is set forth below (the balances are presented at our approximate 69.7% interest):

Property	Federal Income Tax Basis
Wolf Dells	$38,500,000
Wolf Sandusky	$31,300,000

Upon the acquisition of the Great Wolf Properties, subsidiaries of the Wolf Partnership entered into separate lease agreements as landlords with two affiliated tenant partnerships as tenants for the leasing of each of the waterpark resorts. The Wolf Dells Property and the Wolf Sandusky Property are each operated by an affiliate of Great Wolf Resorts, Inc. pursuant to separate management agreements and separate coterminous license agreements, all of which are for a term of 15 years, with two five-year extensions. These agreements provide for a base management fee of 3.0% of gross revenues, incentive management fees upon achievement of certain financial performance goals by the properties and a base license fee of 3.0% of gross revenues.

Under the structure entered into in connection with the Wolf Partnership, we lease the properties to affiliated tenant partnerships, and our ownership in such tenant partnerships is held through a taxable REIT subsidiary, or “TRS.” The tenant partnerships owned by the TRS lease the properties from affiliated landlord entities and engage third-party managers to conduct day-to-day operations, as opposed to a structure whereby the affiliated landlord entities lease the properties to third-party tenants in exchange for rental revenue. For properties owned and leased to related tenants, our financial statements will include the operating results of the resorts as equity in earnings (losses) of unconsolidated entities rather than rent that would be recorded if such properties were leased to unrelated third-party tenants. Great Wolf Resorts, Inc., headquartered in Madison, Wisconsin and the nation’s largest owner, operator, and developer of family-oriented, destination resorts featuring indoor waterparks, operates both Great Wolf Lodges described in the table below. Great Wolf owns, operates and franchises these primarily drive-to resorts under both the Great Wolf Lodge and Blue Harbor Resort brands. Great Wolf has owned and developed hotels since 1995 and has been involved with the indoor waterpark business since acquiring the Great Wolf Lodge in the Wisconsin Dells in 1999. Prior to the executing of our agreements with Great Wolf relating to our joint venture for the Great Wolf Properties, none of Great Wolf or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our businesses.

Dallas Market Center Venture. Pursuant to a series of three investments between February and May 2005, we contributed approximately $73.7 million in equity to a partnership with the Dallas Market Center providing us with an 80% interest (the “DMC Partnership”). The agreed upon value of the properties owned by the DMC Partnership was $250.7 million and the partnership assumed loans with remaining principal balances totalling $158.6 million. The DMC Partnership owns four buildings at the Dallas Market Center (“DMC”), which consists of the World Trade Center, the Dallas Trade Mart, the International Floral and Gift Center (the “IFGC”), Market Hall and surface and garage parking areas (collectively the “DMC Property”). The World Trade Center consists of 15 floors encompassing the Fashion Center Dallas, showrooms and retailers offering gifts and home textiles and 4.8 million leaseable square feet. The Dallas Trade Mart has five floors encompassing gifts, housewares and lighting. Market Hall is a consumer and tradeshow exhibition hall. The IFGC houses permanent showrooms for floral products, holiday decorative products and related accessories. The federal income tax basis of the real estate assets acquired was approximately $225.0 million, representing our 80% ownership interest, which is being depreciated on a straight-line basis over the estimated remaining useful lives of the assets acquired. On October 12, 2005, the DMC Partnership entered into a memorandum of understanding and a development agreement to develop an approximate 500,000 square foot expansion, which included a 160,000 square foot lighting center expansion and additional parking at the Trade Mart (the “Trade Mart Expansion”). The Trade Mart Expansion was completed in October 2006. We funded our 80% portion (approximately $17.0 million) for our share of the project.

The DMC Partnership leases the DMC Property to Dallas Market Center Operating, L.P. and IFDC Operating L.P., both subsidiaries of the existing management company, Market Center Management Company, Ltd. (“MCMC”). Both leases are five-year triple-net leases with five five-year renewals. The leases require the payment of the greater of minimum annual rent of approximately $25.7 million or percentage rent. MCMC, an affiliate of Crow Holdings, operates the Dallas Market Center. MCMC or related predecessor entities have managed the DMC Property since the property’s inception in 1957. The indirect owner of the DMC Property, Crow Holdings, is the diversified group of investment companies that owns and directs the investments of the Trammell Crow family and its investment partners. Crow Holdings has significant investments including substantial stakes in privately held operating businesses around the world and in diversified financial assets. Prior to forming the DMC Partnership, none of Crow Holdings or its subsidiaries or affiliates was related to us, affiliated with us or a partner in our business.

Under the terms of our partnership agreement with DMC, we receive a preferred return up to a certain threshold with that preference alternating between the partners at various thresholds thereafter. Although we own an 80% interest in the DMC Property and receive a certain return prior to any payments to DMC, DMC has equal voting rights on the management board of the DMC Property and shares control over certain key decisions with us.

Property Lease Terms

General. The terms and conditions of any lease we enter into with regard to a property may vary from those described below. Our Advisor in all cases will use its best efforts to obtain terms at least as favorable as those described below. If our board of directors determines, based on the recommendation of our Advisor, that the terms of an acquisition and lease of a property, taken as a whole, are favorable to us, then our board of directors may, in its sole discretion, cause us to enter into leases with terms which are substantially different than the terms described below, provided the terms are consistent with our objective of qualifying as a REIT. In making such determination, our Advisor will consider such factors as the type and location of the property, the prior performance of the property, the purchase price of the property, the prior performance of the tenant, and the creditworthiness of the tenant.

Triple-net and gross leases. We will lease properties that we acquire to tenants primarily under long-term, triple-net leases to tenants or operators who are significant industry leaders. Under the triple-net leases, our tenants will generally be responsible for repairs, maintenance, ground lease payments, property taxes, utilities and insurance for the properties they lease. The tenants also will be required to pay for special assessments, sales and use taxes, and the cost of any renovations permitted under the leases. In addition, we have, and may continue to lease certain properties to qualified tenants or operators who are significant industry leaders under long-term, gross leases. Under a gross lease, the tenant generally pays its proportionate share of Operating Expenses above a contractual base amount. We will be the lessor under each lease except in certain circumstances in which we may be a party to a joint venture which will own the property. In those cases, the joint venture, not us, will be the lessor, and all references in this section to us as lessor therefore should be read accordingly.

Leases with subsidiaries. We may invest in interests in properties to be leased to subsidiaries, pursuant to leases which generally have a lease term of five to 20 years, plus multiple renewal options. Properties leased to subsidiaries will be managed by third-party operators. For properties subject to this arrangement, our consolidated financial statements will report the properties’ operating revenues and expenses rather than the rent contractually due under the leases with our subsidiaries. This structure has been implemented as permitted by the REIT Modernization Act of 1999 and is available for lodging assets. Under this law, which became effective on January 1, 2001, we are permitted to lease a property to a subsidiary provided that the subsidiary lessee engages a third party management company to operate the property and it makes a joint election with us to be treated as a taxable REIT subsidiary. If this election is made, rents received from the subsidiary will not be disqualified from being “rents from real property” under the Code. See “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties.”

Term of leases. We anticipate that properties generally will be leased for an initial term of five to 20 years with multiple renewal options. The minimum rental payment under the renewal option is expected to be greater than that due for the final year of the initial term of the lease. Upon termination of the lease, the tenant will surrender possession of the property to us, together with any improvements made to the property during the term of the lease. In cases where we own only the building and not the underlying land, the owner of the land may assume ownership of the building upon termination of the lease.

Lease payments and security. During the initial term of the lease, the tenant will pay us, as lessor, minimum annual base rent equal to a specified percentage of our cost of purchasing the property, and will be subject to periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases are expected to provide for the payment of additional rent generally based on a percentage of gross revenues at the property over certain thresholds. As security for our leases, we generally require the tenant to provide at least one of the following: (1) a security deposit, (2) a parent company guarantee of the tenant’s lease obligations, and/or (3) demonstration a certain net worth. In addition, where a tenant leases more than one property from us, we may require the leases, and pooling agreements, where applicable, to be cross-defaulted.

Assignment and sublease. In general, we expect that no lease may be assigned or subleased without our prior written consent (which may not be unreasonably withheld). A tenant may, however, generally assign or sublease a lease to its corporate affiliate, subsidiary or successor by merger or acquisition, if such assignee or subtenant agrees to operate the same type of facility on the premises, but only to the extent consistent with our objective of qualifying and maintaining our status as a REIT. Such leases will set forth certain factors (such as the financial condition of the proposed tenant or subtenant) that are deemed to be a reasonable basis for our refusal to consent to an assignment or sublease. In addition, we may refuse to permit any assignment or sublease that would jeopardize our continued qualification as a REIT. The original tenant generally will remain fully liable, however, for the performance of all tenant obligations under the lease following any such assignment or sublease unless we agree in writing to release the original tenant from its lease obligations.

Alterations to premises. A tenant will generally have the right to make certain improvements, alterations or modifications to the property without our prior written consent and at the tenant’s own expense. Under certain leases, the tenant, at its own expense, may make certain immaterial structural improvements without our prior consent. Certain leases may require the tenant to post a payment and performance bond for any structural alterations that exceed certain specified amounts.

Insurance, taxes, maintenance and repairs. Tenants of properties will be required, under the terms of our leases, to maintain, for our benefit and the tenant’s benefit, insurance that is commercially reasonable given the size, location and nature of the property. All tenants, other than those tenants with a substantial net worth, will generally also be required to obtain “rental value” or “business interruption” insurance to cover losses due to the occurrence of an insured event for a specified period, generally six to 12 months. Additionally, all tenants will be required to maintain liability coverage, including, where applicable, professional liability insurance. In general, no lease will be entered into unless, in the opinion of our Advisor, as approved by the board of directors, the insurance required to be obtained and maintained by the tenant pursuant to the lease adequately insures the property.

Our leases are expected to require that the tenant pay all taxes and assessments, maintenance, repair, utility, and insurance costs applicable to the real estate and permanent improvements. Tenants will be required to maintain such properties in good order and repair. Such tenants generally will be required to maintain the property and repair any damage to the property. In the event that we provide funding for certain capital expenditures, such funding is generally added to the tenant’s lease basis.

A tenant generally will be required to repair the property as long as the property is still suitable for its intended use in the event that less than a material portion of the property is taken for public or quasi-public use. Our leases will generally provide that, in the event of any condemnation of the property that does not give rise to an option to terminate the lease or in the event of any condemnation which does give rise to an option to terminate the lease and the tenant elects not to terminate, we will remit to the tenant the award from such condemnation and the tenant will be required to repair and restore the property. To the extent that the award exceeds the estimated costs of restoring or repairing the property, the tenant is required to disburse such excess amount to us upon completion of the restoration. The tenant’s rent will generally not be abated.

Events of default. The leases generally are expected to provide that the following events, among others, will constitute a default under the lease: (i) the insolvency or bankruptcy of the tenant, provided that the tenant may have the right, under certain circumstances, to cure such default; (ii) the failure of the tenant to make timely payment of rent or other charges due and payable under the lease, if such failure continues for a specified period of time (generally, five to 30 days); (iii) the failure of the tenant to comply with any of its other obligations under the lease (for example, the discontinuance of operations of the leased property) if such failure continues for a specified period of time (generally, 10 to 45 days) after notice from us of such failure; (iv) in cases where we enter into a development agreement relating to the construction or renovation of a building, a default under the development agreement or the indemnity agreement or the failure to establish the minimum annual rent at the end of the development period; (v) in cases where we have entered into other leases with the same tenant, a default under any such lease or pooling agreement, if any; and (vi) loss of licensure.

Upon default by the tenant, we generally will have the right under the lease and under most state laws to evict the tenant, re-lease the property to others, and hold the tenant responsible for any deficiency in the minimum annual base rent payments. Similarly, if we determine not to re-lease the property, we could sell the property. In the event that a lease requires the tenant to make a security deposit, we will have the right under the lease to apply the security deposit, upon default by the tenant, towards any payments due from the defaulting tenant. In general, the tenant will remain liable for all amounts due under the lease to the extent not paid from a security deposit or by a new tenant.

In the event that a tenant defaults under a lease with us, we will either attempt to locate a replacement tenant or discontinue operation of the facility. We will have no obligation to operate the facility and no operator of a facility will be obligated to permit us or a replacement operator to operate the facility.

Sale of Properties and Loans

During the period of time prior to December 31, 2015, we intend, to the extent consistent with our objective of qualifying and maintaining our status as a REIT, to reinvest any proceeds of the sale of assets that are not required to be distributed to stockholders in order to preserve our REIT status for federal income tax purposes in additional properties, loans or other Permitted Investments. We may also use such proceeds to reduce our outstanding indebtedness. At or prior to December 31, 2015, we intend to provide our stockholders with liquidity of their investment, either in whole or in part, through listing on a national securities exchange (although liquidity cannot be assured thereby), by commencing the orderly sale of our assets, or by merging with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amendment of our articles of incorporation. If listing occurs, we intend to use any Net Sales Proceeds not required to be distributed to stockholders in order to preserve our status as a REIT to reinvest in additional properties, loan or other Permitted Investments or to repay outstanding indebtedness.

In deciding the precise timing and terms of sales of assets or a merger, our Advisor will consider factors such as national and local market conditions, potential capital appreciation, cash flows, and federal income tax considerations. The terms of certain leases, however, may require us to sell a property at an earlier time if the tenant exercises its option to purchase a property after a specified portion of the lease term has elapsed. We will have no obligation to sell all or any portion of a property at any particular time, except as may be required under property or joint venture purchase options granted to certain tenants, partners or operators. In connection with seeking to provide stockholders with liquidity, we will only engage in a merger that results in the distribution to our stockholders of cash or securities of a publicly traded company. In connection with our sales of assets, we may take purchase money obligations as partial payment of the sales price, and the terms of payment will be affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money obligation is accepted in lieu of cash upon the sale of a property, we may continue to have a mortgage on the property and the proceeds of the sale may be realized over a period of years rather than at closing of the sale.

We do not anticipate selling any loans prior to the expiration of the loan term, except in the event that: (i) we own the property (land only) underlying the building improvements which secure a mortgage loan and the sale of the property occurs; (ii) we undertake an orderly sale of our assets; or (iii) we determine that it is in the best interest of our stockholders under certain circumstances We will not sell any assets if such sale would not be consistent with our objective of maintaining our status as a REIT.

Mortgage Loans and Other Loans

We may provide mortgage loans to operators to enable them to acquire or develop the land or buildings or as part of a larger acquisition or both. The mortgage loans will be collateralized by such property.

Generally, we believe that the terms of these transactions will be substantially the same as those of our property leases. We expect that any mortgage loans would provide for interest payments of fixed base interest. Certain mortgage loans may also provide for accrued interest based on our return expectations at the property. Management expects that the base interest rate charged under the terms of the mortgage loan will generally be comparable to, or slightly lower than, lease rates charged to tenants for properties. The borrower will be responsible for all of the expenses of owning the property, as with our triple-net leases, including expenses for insurance, repairs and maintenance. Management expects the mortgage loans to be amortized over a period of 10 to 20 years (generally, the same term as the initial term of the property leases), with payments of principal and interest due monthly.

We may provide short-term or mezzanine financing to businesses within our targeted asset classes that are experiencing growth opportunities which require additional investment capital. In order to remain competitive, many businesses will seek to expand their capacity and/or engage in development which provides them with the potential to grow their earnings and market share. This type of financing is similar to debt capital that gives the lender the rights to convert to an ownership or equity interest in the company if the loan is not paid back in time and in full. This debt is generally subordinated to debt acquired from senior lenders such as banks and venture capital companies. In the case of short-term or mezzanine loans, we will generally charge a higher rate of interest and try to obtain a mortgage collateralized by real estate. Our mortgage may not have first priority in the event of default. As a mezzanine or short-term lender, we expect that we will generally receive a portion of our return during the duration of the loan, with the balance payable upon maturity. The terms of these short-term or mezzanine loans will usually be less than five years.

We may combine leasing and financing in connection with our involvement with a particular property. For example, we may make a mortgage loan with respect to the building and acquire and lease the underlying land to the borrower. Management believes that the combined leasing and financing structure provides the benefit of allowing us to receive interest on our initial investment in each financed building. At the same time, we retain ownership of the underlying land, which may appreciate in value, thus providing an opportunity for a capital gain on the sale of the land. In such cases in which the borrower is also the tenant under a property lease for the underlying land, if the borrower does not elect to exercise its purchase option to acquire the property under the terms of the lease, then the building and improvements on the property will revert to us at the end of the term of the lease, including any renewal periods. If the borrower does elect to exercise its purchase option as the tenant of the underlying land, then we will generally have the option of selling the property at the greater of fair market value or cost plus a specified percentage.

We will not make or invest in mortgage loans unless an appraisal is obtained concerning the property that secures the mortgage loan. In cases in which the majority of the Independent Directors so determine, and in all cases in which the mortgage loan involves our Advisor, directors, or affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, we must obtain a mortgagee’s or owner’s title insurance policy or commitment regarding the priority of the mortgage and condition of the title.

We may also provide other loans to entities in which we own an interest. Such other loans may be collateralized by, among other things, the interests in the entity held by co-venturers.

We believe that the criteria for investing in mortgage loans are substantially the same as those involved in our investments in properties; therefore, we will use the same underwriting criteria as described above in “—Selection of Properties” In addition, we will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85% of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria and the loan is approved by our Independent Directors. In no event shall mortgage indebtedness on any property exceed such property’s appraised value. For purposes of this limitation, the aggregate amount of all mortgage loans outstanding on the property, including our other loans, shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property) and the current payment, which payment may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

We will not make or invest in any mortgage loans or other loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, the directors, or our affiliates. We anticipate that we will continue to compete with other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which have greater financial resources than we do for the purposes of leasing and financing of properties within our targeted asset classes and making loans and Permitted Investments. These competitors often also have a lower cost of capital and are subject to less regulation. This competition impacts our ability to both find real estate investments and tenants. We may also face competition from other funds in which affiliates of our Advisor participate.

Our loan program may be subject to regulation by federal, state and local regulations, laws, and administrative decisions that impose various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions, and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our loan program. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.

As of March 17, 2008, we had made a total of eleven loans, one of which was repaid on August 14, 2006 and one of which we acquired the underlying property through a foreclosure on December 31, 2007.

Loan Portfolio

Plaza Partners, LLC. On February 28, 2006, we made a $16.8 million loan to Plaza Partners, LLC, which was used to purchase the 399-room Orlando Grand Plaza Hotel & Suite for conversion to a condominium hotel. The property collateralizing the $16.8 million loan is located in Orlando, Florida, on International Drive, within eight miles of Walt Disney World. The loan earned interest at a rate of 15.0% per year and required interest payments based on an annual percentage rate of 8.75% paid monthly with the remaining 6.25% becoming due and payable upon the loan’s maturity or earlier upon prepayment of the loan or the sale of the condominium hotel units. The term of the loan was 12 months and could be extended by the borrower for up to two additional six-month periods, subject to compliance with the terms of the loan. The loan is collateralized by a first mortgage on the property. Fifty percent of the principal amount of the loan, plus the estimated hard costs to complete the planned renovations of the property, as reduced by all hard costs actually invested in the renovations, is guaranteed by the principals of Plaza Partners, LLC and another entity in which they own interests. The loan could be accelerated upon failure of the borrower to meet certain specified conversion thresholds or upon default by the principals under loans relating to two other similar projects of the principals, as well as upon the occurrence of other customary events. Following discussions with the borrower, we amended the loan agreement, extending certain deadlines until December 31, 2006. On January 1, 2007, the borrower failed to meet certain deadlines and the interest rate was raised to 19.0%, retroactively to inception of the loan, with the monthly interest payments remaining the same. On February 28, 2007, the loan matured; however, the borrower was unable to repay the loan due to its inability to convert and sell condominiums as a result of poor economic conditions in the Florida condominium market. As a result, we deemed the loan to be impaired and ceased the recording of interest upon the loan’s maturity. On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral for our $16.8 million loan to Plaza Partners, LLC. On September 28, 2007, the borrower filed an amended and restated answer and counter-claim. We believe, based on initial appraisals and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

Shorefox Development, LLC. On March 13, 2006 we entered into an agreement to lend $40.0 million to Shorefox Development, LLC. The loan was used for the development of the infrastructure for an Orvis® branded lifestyle community on 1,555 acres in Granby, Colorado. The loan matures on March 10, 2009 and requires interest payments based on an annual rate of 9.5% paid monthly with an additional 4.0% becoming due and payable at maturity. The loan is collateralized by a first mortgage on a portion of the property that is currently under development as an Orvis®-branded lifestyle community. As security for the loan, we also received assignment of the borrower’s right to receive the proceeds of certain tax exempt municipal bonds which Shorefox Development, LLC expects will be issued by a metropolitan district to purchase the borrower’s infrastructure once completed. The value of the municipal bonds is estimated to be approximately $22.0 million. Prepayment is allowed at any time after the first year, and the loan can be accelerated if the borrower exceeds certain debt thresholds on the property, as well as upon the occurrence of other customary events. Construction of the infrastructure completed currently under our loan is nearly complete. In January 2008, Shorefox Development, LLC notified us that they were experiencing financial difficulties and that they would no longer be able to fund debt service and we ceased recording interest under this loan. As of December 31, 2007, deferred interest under this loan totaled $2.5 million. As of the date of this filing, we are evaluating our options and considering pursuing foreclosure on the collateral for this loan. Based on appraisals and our estimates, we believe the value of our collateral exceeds our loan amount and all accrued interest and carrying costs.

Marinas International. On December 22, 2006, we made four loans for an aggregate amount of $39.2 million to two subsidiaries of Marinas International in addition to our acquisition of four other marinas. Each of the loans has a term of fifteen years and is collateralized by a fifteen-year first mortgage on one of the four following marinas:

•	Emeryville Marina—Emeryville, California Features include 300 slips and a full array of services.

•	Scott’s Landing Marina—Grapevine, Texas Features include 726 slips, storage and member facilities.

•	Silver Lake Marina and Park—Grapevine, Texas Features include 700 slips, a marina office, a restaurant, storage facilities, a fuel station and other amenities.

•	Twin Coves Marina and Park—Flower Mound, Texas Features include 480 slips, a marina office, a restaurant, a store and a fuel station.

The individual notes of the two co-borrowers are cross-defaulted and cross-collateralized. During the first three years of each loan, interest-only payments will be due monthly in arrears at an interest rate of 9.0% per annum. Beginning in the fourth year, equal monthly payments of principal and interest under each loan will be payable in accordance with a twenty-year amortization schedule. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest and any other sums due thereunder, each co-borrower is obligated to pay us an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 10.25% per annum rather than 9.0% during the entire term of the loan. If a loan is prepaid prior to maturity, the exit fee would increase to equal the aggregate of monthly interest payments that would have been payable under such loan if the interest rate had been 11.0% per annum rather than 9.0%. The two principals of Marinas International have made an unlimited guarantee for certain loan obligations. The loans may be prepaid at any time after the fourth year, except for allocated portions of the loans for two of the marinas, which may be prepaid at any time, subject to the payment of the prepayment exit fee described above. The loans may be accelerated and become due and payable upon customary events of default.

Booth Creek Resort Properties LLC. On January 22, 2007, we extended three loans for an aggregate amount of $12.0 million to certain subsidiaries of Booth Creek Resort Properties LLC in addition to our acquisition of four ski properties. The loans are collateralized by first mortgages or the substantial equivalents on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land near the Northstar Property referred to as the Porcupine Hill Estates subdivision. Each of the loans matures in three years and has one 12-month extension. Each of the loans carries an interest rate of 9.00% per annum and has an exit fee in an amount equal to a 15% annualized return on the loans. The loans are guaranteed by Booth Creek Resort Properties LLC, Booth Creek and BCRP, Inc. The loans are cross-defaulted with the Booth Creek Ski Properties leases, may be prepaid at any time and may be accelerated upon customary events of default.

Financings and Borrowings

General. We have borrowed and will continue to borrow money to acquire properties, make loans and other Permitted Investments and to pay certain related fees. We have borrowed and may continue to borrow money to pay distributions to stockholders, for working capital and for other corporate purposes. We also intend to encumber assets in connection with such borrowings. We have obtained a $100.0 million revolving line of credit and may obtain additional lines of credit aggregating up to $500 million, which may be increased at the discretion of our board of directors. We may repay the line of credit with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. We cannot assure you that additional lines of credit will be obtained. We have obtained Permanent Financing and may obtain additional Permanent Financing in the future.

We believe that any financing obtained during the offering period will allow us to make investments that we otherwise would be forced to delay until we raised a sufficient amount of proceeds from the sale of our shares. By eliminating this delay, we will also eliminate the risk that these investments will no longer be available or that the terms of the investment will be less favorable when we have raised sufficient offering proceeds. Similarly, management believes that the borrowings will benefit us by allowing us to take advantage of our ability to borrow at favorable interest rates. Specifically, we intend to structure the terms of any financing so that the lease rates for properties acquired and the interest rates for loans made with the loan proceeds will exceed the interest rate payable on the financing. We will increase our net revenues to the extent that we are able to structure the financing on these terms. In addition, the use of financing will increase the diversification of our portfolio by allowing us to acquire more assets than would be possible using only the Gross Proceeds from the offering.

We may borrow funds for the purpose of preserving our status as a REIT or for any other authorized corporate purpose. For example, we may borrow to the extent necessary to permit us to make distributions required in order to enable us to continue to qualify as a REIT for federal income tax purposes; however, we will not borrow for the purpose of returning Invested Capital to our stockholders unless necessary to eliminate corporate level tax to us. Our aggregate borrowing, secured and unsecured, will be reasonable in relation to our Net Assets and will be reviewed by the board of directors at least quarterly. In addition, the aggregate amount of Permanent Financing is not expected to exceed 50% of our total assets on an annual basis. In accordance with our articles of incorporation, the maximum amount we may borrow is 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. Under our articles of incorporation, we may borrow funds from our Advisor or its affiliates.

Sponsor Financing. On September 30, 2004, we borrowed funds in order to finance a portion of our distributions in the approximate principal amount of $480,945 from our Sponsor and parent company of our Advisor. Our board of directors authorized us to issue approximately 48,534 restricted shares of common stock at a share price of $10.00 per share to CNL Financial Group, Inc. in exchange for the cancellation of the loan due to CNL Financial Group, Inc. of approximately $485,340, including accrued interest.

Intrawest Financing. In connection with our investment in the seven Resort Village Properties described above under “—Joint Venture Arrangements,” the unconsolidated entities in which we hold an interest borrowed and encumbered the Resort Village Properties with approximately $67.3 million in the aggregate (approximately $22.3 million for the Canadian Resort Village Properties and $45 million for the U.S. Resort Village Properties) under notes payable to fund the acquisition. The borrowing totaled approximately 60% of the total assets acquired.

The acquisition of the Canadian Resort Village Properties on December 3, 2004 was funded, in part, with approximately $22.3 million ($26.6 million Canadian dollars) of permanent debt financing collateralized by a mortgage on the Canadian Resort Village Properties, which was obtained on December 3, 2004. The loan bears interest at a fixed rate of 5.83%, requires payments of interest-only for the first two years, and thereafter requires monthly payments of principal and interest based upon a 30 year amortization period and a maturity date on the tenth anniversary.

Through our unconsolidated partnership with Intrawest, Intrawest Resort Finance, Inc. provided bridge financing in the principal amount of $45.0 million. In May, 2005, the $45.0 million bridge loan was refinanced with loans from Sun Life Assurance Company of Canada made to the subsidiary owners of the U.S. Resort Village Properties in the aggregate principal amount of $46.0 million. The loans bear interest at a fixed rate of 5.75%, require the subsidiaries of our unconsolidated partnership with Intrawest Corporation to make monthly principal and interest payments in the aggregate amount of $289,389 (based on a 25-year amortization), mature on May 20, 2015, and may not be prepaid except with payment of a premium.

With regard to the loans encumbering the Resort Village Properties, if we engage in certain prohibited activities, we could become liable for the obligations of the unconsolidated entities which own the Resort Village Properties for certain enumerated recourse liabilities related to those entities and the Resort Village Properties. In the case of the borrowing for the Canadian Resort Village Properties, our obligations are such that we could become liable for the entire loan if we triggered a default due to bankruptcy or other similar events. For a further description of the borrowings encumbering the Resort Village Properties and our obligations with respect to such borrowings, see “Management’s Discussion and Analysis—Borrowings of Our Unconsolidated Entities.”

DMC Financing. The DMC Partnership assumed two loans on the DMC Property. The first for the Dallas Market Center had an outstanding principal balance of approximately $142.3 million. This loan is amortized over 27.5 years and matures in September 2014. The loan bears interest at a blended rate of 6.04% and requires monthly principal and interest payments of $889,145. The balance due upon maturity of the $143 million loan, assuming no prepayment of principal, will be approximately $113.1 million. The second loan for the IFGC had an outstanding principal balance of approximately $16.3 million. The IFGC loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures in September 2012 and allows prepayment after August 2006 under certain terms and conditions.

Great Wolf Financing. On March 1, 2006, the Wolf Partnership closed on a $63.0 million mortgage financing of two properties owned in a joint venture with Great Wolf Resorts, Inc. We received our pro rata share of the loan proceeds, or approximately $43.7 million in cash. We used the loan proceeds to make additional acquisitions or loans and for working capital purposes. The loan to the Wolf Partnership carries a fixed-rate of 6.08% and is collateralized by the 309-suite Great Wolf Lodge-Wisconsin Dells and the 271-suite Great Wolf Lodge-Sandusky and a guaranty of nonrecourse obligations by the joint venture partners. The term of the loan is seven years. The loan is interest only for the first three years with principal and interest payments thereafter based on a 30-year amortization. The loan was originated by Citigroup through NSPL, Inc., a loan funding affiliate.

Line of Credit. On October 15, 2007, we obtained a $100.0 million syndicated secured revolving line of credit with Colonial Bank, N.A. acting as agent, which replaced an existing $20.0 million revolving line of credit. The new line of credit is collateralized by a mortgage or deed of trust on each of the following ski, marina and attractions properties:

Beaver Creek Marina	Manasquan River Club

Burnside Marina	Mountain High Ski Resort

Camelot Park	Mountasia Family Fun Center

Crystal Point Marina	Pier 121 Marina and Easthill Park

Eagle Cove Marina	Putt Putt Fun Center-Raleigh

Fiddlesticks Fun Center	Putt Putt Fun Center-Lubbock

Funtasticks Fun Center	Route 66 Harley-Davidson

Grand Prix Tampa	Sandusky Harbor Marina

Great Lakes Marina & Storage	Zuma Fun Center (Charlotte)

Hawaiian Falls—Garland	Zuma Fun Center (Knoxville)

Holly Creek Marina	Zuma Fun Center (North Houston)

Lakefront Marina	Zuma Fun Center (South Houston)

Magic Springs and Crystal Falls

The new line of credit bears interest at either Prime plus 0.50% or 30-day, 60-day or 90-day LIBOR plus 2.0% and matures on October 15, 2010. Prepayment of the loan is permitted subject to certain fees, and mandatory prepayments are required in certain situations under the loan agreement.

Bretton Woods Financing. On June 23, 2006, in connection with the acquisition of the Bretton Woods Property, we entered into a promissory note for $6.5 million securing our obligation to pay an additional $8.0 million toward the purchase price, to the seller on the fourth anniversary of the closing date. The note bears interest at 5.77% with all principal and interest due upon maturity. We have obtained a letter of credit collateralized by an $8.0 million certificate of deposit supporting this obligation. In addition, on the same day, we entered into a promissory note for $338,000 to secure our obligation to fund certain equipment purchases at the Bretton Woods Property. The note bears interest at 5.20% and all principal and interest are due upon maturity.

On April 23, 2007, Colonial Bank, N.A. extended the maturity of a $20.0 million revolving line of credit from May 1, 2007 to August 1, 2007. The line of credit bore interest at the 30-day LIBOR plus 2% per annum. On July 13, 2007, we entered into an amended and restated loan agreement with Colonial Bank, N.A., converting the $20.0 million revolving line of credit agreement to a $25.0 million non-revolving construction loan with substantially similar terms as the original line of credit in order to finance improvements at the Bretton Woods resort. The loan has a maturity date of three years from the date of the closing, with a one year extension available for a payment equal to 25 basis points of the total loan amount.

Six Flags Financing. On April 5, 2007, we acquired seven former Six Flags, Inc. properties from PARC 7F Operations Corporation in a $312.0 million asset purchase consisting of $290.0 million in cash and a promissory note for $22.0 million. The note has a term of 10 years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years. The note may be prepaid in full or in part at any time without penalty or prepayment fee.

Golf Course Financings. We have entered into a series of four golf course financings with Sun Life Assurance Company of Canada (“Sun Life”). The loans in all four tranches are cross-defaulted and cross-collateralized within the tranches and against the loans in the other tranches. Descriptions of these loans follow below.

On November 14, 2006, we borrowed an approximate aggregate amount of $16.5 million from Sun Life through three separate loans. Each loan is collateralized by a mortgage or deed of trust on each of the following golf properties for the amount indicated: the Palmetto Hall Golf Course for approximately $4.0 million, the South Mountain Golf Course for $6.7 million and the Bear Creek Golf Course for approximately $5.8 million. Each loan bears interest annually at a fixed rate of 6.18% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment is prohibited for the first two years, after which early repayment is subject to a prepayment fee. We used the proceeds of this loan to fund additional acquisitions.

On November 30, 2006, we borrowed an approximate aggregate amount of $46.7 million from Sun Life through three separate loans. Each loan is collateralized by a mortgage or deed of trust on each of the following golf properties for the amount indicated: the Valencia Golf Course for approximately $19.9 million, the Talega Golf Course for $9.1 million and the Weston Hills Golf Course for approximately $17.8 million. Each loan bears interest annually at a fixed- rate of 6.33% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment is prohibited for the first two years, after which early repayment is subject to a prepayment fee. We used the proceeds of this loan to fund additional acquisitions.

On February 9, 2007, we borrowed an approximate aggregate amount of $24.7 million from Sun Life through five separate loans. Each loan is collateralized by a mortgage or deed of trust on one of the following golf courses for the approximate amount indicated: the Mansfield Golf Course for $4.4 million, the Plantation Golf Course for $2.8 million, the Fossil Creek Golf Course for $4.8 million, the Canyon Springs Golf Course for $8.0 million and the Cinco Ranch Golf Course for $4.7 million. Each loan bears interest annually at a fixed rate of 6.35% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the then remaining principal and interest due on the loan. Prepayment is prohibited for the first two years, after which prepayment is permitted subject to a fee. We intend to use the proceeds of this loan to fund additional acquisitions.

On June 8, 2007, we borrowed $42.0 million from Sun Life. This is the fourth loan collateralized by our golf properties through Sun Life. Each loan is collateralized by a mortgage or deed of trust on the following golf properties for the amount indicated: Mesa Del Sol Country Club for $3.5 million, Royal Meadows Golf Club for $1.2 million, Cowboys Golf Club for $12.7 million, Fox Meadows Country Club for $4.75 million, LakeRidge Country Club for $4.0 million, Painted Hills Golf Course for $2.0 million, Signature Golf Course for $8.6 million and Weymouth Country Club for $5.3 million. The $42.0 million loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. Prepayment on the loan is prohibited for the first two years after which early repayment is subject to a prepayment fee. At the end of ten years, there is a balloon payment for the then remaining principal and interest due on the loan. The loan is cross-defaulted with our other three golf financings obtained from Sun Life. We intend to use the proceeds of this loan to fund additional acquisitions.

On January 25, 2008, we borrowed an aggregate amount of $140.0 million from The Prudential Insurance Company of America through loans on the 22 golf properties we acquired from American Golf Corporation on November 30, 2007. Each loan bears interest annually at a fixed rate of 6.09% for a term of five years. Monthly payments of principal and interest on the loans are based on a 25-year amortization period. All of these loans are cross-defaulted and cross-collateralized. Prepayment is permitted upon payment of a fee. We intend to use the proceeds of these loans to fund additional acquisitions. Each loan is collateralized by a mortgage or deed of trust on one of the following golf properties for the amount indicated (in millions):

Ancala Country Club	$7.6
Arrowhead Country Club	$9.4
Arrowhead Golf Club	$10.4
Continental Golf Course	$4.0
Deer Creek Golf Club	$4.9
Desert Lakes Golf Course	$1.3
Eagle Brook Country Club	$9.2
Foothills Golf Club	$5.7
Hunt Valley Golf Club	$14.0
Kokopelli Golf Club	$5.8
Legend at Arrowhead Golf Resort	$6.3

London Bridge Golf Course	$7.0
Majestic Oaks Golf Club	$7.2
Meadowbrook Golf & Country Club	$6.8
Mission Hills Country Club	$1.8
Painted Desert Golf Club	$5.4
Ruffled Feathers Golf Club	$8.3
Stonecreek Golf Club	$8.8
Superstition Springs Golf Club	$6.4
Tallgrass Country Club	$2.8
Tamarack Golf Club	$4.5
Tatum Ranch Golf Club	$2.4

Ski Financing. On March 30, 2007, we borrowed $111.5 million from The Prudential Insurance Company of America. The loan is collateralized by a mortgage or deed of trust on one of the following ski resort properties for the approximate amount indicated: the Northstar-at-Tahoe™ Resort for $45.5 million, the Summit-at- Snoqualmie Resort for $14.0 million, the Sierra-at-Tahoe® Resort for $20.9 million, the Loon® Mountain Resort for $17.1 million and the Brighton Ski Resort for $14.0 million. Each loan bears interest annually at a fixed rate of 6.11% for a term of seven years, with monthly payments of principal and interest based on a 20-year amortization period. At the end of seven years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment is permitted upon payment of a fee. We intend to use the proceeds of this loan to fund additional acquisitions.

Lifestyle Residential Financing. In connection with the foreclosure of the Mizner Court at Broken Sound luxury apartment complex on December 31, 2007 (see “Results of Operations” below for additional information), we obtained a loan for approximately $85.4 million, consisting of three tranches with PB (USA) Realty Corporation and PB Capital Corporation. Tranche A ($57.3 million), Tranche B ($16.7 million) and Tranche C ($11.4 million) bear interest at 30-day LIBOR (approximately 4.60% at December 31, 2007) plus 1.72%, 0.25% and 0.25%, respectively. The loan is collateralized by a 450-unit apartment complex in Boca Raton, Florida and will mature on January 2, 2015. On January 2, 2008, we entered into an interest rate hedging instrument that swapped the rate on the first $57.3 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended rate of 5.80% for the term of the loan (of which 1.25% is deferred until maturity).

SELECTED FINANCIAL DATA

The following selected financial data for CNL Lifestyle Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in thousands except per share data):

	Year Ended December 31,
	2007	2006	2005	2004(1)	2003(1)
Operating Data:
Revenues	$141,183	$22,256	$227	$—	$—
Operating income (loss)	35,409	1,478	(4,984)	(1,280)	—
Net income (loss)	35,525	19,385	6,583	(683)	—
Net income (loss) per share	0.22	0.31	0.33	(0.17)	—
Cash distributions declared and paid(2)	94,067	33,726	10,096	1,173	—
Cash distributions declared and paid per share	0.60	0.56	0.54	0.26	—
Cash provided by (used in) operating activities	117,212	45,293	4,616	755	(199)
Cash used in investing activities	1,221,387	562,480	199,063	41,781	—
Cash provided by financing activities	842,894	721,293	251,542	77,735	200
Weighted average number of shares outstanding (basic and diluted)	159,807	62,461	19,796	4,076	20

	Year Ended December 31,
	2007	2006	2005	2004(1)	2003(1)
Balance Sheet Data:
Real estate investments	$1,603,061	$464,892	$20,953	$—	$—
Investments in unconsolidated entities	169,350	178,672	212,025	41,913	—
Mortgages and other notes receivable	116,086	106,356	3,171	—	—
Cash	35,078	296,163	93,804	36,710	1
Total assets	2,042,210	1,103,699	336,795	85,956	1,312
Long-term debt obligations	355,620	69,996	—	—	—
Total liabilities	424,896	104,505	12,163	11,004	1,112
Rescindable common stock	—	21,688	—	—	—
Stockholders’ equity	1,617,314	977,506	324,632	74,952	200

Other Data:
Funds from operations (“FFO”)(3)	$118,378	$40,037	$14,170	$(579)	$—
FFO per share(3)	$0.74	$0.64	$0.72	$(0.14)	$—
Properties owned directly at the end of period	90	42	1	—	—
Properties owned through unconsolidated entities at end of the period	10	10	10	7	—
Investments in mortgages and other notes receivable at the end of period	9	7	1	—	—

FOOTNOTES:

(1)	The selected financial data for 2003 covers the period August 11, 2003 (our date of inception) through December 31, 2003. Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004. The historical results of operations are not necessarily indicative of future performance due to our limited operating history and our rate of growth attributable to the significant increase in proceeds raised through our offerings as well as the number and magnitude of real estate acquisitions made in recent periods.

(2)	Cash distributions are declared by our board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 58.0%, 71.9%, 51.9%, 24.0% and 0.0% of the distributions received by stockholders were considered to be ordinary income and approximately 42.0%, 28.1%, 48.1%, 76.0% and 0.0% were considered a return of capital for federal income tax purposes for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their Invested Capital, as described in our advisory agreement.

(3)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income (loss) to FFO for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 (in thousands except per share data):

	Year Ended December 31,
	2007	2006	2005	2004	2003
Net income (loss)	$35,525	$19,385	$6,583	$(683)	$—

Adjustments:
Depreciation and amortization	64,883	8,489	17	—	—
Net effect of FFO adjustment from unconsolidated entities(a)	17,970	12,163	7,570	104	—

Total funds from operations	$118,378	$40,037	$14,170	$(579)	$—

Weighted average number of shares of common stock outstanding (basic and diluted)	159,807	62,461	19,796	4,076	20

FFO per share (basic and diluted)	$0.74	$0.64	$0.72	$(0.14)	$—

FOOTNOTES:

(a)	This number represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

CNL Lifestyle Properties, Inc. (f/k/a CNL Income Properties, Inc.) was organized pursuant to the laws of the State of Maryland on August 11, 2003. We were formed primarily to acquire lifestyle properties in the United States and Canada that we lease on a long-term basis (generally between five to 20 years, plus multiple renewal options) to tenants or operators who are significant industry leaders. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. We also make and acquire loans (including mortgage, mezzanine and other loans) generally collateralized by interests in real estate. We currently operate and have elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2004. We have retained CNL Lifestyle Company, LLC as our Advisor to provide management, acquisition, advisory and administrative services.

GENERAL

As of March 17, 2008, we had a portfolio of 101 properties within the following asset classes: Ski and Mountain Lifestyle, Golf, Attractions and Additional Lifestyle Properties. Ten of these 100 properties are owned through unconsolidated ventures and three are located in Canada. Also, at March 17, 2008, we have made 11 loans, nine of which are outstanding and have committed to acquire four additional properties. Our properties are generally leased on a long-term basis to either third-party tenant operators or to affiliated tenants who contract third-party managers that we consider to be significant industry leaders.

Many of the lifestyle properties in which we invest are impacted by seasonal variations. As a result, the businesses conducted at these properties experience seasonal fluctuations in revenues that may require our operators to supplement cash flows at those properties in order to be able to make scheduled rent payments to us. We experience competition from other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which have greater financial resources than us in the acquisition, leasing and financing of properties within our targeted asset classes. These competitors often also have a lower cost of capital and are subject to less regulation. This competition impacts our ability to find both real estate investments and tenants. We may also face competition from other funds in which affiliates of our Advisor may participate.

Our properties typically are, or will be, leased on a long-term, triple-net basis to either third-party tenant operators or to affiliated tenants who contract third-party managers whom we consider to be significant industry leaders. Two water park resorts are owned by us through an unconsolidated venture that leases the properties to tenant entities that are owned by a taxable REIT subsidiary (“TRS”) of the venture. The results of operations for this unconsolidated entity include the operating results of the underlying properties as opposed to rental income from operating leases that is normally recorded for properties leased to third-party tenants. Our lifestyle residential property is leased under short-term leases (typically one year) to multiple tenants.

We have elected to be taxed as a REIT for federal income tax purposes. As a REIT, we generally will not be subject to federal income tax at the corporate level to the extent that we distribute at least 90% of our taxable income to our stockholders and meet other compliance requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is lost. Such an event could materially and adversely affect our net income and cash flows. However, we believe that we are organized and have operated in a manner to qualify for treatment as a REIT beginning with the year ended December 31, 2004. In addition, we intend to continue to be organized and to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

General

Our principal demand for funds during the short and long-term will be for property acquisitions, loans and other Permitted Investments and the payment of operating expenses and distributions to stockholders. Generally, our cash needs for items other than property acquisitions and making loans are generated from operations and our investments. The sources of our operating cash flows are primarily driven by the rental income and net security deposits received from leased properties, from interest payments on the loans we make and by distributions from our unconsolidated entities. A reduction in cash flows from any of these sources could significantly decrease our ability to pay distributions to our stockholders. We have also entered into a revolving line of credit with a capacity of $100.0 million, which will be used to bridge short-term liquidity needs that arise due to timing of cash receipts and payments.

We intend to continue to acquire properties and make loans and other Permitted Investments with proceeds from our public offerings and permanent debt financing. If sufficient capital is not raised, it would limit our ability to acquire additional properties or make loans and permitted investments. A failure to raise necessary capital could impact our ability to pay distributions to our stockholders unless we choose to borrow to do so.

We intend to continue to pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to be generated from properties, loans and other Permitted Investments to cover such distributions. In the event we are unable to acquire properties at the pace expected, we may not be able to continue to pay distributions to stockholders or may need to reduce the distribution rate or borrow to continue paying distributions, all of which may negatively impact a stockholder’s investment in the long term. Our ability to acquire properties is in part dependent upon our ability to locate and contract with suitable third-party tenants. The inability to locate suitable tenants may delay our ability to acquire certain properties. Not only are we experiencing increased competition in our targeted asset classes, we are also challenged due to the complex and expensive structures we must use to acquire properties due to the tax and legal requirements of being a REIT. Delays in acquiring properties or making loans with the capital raised from our common stock offerings will adversely affect our ability to pay distributions to our existing stockholders.

We believe that our current and anticipated capital resources, including cash on hand and the availability of funds from our line of credit and from other potential borrowings are sufficient to meet our liquidity needs for the coming year.

Sources of Liquidity and Capital Resources

Common Stock Offering

Our main source of capital is from our common stock offerings. As of December 31, 2007, we had received approximately $1.9 billion (192.7 million shares) in total offering proceeds. The following table summarizes our public offerings as of December 31, 2007 (in thousands):

	First Offering		Second Offering		Total
	Shares	Proceeds	Shares	Proceeds	Shares	Proceeds
Subscriptions received	51,247	$512,540	134,508	$1,330,697	185,755	$1,843,237
Subscriptions received pursuant to reinvestment plan	862	8,188	6,040	57,382	6,902	65,570
Redemptions	(894)	(8,444)	(73)	(687)	(967)	(9,131)

Total	51,215	$512,284	140,475	$1,387,392	191,690	$1,899,676

Number of investors	17,505		44,512		62,017

In addition to the shares sold through our public offerings, our Advisor purchased 20,000 shares for $200,000 preceding the commencement of our 1st Offering. In December 2004, 117,706 restricted common shares for $1.2 million were issued to CNL Financial Group, Inc., a company affiliated with our Advisor and wholly-owned indirectly by our chairman of the board and his wife.

Borrowings

We have borrowed and intend to continue to borrow money to acquire assets and to pay certain related fees. We have also borrowed, and may continue to borrow, money to pay distributions to stockholders. In general, we pledge our assets in connection with such borrowings. The aggregate amount of Permanent Financing is not expected to exceed 50% of our total assets on an annual basis. The maximum amount we may borrow is 300% of our Net Assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our Net Assets, a majority of the independent members of our board of directors must approve the borrowing and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

Credit and real estate financing markets have experienced significant deterioration beginning in the second half of 2007, and we expect this trend to continue in 2008. Until these markets improve, we may experience more difficulty in obtaining mortgage loans or may be required to accept less favorable terms than we have received in the past.

On October 15, 2007, we obtained a $100.0 million syndicated revolving line of credit which replaced our $20.0 million revolving line of credit. The new line of credit will be used for working capital, to temporarily fund distributions to stockholders and to make real estate investments. The line of credit bears interest at either Prime plus 0.50% or 30-day, 60-day or 90-day LIBOR plus 2.0% and matures on October 15, 2010 and is collateralized by a ski property, our marina properties and certain of our attraction properties and has an aggregate carrying value of approximately $229.9 million at December 31, 2007. The terms of the line of credit require us to meet certain customary financial covenants and ratios including (a) a maximum leverage ratio not to exceed 65%, (b) a minimum fixed charge ratio of no less than 115%, and (c) a minimum net worth of no less than $750.0 million plus 75% of equity raised since July 1, 2007. We were in compliance with these covenants as of December 31, 2007.

In connection with the foreclosure on the Mizner property on December 31, 2007, we obtained a loan for approximately $85.4 million. The loan bears interest at 30-day LIBOR (approximately 4.60% at December 31, 2007) plus 1.72% on the first $57.3 million and 0.25% on the remaining $28.1 million. The loan is collateralized by a 450-unit apartment complex in Boca Raton, Florida and will mature on January 2, 2015. On January 2, 2008, we entered into an interest rate hedging instrument that swapped the rate on the first $57.3 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended rate of 5.80% for the term of the loan (of which 1.25% is deferred until maturity). This hedging instrument was designated as a cash flow hedge of interest payments from inception of the hedge.

On February 9, 2007, we obtained a loan for $24.7 million that is collateralized by mortgages on five golf properties. The loan bears interest annually at a fixed rate of 6.35% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period and a final payment of the remaining principal amount and interest due upon maturity. Prepayment for the loan is prohibited for the first two years after which early repayment is subject to a prepayment fee. The loan is cross-defaulted with our other golf financings obtained from the same lender.

On February 13, 2007, we entered into a $20.0 million revolving line of credit agreement. On April 23, 2007, the bank extended the maturity of our $20.0 million revolving line of credit dated February 13, 2007, from May 1, 2007 through July 31, 2007. On July 13, 2007, we entered into an amended and restated loan agreement converting the $20.0 million revolving line of credit agreement dated February 13, 2007 to a $25.0 million three year, non-revolving construction loan with substantially similar terms as the original line of credit. The construction loan is being used to finance improvements at the Bretton Woods Resort.

On March 23, 2007, we obtained a loan for $111.5 million that is collateralized by mortgages on five ski properties. The loan bears interest annually at a fixed rate of 6.11%, for a term of seven years, with monthly payments of principal and interest based on a 20-year amortization period. A balloon payment for the remaining principal and interest is due upon the loan’s maturity at the end of seven years. Prepayment is permitted upon payment of a fee.

On April 5, 2007, we acquired a portfolio of three waterparks and four theme parks for an aggregate purchase price of $312.0 million, consisting of $290.0 million in cash and an unsecured subordinated promissory note in the original principal sum of $22.0 million. The note has a term of 10 years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years.

On June 8, 2007, we borrowed approximately $42.0 million as part of a series of golf course property financings. The borrowing is comprised of eight separate loans, each of which is collateralized by a mortgage or deed of trust on one golf course property. Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principle and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which early prepayment is allowed but is subject to a prepayment fee. The loan is cross-defaulted with our other golf financings obtained from the bank.

As of December 31, 2007 and 2006, we had the following indebtedness (in thousands):

	Collateral & Approximate Carrying Value of Collateral at December 31, 2007	Interest Rate	Maturity Date	Balance as of December 31,
				2007	2006
Variable rate debt:
Mortgage debt	1 lifestyle residential property, $106.8 million	30-day LIBOR + Spread	1/2/2015	$85,413	$—
Mortgage debt	1 ski and mountain lifestyle property, $51.7 million	30-day LIBOR + 2.00%	7/1/2010	3,587	—

Total variable rate debt				$89,000	$—

Fixed rate debt:
Mortgage debt	8 golf properties, $83.8 million	6.58%	7/1/2017	41,685	—
Mortgage debt	5 ski and mountain lifestyle properties, $225.8 million	6.11%	4/5/2014	109,560	—
Seller financing	n/a	8.75%	4/1/2017	22,000	—
Mortgage debt(6)	5 golf properties, $38.3 million	6.35%	3/1/2017	24,370	—
Mortgage debt	3 golf properties, $93.3 million	6.33%	12/1/2016	45,909	46,636
Mortgage debt	3 golf properties, $30.7 million	6.18%	12/1/2016	16,258	16,522
Seller financing	n/a	5.20%	6/19/2009	338	338
Seller financing	collateralized by an $8.0 million certificate of deposit	5.77%	6/19/2010	6,500	6,500

Total fixed rate debt				266,620	69,996

Total debt				$355,620	$69,996

See the section below entitled “Off Balance Sheet and Other Arrangements—Borrowings of Our Unconsolidated Entities” for a description of the borrowings of our unconsolidated entities.

Operating Cash Flows

Our net cash flow provided by operating activities was approximately $117.2 million for the year ended December 31, 2007 which consisted primarily of rental revenues, interest income on mortgages and other notes receivable, interest earned on uninvested offering proceeds, the receipt of distributions from our unconsolidated entities and $24.0 million in security deposits from our third-party tenants, offset by payments made for operating expenses (including asset management fees to our Advisor), as compared to the net cash flow from operating activities of approximately $45.3 million for the year ended December 31, 2006. The fluctuation in operating cash flow is principally due to the increase of our total assets under management and the related revenues and cash flows generated from these investments. Net cash flow provided by operating activities was approximately $4.6 million for the year ended December 31, 2005, which consisted primarily of interest income earned on cash in bank accounts offset by payments made for operating expenses.

Distributions from Unconsolidated Entities

As of December 31, 2007, we had investments in ten properties through unconsolidated entities. We are entitled to receive quarterly cash distributions from our unconsolidated entities. For the years ended December 31, 2007 and 2006, we declared operating distributions of approximately $13.5 million and $15.0 million, respectively, from the operation of these entities. These distributions are generally received within 45 days after each quarter end. Distributions receivable from our unconsolidated entities as of December 31, 2007 and 2006 were approximately $3.2 million and $2.2 million, respectively.

The following table summarizes the change in distributions declared to us from our unconsolidated entities (in thousands):

Period	Wolf Partnership(1)	DMC Partnership(2)	Intrawest Venture(3)	Total
Year ended December 31, 2007	$—	$10,302	$3,168	$13,470
Year ended December 31, 2006	310	10,232	4,498	15,040

Increase (decrease)	$(310)	$70	$(1,330)	$(1,570)

FOOTNOTES:

(1)	The Wolf Partnership has been adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater than expected competitive pressures, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We expect that cash flows will continue to be affected by these economic and competitive pressures and do not expect to receive any distributions in the near term. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations. In addition, On March 1, 2006, the Wolf Partnership obtained a $63.0 million loan encumbering its two waterpark resort properties. The decrease in the distribution declared was partially due to a decrease in cash available for distribution as a result of debt service payments being required for the entire year of 2007 as compared to the partial year in 2006.

(2)	The distribution for the year ended December 31, 2007 was greater due to an increase in operating cash distributions as a result of an increase in lease basis from the lighting expansion at the Trade Mart and an increase in percentage rent.

(3)	The agreements governing our ventures provide for us to receive a preferred return on our invested capital ahead of any returns to our partners. Poor performance at certain resort locations resulted in a reduced amount of cash flows available for distribution to us in 2007. In addition, during 2006 the Intrawest Venture received guarantee payments from Intrawest totaling $0.4 million which increased the amount of distributions we received, which guarantee was no longer available in 2007.

Uses of Liquidity and Capital Resources

Property Acquisitions and Investments in Unconsolidated Entities

Since our inception we have used proceeds from our common stock offerings to acquire new properties, make additional capital improvements at existing properties and make investments in unconsolidated entities. During the three years ended December 31, 2007, we invested the following amounts in the acquisition of new properties (in thousands):

Year	Number of Properties Owned Directly	Aggregate Purchase Price (including transaction costs)
2005	1	$20,104
2006	42	445,726
2007	47	1,129,451

Total	90	$1,595,281

Additionally, for the years ended December 31, 2007, 2006 and 2005, we invested an additional $24.5 million, $1.2 million and zero, respectively, in capital improvements at existing properties and invested approximately $0.09 million, $15.3 million and $158.8 million for the years ended December 31, 2007, 2006 and 2005, respectively, in three unconsolidated entities that collectively own ten properties.

As of December 31, 2007, we were committed to acquire four additional properties (one of which was acquired in March 2008) and to fund equipment replacements and other capital improvements for certain existing properties. We also have potential obligations to pay additional contingent purchase consideration related to some of the properties we acquired if those properties achieve certain performance thresholds. See “Events Occurring Subsequent to December 31, 2007” and “Commitments, Contingencies and Contractual Obligations” for additional information.

Mortgages and Other Notes Receivable

During the years ended December 31, 2007, 2006 and 2005, we loaned $22.0 million, $101.0 million and $3.0 million, respectively, to third-party borrowers under 11 loans. One such loan for $3.0 million was repaid during 2006. In December 2007, one other loan was discharged when we received title to the collateral property in a foreclosure sale.

Distributions

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, a balanced analysis of both current and expected long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us.

We do not pay distributions from proceeds from our common stock offerings. We have historically made, and may continue to make, advances under our revolving line of credit to temporarily fund the payment of distributions at the end of each fiscal quarter. We currently have up to $100.0 million liquidity under our revolving line of credit.

The distributions declared and paid during the years ended December 31, 2007, 2006 and 2005 were $94.1 million, $33.7 million and $10.1 million, respectively, and exceeded net income for the year ended December 31, 2007, 2006 and 2005 by approximately $58.5 million, $14.3 million and $3.5 million, respectively. Distributions to stockholders may be considered a return of capital to the extent the amount of such distributions exceeds net income calculated in accordance with generally accepted accounting principles (“GAAP”). Accordingly, for the years ended December 31, 2007, 2006 and 2005, approximately 62.2%, 42.5% and 34.8%, of the distributions represented a return of capital, if calculated using GAAP net income as the basis. Approximately 42.0%, 28.1% and 48.1% of the distributions for the years ended December 31, 2007, 2006 and 2005, respectively, constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement.

The following table compares cash flows provided by operations to cash distributions declared (in thousands):

	Year Ended December 31,
	2007	2006	2005
Cash flows provided by operations	$117,212	$45,293	$4,616
Distributions declared	94,067	33,726	10,096

Excess (deficiency)	$23,145	$11,567	$(5,480)

In 2005, the deficiency was temporarily funded with an advance under our revolving line of credit.

Common Stock Redemptions

For the years ended December 31, 2007, 2006 and 2005, approximately 663,000 shares, 280,000 shares and 24,000 shares, respectively, were redeemed at approximately $6.2 million, $2.7 million and $0.2 million, respectively, for an average price per share of $9.42, $9.50 and $9.50, respectively. These shares are considered retired and will not be reissued.

Stock Issuance Costs and Other Related Party Arrangements

Certain of our directors and officers hold similar positions with CNL Income Company, LLC, which is both a stockholder and our Advisor, and CNL Securities Corp., which is our Managing Dealer for our public offerings. Our chairman of the board indirectly owns a controlling interest in CNL Financial Group, the parent company of our Advisor. These entities receive fees and compensation in connection with our stock offerings and the acquisition, management and sale of our assets. Amounts incurred relating to these transactions were approximately $117.4 million, $106.8 million and $41.8 million, for the years ended December 31, 2007, 2006 and 2005, respectively. Of these amounts, approximately $3.6 million and $11.1 million are included in the due to related parties in the accompanying consolidated balance sheets as of December 31, 2007 and 2006, respectively. Our Advisor and its affiliates are entitled to reimbursement of certain expenses and amounts incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Reimbursable expenses for the years ended December 31, 2007, 2006 and 2005 were approximately $9.2 million, $9.5 million and $14.9 million, respectively.

Additionally, pursuant to the Advisory Agreement, we will not reimburse our Advisor any amount by which total operating expenses paid or incurred by us exceed the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”). The first applicable expense year and measurement period was the twelve months ended June 30, 2005, for which our operating expenses exceeded the Expense Cap by $0.4 million. In accordance with the Advisory Agreement, such amount was recorded as a reduction in general and administrative expenses and was reimbursed by our Advisor. For each year ended following the initial measurement period including the Expense Year ended December 31, 2007 and 2006, operating expense did not exceed the Expense Cap.

We maintain accounts at a bank for which our chairman and vice chairman serve as directors. We had deposits of approximately $1.9 million and $3.5 million in those accounts as of December 31, 2007 and 2006, respectively.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Consolidation. Our consolidated financial statements include our accounts, the accounts of variable interest entities (“VIEs”) in which we are the primary beneficiary and the accounts of other subsidiaries over which we have control. All inter-company transactions, balances and profits have been eliminated in consolidation. Interests in entities acquired are evaluated for consolidation based on Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities” (“FIN46R”), which requires the consolidation of VIEs in which we are deemed to be the primary beneficiary. If the interest in the entity is determined to not be a VIE under FIN 46R, then the entity is evaluated for consolidation under the American Institute of Certified Public Accountants’ Statement of Position No. 78-9, “Accounting for Investments in Real Estate Ventures,” (“SOP 78-9”), as amended by Emerging Issues Task Force No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”).

The application of FIN 46R, SOP 78-9 and EITF 04-5 requires management to make significant estimates and judgments about our and our venture partners’ rights, obligations and economic interests in the related venture entities. For example, under FIN 46R, there are judgments and estimates involved in determining if an entity in which we have made an investment is a VIE and if so, if we are the primary beneficiary. This includes determining the expected future losses of the entity, which involves assumptions of various possibilities of the results of future operations of the entity, assigning a probability to each possibility and using a discount rate to determine the net present value of those future losses. A change in the judgments, assumptions and estimates outlined above could result in consolidating an entity that should not be consolidated or accounting for an investment on the equity method that should in fact be consolidated, the effects of which could be material to our the financial statements.

Investments in Unconsolidated Entities. The equity method of accounting is applied with respect to investments in entities for which we have determined that consolidation is not appropriate under FIN 46R, SOP 78-9 or EITF 04-05. We recognize equity in earnings from our unconsolidated entities under the hypothetical liquidation at book value (“HLBV”) method of accounting due to the capital structure of those entities and the rights and priorities of the partners. The HLBV method differs from other generally accepted accounting methods in which an investing partner recognizes the percentage of a venture’s net income or loss based upon the partner’s percentage of ownership. Under the HLBV method, we must estimate at the balance sheet date what we would receive or be obligated to pay in accordance with the governing agreements if our unconsolidated entities were to liquidate all of their assets, pay their debts and distribute the remaining equity at book value. As a result, we recognize income (equity in earnings) in each reporting period equal to the change in our share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Under this method, in any given period we could be recording more or less income than actual cash distributions received and more or less than we may receive in the event of an actual liquidation.

Allocation of Purchase Price for Acquisition of Properties. We allocate the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets.” For each acquisition, we assess the value of the land, the as-if vacant building, equipment and intangible assets, including in-place lease origination costs, the above or below market lease values and other intangibles based on their estimated fair values. The values determined are based on independent appraisals, discounted cash flow models and our estimates reflecting the facts and circumstances of each acquisition. Initial valuations and allocations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date. Changes in estimates and judgments related to the allocation of purchase price could result in the over or understatement of our various real estate or intangible assets, which may impact depreciation and/or amortization expense and our results from operations.

Leases. Our leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (“FAS 13”) and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. Changes in our estimates or assumptions regarding collectability of lease payments, the residual value or economic lives of the leased property could result in a change in accounting for the lease.

Revenue Recognition. We recognize revenue in accordance with the guidance contained in Staff Accounting Bulletin, No. 101 and FAS 13. Rental revenue is recorded on the straight-line basis over the terms of the leases. Percentage rent that is due contingent upon tenant performance, such as gross revenues, is deferred until the underlying performance thresholds have been reached. The deferred portion of interest on mortgages and other notes receivable is recognized on a straight-line basis over the term of the corresponding note. Changes in our estimates or assumptions regarding collectability of lease and loan interest payments could result in a change in income recognition and impact our results of operations.

Impairments. For real estate owned directly, we monitor events and changes in circumstance that may indicate that the carrying amounts of the real estate assets may not be recoverable. When such events or changes in circumstances are present, we will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we would recognize an impairment loss to adjust the carrying amount of the asset to the estimated fair value. For real estate investments accounted for under the equity method, we compare the estimated fair value of our investment to the carrying value at each reporting date. To the extent the fair value of the investment is less that the carrying amount, and the decline in value is determined to be other that a temporary decline, an impairment charge will be recorded. The estimated fair value of our investment is determined based on internal valuation models which are based on a variety of assumptions relating to future performance of the underlying operations. Changes in these assumptions could have a positive or negative impact on the estimated fair value of our investments and, therefore, could affect our conclusion regarding any impairment.

Mortgages and Other Notes Receivable. Mortgages and other notes receivable are recorded at the stated principal amounts net of deferred loan origination costs or fees. A loan is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the note. An allowance for loan loss is calculated by comparing the carrying value of the note to the estimated fair value of the underlying collateral. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan loss not to exceed the original carrying amount of the loan. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized as collected. The estimated fair market value of the underlying loan collateral is determined by management using appraisals and internally developed valuation methods. These models are based on a variety of assumptions. Changes in these assumptions could positively or negatively impact the valuation of our impaired loans.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” We adopted this statement and analyzed our material tax positions under FIN 48 and have determined that we have not taken any uncertain tax positions within the meaning of the interpretation.

In September 2006, the FASB issued FASB Interpretation Number 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007. In February 2008, the FASB issued a Staff Position that will (i) partially defer the effective date of FAS 157, for one year for certain nonfinancial assets and liabilities and (ii) remove certain leasing transactions from the scope of FAS 157. The adoption of FAS 157 is not expected to have any significant impact on our current practice nor on our financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed above. The application of this pronouncement does not have a significant impact to our current practice nor on our financial position or results of operations.

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for our fiscal year beginning January 1, 2008, however, in October 2007, FASB agreed to propose an indefinite delay and in February 2008, FASB issued a final Staff Position to indefinitely delay the effective date of SOP 07-1. We do not believe we are an investment company under the provisions of SOP 07-1 and do not expect to retain specialized investment company accounting for any of our consolidated or equity method investments where the investment entity may be deemed an investment company. Accordingly, we do not expect the adoption of SOP 07-1 to have a material impact on our financial position or results of operations.

In December 2007, the FASB issued statement of Financial Accounting Standard No. 160, “Non-Controlling Interest in Consolidated Financial Statements” (FAS 160). FAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations. This statement calls for (i) all non-controlling interest to be recognized in the equity section of the consolidated balance sheets apart from the parent’s equity, (ii) requires the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income and (iii) and requires that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. The application of this pronouncement is effective in fiscal periods on or after December 15, 2008 and is not expected to have a significant impact on our financial position or results of operations.

In December 2007, the FASB issued statement of Financial Accounting Standards No. 141 (revised), “Business Combinations” (“FAS 141R”). FAS 141R (i) requires the acquiring entity in a business combination to recognize assets acquired and liabilities assumed; (ii) establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and (iii) requires entities to disclose to investors and other users additional information they need to evaluate and understand the nature and financial effect of the business combination. Additionally, FAS 141R requires an acquiring entity to immediately expense all acquisition costs and fees associated with an acquisition. The application of this pronouncement is effective in fiscal year beginning after December 15, 2008. The adoption of FAS 141R will have a significant impact on our operating results because of the highly acquisitive nature of our business. In 2009, we expect to have an immediate reduction in our net income attributable to new acquisitions since acquisition costs and fees which have historically been capitalized and allocated to the cost basis of our properties will instead be expensed immediately as incurred. Post acquisition, there will be a subsequent positive impact on net income through a reduction in depreciation expense over the estimated life of the properties as a result of acquisition costs and fees no longer being capitalized and depreciated.

RESULTS OF OPERATIONS

2007 AS COMPARED TO 2006

The following table summarizes our operations for the year ended December 31, 2007 as compared to December 31, 2006 (in thousands except per share data):

	Year Ended
	December 31,		$ Change	% Change
	2007	2006
Revenue:
Rental income from operating leases	$122,879	$15,926	$106,953	671.6%
Interest income on mortgages and other notes receivable	11,018	6,210	4,808	77.4%
Other operating income	7,286	120	7,166	5971.7%

Total revenue	141,183	22,256	118,927	534.4%

Expenses:
Asset management fees to Advisor	14,804	5,356	9,448	176.4%
General and administrative	9,953	5,464	4,489	82.2%
Ground lease and permit fees	5,761	1,277	4,484	351.1%
Repairs and maintenance	2,090	42	2,048	4876.2%
Other operating expenses	8,283	150	8,133	5422.0%
Depreciation and amortization	64,883	8,489	56,394	664.3%

Total expenses	105,774	20,778	84,996	409.1%

Operating income	35,409	1,478	33,931	2295.7%

Other income (expense):
Interest and other income	11,135	7,890	3,245	41.1%
Interest expense and loan cost amortization	(14,757)	(986)	(13,771)	-1396.7%
Equity in earnings of unconsolidated entities	3,738	11,003	(7,265)	-66.0%

Total other income	116	17,907	(17,791)	-99.4%

Net income	$35,525	$19,385	$16,140	83.3%

Earnings per share of common stock (basic and diluted)	$0.22	$0.31	$(0.09)	-29.0%

Weighted average number of shares of common stock outstanding (basic and diluted)	159,807	62,461

Rental income from operating leases. The significant increase in rental income for the year ended December 31, 2007 as compared to December 31, 2006 was principally due to the acquisition of 47 new properties in 2007 and the rents generated from those properties. The following analysis quantifies the total rental income generated from our properties based on the year in which the properties were acquired and leased, and the increases in rental income attributable to those properties on a comparative basis, year over year:

Properties Subject to Operating Leases	Number of Properties		Total Rental Income (in thousands) for the Year Ended December 31,		Percentage of Total 2007 Rental Income	Percentage of Total 2006 Rental Income	Percentage of Total Increase in Rental Income
			2007	2006
Acquired in 2005	1		$3,573	$3,554	2.9%	22.3%	0.1%
Acquired in 2006	41		47,957	12,372	39.0%	77.7%	33.3%
Acquired in 2007	46		71,349	—	58.1%	—	66.7%

Total	88	(1)	$122,879	$15,926	100.0%	100.0%	100.0%

FOOTNOTES:

(1)	Two of our consolidated properties were not leased on a long-term triple-net lease basis at December 31, 2007. The Cowboys Golf Club was operated through a TRS as noted in “other operating income and expenses” below, and we took title to our Mizner residential property on December 31, 2007.

Approximately 58.1% of total rental income for the year ended December 31, 2007 was derived from properties that were newly acquired in 2007, which accounted for over 66.7% of the total increase in rental income. Approximately 39.0% of total rental income for 2007, or 33.3% of the increase in rental income was related to properties that were acquired in 2006. This resulted in a partial year of rental income being recognized in fiscal year 2006 as compared to a full year in 2007. Only one of our properties was owned and leased for the entire two years ended December 31, 2007 and 2006, which generated approximately $3.6 million, or 2.9% and 22.3% of total rental income, respectively, for those years.

Interest income on mortgages and other notes receivable. Between September 2005 and December 2007, we made 11 loans to third-party borrowers, which resulted in interest income of approximately $11.0 million and $6.2 million for the years ended December 31, 2007 and 2006, respectively. On August 14, 2006, one of the loans was repaid in full and on July 9, 2007, one loan was deemed impaired and we subsequently received title to the collateralized property in exchange for the forgiveness of our note receivable and the assumption of senior debt which was refinanced. See “Loan Impairments” below for additional information.

Other operating income and expense. The increase in other operating income and expense was primarily due to our ownership of the Cowboys Golf Club, which was operated through a TRS under a management agreement with EAGLE Golf, for the entire year of 2007 as compared to one month in 2006. On January 1, 2008, we terminated our management agreement and simultaneously entered into a long-term, triple-net lease agreement with EAGLE Golf for this property. Accordingly, in the future, we will receive rental income under the operating lease for this property instead of golf course operating revenues and expenses.

Asset management fees to Advisor. Asset management fees of 0.08334% of invested assets are paid to our Advisor for the acquisition of real estate assets and making loans. For the years ended December 31, 2007 and 2006 asset management fees to our Advisor were approximately $14.8 million and $5.4 million, respectively. The increase in such fees is due to the acquisition of additional real estate properties and loans made during 2007.

General and administrative. General and administrative expenses were approximately $10.0 million and $5.5 million for the years ended December 31, 2007 and 2006, respectively. The increase is primarily due to the overall increase in our operating activities as a result of the properties we have acquired.

Ground leases and permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds and are paid by the tenants in accordance with the terms of the triple-net leases with those tenants. These expenses have corresponding revenues included in rental income above. For the years ended December 31, 2007 and 2006, ground lease and permit fees were approximately $5.8 million and $1.3 million, respectively. The increase is attributable to the growth of our property portfolio during 2007. The following are the properties subject to such leases or permits as of December 31, 2007:

Properties	Date Acquired	Description
EAGLE Golf Portfolio (American Golf)	12/19/07	Two long-term ground leases
Sunday River Resort	8/7/07	Long-term ground lease
Holly Creek & Eagle Cove Marinas	8/1/07	Two long-term ground leases
Mountain High Ski Resort	6/29/07	U.S. Forest Service ski area permit
The PARC Portfolio	4/06/07	Two long-term ground leases
Boyne USA Portfolio	1/19/07	Two U.S. Forest Service ski area permits
Booth Creek Ski Portfolio	1/19/07	U.S. Forest Service ski area permit
Brighton Ski Resort	1/08/07	U.S. Forest Service ski area permit and one ground lease
Marinas International	12/22/06	Five long-term ground leases
EAGLE Golf Portfolio	11/16/06	Three long-term ground leases
Family Entertainment Centers	10/06/06	Three long-term ground leases
Bear Creek Golf Course	9/08/06	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Cypress Mountain Ski Area	5/30/06	Special park use permit from Canadian Provincial Authority
Hawaiian Falls	4/21/06	Two long-term ground leases
Gatlinburg	12/22/05	Long-term ground lease

Repairs and maintenance. Repairs and maintenance expense represents expenditures of $2.1 million and $42,000 for the years ended December 31, 2007 and 2006, respectively, from capital reserve accounts for repairs and maintenance at our properties which could not be capitalized due to the routine and ongoing nature of these activities. These expenditures, such as periodic repainting of buildings, do not substantially enhance the properties or increase the estimated useful lives and therefore cannot be capitalized.

Depreciation and amortization. Depreciation and amortization expenses were approximately $64.9 million and $8.5 million for the years ended December 31, 2007 and 2006, respectively. The increase is primarily due to the acquisition of additional real estate properties in 2007.

Interest and other income. The increase in interest income is a result of higher average balance and an increase in the average yield we received on our money market accounts where we temporarily held uninvested offering proceeds prior to using them to acquire real estate. During 2007, we received an average yield of 4.70% as compared to an average yield of 4.24% during 2006. Our average uninvested offering proceeds, based on month-end money market balances, was $205.2 million during 2007 as compared to $165.0 million during 2006.

Interest expense and loan cost amortization. The increase in interest expense for the year ended December 31, 2007 as compared to December 31, 2006 is attributable to the increase in notes and mortgages payable as a result of acquisitions of properties. As of December 31, 2007, we had loan obligations totaling $355.6 million with a weighted average fixed interest rate of 6.46%.

Equity in earnings. The following table summarizes equity in earnings (losses) from our unconsolidated entities (in thousands):

	For the Year Ended December 31,
	2007	2006	$ Change	% Change
Wolf Partnership	$(4,779)	$(1,970)	$(2,809)	(142.6)%
DMC Partnership	9,480	9,059	421	4.6%
Intrawest Venture	(963)	3,964	(4,927)	(124.3)%
Other	—	(50)	50	n/a

Total	$3,738	$11,003	$(7,265)	(66.0)%

Equity in earnings decreased by approximately $7.3 million for the year ended December 31, 2007 as compared to the same period in 2006, primarily due to an increase in the loss we were allocated from the Wolf Partnership of $2.8 million and a decrease in the income we were allocated by the Intrawest Venture of $4.9 million offset by an increase of $0.4 million from the DMC Partnership. The Wolf Partnership continues to be affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater competitive pressure, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We continued to work with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns, however, the affects of the economic downturn and competitive pressure is expected to continue to have an impact on our earnings in 2008.

As discussed in our significant accounting policies, equity in earnings is recognized using the HLBV method of accounting which means we recognize income in each period equal to the change in our share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Because our equity in earnings is calculated in this manner due to the preferences we receive upon liquidation, we have historically recognized more income than the underlying unconsolidated entities have generated and our partners have historically been allocated significant losses which offset the earnings that we have recorded for these entities. During 2006, our partners’ unreturned capital in the Intrawest Venture was reduced to zero as a result of the losses they have recognized and the distributions that they have received from this venture. Since the date that this occurred, we no longer recognize significant amounts of income from this venture and in the future may recognize losses that this entity incurs (on a GAAP basis) which is the primary reason for the reduction in equity in earnings from the Intrawest Venture during 2007 as compared to 2006. Additionally, the operating performance at certain of the Intrawest resorts declined as compared to the operating results in 2006 as a result of rent collection issues for multiple tenants at these properties. While this method of recognizing earnings and losses from the unconsolidated entities is not expected to have an impact on the distributions we receive, it will likely result in reductions or fluctuations in our net income, earnings per share, FFO and FFO per share. For the years ended December 31, 2007 and 2006, we received cash distributions of approximately $12.9 million and $17.0 million, respectively, from our unconsolidated entities.

Net income and earnings per share. Our net income and earnings per share are volatile as we are still in the early stages of operation and are experiencing significant growth. These performance measures are significantly affected by the pace at which we raise offering proceeds and the time it takes to accumulate and invest such proceeds in real estate acquisitions and other income-producing investments. The accumulation of funds over time in order to make large individually significant acquisitions can be dilutive to the earnings per share ratio. Additionally, during the last 12 months we have been acquiring a significant number of properties that have a greater proportion of fixtures and equipment (ski resorts, attractions and marinas) as compared to the properties previously acquired. This results in a shorter weighted average useful life for our portfolio which causes proportionately higher depreciation expense than we have recorded in the past, which has a negative impact on net income and earnings per share but does not impact FFO and FFO per share. Additionally, the reduction in equity in earnings from 2006 to 2007 also negatively affected our net income and earnings per share.

2006 AS COMPARED TO 2005

The following table summarizes our operations for the year ended December 31, 2006 as compared to December 31, 2005 (in thousands except per share data):

	Year Ended
	December 31,
	2006	2005	$ Change	% Change
Revenue:
Rental income from operating leases	$15,926	$112	$15,814	14119.6%
Interest income on mortgages and other notes receivable	6,210	115	6,095	5300.0%
Other operating income	120	—	120	n/a

Total revenue	22,256	227	22,029	9704.4%

Expenses:
Asset management fees to Advisor	5,356	2,559	2,797	109.3%
General and administrative	5,464	2,587	2,877	111.2%
Ground lease and permit fees	1,277	28	1,249	4460.7%
Repairs and maintenance	42	—	42	n/a
Other operating expenses	150	—	150	n/a
Depreciation and amortization	8,489	37	8,452	22843.2%

Total expenses	20,778	5,211	15,567	298.7%

Operating income (loss)	1,478	(4,984)	6,462	129.7%

Other income (expense):
Interest and other income	7,890	1,346	6,544	486.2%
Interest expense and loan cost amortization	(986)	(69)	(917)	-1329.0%
Equity in earnings of unconsolidated entities	11,003	10,290	713	6.9%

Total other income	17,907	11,567	6,340	54.8%

Net income	$19,385	$6,583	$12,802	194.5%

Earnings per share of common stock (basic and diluted)	$0.31	$0.33	$(0.02)	-6.1%

Weighted average number of shares of common stock outstanding (basic and diluted)	62,461	19,796

Rental income from operating leases. The significant increase in rental income for the year ended December 31, 2006 as compared to December 31, 2005 was due to the acquisition of 42 real estate properties during 2006 all of which, except for one, were leased on a long-term triple-net basis to third-party tenants as compared to the single property that we acquired and leased in December 2005. Prior to December 2005, we did not own any properties that we consolidated in our financial statements and all of our investments were owned through unconsolidated entities from which our primary source of income was equity in earnings.

Interest income on mortgages and other notes receivable. Between September 2005 and December 2006, we made eight loans to third-party borrowers, which resulted in interest income of approximately $6.2 million and $0.1 million for the years ended December 31, 2006 and 2005, respectively. We had not made any loans prior to September 2005.

Other operating income and expense. The increase in other operating income for the year ended December 31, 2006 as compared to December 31, 2005 is primarily due to the acquisition of Cowboys Golf Club which was operated through a TRS under a management agreement with EAGLE Golf.

Asset management fees to Advisor. For the years ended December 31, 2006 and 2005, asset management fees to our Advisor were approximately $5.4 million and $2.6 million, respectively. The increase in such fees is due to the acquisition of additional real estate properties and loans made during 2006.

General and administrative. General and administrative expenses were approximately $5.5 million and $2.6 million for the years ended December 31, 2006 and 2005, respectively. The increase is primarily due to the overall increase in our operating activities as a result of the properties we have acquired.

Ground leases and permits. Ground lease payments, park use and land permit fees were approximately $1.3 million for the year ended December 31, 2006 as compared to approximately $28,000 for the year ended December 31, 2005. See a listing of properties subject to such leases or permits above under “Results of Operations-2007 as Compared to 2006.”

Repairs and maintenance. Repairs and maintenance expense represents expenditures of $42,000 and zero for the years ended December 31, 2006 and 2005, respectively, from capital reserve accounts for repairs and maintenance at our properties which could not be capitalized due to the routine and ongoing nature of these activities. These expenditures, such as periodic repainting of buildings, do not substantially enhance the properties or increase the estimated useful lives and therefore cannot be capitalized.

Depreciation and amortization. Depreciation and amortization expenses were approximately $8.5 million and $37,000 for the years ended December 31, 2006 and 2005, respectively. The increase is primarily due to the acquisition of additional real estate properties during 2006.

Interest and other income. The increase in interest income is a result of greater average cash on hand from uninvested offering proceeds during the year ended December 31, 2006 as compared to December 31, 2005.

Interest expense and loan cost amortization. The increase in interest expense for the year ended December 31, 2006 as compared to December 31, 2005 is primarily due to the notes and mortgages payable in connection with the Bretton Woods acquisition and the financing of six golf properties that closed toward the end of 2006. We had no third-party financing during 2005.

Equity in earnings. The following table summarizes equity in earnings (losses) from our unconsolidated entities (in thousands):

	For the Year Ended December 31,
	2006	2005	$ Change	% Change
Wolf Partnership	$(1,970)	$(400)	$(1,570)	(392.5)%
DMC Partnership	9,059	6,297	2,762	43.9%
Intrawest Venture	3,964	4,393	(429)	(9.8)%
Other	(50)	—	(50)	n/a

Total	$11,003	$10,290	$713	6.9%

Equity in earnings increased by approximately $0.7 million for the year ended December 31, 2006 as compared to the same period in 2005, primarily due to increased income of $2.8 million from the DMC Partnership as a result of our ownership of the property for the entire year of 2006. This was offset partially by increased losses of $1.6 million from owning the Wolf Partnership for the entire year of 2006. The Wolf Partnership was adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater competitive pressure, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We continued to work with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations.

As stated above, during 2006, our partners’ unreturned capital in the Intrawest Venture was reduced to zero as a result of the losses they have recognized and the distributions that they have received from this venture. Since the date that this occurred, we no longer recognize significant amounts of income from this venture and in the future will recognize losses that this entity incurs (on a GAAP basis) which is the primary reason for the reduction in equity in earnings from the Intrawest Venture during 2006 as compared to 2005. However, for the years ended December 31, 2006 and 2005, we received cash distributions of approximately $17.0 million and $7.1 million, respectively, from our unconsolidated entities.

Net income and earnings per share. As noted above, our net income and earnings per share are volatile as we are still in the early stages of operation and are experiencing significant growth. These performance measures are significantly affected by the pace at which we raise offering proceeds and the time it takes to accumulate and invest such proceeds in real estate acquisitions and other income-producing investments. The accumulation of funds over time in order to make large individually significant acquisitions can be dilutive to the earnings per share ratio.

OTHER

Funds from Operations

We consider FFO to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the NAREIT and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income to FFO for the years ended December 31, 2007, 2006, and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005
Net income	$35,525	$19,385	$6,583
Adjustments:
Depreciation and amortization	64,883	8,489	17
Net effect of FFO adjustment from unconsolidated entities(1)	17,970	12,163	7,570

Total funds from operations	$118,378	$40,037	$14,170

Weighted average number of shares of common stock outstanding (basic and diluted)	159,807	62,461	19,796

FFO per share (basic and diluted)	$0.74	$0.64	$0.72

FOOTNOTES:

(1)	This amount represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

FFO per share increased year over year primarily due to our ability to invest our offering proceeds in property acquisitions earlier in 2007 as compared to the timing of acquisitions made in 2006. This resulted in a greater proportion of rental income recognized on new acquisitions in 2007 versus 2006. To a lesser extent, the increase was a result of an increase in yield we received on uninvested offering proceeds. In addition, total FFO increased by a greater proportion than the increase in the weighted average shares, resulting in a higher per share amount.

FFO per share decreased for the year ended December 31, 2006 as compared to the same period in 2005 primarily due to (i) our partner in the DMC Partnership receiving a greater share of earnings and FFO during 2006 than in 2005 as a result of income and FFO being allocated between us and our partners using the HLBV method of accounting and (ii) as a result of the dilution caused by uninvested offering proceeds received from our common stock offering.

Loan Impairments

In 2007, Plaza Partners, LLC defaulted under its $16.8 million loan payable to us. Pursuant to the loan agreement dated February 28, 2006, the loan had an annual fixed interest rate of 15.0% with monthly interest payments of 8.75% and the remaining 6.25% becoming due and payable upon the loan's maturity. Following discussions with the borrower, we amended the loan agreement, extending certain deadlines until December 31, 2006. On January 1, 2007, the borrower failed to meet certain deadlines and the interest rate was raised to 19.0%, retroactively to inception of the loan, with the monthly interest payments remaining the same. The borrower remained current on its loan payments through maturity on February 28, 2007. At maturity, the borrower was unable to repay the loan. We deemed the loan impaired and ceased recording interest upon the loan’s maturity. On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral of the loan. On September 28, 2007, the borrower filed an amended and restated answer and counter-claim. We believe, based on a recently obtained appraisal and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a loan loss allowance has not been established for this loan.

On March 10, 2006, we purchased a $15.0 million loan from Column Financial, Inc., in its capacity as lender to Mizner Court Holdings, L.P (“Mizner”). The proceeds from the mezzanine loan, in addition to proceeds from an $89.0 million first mortgage loan, were used to acquire a 450-unit apartment complex in Boca Raton, Florida with the intent to convert the complex into condominiums. On July 9, 2007, Mizner defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. During the year ended December 31, 2007, on behalf of Mizner, we made approximately $1.7 million in payments due under the borrower’s first mortgage in order to protect our investment position and paid approximately $0.7 million to cover operating shortfalls at the property. Pursuant to an agreement among the borrower, the owner, the senior lender and us, on December 17, 2007, a foreclosure sale was completed on the property and on December 31, 2007, we received title to the property in exchange for the forgiveness of our note receivable and the assumption of senior debt which was refinanced. Simultaneously, we refinanced the property for approximately $85.4 million and repaid part of the existing senior debt on the property. At this time we wrote off all remaining unamortized acquisition fees which totaled $137,500. Our new loan is collateralized by a mortgage on the Mizner Court apartment complex. The $85.4 million loan bears interest annually at a variable rate based on 30-day LIBOR plus a spread and matures on January 2, 2015.

In January 2008, Shorefox Development, LLC notified us that it was experiencing financial difficulties and that they would no longer be able to pay the debt service under their $40.0 million loan. As of the date of this filing, we are evaluating our options and considering pursuing foreclosure on the collateral for this loan. Based on appraisals and our estimates we believe the value of our collateral exceeds our loan amount and all accrued interest and carrying costs. See “Events Occurring Subsequent to December 31, 2007” for additional information.

The loan defaults discussed above are in part due to the lack of refinancing options in the current credit markets.

OFF BALANCE SHEET AND OTHER ARRANGEMENTS

We hold interests in unconsolidated entities that may affect our results of operations, financial liquidity, and capital expenditures. Our equity in earnings from unconsolidated entities for the years ended December 31, 2007, 2006 and 2005 contributed approximately $3.7 million, $11.0 million and $10.3 million, respectively, to our results of operations. The partnership agreements governing the allocation of cash flows from the entities provide for the annual payment of a preferred return on our invested capital and thereafter in accordance with specified residual sharing percentages.

At the closing of the acquisition of the five U.S. resort village properties owned through unconsolidated entities, our partner, Intrawest entered into leases for certain commercial space at the properties that is occupied by Intrawest or its affiliates. The leases have terms of 15 or 20 years, with four five-year renewal options and annual base rents approximating market rates. In addition, Intrawest executed interim lease agreements with the subsidiary owners for all vacant space at each resort village. Under the interim leases, Intrawest will make payments of minimum base rents approximating market rates for a term of four years which ends in December 2008. Intrawest also executed a full recourse corporate indemnity guaranteeing the payment of contractual rents for all existing leases made to Intrawest or any of its affiliates for the remaining term of each of those respective leases.

In connection with the loans encumbering properties owned by our unconsolidated entities (described below), if we engage in certain prohibited activities, we could become liable for the obligations of the unconsolidated entities which own the properties for certain enumerated recourse liabilities related to those entities and their properties. In the case of the borrowing for the resort village properties located in Canada, our obligations are such that we could become liable for the entire loan if we triggered a default due to bankruptcy or other similar events.

We may also be responsible for a portion of capital expenditures for properties owned by unconsolidated entities. We do not expect to make any significant capital expenditures or contributions for these properties in the near term.

Borrowings of Our Unconsolidated Entities

Our unconsolidated entities are subject to the following fixed rate debt (in thousands):

Unconsolidated Entity	Type of Loan	Interest Rate	Payment	Maturity Date	Principal Balance at December 31,
					2007		2006
Intrawest U.S. Venture	Mortgage loan	5.75%	Monthly principal and interest payment of $289,389	6/1/2015	$43,780		$44,707
Intrawest Canadian Venture	Mortgage loan	5.83%	Monthly interest only of $110,880(1)	12/11/2014	26,741	(1)	22,800	(2)
DMC Partnership	Mortgage loan	6.04%	Monthly principal and interest payment of $889,145	9/1/2014	136,118		138,380
DMC Partnership	Mortgage loan	5.45%	Monthly principal and interest payment of $110,663	9/1/2012	15,145		15,585
Wolf Partnership	Mortgage loan	6.08%	Monthly interest only of $319,200(3)	3/1/2013	63,000		63,000

Total					$284,784		$284,472

FOOTNOTES:

(1)	This amount was converted from Canadian dollars to U.S. dollars at an exchange rate of 1.0194 Canadian dollars for $1.00 U.S. dollar as of December 31, 2007. Effective December 2006, monthly principal and interest payments are due until maturity.

(2)	This amount was converted from Canadian dollars to U.S. dollars at an exchange rate of 0.8581 Canadian dollars for $1.00 U.S. dollar as of December 31, 2006.

(3)	Effective April 1, 2009, monthly principal and interest payments shall be payable on the loan based on a 30-year amortization schedule.

COMMITMENTS, CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

The following tables present our contractual obligations and contingent commitments and the related payment periods as of December 31, 2007:

Contractual Obligations

	Payments Due by Period (in thousands)
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Mortgages and other notes payable (principal and interest)(1)	$23,583	$58,699	$46,124	$346,451	$474,857
Obligations under capital leases	1,905	1,701	19	—	3,625
Obligations under operating leases(2)	7,681	15,112	14,862	140,106	177,761

Total	$33,169	$75,512	$61,005	$486,557	$656,243

FOOTNOTES:

(1)	This amount represents third-party or seller financing obtained in connection with the acquisition of properties.

(2)	This amount represents obligations under ground leases, park use permits and land permits which are paid by our third-party tenants on our behalf. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the related property exceeding a certain threshold. The future obligations have been estimated based on current revenue levels projected over the term of the leases or permits.

Contingent Commitments

	Payments Due by Period (in thousands)
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Contingent purchase consideration(1)	$—	$23,650	$—	$—	$23,650
Capital improvements(2)	34,788	26,979	3,500	—	65,267
Pending investments(3)	43,000	—	—	—	43,000

Total	$77,788	$50,629	$3,500	$—	$131,917

FOOTNOTES:

(1)	In connection with the purchase of the resort village property located at Copper Mountain, Colorado, the Intrawest U.S. Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event, will the amount exceed $3.75 million. We have guaranteed the payment of the contingent purchase price to the seller on behalf of the Intrawest U.S. Partnership. We currently do not anticipate that the properties will achieve the performance thresholds and therefore do not expect to pay the additional purchase consideration.

In connection with the purchase of the Wolf Dells property and the Wolf Sandusky property, the seller may receive an additional contingent purchase price of up to $3.0 million per waterpark resort if those properties achieve certain financial performance goals during 2007 and 2008. The amount of the contingent purchase price will be determined during those years, and in no event will the amount exceed a total of $6.0 million for both properties. The properties did not reach the performance goals in 2007, and do not anticipate that the properties will achieve the performance thresholds in 2008 and therefore do not expect to pay any additional purchase consideration.

In connection with the Valencia and Talega and Weston Hills properties, the seller may receive supplemental purchase price payments, and in no event, will the amount exceed $8.6 million and $5.3 million, respectively, if the properties achieve certain financial performance goals in fiscal year 2009.

(2)	We have committed to fund equipment replacements and other capital improvement projects for our existing properties.

(3)	In October 2007, we entered into an asset purchase agreement to acquire 28 golf course properties and on November 30, 2007 and December 19, 2007, we acquired 22 fee properties and two leasehold interests, respectively, for an aggregate purchase price of $264.0 million. On March 7, 2008, one additional leasehold interest was acquired for approximately $5.2 million. The remaining leasehold interests are expected to close by April 17, 2008 and are subject to customary closing conditions. There can be no assurance that any or all of the properties will be acquired.

EVENTS OCCURRING SUBSEQUENT TO DECEMBER 31, 2007

On March 12, 2008, our board of directors approved an amendment to our articles of incorporation to change our name from CNL Income Properties, Inc. to CNL Lifestyle Properties, Inc.

Our board of directors declared distributions of $0.05125 per share to stockholders of record at the close of business on January 1, 2008, February 1, 2008 and March 1, 2008. These distributions are to be paid by March 31, 2008.

On October 29, 2007, we entered into an asset purchase agreement with American Golf Corporation and certain of its affiliates and on November 30, 2007 entered into an equity purchase agreement with Nevada Links, Inc., a company not affiliated with American Golf Corporation, to acquire a portfolio of 28 U.S. golf courses, consisting of 22 fee properties and six leasehold interests, in 11 states for an aggregate purchase price of approximately $306.6 million. On November 30, 2007 and December 9, 2007, we acquired the 22 fee properties and two leasehold interests, respectively, for a purchase price of approximately $264.0 million, excluding transaction costs. On March 7, 2008, one additional leasehold interest was acquired for approximately $5.2 million. The purchase of the remaining leasehold interests is expected to close by April 17, 2008 and is subject to customary closing conditions. There can be no assurance that any or all of the remaining properties will be acquired.

In January 2008, Shorefox Development, LLC, a borrower, under a $40.0 million loan from us, advised us that it was having financial difficulties and would no longer be able to fund debt service. This loan matures on March 10, 2009 and requires interest payments based on an annual rate of 9.5% paid monthly with an additional 4.0% becoming due and payable at maturity. The loan is collateralized by a first mortgage on a portion of a property which is currently under development as an Orvis®-branded lifestyle community in Granby, Colorado. We ceased recording interest under this loan in January 2008. As of December 31, 2007, accrued and deferred interest under this loan totaled $2.4 million. We believe, based on recent appraisals, that the value of the underlying collateral exceeds the balance of principal as well as accrued and deferred interest and therefore have not established an allowance for loan losses for this loan. We are currently evaluating alternatives relating to this loan and are considering starting foreclosure proceedings for the borrower’s collateral.

In connection with the American Golf Corporation transaction, on January 25, 2008, we borrowed an aggregate amount of $140.0 million from the Prudential Insurance Company of America through loans on the 22 non-leasehold golf properties. The loans bear interest annually at a fixed rate of 6.09% for a term of five years, based on a 25-year amortization period, with monthly payment of principal and interest. The loans are cross-defaulted and cross collateralized.

On January 2, 2008, we entered into an interest rate swap to hedge the variable interest rate on the Mizner mortgage loan. The instrument was designated as a cash flow hedge of interest payments from its inception, and swaps the rate on the first $57.3 million of debt to a blended fixed rate of 6.0% per year and on the next $16.7 million to a blended fixed rate of 5.805% for the term of the loan (of which 1.25% is deferred until maturity.)

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are listed below:

Name	Age	Position
James M. Seneff, Jr.	61	Director and Chairman of the Board
Robert A. Bourne	60	Director, Vice Chairman of the Board and Treasurer
Bruce Douglas	75	Independent Director
Dennis N. Folken	73	Independent Director
Robert J. Woody	64	Independent Director
R. Byron Carlock, Jr.	45	President and Chief Executive Officer
Charles A. Muller	49	Chief Operating Officer and Executive Vice President
Tammie A. Quinlan	45	Chief Financial Officer and Executive Vice President
Joseph T. Johnson	33	Senior Vice President and Chief Accounting Officer
Amy Sinelli	38	Senior Vice President, General Counsel and Secretary
Daniel B. Crowe	39	Senior Vice President of Portfolio Management

James M. Seneff, Jr. Chairman of the Board. Mr. Seneff has served as the chairman of our Board and of the board of directors of our Advisor, and subsequently president of the managing member of our Advisor since 2003. He is a principal stockholder of CNL Holdings, Inc. (“CNL Holdings”) and has served as the chairman and chief executive officer of various of CNL Holdings’ subsidiaries, including as chairman and chief executive officer of CNL Financial Group, Inc., a diversified real estate company, since 1995. Mr. Seneff serves or has served in similar capacities for a number of CNL Holding’s affiliates, including: CNL Hotels & Resorts, Inc., a public, unlisted REIT, and its advisor, CNL Hospitality Corp. (1997 to 2006); CNL Retirement Properties, Inc., a public, unlisted REIT, and its advisor, CNL Retirement Corp. (1997 to 2006); CNL Restaurant Properties, Inc., a public, unlisted REIT, and its advisor, (1994 to 2005); National Retail Properties, Inc., a publicly traded REIT, from 1994 to 2005; Trustreet Properties, Inc., a publicly traded REIT, (2005 to 2007); CNL Securities Corp., the Managing Dealer of our ongoing public offering of common stock, (1979 to present); CNL Capital Markets Corp., (1990 to present); and CNL Bancshares, Inc., (1999 to present). Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

Robert A. Bourne. Vice Chairman of the Board and Treasurer. Mr. Bourne has served as the vice chairman and treasurer of CNL Lifestyle Properties and of our Advisor since 2003. He has served in various executive capacities of CNL Financial Group, Inc. since 1984 and also serves or has served in a number of executive capacities for a number of CNL Holdings’ affiliates, including: CNL Hotels & Resorts, Inc. and its advisor (1997 to 2006); CNL Retirement Properties, Inc. and its advisor, (1997 to 2006); CNL Restaurant Properties, (1994 to 2005); National Retail Properties, (1996 to 2005); CNL Capital Markets Corp., (2000 to present); and CNL Securities Corp., (1979 to present). Mr. Bourne served as a director of Trustreet Properties from 2005 to 2007. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University with a B.A. in Accounting, with honors, in 1970.

Bruce Douglas. Mr. Douglas has served as one of our Independent Directors since 2004. Mr. Douglas is President of Sterling College (2005 to present). Mr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation since 2001. Mr. Douglas founded The Douglas Company, a construction and engineering firm, and was chairman and chief executive officer between 1975 and 2001. Mr. Douglas is a trustee of the Wilberforce University and a member of the Taubman Center Advisory Board of Harvard University. Mr. Douglas received his B.A. in Physics from Kalamazoo College in 1954, B.S. in Civil Engineering from the University of Michigan in 1955, MPA from Harvard University in 1995 and Ph.D. in History at the University of Toledo in 2004.

Dennis N. Folken. Mr. Folken has served as one of our Independent Directors since 2004. He is a retired certified public accountant who worked with several local accounting firms before joining Coopers & Lybrand, Certified Public Accountants, where he served as an office managing partner and group managing partner between 1969 and 1988. From 1989 until his retirement in 1997, Mr. Folken served as a manager of Devex Realty, Inc. & Comreal, Inc., a real estate brokerage firm, and an adviser to Fiduciary Associates, Inc., a trust administration company. He currently serves on the board of the Transylvania Foundation. Mr. Folken received a B.A. from Rollins College in 1956 and attended the University of Florida Graduate School of Business. He received his certified public accountant designation in 1957.

Robert J. Woody. Mr. Woody has served as one of our Independent Directors since 2004. He also serves as deputy chairman and general counsel for Northstar Financial Services Ltd. (2005 to present) and as CEO of Northstar Consulting Group, Inc. (2004 to present). Mr. Woody was the executive vice president and general counsel for Northstar Companies, Inc., an international wealth management firm, from 2002 until 2004. Before joining Northstar Companies, Inc., Mr. Woody was a partner at the law firm of Shook, Hardy & Bacon, L.L.P. (1997-2002). Mr. Woody received a Bachelor of Arts in 1966 and a J.D. in 1969 from the University of Kansas and undertook graduate legal study in international law at the University of Exeter, England, in 1972.

R. Byron Carlock, Jr. Chief Executive Officer and President. Mr. Carlock has served as president (April 2004 to present) and chief executive officer (September 2005 to present) of CNL Lifestyle Properties. He has also served as president of CNL Lifestyle Company, LLC, our Advisor, since April 2004. From March 1998 through June 1998 and since 2000, Mr. Carlock has served as the chairman and CEO of The Carlock Companies LLC, a Dallas-based advisory firm specializing in mergers, acquisitions and recapitalizations. Mr. Carlock, through The Carlock Companies, LLC and its predecessors, has provided consulting services to a number of our Advisor’s affiliates. Prior to 2000, Mr. Carlock served as chief investment officer and executive vice president of Post Corporate Services and as president and chief operating officer of W.B. Johnson Properties, LLC. He was employed by the Trammell Crow Company and then Crow Holdings International in various capacities between 1989 and 1997, ultimately as managing director of capital markets for the last two years of that term. Mr. Carlock received an M.B.A. from the Harvard Business School in 1988 and a B.A. in Accounting from Harding University in Arkansas in 1984. Mr. Carlock is an inactive certified public accountant and a full member of the Urban Land Institute. He completed additional studies as a Rotary Scholar at the Chinese University of Hong Kong in 1985.

Charles A. Muller. Chief Operating Officer and Executive Vice President. Mr. Muller has served as our and our Advisor’s chief operating officer since April 2004, our executive vice president since April 2005 and the executive vice president of our Advisor since February 2005. Mr. Muller served as executive vice president and chief operating officer of CHO and its advisor from 1997 to 2003. Before joining CHO, Mr. Muller spent 15 years in hotel and resort sector investment, development and operations working for companies such as AIRCOA Hospitality Services, Inc., PKF Consulting, Wyndham Hotels & Resorts and Tishman Hotel Corporation. Mr. Muller currently serves on the Urban Land Institute, Recreational Development Council. He received a B.A. in Hotel Administration from Cornell University in 1981.

Tammie A. Quinlan. Chief Financial Officer and Executive Vice President. Ms. Quinlan has served as our and our Advisor’s chief financial officer since April 2004 and as our executive vice president since September 2005. Between April 2004 and September 2005, Ms. Quinlan served as our and our Advisor’s senior vice president. Prior to joining us and our Advisor, Ms. Quinlan served as senior vice president of corporate finance and treasury of CNL Hospitality Corp., the advisor to CHO, from 1999 to 2004. Before joining CNL Hospitality Corp., Ms. Quinlan was employed by KPMG LLP (1987-1999), most recently as a senior manager, performing services for a variety of clients in the real estate, hospitality and financial services industries. Ms. Quinlan is a certified public accountant. She graduated from the University of Central Florida in 1986 where she received a B.S. in Accounting and Finance.

Joseph T. Johnson. Senior Vice President and Chief Accounting Officer. Mr. Johnson has served as our senior vice president and chief accounting officer since February 2007. From July 2005 through February 2007, he was our and our Advisor’s vice president of accounting and financial reporting. Prior to joining us, Mr. Johnson was employed by CNL Hospitality Corp. from 2001 to 2005, most recently as vice president of accounting and financial reporting. Prior to joining CNL Hospitality Corp., Mr. Johnson was employed in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in Accounting in 1997 and a M.S. in Accounting in 1999 from the University of Central Florida.

Amy Sinelli. Senior Vice President, General Counsel and Secretary. Ms. Sinelli has served as our and our Advisor’s senior vice president since February 2007, as our general counsel since February 2008 and as our secretary since June 2006. From February 2005 to February 2007, she served as a vice president to us and our Advisor, and from February 2005 to February 2008 she served as our corporate counsel. Ms. Sinelli was employed by CNL Capital Markets from 2003 to 2005. Prior to joining CNL Capital Markets, Ms. Sinelli spent ten years in private legal practice, most recently at the law firm of Igler & Dougherty, P.A. in Tampa, Florida. Ms. Sinelli is licensed to practice law in Florida and is a member of the Florida and American Bar Associations. Ms. Sinelli is a member of the Association of Corporate Counsel and of the Investment Program Association, Legal and Regulatory Affairs Committee. She received a B.A. from Miami University and her J.D. from Capital Law School.

Daniel B. Crowe. Senior Vice President of Portfolio Management. Mr. Crowe has served as our and our Advisor’s senior vice president since June 2006 and as our vice president since February 2005, initially directing investments and currently overseeing the management of our portfolio. Prior to joining us and our Advisor, Mr. Crowe was the managing partner of TIGER Associates, a real estate investment management firm, from 2004 to 2005. From 2002 to 2004, Mr. Crowe was a portfolio manager with TriMont Real Estate Advisors, a real estate investment services company. He received a B.S. in Finance in 1991 from Clemson University.

Prior Affiliate Litigation. In 2004, stockholders in CNL Hotels & Resorts, Inc. (“CHR”) filed two class action complaints, which were consolidated, in the United States District Court for the Middle District of Florida (the “District Court”) against, among others, CHR, CNL Hospitality Corp. (“CHC”), certain affiliates of CHR and CHC, and certain of CHR’s directors and officers, including James M. Seneff, Jr., and Robert A. Bourne. Messrs. Seneff and Bourne are also members of our board of directors. Neither we, nor our Advisor or our directors or officers, in their respective capacities with CNL Income Properties, were defendants in the CHR litigation. In the Consolidated CHR Litigation, the plaintiffs sought money damages, rescission of their securities purchases, and various injunctions relating to the proposed merger of CHC into CHR. Plaintiffs alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 hereunder, and Section 20(a) of the Exchange Act.

On February 6, 2006, the parties to the litigation entered into a memorandum of understanding to settle all claims in the litigation upon the payment of $35.0 million by CHR over a period of three years. On August 2, 2006, the court issued its final order approving the settlement and the determination of legal fees. There was no admission or adjudication of liability with regard to Messrs. Seneff and Bourne in the settlement.

Independent Directors

Under our articles of incorporation, a majority of the board of directors, and also a majority of any committee of the board of directors, must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors shall appoint replacements for vacancies in the Independent Director positions. An Independent Director may not, directly or indirectly (including through a member of his immediate family), be associated with us, our Advisor or any of our affiliates within the last two years of becoming a director and at such time an Independent Director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of our Advisor or its affiliates, serve as a director of more than three REITs advised by our Advisor or its affiliates or perform services (other than as an Independent Director) for us.

Committees of the Board of Directors

We have a standing audit committee, the members of which are selected by the board each year. During 2007, the audit committee was comprised of Bruce Douglas, Dennis N. Folken and Robert J. Woody, each of whom has been determined to be “independent” under the listing standards of the New York Stock Exchange referenced above. We operate under a written charter adopted by the board. A copy of the audit committee charter is posted on our website at www.cnllifestylereit.com/n-filings.asp. The audit committee assists the board of directors by providing oversight responsibilities relating to:

•	the integrity of financial reporting;

•	the independence, qualifications and performance of our independent auditors;

•	the systems of internal controls;

•	the performance of our internal audit function; and

•	compliance with management’s audit, accounting and financial reporting policies and procedures.

In addition, the audit committee recommends the independent auditors for appointment by the board of directors and is responsible for the compensation and oversight of our independent auditor and internal auditors. In performing these functions, the audit committee meets periodically with the independent auditors, management and internal auditors (including private sessions) to review the results of their work. During the year ended December 31, 2007, the audit committee met five times with our independent auditors, internal auditors and management to discuss the annual and quarterly financial reports prior to filing them with the Commission. The audit committee has determined that Mr. Folken, the chairman of the audit committee and an Independent Director, is an “audit committee financial expert” under the rules and regulations of the Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

Currently, we do not have a nominating committee, and therefore, do not have a nominating committee charter. The board of directors is of the view that it is not necessary to have a nominating committee at this time because the board or directors is composed of only five members, including three “Independent Directors” (as defined under the New York Stock Exchange listing standards), and each director is responsible for identifying and recommending qualified board candidates. The board does not have any minimum qualifications with respect to board nominees. However, the board considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other board members, the extent to which the candidate would be desirable as a member of the audit committee, and the candidate’s willingness to devote substantial time and effort to board responsibilities.

At such time, if any, as our shares of common stock are listed on a national securities exchange or included for quotation on the National Market System of the NASDAQ Stock Market, we will form a compensation committee, the members of which will be selected by the full board of directors each year. Currently, we do not have a compensation committee.

Compensation of Independent Directors

During the year ended December 31, 2007, each Independent Director received a $30,000 annual fee for services as well as $1,500 per Board meeting attended whether they participated by telephone or in person. Each director serving on the Audit Committee received $1,500 per Audit Committee meeting attended whether they participated by telephone or in person. The Audit Committee Chair received an annual retainer of $5,000 in addition to Audit Committee meeting fees as well as fees for meeting with the independent accountants as a representative of the Audit Committee. Effective January 1, 2008, the Board amended our bylaws to increase (i) the annual fee for directors to $45,000 from $30,000, (ii) the annual fee for the audit committee chairperson to $10,000 from $5,000 and (iii) the board and audit committee meeting fees to $2,000 from $1,500 per meeting attended. No additional compensation will be paid for attending the Annual Meeting.

The following table sets forth the compensation paid to our directors during the year ended 2007 for their service on the Board and audit committee (where applicable):

Name	Fees Earned or Paid in Cash	Total
James M. Seneff	None	None
Robert A. Bourne	None	None
Bruce Douglas	$51,000	$51,000
Dennis N. Folken	$74,299	$74,299
Robert A. Woody	$48,000	$48,000

Management Compensation

For a description of the types, recipients, methods of computation, and estimated amounts of all compensation, fees, and reimbursements we pay directly or indirectly to our Advisor, Managing Dealer, and their affiliates, see “Management Compensation.”

SECURITY OWNERSHIP

The following table sets forth, as of March 17, 2008, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of the named officers and directors is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares
James M. Seneff, Jr.	137,706	(1)	(2)
Robert A. Bourne	—		—
Bruce Douglas	10,206		(2)
Dennis N. Folken	3,370		(2)
Robert J. Woody	—		—
R. Byron Carlock, Jr.	3,333		(2)
Tammie A. Quinlan	2,222		(2)
Charles A. Muller	2,500		(2)
Joseph T. Johnson	—		—
Amy Sinelli	—		—
Daniel B. Crowe	—		—

All directors and executive officers as a group (11 persons)	159,337		(2)

FOOTNOTES:

(1)	This number represents shares held by our Advisor and CNL Financial Group, Inc. (“CFG”). Our Advisor is a wholly owned subsidiary of CFG. Mr. Seneff and his wife share beneficial ownership of our Advisor through their ownership of CFG.

(2)	This number is less than 1%.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

Our Advisor, CNL Lifestyle Company, LLC, is a Florida limited liability company that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. It was originally organized in July 2003 as CNL Income Corp., a Florida corporation. We are party to an Advisory Agreement with our Advisor, which Advisory Agreement has a one-year term that is subject to extension.

The executive officers and directors of our Advisor are as follows:

Name	Age	Position
James M. Seneff, Jr.	61	Director and Chairman of the Board
Robert A. Bourne	60	Director, Vice Chairman of the Board and Treasurer
R. Byron Carlock, Jr.	45	President and Chief Executive Officer
Tammie A. Quinlan	45	Chief Financial Officer and Executive Vice President
Charles A. Muller	49	Chief Operating Officer and Executive Vice President
Joseph T. Johnson	33	Senior Vice President and Chief Accounting Officer
Amy Sinelli	38	Senior Vice President, General Counsel and Secretary
Daniel B. Crowe	39	Senior Vice President of Portfolio Management

The backgrounds of the individuals listed above are described under “Management—Directors and Executive Officers.”

Our Advisor currently owns 20,000 shares of our common stock. Our Advisor may not sell this stock while the Advisory Agreement is in effect; however, our Advisor may transfer this stock to its affiliates. None of our Advisor, any director, or any affiliate may vote or consent on matters submitted to the stockholders regarding removal of our Advisor, directors or any of their affiliates, or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our Advisor, directors, and any affiliate may not vote or consent, any shares of common stock owned by any of them will not be included.

The Advisory Agreement

Under the terms of the Advisory Agreement, our Advisor has responsibility for our day-to-day operations, administers our bookkeeping and accounting functions, serves as our consultant in connection with policy decisions to be made by the board of directors, manages our properties, loans and other Permitted Investments and renders other services as the board of directors deems appropriate. Our Advisor is subject to the supervision of our board of directors and has only such functions as are delegated to it.

We will reimburse our Advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

•

Organizational and Offering Expenses, which are defined to include expenses attributable to preparing the documents relating to this offering, our formation and organization, qualification of our shares for sale in the states, escrow arrangements, filing fees and expenses attributable to selling our shares;

•	expenses of managing and operating our properties whether payable to an affiliate or an unaffiliated Person;

•	audit, accounting and legal fees;

•	the actual cost of goods and materials we use and obtain from entities not affiliated with our Advisor, including brokerage fees paid in connection with the purchase and sale of securities;

•

administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which our Advisor receives a separate fee, at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated Persons providing similar goods and services in the same geographic location);

•

Acquisition Expenses, which are defined to include expenses related to the selection and acquisition of investments, for goods and services provided by our Advisor in connection with the selection and acquisition of investments at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated Persons providing similar goods and services in the same geographic location; and

•	expenses related to negotiating and servicing the loans and other Permitted Investments.

We will not reimburse our Advisor at the end of any fiscal quarter for Operating Expenses that, in any expense year, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any of our fiscal quarters for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, our Advisor shall reimburse us the amount by which the total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.

We will not reimburse our Advisor or its affiliates for services for which our Advisor or its affiliates are entitled to compensation in the form of a separate fee.

Pursuant to the Advisory Agreement, our Advisor is entitled to receive fees and reimbursements, as listed under “Management Compensation.” The Subordinated Incentive Fee payable to our Advisor under certain circumstances if listing occurs may be paid, at our option, in cash, in shares, by delivery of a promissory note payable to our Advisor, or by any combination thereof. The Subordinated Incentive Fee is an amount equal to 10% of the amount by which (i) our market value, measured by taking the average closing price or average of bid and asked prices, as the case may be, over a period of 30 days during which our shares are traded, with such period beginning 180 days after listing (the “Market Value”), plus the total distributions paid to stockholders from our inception until the date of listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total distributions required to be paid to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the Market Value is determined. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to our Advisor of a deferred subordinated share of Net Sales Proceeds from our sales of our assets. In the event the Subordinated Incentive Fee is paid to our Advisor following listing, no Performance Fee (defined as the fee payable under certain circumstances if certain performance standards are met, such circumstances and standards being described below) will be paid to our Advisor under the Advisory Agreement nor will any additional share of Net Sales Proceeds be paid to our Advisor.

The total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other Permitted Investment, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.

If our Advisor or an affiliate of CNL Holdings, Inc. performs services that are outside of the scope of the Advisory Agreement, compensation will be at such rates and in such amounts as are agreed to by our Advisor and our Independent Directors.

Further, if listing occurs, we automatically will become a perpetual life entity. Prior to, or in conjunction with, listing we anticipate merging with our Advisor and becoming self-advised. Management anticipates that any transaction by which we would become self-advised would be submitted to our stockholders for approval. At the time of listing, we will negotiate in good faith with our Advisor a fee structure appropriate for an entity with a perpetual life, subject to approval by a majority of the Independent Directors. In negotiating a new fee structure, the Independent Directors will consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to:

•	the amount of the advisory fee in relation to the asset value, composition, and profitability of our portfolio;

•	the success of our Advisor in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors that perform the same or similar services;

•

additional revenues realized by our Advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of service and advice furnished by our Advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, and number and frequency of problem investments; and

•	the quality of our property, loan and other Permitted Investments portfolio in relationship to the investments generated by our Advisor for its own account.

The board of directors, including a majority of the Independent Directors, may not approve a new fee structure that, in its judgment, is more favorable to our Advisor than the current fee structure.

The Independent Directors are responsible for reviewing our fees and expenses at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, Net Assets, Net Income, and the fees and expenses of other comparable unaffiliated REITs. For purposes of this determination, Net Assets are our total assets (other than intangibles), calculated at cost before deducting depreciation or other non-cash reserves, less total liabilities, and computed at least quarterly on a basis consistently applied. Such determination will be reflected in the minutes of the meetings of the board of directors. In addition, a majority of the Independent Directors must approve each transaction with our Advisor or its affiliates. The board of directors also is responsible for reviewing and evaluating the performance of our Advisor before entering into or renewing an Advisory Agreement. The Independent Directors shall determine from time to time and at least annually that compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services to be performed and shall supervise the performance of our Advisor and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as the amount of the fees paid to our Advisor in relation to the size, composition and performance of our investments, the success of our Advisor in generating appropriate investment opportunities, rates charged to other comparable REITs and other investors by entities performing similar services, additional revenues realized by our Advisor and its affiliates through their relationship with us, whether paid by us or by others with whom we do business, the quality and extent of service and advice furnished by our Advisor, the performance of our investment portfolio and the quality of our portfolio relative to the investments generated by our Advisor for its own account. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors.

Many REITs that are listed on a national securities exchange are self-administered, which means that they employ persons or agents to perform all significant management functions. The costs to perform these management functions are “internalized” rather than external and no third-party fees, such as advisory and acquisition fees, are paid by the REIT. We will consider becoming a self-administered REIT if our board of directors determines that internalizing the management functions performed by our Advisor is in the best interests of our stockholders. If our board should make this determination in the future and propose to our Advisor such a transaction, we would anticipate that our Advisor would engage an independent investment banking firm to advise it as to the value of our Advisor.

Upon the receipt of any proposal from our Advisor, we would expect to make a formal presentation to our board of directors, which would consider whether to continue a process of discussion with our Advisor. If our board of directors determined to move forward, it would then form a special committee comprised entirely of Independent Directors to consider a possible business combination with our Advisor. In such case, the board would, subject to applicable law, delegate all of its decision-making power and authority to the special committee with respect to these matters. The special committee would be authorized to, and would be expected to, retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of our Advisor regarding a possible business combination. In addition, any business combination with our Advisor would be contingent upon the receipt by the special committee of an opinion from an independent financial advisor or investment banking firm that the consideration to be paid to the stockholders of our Advisor in connection with the transaction was fair to our stockholders from a financial point of view, and the approval of the proposed transaction at a duly convened meeting of our stockholders at which a quorum of the holders of a majority of the outstanding shares of our common stock is present; provided however, that, for these purposes, any shares held by our Advisor or any of its affiliates will be counted only for purposes of determining the presence of quorum and not for determining the number of votes necessary to approve the acquisition.

We anticipate that any consideration we may offer in connection with a business combination with our Advisor will be payable solely in shares of our common stock. Unless and until definitive documentation is executed, we will not be obligated to complete a business combination with our Advisor.

The Advisory Agreement, which we entered into with the unanimous approval of our board of directors, including our Independent Directors, expires one year after the date of execution, subject to successive one-year renewals upon mutual consent of the parties. In the event that a new advisor is retained, the previous advisor will cooperate with us and the directors in effecting an orderly transition of the advisory functions. Our board of directors (including a majority of the Independent Directors) shall approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our advisory functions and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified.

The Advisory Agreement may be terminated without cause or penalty by either party, or by the mutual consent of the parties (by a majority of our Independent Directors or a majority of our Advisor’s directors, as the case may be) upon 60 days’ prior written notice. At that time, our Advisor shall be entitled to receive the Performance Fee if performance standards have been achieved in a manner satisfactory to a majority of our board of directors, including a majority of the Independent Directors, when compared to:

•	the performance of our Advisor in comparison with its performance for other entities, and

•	the performance of other advisors for similar entities. If listing has not occurred, the Performance Fee, if any, shall equal 10% of the amount, if any, by which:

•

the appraised value of our assets on the termination date, less the amount of all indebtedness collateralized by our assets, plus the total distributions made to stockholders from our inception through the termination date, exceeds

•	Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date.

Our Advisor is entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the termination date. All other amounts payable to our Advisor in the event of a termination will be evidenced by a promissory note and payable from time to time. The Performance Fee will be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize our REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of our assets shall be an amount which provides compensation to the terminated advisor only for that portion of the holding period for the respective assets during which such terminated advisor provided services to us. If listing occurs, the Performance Fee, if any, then payable will be as negotiated between us and our Advisor. Our Advisor shall not be entitled to payment of the Performance Fee in the event the Advisory Agreement is terminated because we fail to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as our shares become listed. The Performance Fee, to the extent payable at the time of listing, will not be paid in the event that the Subordinated Incentive Fee is paid.

Our Advisor has the right to assign the Advisory Agreement to an affiliate subject to approval by our Independent Directors. We have the right to assign the Advisory Agreement to any successor to all of our assets, rights, and obligations.

Our Advisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of the board of directors in following or declining to follow any advice or recommendation given by our Advisor. We have agreed to indemnify our Advisor with respect to acts or omissions of our Advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the Advisory Agreement. Any indemnification made to our Advisor may be made only out of our Net Assets and not from our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors and officers hold similar positions with CNL Lifestyle Company, LLC, our Advisor, which is also a stockholder of ours, and CNL Securities Corp., which is the Managing Dealer for our public offerings. Our chairman of the board indirectly owns a controlling interest in the parent company of our Advisor. These affiliates receive fees and compensation in connection with our stock offerings and the acquisition, management and sale of our assets.

For the years ended December 31, 2007, 2006 and 2005, we incurred the following fees (in thousands):

	Year Ended December 31,
	2007	2006	2005
Selling commissions	$49,921	$52,659	$18,492
Marketing support fee & due diligence expense reimbursements	21,418	22,180	7,124

Total	$71,339	$74,839	$25,616

The Managing Dealer was entitled to selling commissions of up to 6.5% and 7.0% of gross offering proceeds and marketing support fees of 2.5% and 3.0% of gross offering proceeds, in connection with the First and Second Offerings, respectively, as well as actual expenses of up to 0.10% incurred in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

For the years ended December 31, 2007, 2006 and 2005, our Advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Acquisition fees:(1)
Acquisition fees from offering proceeds	$22,652	$23,376	$8,749
Acquisition fees from debt proceeds	8,567	3,220	4,909

Total	31,219	26,596	13,658

Asset management fees:(2)	14,804	5,356	2,559

Reimbursable expenses:(3)
Offering costs	6,371	7,569	11,864
Acquisition costs	364	441	1,657
Operating expenses	2,488	1,504	1,345

Total	9,223	9,514	14,866

Total fees earned and reimbursable expenses	$55,246	$41,466	$31,083

FOOTNOTES:

(1)	Acquisition fees for services in the selection, purchase, development or construction of real property generally equal 3.0% of gross offering proceeds, and acquisition fees for services in connection with the incurrence of debt generally equals 3.0% of loan proceeds.

(2)	Asset management fees of 0.08334% per month of our Real Estate Asset Value and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)

Our Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Pursuant to the Advisory Agreement, we will not reimburse our Advisor any amount by which total operating expenses paid or incurred by us exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “Expense Cap”) in any expense year, as defined in the Advisory Agreement. The first applicable Expense Year and measurement period was the twelve months ended June 30, 2005, for which our operating expenses exceeded the Expense Cap by $0.4 million. In accordance with the Advisory Agreement, such amount was not reimbursed to our Advisor and was recorded as a reduction in general and administrative expenses. For Expense Years subsequent to the initial measurement period, operating expenses did not exceed the Expense Cap.

SUMMARY OF REINVESTMENT PLAN

We have adopted an amended and restated reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions reinvested in additional shares. The following discussion summarizes the principal terms of the amended and restated reinvestment plan. The plan is attached hereto as Appendix A.

An independent agent, referred to as the “reinvestment agent,” which currently is Boston Financial Data Services, Inc., will act on behalf of the participants in the reinvestment plan. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

•	the per share offering price for reinvestment plan shares under our current best efforts offering,

•

$9.50 per share if there is no current best efforts offering, unless adjusted by our board of directors, which price shall in no event be less than 95% of the fair market value as determined by our board of directors at such time, or

•

the market price following the listing of our shares on a national stock exchange or over-the-counter market or the inclusion of our shares for quotation on the NASDAQ National Market System, which we refer to as listing or listed.

All shares available for purchase under the reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act of 1933, as amended (the “Securities Act”), through a separate prospectus relating solely to the reinvestment plan. Until this offering has terminated, shares will be available for purchase out of the additional five million shares registered with the Commission in connection with this offering. Prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the reinvestment agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of our shares initially designated for this offering to the reinvestment plan. Similarly, prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain unsold after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of such shares in this offering. Our Sponsor, Advisor, directors and affiliates are prohibited from receiving a fee in connection with our redemption of shares.

After the offering has terminated, shares will be available from any additional shares which we elect to register with the Commission for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new reinvestment agent to act as agent for the participants or to increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Our reinvestment agent will use the aggregate amount of distributions to all participants for each fiscal quarter to purchase shares (including fractional shares) for the participants. If the aggregate amount of distributions to participants exceeds the amount necessary to purchase all shares then available for purchase, the reinvestment agent will purchase all available shares and will return all remaining distributions to the participants within 30 days after the date such distributions are made. Any distributions not so invested will be returned to participants.

For each participant, the reinvestment agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares, computed to three decimal places. The ownership of our shares purchased pursuant to the reinvestment plan shall be reflected on our books.

We will be responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the reinvestment plan.

Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering. In the event the proceeds from the sale of shares are used to acquire properties or to invest in loans or other Permitted Investments, we will pay Acquisition Fees of 3.0% of the purchase price of our shares sold pursuant to the reinvestment plan. We may also pay approximately 0.73%, 0.10% and 0.25% to affiliates as reimbursement for organizational and offering expenses, due diligence expenses and Acquisition Expenses, respectively. Our Managing Dealer will pay all of the 0.10% for due diligence expenses to participating broker dealers in our offering. As a result, aggregate fees and expenses payable to our affiliates will total approximately 4.08% of the proceeds of reinvested distributions.

During each quarter but in no event later than 30 days after the end of each fiscal quarter, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each participant. Tax information for income earned on shares under the reinvestment plan will be sent to each participant by us or the reinvestment agent at least annually.

Stockholders who purchase shares in this offering may become participants in the reinvestment plan by making a written election to participate on their subscription agreements at the time they subscribe for shares or completing an authorization form or such other similar form as applicable. Participation in the reinvestment plan will commence with the next distribution made after receipt of the participant’s notice, and for all fiscal quarters thereafter, provided such notice is received more than thirty days prior to the last day of the fiscal quarter, as the case may be. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to us at least thirty days before the end of a fiscal quarter to which such distribution relates.

A participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a check in payment for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full and fractional shares. There are no fees associated with a participant’s terminating his or her interest in the reinvestment plan. A participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the reinvestment plan by notifying the reinvestment agent and completing any required forms.

Our board of directors reserves the right to prohibit Plans from participating in the reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of Plans. See “Plan of Distribution—ERISA Considerations.”

Stockholders subject to federal taxation who elect to participate in the reinvestment plan may incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

We reserve the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution. We also reserve the right to terminate the reinvestment plan for any reason, at any time, by 15 days prior written notice to all participants.

SUMMARY OF REDEMPTION PLAN

Our redemption plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the listing of our shares, if any. The Company is prohibited from paying a fee to its Sponsor, Advisor, directors or affiliates in connection with the redemption of our shares. Subject to certain restrictions discussed below, we may redeem fractional shares computed to three decimal places, from time to time, at the following prices:

•	92.5% of the purchase price per share for stockholders who have owned those shares for at least one year;

•	95.0% of the purchase price per share for stockholders who have owned those shares for at least two years;

•	97.5% of the purchase price per share for stockholders who have owned those shares for at least three years; and

•	for stockholders who have owned those shares for at least four years, a price determined by our board of directors but in no event less than 100% of the purchase price per share.

During the period of any public offering, the repurchase price will be equal to or below the price of our shares offered in any offering. Redemption of shares issued pursuant to our reinvestment plan or shares purchased subject to certain discounts (as described under “Plan of Distribution”) will be priced based upon the purchase price from which shares are being reinvested as described in our Redemption Plan.

Any stockholder who has held shares for not less than one year (other than our Advisor) may present for our consideration all or any portion equal to at least 25% of such shares to us for redemption at any time. At such time, we may, at our sole option, choose to redeem such shares presented for redemption for cash to the extent we have sufficient funds available. In addition, we have the right to waive the holding periods and redemption prices set forth above in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances. Shares that are redeemed in connection with the death, permanent disability, bankruptcy of a stockholder, or other exigent circumstances will be redeemed at 100% of the price at which the investor purchased such shares while the share redemption program is in effect and sufficient funds are available. Except for the holding periods and redemption prices, any shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations in the Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that we will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.

If we elect to redeem shares, the following conditions and limitations will apply. The full amount of the proceeds from the sale of shares under our reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, at our discretion, we may use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. Any amount of offering proceeds which is available for redemptions but which is unused may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a

12-month period, however, may the number of shares we redeem (if we determine to redeem shares) exceed 5% of the weighted average number of shares of our common stock at the beginning of such 12-month period. For the year ended December 31, 2007, we redeemed 663,000 shares at an average price of approximately $9.42 per share, for a total of approximately $6.2 million.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we determine to redeem shares, we will commit to redeem shares on a pro rata basis at the end of each quarter, with the actual redemption occurring at the beginning of the next quarter. A stockholder whose shares are not redeemed due to insufficient funds in that quarter can ask that the request to redeem the shares be honored at such time as sufficient funds exist. In such case, the redemption request will be retained and such Shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, if a redemption request is not satisfied and the stockholder does not make a subsequent request to redeem its shares at such time as sufficient proceeds from the Reinvestment Plan exist, we will treat the initial redemption request as cancelled. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares. Commitments to redeem shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request in writing. Until such time as a commitment is communicated and shares are actually delivered to us, a stockholder may withdraw its redemption request.

A stockholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form we provide, executed by the stockholder, its trustee or authorized agent, to the redemption agent, which is currently Boston Financial Data Services. Within 30 days following the redemption agent’s receipt of the stockholder’s request, the redemption agent will forward to such stockholder the documents necessary to effect the redemption, including any signature guarantee we or the redemption agent may require. In the event that we elect to accept such shares for redemption, the redemption agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the stockholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption documents. As a result, we anticipate that, assuming sufficient funds are available for redemption, the redemptions will be paid no later than 30 days after the quarterly determination of the availability of funds for redemption.

The redemption price paid to stockholders may vary over time to the extent that the IRS changes its ruling regarding the percentage discount that a REIT may give on reinvested shares, or to the extent that the board of directors determines to make a corresponding change to the price at which it offers shares pursuant to its reinvestment plan.

A stockholder may present fewer than all of his or her shares to us for redemption, provided that:

•	the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and

•	if such stockholder retains any shares, he or she must retain at least $5,000 worth of shares based on the current offering price.

Our board of directors, in its sole discretion, may amend or suspend the redemption plan at any time it determines such amendment or suspension is in our best interest. If our board of directors amends or suspends the redemption plan, we will provide stockholders with at least 15 days advance notice prior to effecting such amendment or suspension, in our annual or quarterly reports or by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934, as amended. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The redemption plan will terminate, and we no longer shall accept shares for redemption, if and when listing occurs.

DISTRIBUTION POLICY

The following table presents total distributions declared and distributions per share (in thousands except per share data).

2007 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$18,258	$21,890	$26,144	$27,775	$94,067
Distributions per share	0.1500	0.1500	0.1500	0.1500	0.6000

2006 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$5,813	$7,281	$8,396	$12,236	$33,726
Distributions per share	0.1374	0.1374	0.1399	0.1475	0.5622

For the years ended December 31, 2007 and 2006, we declared and paid cash distributions of approximately $94.1 million and $33.7 million, respectively, to the stockholders. For the years ended December 31, 2007 and 2006, approximately 58.0% and 71.9%, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 42.0% and 28.1%, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2007 and 2006, were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their Invested Capital.

On January 1, 2008, our board of directors declared an increased distribution of $0.05125 per share to stockholders of record on January 1, 2008, which distribution will be paid by March 31, 2008. On an annualized basis, this increase in distribution would represent a 6.15% return based on the current $10.00 per share offering price of our common stock. Our historical annualized distribution rate is 6.03%. Historically, the board of directors has declared distributions based on various factors described below. No assurance can be made that distributions will be sustained at current levels.

We make distributions to stockholders pursuant to the provisions of our articles of incorporation. We have and intend to continue to declare distributions monthly and pay distributions to our stockholders on a quarterly basis. The amount or basis of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, a balanced analysis of value creation reflective of both current and expected long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other Permitted Investments acquired or made by us. We are required to distribute at least 90% of our taxable income to maintain our REIT qualification for tax purposes. We have and may continue to borrow on our revolving line of credit to fund distributions to stockholders at the end of each fiscal quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information related to our sources of cash for distributions.

SUMMARY OF THE

ARTICLES OF INCORPORATION AND BYLAWS

General

We are organized as a corporation under the laws of the State of Maryland and were formerly known as CNL Income Properties, Inc. until we amended our articles of incorporation on March 26, 2008. As a Maryland corporation, we are governed by Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including our liabilities, stockholders, directors, officers, the amendment of articles of incorporation, and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation.

Our articles of incorporation and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage Persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our articles of incorporation also permit listing by our board of directors.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to our company. For more complete provisions, refer to the Maryland General Corporation Law and our articles of incorporation and bylaws.

Description of Capital Stock

We have authorized a total of 1.32 billion shares of capital stock, consisting of 1 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock as described below at “—Restriction of Ownership.” As of December 31, 2007 we had received approximately $1.9 billion (192.7 million shares) in total offering proceeds.

Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, and we will provide such forms upon a stockholder’s request. We must receive the executed forms and any other required documentation on or before the 15th of the month for the transfer to be effective the following month. Subject to restrictions in our articles of incorporation, transfers of shares shall be effective, and the transferee of the shares will be recognized as the holder of such shares as of the first day of the month following on which we receive properly executed documentation.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors.

All of our shares offered hereby will be fully paid and nonassessable when issued.

The articles of incorporation authorize the board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. The board of directors may determine the relative rights, preferences, and privileges of each class or series of common or preferred stock so issued. To the extent common or preferred stock is issued in connection with an affiliated transaction, the issuance of such stock shall be approved by a majority of our Independent Directors who do not have any interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers, and rights senior to the rights of holders of common stock offered in this offering; however, the voting rights for each share of preferred stock shall not exceed voting rights which bear the same relationship to the voting rights of the shares of common stock as the consideration paid to us for each share of preferred stock bears to the book value of the shares of common stock on the date that such preferred stock is issued. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of our company.

For a description of the characteristics of the Excess Shares, which differ from common stock and preferred stock in a number of respects, including voting and economic rights, see “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Board of Directors

Our articles of incorporation provide that the number of directors cannot be less than three or more than 15. A majority of the board of directors will be Independent Directors. See “Management—Independent Directors.” Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose, by a majority of the shares of common stock present in person or by proxy and entitled to vote. Independent Directors will appoint replacements for vacancies among the Independent Directors. Under our articles of incorporation, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our articles of incorporation prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors).

Stockholder Meetings

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chairman of the board, a majority of the directors, or a majority of our Independent Directors. Special meetings of the stockholders also may be called by our secretary upon the written request of stockholders holding in the aggregate not less than 10% of the outstanding common stock entitled to vote at such meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we shall provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such meeting will be held not less than 15 nor more than 60 days after the written request is received, at the time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of our shares of common stock then outstanding shall constitute a quorum, and the majority vote of our shares of common stock present in person or by proxy will be binding on all of our stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

Our bylaws require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (a) nominate a director, or (b) propose new business other than pursuant to the notice of the meeting by, or on behalf of, the directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Articles of Incorporation

Generally, our articles of incorporation may be amended only by the affirmative vote of our stockholders. In certain instances, the affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote is required and in other instances the affirmative vote of the holders of two-thirds of such shares is required. To the extent permitted by Maryland corporate law, the stockholders may vote to amend our articles of incorporation, terminate or dissolve our company or remove one or more directors without any approval of the board of directors.

The board of directors may, upon the affirmative vote of a majority of the members of the board of directors, and without the approval of the stockholders, amend the articles of incorporation to increase the number of our authorized Equity Shares. Additionally, the board of directors, by a two-thirds (2/3) vote, may amend the articles of incorporation to enable the company to qualify as a REIT. Without stockholder approval, the board of directors may not, (i) amend the articles of incorporation, except for amendments which do not adversely affect the rights, preferences and privileges of stockholders; (ii) sell all or substantially all of our assets other than in the ordinary course of business or in connection with liquidation and dissolution; (iii) cause a merger in which we do not survive or cause us to reorganize.

Board of Directors’ Agreement

As a condition for clearing our Second Offering in Pennsylvania, the Pennsylvania Securities Commission had originally required us to undertake to amend certain provisions of section 10 and Section 12 of our amended and restated articles of incorporation.

On August 18, 2006, our board adopted resolutions amending, and recommending that our stockholders approve amendments to sections 10.1, 10.2, 10.3 and 12.1 of our articles of incorporation. As proposed, the amendment to article 10.1 would have reduced the required vote needed to amend our articles from 2/3rds to a majority of the outstanding shares, the amendment to article 10.2 would have restricted us from reorganizing or selling portions of the company without a shareholder vote except in certain limited circumstances and the amendment to article 12 would have removed a reference to Maryland law as overriding certain securities guidelines with which the Company, and all other unlisted REITs, already comply. On December 19, 2007, the Pennsylvania Securities Commission waived its prior requirement that we amend certain sections of our articles of incorporation subject to the board of directors’ continuing agreement to act as if the amendments to sections 10.2, 10.3, and 12.1 had been adopted.

Mergers, Combinations and Sale of Assets

A sale or other disposition of all or substantially all of our assets other than in the ordinary course of business, or a merger in which we do not survive or a reorganization, must be approved by the directors and holders of a majority of our shares of common stock outstanding and entitled to vote. In addition, any such transaction involving our affiliate or an affiliate of our Advisor also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combinations Statute provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person who beneficially owns 10% or more of the voting power of such corporation’s shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Section 2.7 of our articles of incorporation provides that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any stockholder.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Section 2.8 of our articles of incorporation provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Termination and REIT Status

Our articles of incorporation provide for our voluntary termination and dissolution by the affirmative vote of a majority of our shares of common stock outstanding and entitled to vote at a meeting called for that purpose. In addition, our articles of incorporation permit our stockholders to terminate the our status as a REIT under the Code only by the affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote.

Under our articles of incorporation, we automatically will terminate and dissolve on December 31, 2015, unless a listing occurs, in which event we will automatically become a perpetual life entity. If our shares are not listed on or before December 31, 2015, we will sell our assets and distribute Net Sales Proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless stockholders owning a majority of our shares elect to extend the duration of our company by amending our articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties.”

To ensure that we satisfy these requirements, our articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8% of the outstanding shares of such common stock or 9.8% of any series of preferred stock, which we refer to as the “ownership limitation” herein. It is the responsibility of each Person (as defined in the articles of incorporation) owning (or deemed to own) more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our articles of incorporation) of the common stock and preferred stock. However, our articles of incorporation generally provide that the board of directors, upon a receipt of a ruling from the IRS or an opinion of counsel or other evidence, representations or undertakings acceptable to the board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if the board of directors determines that such Person’s ownership our of common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if the board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of director’s ability to waive certain of the following restrictions in certain circumstances (as described below), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in: (a) our common stock and/or preferred stock being owned by fewer than 100 Persons, (b) our being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall acquire no right or interest in such shares. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

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the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such shares of excess stock.

All dividends and other distributions received with respect to the shares of excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of such shares of excess stock for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of the articles of incorporation, the term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) our Advisor during the period ending on December 31, 2004, or (ii) an underwriter which participated in a public offering of shares for a period of sixty (60) days following the initial purchase by such underwriter of shares therein, provided that the foregoing exclusions shall apply only if the ownership of such shares by our Advisor or an underwriter would not cause us to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section  856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

Responsibility of Directors

Our directors serve in a fiduciary capacity and shall have a fiduciary duty to our stockholders, which duty shall include a duty to supervise our relationship with our Advisor. See “Conflicts of Interest—Competition to Acquire Properties and Invest in Loans and Other Financings.”

Limitation of Liability and Indemnification

Pursuant to Maryland corporate law and our articles of incorporation, we are required to indemnify and hold harmless a present or former director, officer, Advisor, or its affiliates and may indemnify and hold harmless a present or former employee or agent (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, Advisor, affiliate, employee, or agent acted in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our best interests. We will not indemnify or hold harmless the Indemnitee if:

•	the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct;

•	the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty;

•	the Indemnitee received an improper personal benefit in money, property, or services;

•	in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or

•	in a proceeding by or in the right of our company, the Indemnitee shall have been adjudged to be liable to us.

In addition, we will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

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a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Pursuant to our articles of incorporation, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or affiliates and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following conditions are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as our director, officer, Advisor, affiliate, employee or agent; (ii) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our articles of incorporation; (iii) the Indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if the proceeding was initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. Our articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by our articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of our Net Assets, and no portion may be recoverable from the stockholders.

There are certain defenses under Maryland corporate law available to directors in the event of a stockholder action against them. One such defense is the “business judgment rule.” A director can argue that he or she performed the action giving rise to the stockholder’s action in good faith and in a manner he or she reasonably believed to be in our best interests, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The directors are also entitled to rely on information, opinions, reports or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care. However, the directors may not invoke the business judgment rule to further limit the rights of the stockholders to access records as provided in the articles of incorporation.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also must cover officers and directors under our directors’ and officers’ liability insurance. Although these indemnification agreements offer substantially the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by the board of directors or by the stockholders.

Removal of Directors

Under our articles of incorporation, a director may resign or be removed with or without cause at a meeting of the stockholders called for that purpose, by the affirmative vote of a majority of our capital stock that is outstanding and entitled to vote.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of stockholders, along with their addresses, telephone numbers and the number of shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection at our home office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also shall be mailed to any stockholder requesting the list within 10 days of a request. The copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size that is not smaller than 10-point type. We may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes. The purposes for which a stockholder may request a list include matters relating to his or her voting rights.

If our Advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our Advisor and the directors shall be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties shall be obtained from an independent expert. In order to qualify as an independent expert for this purpose(s), the Person shall have no material current or prior business or personal relationship with our Advisor or directors and shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type we hold. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert shall clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

•	remaining stockholders of our company and preserving their interests therein on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

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which would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in Sections 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and 9.1 of our articles of incorporation and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation, and dissolution of our company. (See “—Description of Capital Stock” and “—Stockholder Meetings,”);

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which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•

in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in Sections 8.5 and 8.6 of our articles of incorporation and described in “—Inspection of Books and Records,” above; or

•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is not approved by the stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary of how we are taxed and the material federal tax consequences to the holders of our securities is for general information only and is not tax advice. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax exempt entities, financial institutions or broker dealers, persons holding shares of common stock as part of a hedging, integrated conversion or constructive sale transaction or a straddle, traders in securities that use a mark to market method of accounting for their securities, investors in pass through entities and foreign corporations and persons who are not citizens or residents of the United States).

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and selling our securities.

It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of CNL Lifestyle Properties

General. We elected to be taxed as a real estate investment trust (or REIT) commencing with our first taxable year ending December 31, 2004. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to income, assets, distribution level and diversity of share ownership as discussed below under “—Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

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To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” on certain items of tax preference to the extent that this tax exceeds our regular tax;

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If we have Net Income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

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Any Net Income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax; and

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If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability.

We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “—Qualification as a REIT.”

If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain Net Income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed.

If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the ten-year period beginning on the date on which we acquired the assets, then to the extent of the assets’ “built in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the ten-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built in gain assume that the built in gain assets, at the time the built in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT. A REIT is defined as a corporation, trust or association:

1.	which is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

4.	which is neither a financial institution nor an insurance company;

5.	the beneficial ownership of which is held by 100 or more Persons in each taxable year of the REIT except for its first taxable year;

6.	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

7.	which meets certain income and asset tests described below.

The first four conditions above inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article 7, Section 7.6 of our Amended and Restated Articles of Incorporation, provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and its ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of its total assets, as described below under “—Asset tests.”

If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

Income Tests. There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

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At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

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At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

For taxable years beginning on or before October 22, 2004, (1) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (2) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us or such other risks that are prescribed by the IRS, is excluded from the 95% gross income test. In general, a hedging transaction is “clearly identified” if (1) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (2) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

Rents received by us will only qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT if several conditions are met:

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The amount of rent must not be based in whole or in part on the income or profits of any Person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

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Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is its taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

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If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

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For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service, management or operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions and it may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any Person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

We have represented with respect to our leasing of the properties that we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any Person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease; (3) directly perform services considered to be rendered to the occupant of a property or which are not usually or customarily furnished or rendered in connection with the rental of space for occupancy only; or (4) enter into any lease with a Related Party Tenant. Specifically, we expect that virtually all of our income will be derived from leases of the type described in “—Property Lease Terms,” and we do not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% or 95% income tests.

In addition, we may be paid interest on our mortgage loans. All interest income qualifies under the 95% gross income test so long as the amount of such interest does not depend on the Net Income or profits of any person. If a mortgage loan is collateralized by both real property and other property, all the interest on it will nevertheless qualify under the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment. With the possible exception of mortgage loans collateralized by interests in marinas, we represent that this will always be the case. Therefore, income generated through our investments in mortgage loans collateralized by properties other than marinas will be treated as qualifying income under the 75% gross income test.

Rents from personal property will satisfy the 75% or 95% gross income tests if they are received in connection with a lease of real property and the rent attributable to the personal property does not exceed 15% of the total rent received from the tenant in connection with the lease. However, if rents attributable to personal property exceed 15% of the total rent received from a particular tenant, then the portion of the total rent attributable to personal property will not qualify under either the 75% or 95% gross income tests.

License income and other income from the right to use property which is not properly characterized as a lease for federal income tax purposes will not qualify under either the 75% or 95% gross income tests. Rents from leases of marina properties may not qualify under the 75% or 95% gross income tests to the extent of the portion of the rental income properly allocable to the value of the water rights associated with the marina.

Income from sales of property by a REIT which are held for sale to customers may be subject to a 100% “prohibited transactions tax” and would not constitute gross income for purposes of the 75% and 95% gross income tests. Properties which we acquired for the purpose of developing and selling to third parties, such as certain interests in vacation ownership properties will be held by us through a TRS and subject to corporate level taxes. Net after-tax income of a TRS may be distributed to us and will be qualifying income for purposes of the 95% but not the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the sources of our income to our return; and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (1) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income and (2) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (1) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (2) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests. Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. The term “real estate assets” includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property when the REIT is committed to make the loan or, in the case of a construction loan, the reasonably estimated cost of construction.

It is anticipated that the bulk of our assets will be “real estate assets” including direct and indirect interests in real property, direct and indirect interests in leaseholds of land and any improvements thereon, and interests in mortgages secured by any of the foregoing. However, certain of our properties, such as our interests in marinas, may represent interests in property that does not qualify, in whole or in part, as “real estate assets” under prevailing interpretations of the tax laws. We have represented that at the end of each quarter the sum of the value of any personal property owned by us plus the value of all other company assets not qualifying for the 75% Asset Test, in the aggregate represented less than 25% of our total assets. No independent appraisals have been or will be acquired to support this representation, and counsel, in rendering our opinion as to our qualifications as a REIT, is relying on our conclusions and our senior management as to the relative values of our assets. There can be no assurance however, that the IRS may not contend that the value of any personal property or other property owned by us not qualifying for the 75% Asset Test, exceeds 25% of our total assets.

Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “20% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary(the “5% asset test”) . Each of the 10% vote test, the 10% value test, the 20% and the 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including (1) straight debt securities of an issuer; (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (1) straight debt securities of a corporate or partnership issuer and (2) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

A REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. For taxable years beginning after December 31, 2000, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (1) to the extent of the REIT’s interest as a partner in the partnership and (2) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

Our investment in shares of REITs, assuming such REITs qualify as real estate investment trusts under the Code, is treated as qualifying real estate asset for purposes of the asset tests and generates qualifying income for purposes of the income tests.

With respect to corrections of failures for which the requirements are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non qualifying assets and filing a schedule with the IRS that describes the non-qualifying assets.

Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. CNL Lifestyle Properties and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

We own taxable REIT subsidiaries. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to our affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The IRS may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arm’s-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Annual Distribution Requirements. In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (1) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (2) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (1) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (2) the payment of severance benefits that may not be deductible to us. For example, in the event of the default or financial failure of one or more tenants, we might be required to continue to accrue rent for some period of time under federal income tax principles even though we would not currently be receiving the corresponding amounts of cash. Similarly, under federal income tax principles, we might not be entitled to deduct certain expenses at the time those expenses are incurred. In either case, our cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to us is insufficient, we might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends, in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency distributions; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a REIT. If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

In addition to the relief described above under “—Income Tests” and “—Asset Tests,” relief is available in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect; (2) we pay a penalty of $50,000 for each failure to satisfy the provision; and (3) the violation does not include a violation described under “—Income Tests” or “—Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

Taxation of Stockholders

Treatment of Taxable U.S. Stockholders. The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a holder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

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a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. Persons, within the meaning of the Code, has the authority to control all of the trust’s substantial decisions.

So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

Generally, for taxable years ending after May 6, 2003 through December 31, 2010, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we do not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you by December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—General” and “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Qualification as a REIT” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if our shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of our shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a Person other than ourselves or a sale or exchange of all shares of our stock (whether actually or constructively owned) with it you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be a capital gain if you held these shares of our stock as a capital asset.

If we redeem any of your shares in our company, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your redeemed shares if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants) must be taken into account. You also must take into account any equity securities that are considered to be constructively owned by you.

If, as a result of our redemption of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us under certain circumstances, such basis may be transferred to a related Person, or it may be lost entirely.

Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to IRS guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The IRS has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of its dividends as UBTI. This rule applies to a stock bonus, pension or profit-sharing trust holding more than 10% of our stock only if (1) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%; (2) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust; and (3) either (i) one pension trust owns more than 25% of the value of our stock or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting. Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payment to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the IRS. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders. The following summary applies to you only if you are a foreign Person. The federal taxation of foreign Persons is a highly complex matter that may be affected by many considerations.

Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if such investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (1) you file an IRS Form W-8ECI with us claiming that the distribution is “effectively connected” or (2) certain other exceptions apply.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

We will be required to withhold from distributions subject to FIRPTA, and remit to the IRS, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Under this provision, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes, including any capital gain dividend, will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

Unless its shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a

“domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of its shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the IRS.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. Person (and the payor does not have actual knowledge that the beneficial owner is a U.S. Person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Potential Legislation or Other Actions Affecting Tax Consequences. Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by Persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

Characterization of Property Leases

Our ability to claim certain tax benefits associated with ownership of the properties, such as depreciation, depends on a determination that the lease transactions engaged in by us are true leases, under which we are the owner of the leased property for federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of the properties for federal income tax purposes may have adverse consequences to us, such as the denying of our depreciation deductions. Moreover, a denial of our depreciation deductions could result in a determination that our distributions to stockholders were insufficient to satisfy the 90% distribution requirement for qualification as a REIT. However, if we have sufficient cash, we may be able to remedy any past failure to satisfy the distribution requirements by paying a “deficiency dividend” (plus a penalty and interest). Furthermore, in the event that it was determined that we were not the owner of a particular property, the income that we would receive pursuant to the recharacterized lease would constitute interest qualifying under the 95% and 75% gross income tests by reason of being interest on an obligation secured by a mortgage on an interest in real property, because the legal ownership structure of such property will have the effect of making the building serve as collateral for the debt obligation.

While certain characteristics of the leases anticipated to be entered into by us suggest that we might not be the owner of the properties, such as the fact that such leases are triple-net leases, a substantial number of other characteristics indicate the bona fide nature of such leases and that we will be the owner of the properties. For example, we will bear the risk of substantial loss in the value of the properties, since we will acquire interests in the properties with an equity investment, rather than with nonrecourse indebtedness. Further, we, rather than the tenant, will benefit from any appreciation in the properties, since we will have the right at any time to sell or transfer its properties, subject to the tenant’s right to purchase the property at a price not less than the property’s fair market value (determined by appraisal or otherwise).

Other characteristics of our ownership of the properties are that (1) the tenants are liable for repairs and to return the properties in reasonably good condition; (2) insurance proceeds generally are to be used to restore the properties and, to the extent not so used, belong to us; (3) the tenants agree to subordinate their interests in the properties to the lien of any first mortgage upon delivery of a nondisturbance agreement and agree to attorn to the purchaser upon any foreclosure sale; and (4) we have not relinquished the properties to the tenants for their entire useful lives but instead have retained a significant residual interest in them because we have determined that the properties can reasonably be expected to have at the end of their lease terms (generally a maximum of 30 to 40 years) a fair market value of at least 20% of our cost and a remaining useful life of at least 20% of their useful lives at the beginning of the leases.

Investment in Joint Ventures

As indicated in “Business—Joint Venture Arrangements,” we may participate in joint ventures which own and lease properties. Assuming that the joint ventures have the characteristics described in “Business—Joint Venture Arrangements,” and are operated in the same manner that we operate with respect to properties that we own directly, the joint ventures will be treated as partnerships, as defined in Sections 7701(a)(2) and 761(a) of the Code, and not as associations taxable as corporations, and we will be subject to tax as a partner pursuant to Sections 701-761 of the Code.

If a joint venture were to be treated as an association taxable as a corporation, we would be treated as a stockholder for tax purposes and would not be treated as owning a pro rata share of the joint venture’s assets. In addition, the items of income and deduction of the joint venture would not pass through to us. Instead, the joint venture would be required to pay income tax at regular corporate tax rates on its Net Income, and distributions to partners would constitute dividends that would not be deductible in computing the joint venture’s taxable income. Moreover, a determination that a joint venture is taxable as a corporation could cause us to fail to satisfy the asset tests for qualification as a REIT.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. These annual reports will contain the following:

•

financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity, and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•

the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our Advisor and any affiliate of our Advisor and including fees or charges paid to our Advisor and any affiliate of our Advisor by third parties doing business with us;

•

our Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our assets, for a specified period, invested, directly or indirectly, in equity interests in and loans collateralized by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our Net Income;

•	a report from the Independent Directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

•

separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, and our directors, Advisor and any affiliate, occurring during the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

•

distributions to the stockholders for the period, identifying the source of such distributions and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances may accompany the distributions (with the statement as to the source of distributions to be sent to stockholders not later than 60 days after the end of the fiscal year in which the distribution was made).

Within 90 days following the close of each of our fiscal years, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in our company. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the public offering price per share, which during the term of this offering is $10.00 per share. If no public offering is ongoing, and until listing, the statement will report an estimated value of each share, based on (i) appraisal updates performed by us based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property, and (ii) a review of the outstanding loans, and other Permitted Investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other Permitted Investment. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither us nor our affiliates thereby make any warranty, guarantee, or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share, or (ii) the stockholders will realize the estimated net asset value if they attempt to sell their shares.

We are required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Commission on Form 10-Q and stockholders will be furnished with a summary of the information contained in each such report within 90 days after the end of each fiscal quarter. Such summary information generally will include a balance sheet, a quarterly statement of income, and a statement of cash flows, and any other pertinent information regarding us and our activities during the quarter. Stockholders also may receive a copy of any Form 10-Q upon request to us. If we are not subject to this filing requirement, stockholders will be furnished with a semi-annual report within 90 days after each six-month period containing information similar to that contained in the quarterly report but applicable to such six-month period.

Stockholders and their duly authorized representatives are entitled to inspect and copy our books and records at their expense at all times during regular business hours, upon reasonable prior notice to us and at the location where we keep such reports. Stockholders, upon request and at their expense, may obtain full information regarding our financial condition and, subject to certain confidentiality and other requirements, may obtain a list containing the name, address, and shares held by each stockholder. See “Summary of the Articles of Incorporation and Bylaws—Inspection of Books and Records.”

Our fiscal year will be the calendar year.

Our federal tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by us. Appropriate tax information will be submitted to the stockholders within 30 days following the end of each of our fiscal years. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our office.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 200 million shares, including five million shares initially designated to be offered pursuant to our reinvestment plan. Prior to the conclusion of this offering, if any of the five million shares initially designated for the reinvestment plan remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering. Similarly, prior to the conclusion of this offering, if the five million shares initially designated for the reinvestment plan have been purchased by the Reinvestment Agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of our shares designated for this offering to the reinvestment plan. Any shares purchased pursuant to the reinvestment plan will be purchased at 95.0% of the purchase price per share. See “Summary of Reinvestment Plan.” The board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

Individuals must initially invest a minimum of $5,000 and Plans must initially invest $4,000. Any investor who has made the required minimum investment, either through this offering or our prior offerings, may purchase additional shares in increments of one share. See “—Subscription Procedures.” The offering of our shares will terminate on April 4, 2010, which is two years after the effective date of our original prospectus dated April 4, 2008; however, we reserve the right to terminate this offering at any time prior to such termination date. Our offering is registered, or otherwise qualified, to be sold in the jurisdictions listed in our blue sky memorandum. These registrations are typically effective for one year from their effective dates and are subject to yearly renewals. Although we will attempt to renew these registrations, we cannot guarantee that we will be able to continue offering and selling our shares in each jurisdiction beyond the first year of the offering.

The shares are being offered to the public on a “best efforts” basis (meaning there is no guarantee that any minimum amount will be sold) through participating brokers who are members of the Financial Industry Regulatory Authority (“FINRA”), the Managing Dealer and/or other persons exempt from broker-dealer registration. The participating brokers will use their best efforts during the offering period to find eligible investors who desire to purchase our shares. The Managing Dealer does not intend to purchase any shares in this offering. Participating brokers in the offering are required to deliver a copy of the prospectus to each potential investor. We plan to make this prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to participating brokers as an alternative to paper copies. Although an investor may receive a paper copy of these documents upon request, if a participating broker electronically delivers such documents to an investor, then that participating broker is responsible for complying with all applicable requirements of the Commission and FINRA and any laws or regulations related to such electronic delivery.

Procedure Upon Liquidation

Upon any final liquidation event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or stockholder’s authorized broker.

Indemnification of Managing Dealer

We have agreed to indemnify the Managing Dealer against certain liabilities, including liabilities under the Securities Act and liabilities resulting from our breach of the Managing Dealer Agreement and the Managing Dealer and the participating brokers have agreed to severally indemnify us, our officers and directors, our Advisor, its officers and directors and their affiliates against certain liabilities, including liabilities arising under the Securities Act. However, the Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Compensation Paid for Sales of Shares

Subject to reductions of the marketing support fees and of the selling commissions in connection with the purchase of a certain minimum number of shares that are described below, we pay the Managing Dealer selling commissions up to 7.0% of the Gross Proceeds from the sale of shares of our common stock. The Managing Dealer may reallow all or any portion of these commissions to participating brokers with respect to shares they sell. It is anticipated that 6.5% will be reallowed to participating brokers. In addition, we reimburse participating brokers for actual expenses incurred in connection with their due diligence review of our company and this offering following their submission of invoices supporting such expenses. We also pay the Managing Dealer a marketing support fees equal to 3.0% of Gross Proceeds from the sale of any shares of our common stock, all or a portion of which may be reallowed by the Managing Dealer to participating brokers who have signed a participating broker agreement with the Managing Dealer or, to a participating broker’s broker-dealer affiliate who agrees to assume the participating broker’s obligations as set forth in such participating broker agreement. Generally, the Managing Dealer will reallow a portion of the marketing support fees if the participating broker agrees to provide one or more of the following services:

•	internal marketing support personnel to assist the Managing Dealer’s marketing team;

•	internal marketing communications vehicle(s) such as newsletters, conference calls, cassette tapes and internal mail to promote us and the offering;

•

answers to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested;

•	assistance to investors with reinvestments and redemptions;

•	maintaining the technology necessary to adequately service our investors or otherwise associated with the offering; and

•	other services as requested by investors from time to time.

The marketing support fees and selling commissions will not be paid in connection with shares purchased pursuant to the reinvestment plan. See the section of the prospectus titled “Summary of Reinvestment Plan.”

The following table shows the maximum amount of selling commissions and marketing support fees payable to the Managing Dealer assuming all 195,000,000 shares are sold in the offering with no discounts and 5,000,000 shares are sold pursuant to our reinvestment plan.

	Per Share	Maximum Offering
Primary Offering
Price to Public	$10.00	$1,950,000,000
Commissions and Fees	$1.00	$195,000,000
Proceeds to Us	$9.00	$1,755,000,000

Reinvestment Plan
Price to Public	$9.50	$47,500,000
Proceeds to Us	$9.50	$47,500,000

Participating brokers may withhold the selling commissions to which they are entitled from the purchase price for our shares and forward the balance to us if (i) the participating broker is legally permitted to do so, and (ii) (a) the participating broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (b) the participating broker forwards the subscription agreement to us and such subscription agreement is accepted prior to forwarding the purchase price for our shares, net of the commissions; and (c) the participating broker verifies that there are sufficient funds in the investor’s account with the participating broker to cover the entire cost of the subscription.

Other Compensation

In connection with the sale of shares, certain associated persons of the Managing Dealer may perform wholesaling functions for which they will receive compensation in an aggregate amount not to exceed 0.9% of Gross Proceeds, which shall be paid by the Managing Dealer out of its own resources (including any selling commissions received by it in connection with the sale of shares of our common stock).

In addition, we and, to a lesser extent, our affiliates will pay CNL Capital Markets Corp., the Managing Dealer and their associated persons and affiliates, for other expenses incurred, including expenses related to sales seminars, wholesaling activities and legal expenses. Amounts paid by us to the Managing Dealer may be paid by the Managing Dealer to any participating brokers. We may also reimburse the participating brokers for certain expenses incurred in connection with the offering. Expenses that we may pay to participating brokers, or those expenses the Managing Dealer reallows to participating brokers, include reimbursements for costs and expenses related to investor and broker/dealer sales and training meetings, broker/dealer training and education meetings. Any such meetings will be conducted by us, the Managing Dealer or participating brokers. All such expenses are capped at 3.0% of Gross Proceeds.

Underwriting compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to sales seminars and sales incentives. The total amount of underwriting compensation paid in connection with the offering will not exceed 10% of Gross Proceeds plus an additional 0.5% of Gross Proceeds for reimbursement of bona fide due diligence expenses.

Purchases Net of Selling Commissions and Marketing Support Fee

As with purchases made pursuant to the Reinvestment Plan, we may also pay reduced or no selling commissions or marketing support fees in connection with sale of shares in the offering to:

•	registered principals or representatives of the Managing Dealer or a participating broker;

•

our employees, officers and directors or those of our Advisor, or of the affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption), and any Plan established exclusively for the benefit of such persons or entities;

•	clients of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

All sales must be made through a registered broker-dealer participating in the offering and any investment adviser must arrange for the placement of any sales accordingly. Our proceeds will not be affected by reducing or eliminating selling commissions and marketing support fees payable in connection with sales through any registered investment advisers or bank trust departments. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and marketing support fees may elect not to accept all or a portion of such compensation. In that event, such shares shall be sold to the investor at a per share purchase price as low as $9.00, net of the portion of the selling commissions and marketing support fees.

Volume Discounts

In connection with the purchase of a certain minimum number of shares by an investor who does not otherwise qualify for the reduction in commissions or fees described above, the amount of selling commissions otherwise payable to a participating broker may be reduced in accordance with the following schedule:

Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Commissions on Sales per Incremental Share Payable to the Managing Dealer (subject to Reallowance to Participating Brokers)		Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount	Percent	Dollar Amount
1—50,000	$10.00	0.5%	$0.05	6.5%	$0.65
50,001—75,000	$9.90	0.5%	$0.05	5.5%	$0.55
75,001—100,000	$9.80	0.5%	$0.05	4.5%	$0.45
100,001—250,000	$9.70	0.5%	$0.05	3.5%	$0.35
250,001—500,000	$9.60	0.5%	$0.05	2.5%	$0.25
Over 500,001	$9.50	0.5%	$0.05	1.5%	$0.15

For example, if an investor purchases 100,000 of our shares, then the investor would pay as little as $992,500 for those shares rather than $1 million, in which event the selling commissions on the sale of such shares would be $57,500, or an average of $0.575 per share. Our net proceeds will not be affected by such volume discounts.

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, that investor’s subsequent purchase, regardless of shares subscribed for in that purchase, will also qualify for (x) that volume discount or (y) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount. If an investor does not qualify for the first discount with the first purchase, the subsequent purchase may be aggregated with the prior purchase to qualify for the volume discount, even in such cases where the previous purchase was in a prior offering. For example, if an initial purchase is for 74,000 shares in the first or second offering, and a second purchase is for 3,000 shares in the current offering, then 1,000 shares of the second purchase will be priced at $9.90 per share and 2,000 shares of the second purchase will be priced at $9.80 per share.

In order to encourage purchases in excess of 500,000 shares by certain investors, and in addition to a discount equal to the discounted selling commissions and marketing support fees or the volume discounts described above, whichever is applicable as determined in the sole discretion of the participating broker, if an investor is a “purchaser” (as defined below) and buys in excess of 500,000 shares, and if all such shares are purchased through the same registered investment adviser, participating broker or the Managing Dealer, then such sale and any subsequent sale will be subject to a reduced Acquisition Fee of 1.0% (as opposed to 3.0%). Accordingly, the initial purchase price per share could be as low as $8.80.

Discount Procedures

The volume and Acquisition Fee discounts will be prorated among the separate subscribers considered to be a single “purchaser.” For purposes of applying various discounts, shares purchased pursuant to the reinvestment plan on behalf of a participant in the reinvestment plan will not be combined with other subscriptions for shares by the investor. Further, shares purchased pursuant to the reinvestment plan will not be eligible for a volume, Acquisition Fee or any other type of discount referred to in this Plan of Distribution. See “Summary of Reinvestment Plan.”

For purposes of determining the applicability of volume and Acquisition Fee discounts, “purchaser” means:

•	an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not;

•	an employee’s trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; and

•	all pension, trust, or other funds maintained by a given bank.

Except as described in the section of the prospectus entitled, “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership,” there are no limits on the number of shares a purchaser may acquire.

Any reduction in selling commissions, the marketing support fee and/or Acquisition Fees will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. All investors will be deemed to have contributed the same amount per share whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced commissions will receive higher returns on their investments in our common stock than investors who do not pay reduced commissions.

Sales Incentives

We, or our Advisor’s affiliates, may provide incentive items for registered representatives of the Managing Dealer and the participating brokers, which incentives shall in no event exceed an aggregate of $100 per annum per participating registered representative, in accordance with FINRA regulations. In the event other incentives are provided to registered representatives of the Managing Dealer or participating brokers, those incentives will be paid in cash and made only to the Managing Dealer or the participating brokers rather than to the registered representatives. Sales incentive programs offered to participating brokers must first be submitted for review by FINRA and comply with FINRA Rule 2710. Sales incentive programs offered to registered representatives of the Managing Dealer must comply with Rule 2710 but are not required to be submitted to FINRA. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Subscription Procedures

All subscribers must complete and execute our subscription agreement in the form set forth as Appendix B to this prospectus in order to purchase shares in the offering. All subscriptions for shares must be accompanied by a check payable to “CNL Lifestyle Properties, Inc.” in the amount of $10.00 per share, which amount may vary according to certain discounts discussed above.

Each participating broker receiving a subscriber’s check made payable to “CNL Lifestyle Properties, Inc.” (where the participating broker’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to Boston Financial Data Services, Inc., our transfer agent, no later than the close of business of the first business day after their receipt. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Further, in this circumstance, the participating broker will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker.

Once our transfer agent receives investor funds and subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, the proceeds from the investor’s check will be deposited in a non-interest bearing reconciliation account for no more than one business day. Subscriptions funds held in the non-interest bearing account and do not accrue interest or any other benefits to you.

The investment proceeds will be transferred to our operating account no later than the close of business on the first business following the day the funds were placed into the reconciliation account. Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We generally admit stockholders on a daily basis. Subscriptions will be accepted or rejected within 30 days of receipt by our transfer agent and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. You will receive a confirmation of your purchase.

The proceeds from the sale of common shares to New York residents are delivered to us and held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the United States Government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Investments through IRA Accounts

Community National Bank has agreed to act as an IRA custodian for our stockholders who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We will pay the fees related to the establishment of investor accounts with Community National Bank. Such fees will be treated as Organizational and Offering Expenses. Subscribers who choose a different IRA custodian are responsible for paying the fees related to the establishment of such account. Further information as to these custodial services is available through a participating broker or through the Managing Dealer.

Suitability Standards

Our Sponsor and each person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In making this determination, those selling shares on our behalf have a responsibility to ascertain that the subscriber:

•	meets the minimum income and net worth standards set forth under “Suitability Standards;”

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and

•

has apparent understanding of the fundamental risks of the investment, the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of our Advisor and its affiliates, and the tax consequences of the investment.

When determining an investor’s suitability, participating brokers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for an investor.

Appropriateness of Investment

An investment in our shares may provide:

•	regular distributions because we intend to make regular cash distributions to our stockholders on a quarterly basis;

•	a hedge against inflation because we intend to enter into leases with tenants that provide for scheduled rent increases; and

•	preservation of an investor’s capital with appreciation because we intend to acquire a portfolio of diverse commercial real estate assets that offer appreciation potential.

However, we can make no assurances that the foregoing objectives will be achieved. See “Risk Factors” above. Investors should consult with their participating broker to evaluate whether this investment is appropriate for them.

ERISA Considerations

The following summary of certain aspects of ERISA is based upon ERISA, judicial decisions, US Department of Labor (“DOL”) regulations and rulings in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not address every issue that may be applicable to an employee benefit plan or IRA. Accordingly, each prospective subscriber that is an employee benefit plan or IRA should consult with its own counsel.

Before authorizing an investment in shares, fiduciaries of IRAs, Keogh plans, pension, profit-sharing, stock bonus, or other plans (including “plans” as defined in Section 4975(e)(1) of the Code) (collectively, “Plans”) should consider, among other matters, (a) fiduciary standards imposed by ERISA or governing state or other law, if applicable, (b) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares;(c) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (d) rules relating to the periodic valuation of Plan assets, and (e) prohibitions under ERISA, the Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA or governing state or other law, if applicable.

DOL regulations (the “Regulations”) set forth guidelines for determining when an investment in an entity by a Plan that is described in Section 3(3) of ERISA or Section 4975(e) (1) of the Code and that is subject to Title I of ERISA or Section 4975(c) of the Code (the “ERISA Plans”) will cause the assets of such entity to be treated as “plan assets” of the Plan. If we were deemed to hold “plan assets,” it is likely, among other things, that (a) the fiduciaries of ERISA Plans subject to Title I of ERISA who directed the Plan’s investment in shares would be subject to ERISA’s fiduciary duty rules with respect to the assets held by us; (b) our Advisor and Persons providing investment advice or other services to us would become fiduciaries and/or “parties in interest” or “disqualified persons” of ERISA Plans that hold shares; and (c) certain of our transactions could constitute prohibited transactions under ERISA and the Code.

Under the Regulations, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or sold to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time permitted by the Commission) after the end of the fiscal year of the issuer during which the offering occurred). Our shares are being sold in an offering registered under the Securities Act and were registered under Section 12(g) of the Exchange Act within the required time period.

The Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. Our shares are “widely held.”

The Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our articles of incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.” The Regulations only establish a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor, the U.S. Treasury Department or a court would not reach a contrary conclusion with respect to our common stock.

Assuming that our shares are “widely held” and “freely transferable,” we believe that our shares are publicly-offered securities for purposes of the Regulations and that our assets would not be deemed to be “plan assets” of any Plan that invests in our shares.

Governmental plans and certain church plans (as defined in ERISA) are not subject to ERISA or the prohibited transaction provisions under Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code.

Acceptance of a subscription on behalf of a Plan is in no respect a representation by us or any other person that the investment in our shares meets all relevant legal requirements with respect to investments by the Plan or that such investment is appropriate for the Plan. Any prospective investor that is a Plan should consult its own advisers with respect to the provisions of ERISA, the Code and any governing state or other law that may apply with respect to an investment in shares.

Determination of Offering Price

The offering price per share was determined by us in our sole discretion based upon the price which we believed investors would pay for our shares (less a discount with respect to shares offered pursuant to the reinvestment plan), the fees to be paid to our Advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in properties, loans and other Permitted Investments. There is no public market for our shares on which to base market value. In addition, we did not take into account the value of our underlying assets in determining our share price. We have sold all of our shares in prior offerings at $10.00 per share.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved by us in writing. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from an access-controlled website, CD-Rom, diskette, memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material will be authorized for use in connection with this offering:

•	a brochure entitled “CNL Lifestyle Properties;”

•	a fact sheet describing our general features;

•	a cover letter transmitting the prospectus;

•	a properties portfolio;

•	an electronic, interactive CD-ROM;

•	a summary description of the offering;

•	a presentation about us;

•	a script for telephonic marketing;

•	broker updates;

•	a listing of properties;

•	sales support pieces;

•	seminar advertisements and invitations;

•	certain third-party articles;

•	industry-specific information pieces;

•	distribution pieces; and

•	webinars.

All such materials will be used only by registered broker-dealers that are members of the FINRA and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to the offering may be made available to participating brokers for their internal use.

LEGAL OPINIONS

The legality of our shares of our common stock being offered hereby has been passed upon for us by Arnold & Porter LLP. Statements made under the sections of this prospectus entitled “Risk Factors—Tax Risks” and “Federal Income Tax Considerations” have been reviewed by Arnold & Porter LLP, which has given its opinion that such statements as to matters of law are correct in all material respects. Arnold & Porter LLP serves as securities and tax counsel to us and our Advisor and certain of its affiliates. Members of the firm of Arnold & Porter LLP may invest in our common stock but are not expected to hold any substantial interest in us.

EXPERTS

The financial statements of CNL Income Properties, Inc. and its Subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, the consolidated financial statements of CNL Village Retail Partnership, LP and its Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, the consolidated financial statements of CNL Dallas Market Center, LP and its Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005, the consolidated financial statements of CNL Income GW Partnership, LLLP and its Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and the period from October 11, 2005 (date of inception) through December 31, 2005 included in this prospectus and registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of and for the periods ended December 20, 2004, December 31, 2003 and December 31, 2002 included in this prospectus and registration statement have been audited by RubinBrown LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Selected Parks Operations of Six Flags, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2006 combined financial statements refers to a change in method of accounting for share-based payment.

The combined financial statements of the Selected American Golf and National Golf Portfolio of 28 Properties as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and the combined financial statements of the Selected American Golf and National Golf Portfolio of 4 Properties as of and for the year ended December 31, 2007, appearing in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the basis of presentation of the financial statements), and have been so included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

A Registration Statement has been filed with the Commission with respect to the securities offered hereby. This prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding us and our shares, reference is hereby made to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. In addition, we are required to file periodic reports under the Exchange Act, and have filed registration statements relating to previous offerings, all of which may be obtained from the Commission. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

DEFINITIONS

“Acquisition Expenses” means any and all expenses incurred by us, our Advisor, or any affiliate thereof in connection with the selection, acquisition or making of any investment, including any property, loan or other Permitted Investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person, as defined below, or entity to any other Person or entity (including any fees or commissions paid by or to any our affiliates or our Advisor) in connection with making an investment, making or investing in loans or other Permitted Investments or the purchase, development or construction of a property, including, without limitation, real estate commissions, Acquisition Fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person or entity not affiliated with our Advisor in connection with the actual development and construction of any particular property. We will not pay Acquisition Fees in connection with temporary short-term investments acquired for purposes of cash management.

“affiliate” or “affiliated” or any derivation thereof means an affiliate of another Person including: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset Management Fee” means the fee payable to our Advisor for day-to-day professional management services it provides for us and our investments in properties, loans and other Permitted Investments pursuant to the Advisory Agreement.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in, and loans collateralized by, real estate, or in other Permitted Investments, before reserves for depreciation or bad debts or other similar non-cash reserves and computed by taking the average of such values at the end of each month during such period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by us to all Persons (including the subordinated disposition fee payable to our Advisor) in connection with any sale of one or more of our properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) 6% of the gross sales price of the property or properties.

“Equity Shares” means shares of our capital stock in any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term related thereto shall refer to the particular class or series of our capital stock that is appropriate under the context.

“Excess Shares” means any excess shares, par value $0.01 per share, exchanged for shares of common stock or preferred stock, as the case may be, transferred or proposed to be transferred in excess of the Ownership Limit and/or would otherwise jeopardize our status as a REIT under the Code.

“Gross Proceeds” means the aggregate purchase price of all of the shares sold on our behalf, without deduction for selling commissions, volume discounts, marketing support fees, due diligence expenses, or other Organizational and Offering Expenses. For purposes of computing Gross Proceeds, the purchase price of any share for which reduced or no selling commissions or marketing support fees are paid to the Managing Dealer or a participating broker (where net proceeds to us are not reduced) shall be deemed to be the full offering price of our shares, except for shares purchased pursuant to the reinvestment plan, which shares will be factored into the calculation using their actual purchase price.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with our Advisor by virtue of (i) ownership of an interest in our Advisor or its affiliates; (ii) employment by our Advisor or its affiliates; (iii) service as an officer or director of our Advisor or its affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three REITs advised by our Advisor; or (vi) maintenance of a material business or professional relationship with our Advisor or any of its affiliates. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with our Advisor, any of its affiliates or us. A business or professional relationship is considered material per se if the gross revenue derived by a director from our Advisor and affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.

“Invested Capital” means the amount calculated by multiplying the total number of Equity Shares issued and outstanding by the offering price per share (which price per Equity Shares, in the case of Equity Shares purchased pursuant to the reinvestment plan, shall be deemed to be the actual purchase price), without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or Organizational and Offering Expenses, but reduced by the portion of any distribution that is attributable to Net Sales Proceeds.

“Net Assets” means our total assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied.

“Net Income” means the total revenues applicable to a particular period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of our assets.

“Net Offering Proceeds” means Gross Proceeds less (i) selling commissions, (ii) Organizational and Offering Expenses, (iii) the marketing support fee, and (iv) due diligence expense reimbursements.

“Net Sales Proceeds” means in the case of a transaction described in clause (i) (A) of the definition of sale in the Advisory Agreement, the proceeds of any such transaction less the amount of all real estate commissions plus our closing costs. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to us from the joint venture. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs we pay. In the case of a transaction described in clause (ii) of the definition of sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to us in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a property consisting of a building only or any loan or other Permitted Investments, any amounts from tenants, borrowers or lessees that we determine, in our discretion, to be economically equivalent to the proceeds of a sale. Net Sales Proceeds shall not include, as we determine in our sole discretion, any amounts reinvested in one or more properties, loans or other Permitted Investments, to repay outstanding indebtedness, or to establish reserves.

“Operating Expenses” means all costs and expenses we incur, as determined under generally accepted accounting principles, that relate in any way to our operation or to our business, including, but not limited to (a) advisory fees; (b) the Asset Management Fee; (c) the Performance Fee; and (d) the Subordinated Incentive Fee, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of our shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) our Advisor’s subordinated ten percent share of Net Sales Proceeds; and (vi) Acquisition Fees and Acquisition Expenses, real estate or other commissions on the sale of assets, and other expenses connected with the acquisition and ownership of real estate interests, loans, or other Permitted Investments such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property.

“Organizational and Offering Expenses” means any and all costs and expenses, other than selling commissions, the marketing support fee and due diligence expense reimbursements incurred by us, our Advisor or any affiliate of either in connection with our formation, qualification and registration, and the marketing and distribution of shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker sales meetings. The Organizational and Offering Expenses we pay in connection with each offering, together with all selling commissions, the marketing support fee and due diligence reimbursements we incur, will not exceed 13% of the proceeds raised in connection with this offering.

“Performance Fee” means the fee payable to our Advisor under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.

“Permanent Financing” means financing to: (i) acquire properties and to make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on the Line of Credit. Permanent Financing may be in addition to any borrowing under the Line of Credit.

“Permitted Investments” means all investments that we may acquire pursuant to our articles of incorporation and bylaws. For purposes of calculating fees payable, Permitted Investments shall not include short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of Equity shares for a period of 60 days following the initial purchase by such underwriter of such Equity shares in such public offering, or (ii) CNL Lifestyle Company, LLC during the period ending December 31, 2004, provided that the foregoing exclusions shall apply only if the ownership of such Equity Shares by an underwriter or CNL Lifestyle Company, LLC would not cause us to fail to qualify as a REIT by reason of being “closely-held” within the meaning of Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

“Real Estate Asset Value” means the amount actually paid or allocated to the purchase, development, construction or improvement of real property, exclusive of Acquisition Fees and Acquisition Expenses.

“Related Party Tenant” means a related party tenant, as defined pursuant to Section 856(d) (2) (B) of the Code.

“Roll-Up Entity” means a partnership, REIT, corporation, trust or similar entity that would be created or that would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving our conversion to corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our Advisor or our investment objectives.

“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, CNL Lifestyle Properties or any Person who will control, manage or participate in our management, and any affiliate thereof. Sponsor does not include any Person whose only relationship with us is that of an independent property manager of our properties, loans or other Permitted Investments, and whose compensation is only for property management services. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed our Sponsor by:

•	taking the initiative, directly or indirectly, in founding or organizing our business or enterprise, either alone or in conjunction with one or more other Persons;

•	receiving a material participation in CNL Lifestyle Properties in connection with the founding or organizing of our business in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with us;

•	possessing significant rights to control our properties;

•	receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or

•	providing goods or services to us on a basis which was not negotiated at arm’s length.

“Stockholders’ 8% Return” means as of each date, an aggregate amount equal to an 8% cumulative, noncompounded, annual return on Invested Capital.

“Subordinated Incentive Fee” means the fee payable to our Advisor under certain circumstances if our shares are listed.

“Unimproved Real Property” means property in which we have a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

INDEX TO FINANCIAL STATEMENTS

CNL Lifestyle Properties, Inc.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on December 31, 2007.

The accompanying Unaudited Pro Forma Consolidated Statements of Operations are presented for year ended December 31, 2007 (the “Pro Forma Period”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s significant transactions as if they had occurred on January 1, 2007.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the period indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future. The pending transactions described in the notes to the unaudited pro forma consolidated financial information are subject to the fulfillment of certain conditions. There can be no assurances that any or all of the conditions will be satisfied, or that the transactions will ultimately be completed.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2007

(in thousands, except per share data)

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Real estate investment properties under operating leases, net	$1,603,061	$46,913	(b)	$1,649,974
Investment in unconsolidated entities	169,350	—		169,350
Mortgages and other notes receivable	116,086	—		116,086
Prepaid expenses and other assets	49,690	(1,705	)(b)	47,985
Intangibles, net	41,306	3,079	(b)	44,385
Cash	35,078	92,827	(c)	127,905
Deposits	11,575	—		11,575
Accounts and other receivables	9,793	—		9,793
Restricted cash	6,271	—		6,271

Total Assets	$2,042,210	$141,114		$2,183,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	$355,620	$140,000	(d)	$495,620
Security deposits	38,753	1,114	(e)	39,867
Accounts payable and accrued expenses	18,318	—		18,318
Other liabilities	8,558	—		8,558
Due to affiliates	3,647	—		3,647

Total Liabilities	$424,896	$141,114		$566,010

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share
One billion shares authorized at December 31, 2007 192,794 shares issued and 191,827 shares outstanding	1,918	—		1,918
Capital in excess of par value	1,690,018	—		1,690,018
Accumulated earnings	60,810	—		60,810
Accumulated distributions	(139,062)	—		(139,062)
Accumulated other comprehensive loss	3,630	—		3,630

	1,617,314	—		1,617,314

Total Liabilities and Stockholders’ Equity	$2,042,210	$141,114		$2,183,324

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results

Revenues:
Rental income from operating leases	$122,879	$33,500	(2)	$159,829
		3,010	(3)
		440	(4)
Interest income on mortgages and other notes receivable	11,018	40	(5)	11,058
Other operating income	7,286	—		7,286

	141,183	36,990		178,173

Expenses:
Asset management fee to Advisor	14,804	4,173	(6)	18,977
General and administrative	9,953	—		9,953
Ground lease and permit fees	5,761	3,010	(3)	8,771
Repairs and maintenance	2,090	—		2,090
Other operating expenses	8,283	—		8,283
Depreciation and amortization	64,883	18,417	(7)	83,300

	105,774	25,600		131,374

Operating income	35,409	11,390		46,799

Other income (expense):
Interest and other income	11,135	(10,920	)(8)	215
Interest expense and loan cost amortization	(14,757)	(10,734	)(9)	(25,491)
Equity in earnings of unconsolidated entities	3,738	—		3,738

Total other income (loss)	116	(21,654)		(21,538)

Net income	$35,525	$(10,264)		$25,261

Earnings Per Share of Common Stock
(Basic and Diluted)	$0.22			$0.15

Weighted Average Number of Shares of Common
Stock Outstanding (Basic and Diluted)	159,807		(10)	165,943

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of December 31, 2007.

(b)	On October 29, 2007 and November 30, 2007, the Company entered into an asset purchase agreement with affiliates of American Golf Corporation and Nevada Links, Inc. a company not affiliated with American Golf Corporation, to acquire a portfolio of 28 U.S. golf courses, consisting of 22 fee properties and six leasehold interests, in 11 states for an aggregate purchase price of approximately $306.6 million. On November 30, 2007 and December 19, 2007, the Company acquired the 22 fee properties and two leasehold interests, respectively, for a purchase price of approximately $264.0 million, excluding transaction costs. These properties are leased and operated by an existing tenant of the Company under long-term triple-net leases with an initial term of 20 years with four 5-year renewal options except for one leasehold interest which has three 5-year renewal options and one 6-year renewal option. The remaining four leasehold interests are expected to close by the end of April 2008 and are subject to customary closing conditions. There can be no assurance that any or all of the properties will be acquired. The pro forma adjustment represents the total purchase price of the four remaining leasehold interests of approximately $50.0 million which was allocated between real estate of $46.9 million and intangible assets of $3.1 million, including closing costs of approximately $1.5 million, debt acquisition fees of approximately $4.2 million and reclassification of certain acquisition fees from other assets of approximately $1.7 million.

(c)	Represents the increase in cash in connection with the loan obtained from third-party financing and cash deposits from tenants leasing these properties described in Notes (d) and (e) below, net of the Company’s acquisition of the properties described in Note (b) above.

(d)	Represents a $140.0 million, third-party financing, obtained in connection with the American Golf Corporation transaction described in Note (b) above. The loan bears interest at a fixed rate of 6.09% for the term of five years with monthly payments of principal and interest. In connection with the third-party financing, a debt acquisition fee of $4.2 million was paid to the Company’s Advisor.

(e)	Represents the remaining cash security deposit to be received from the third-party tenants in connection with the Company’s acquisition of the American Golf Corporation described in Note (b) above.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma period being presented.

(2)	Represents the estimated pro forma rental income and percentage rent adjustments from operating leases as a result of the pending and completed acquisitions of the following real estate investment properties. The pro forma adjustment has been adjusted for straight-lining of rents and represents the portion of income in excess of the actual income recognized during the period in which the property was owned, as if the property was owned and leased for the entire period. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma period presented (in thousands).

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

		Pro Forma Adjustment
Properties	Acquisition Date	Year Ended December 31, 2007
American Golf Corporation	Pending	$4,014
American Golf Corporation	12/19/2007	1,990
American Golf Corporation (i)	11/30/2007	19,551
Booth Creek Commercial	10/2/2007	1,066
The Parks	4/6/2007	6,219
Booth Creek Ski	1/19/2007	660

Total		$33,500

FOOTNOTE:

(i)	Rental income from operating leases has been reduced by $711,213 due to amortization of lease incentives into revenue. Under the asset purchase agreement with American Golf Corporation, 14 additional properties were assigned to EAGLE Golf for no value. Due to the nature of this transaction, U.S. GAAP requires the inherent value of these courses to be recorded as a lease incentive to the tenant which is amortized against rental income over the life of the leases for these properties. Lease incentives, totaling approximately $14.2 million, represent the value attributable to the golf courses that were transferred to the tenant. American Golf Corporation required that these courses be included in the portfolio of 28 that were included in the transaction. The Company, in turn, required the tenant to take title to these courses and will continue to operate them on their own behalf.

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma period presented (in thousands).

Properties	Pro Forma Adjustment Year Ended December 31, 2007	Description
American Golf Corporation—Pending	$1,611	Four long-term ground leases
American Golf Corporation—Closed	478	Two long-term ground leases
Booth Creek Ski	334	U.S. Forest Service ski area permit
The Parks	587	Two long-term ground leases

Total	$3,010

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented (in thousands).

Properties	Pro Forma Adjustment Year Ended December 31, 2007
Booth Creek Commercial	$30
The Parks	410

Total	$440

(5)	In connection with the Booth Creek Ski transaction, the Company made a $12.0 million loan to Booth Creek Ski Holdings, Inc. The loan requires monthly interest-only payments based on an annual percentage rate of 9.0%. At maturity, the borrower will pay the entire unpaid principal balance and an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0%. The pro forma adjustments include interest income of approximately $47,000 and the amortization of acquisition fees of approximately $7,000.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate. The assets and loans are managed by the Company’s Advisor for an annual asset management fee of 1% per year of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus. The pro forma adjustments include asset management fees for all properties acquired, loans made and pending acquisitions as if the acquisitions had occurred at the beginning of the pro forma period presented.

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets. The pro forma adjustments represent the estimated additional expenses as if the assets had been owned during the entire pro forma period presented net of any actual depreciation or amortization on those assets as recognized in the Company’s historical results of operations (in thousands).

Properties	Assets	Purchase Price	Estimated Useful Life	Pro Forma Adjustment Year Ended December 31, 2007
American Golf Corporation	Land	$65,431	n/a	$—
	Land improvements	103,400	15 years	6,164
	Leasehold interests	15,561	32 years	476
	Buildings	66,706	36 years	1,634
	FF&E	12,333	5 years	1,962
	Intangible – in place leases	5,864	20 years	260

	Total	$269,295		$10,496

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

Properties	Assets	Purchase Price	Estimated Useful Life	Pro Forma Adjustment Year Ended December 31, 2007
American Golf	Leasehold interests	$12,195	32 years	$381
Corporation - Pending	Leasehold improvements	23,117	15 years	1,541
	Buildings	6,101	36 years	169
	FF&E	1,300	5 years	260
	Intangible – in place leases	916	20 years	46

	Total	$43,629		$2,397

Booth Creek Ski	Land	$37,105	n/a	$—
& Commercial	Land improvements	60,743	15 years	439
	Permit rights	1,932	40 years	4
	Buildings	48,573	39 years	525
	Ski lifts	16,154	20 years	42
	FF&E	37,277	5 years	517
	Intangible – in place leases	4,016	20 years	23

	Total	$205,800		$1,550

The Parks	Land	$102,098	n/a	$—
	Land improvements	52,696	15 years	403
	Leasehold interests	6,587	57 years	29
	Buildings	59,282	39 years	509
	FF&E	36,228	5 years	1,674
	Ride equipment	65,869	25 years	1,264
	Intangible – in place leases	6,587	22 years	95

	Total	$329,347		$3,974

	Total – All Properties			$18,417

The above purchase price allocations, in some instances, are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts assuming that all of the 2007 acquisitions had occurred at the beginning of the year.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(9)	Represents interest expense on financing obtained in connection with the Company’s acquisition (in thousands).

Description	Principal Balance	Fixed Interest Rate	Pro Forma Adjustment Year Ended December 31, 2007
Third-party golf financing	$140,000	6.09%	$8,526
Seller Financing—Parks transaction	22,000	8.75%	502
Third-party ski financing	111,500	6.11%	1,706

Total	$273,500		$10,734

(10)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma period presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions as if they occurred on January 1, 2007 outside of debt and security deposit described in Notes (d) and (e) above and that those shares of common stock were outstanding for the entire pro forma period presented.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of

CNL Income Properties, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of CNL Income Properties, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

March 17, 2008

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	December 31,
	2007	2006
ASSETS
Real estate investment properties under operating leases, net	$1,603,061	$464,892
Investments in unconsolidated entities	169,350	178,672
Mortgages and other notes receivable	116,086	106,356
Prepaid expenses and other assets	49,690	25,928
Intangibles, net	41,306	21,034
Cash	35,078	296,163
Deposits	11,575	6,150
Accounts and other receivables	9,793	3,269
Restricted cash	6,271	1,235

Total Assets	$2,042,210	$1,103,699

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	$355,620	$69,996
Security deposits	38,753	14,720
Accounts payable and accrued expenses	18,318	3,911
Other liabilites	8,558	1,794
Due to affiliates	3,647	11,084
Line of credit	—	3,000

Total Liabilities	424,896	104,505

Commitments and contingencies

Rescindable common stock (zero and 2,169 shares issued and outstanding, respectively	—	21,688

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized;192,794 and 114,035 shares issued and 191,827 and 113,731 shares outstanding as of December 31, 2007 and 2006, respectively	1,918	1,137
Capital in excess of par value	1,690,018	997,826
Accumulated earnings	60,810	25,285
Accumulated distributions	(139,062)	(44,995)
Accumulated other comprehensive gain (loss)	3,630	(1,747)

	1,617,314	977,506

Total Liabilities and Stockholders’ Equity	$2,042,210	$1,103,699

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenue:
Rental income from operating leases	$122,879	$15,926	$112
Interest income on mortgages and other notes receivable	11,018	6,210	115
Other operating income	7,286	120	—

Total revenue	141,183	22,256	227

Expenses:
Asset management fees to Advisor	14,804	5,356	2,559
General and administrative	9,953	5,464	2,587
Ground lease and permit fees	5,761	1,277	28
Repairs and maintenance	2,090	42	—
Other operating expenses	8,283	150	—
Depreciation and amortization	64,883	8,489	37

Total expenses	105,774	20,778	5,211

Operating income (loss)	35,409	1,478	(4,984)

Other income (expense):
Interest and other income	11,135	7,890	1,346
Interest expense and loan cost amortization	(14,757)	(986)	(69)
Equity in earnings of unconsolidated entities	3,738	11,003	10,290

Total other income	116	17,907	11,567

Net income	$35,525	$19,385	$6,583

Earnings per share of common stock (basic and diluted)	$0.22	$0.31	$0.33

Weighted average number of shares of common stock outstanding (basic and diluted)	159,807	62,461	19,796

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005

(in thousands except per share data)

	Common Stock		Capital in Excess of Par Value	Accumulated Earnings (Loss)	Accumulated Distributions	Accumulated Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Number of Shares	Par Value
Balance at December 31, 2004	8,839	$88	$76,720	$(683)	$(1,173)	$—	$74,952
Subscriptions received for common stock through public offering and reinvestment plan	29,163	292	290,881	—	—	—	291,173
Redemption of common stock	(24)	(0)	(229)	—	—	—	(229)
Stock issuance and offering costs	—		(37,751)	—	—	—	(37,751)
Net income	—	—	—	6,583	—	—	6,583	$6,583
Distributions, declared and paid ($0.5354 per share)	—	—	—	—	(10,096)	—	(10,096)

Total comprehensive income	—	—	—	—	—	—	—	$6,583

Balance at December 31, 2005	37,978	380	329,621	5,900	(11,269)	—	324,632
Subscriptions received for common stock through public offering and reinvestment plan	76,033	760	753,269	—	—	—	754,029
Redemption of common stock	(280)	(3)	(2,655)	—	—	—	(2,658)
Stock issuance and offering costs	—		(82,409)	—	—	—	(82,409)
Net income	—	—	—	19,385	—	—	19,385	$19,385
Distributions, declared and paid ($0.5622 per share)	—	—	—	—	(33,726)	—	(33,726)
Foreign currency translation adjustment	—	—	—	—	—	(1,747)	(1,747)	(1,747)

Total comprehensive income	—	—	—	—	—	—		$17,638

Balance at December 31, 2006	113,731	$1,137	$997,826	$25,285	$(44,995)	$(1,747)	$977,506

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005

(in thousands except per share data)

	Common Stock		Capital in Excess of Par Value	Accumulated Earnings	Accumulated Distributions	Accumulated Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Number of Shares	Par Value
Balance at December 31, 2006	113,731	$1,137	$997,826	$25,285	$(44,995)	$(1,747)	$977,506
Subscriptions received for common stock through public offering and reinvestment plan	76,590	766	754,473	—	—	—	755,239
Reclassification of rescindable common stock	2,169	22	21,666	—	—	—	21,688
Redemption of common stock	(663)	(7)	(6,237)	—	—	—	(6,244)
Stock issuance and offering costs	—	—	(77,710)	—	—	—	(77,710)
Net income	—	—	—	35,525	—	—	35,525	$35,525
Distributions, declared and paid ($0.6000 per share)	—	—	—	—	(94,067)	—	(94,067)
Foreign currency translation adjustment	—	—	—	—	—	5,377	5,377	5,377

Total comprehensive income	—	—	—	—	—	—	—	$40,902

Balance at December 31, 2007	191,827	$1,918	$1,690,018	$60,810	$(139,062)	$3,630	$1,617,314

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Operating activities:
Net income	$35,525	$19,385	$6,583
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	66,484	9,627	50
Accretion of note origination costs	(171)	(108)	—
Write off of note origination costs	138	53	—
Write off of loan costs	—	21	—
Loan origination fees received	120	400	—
Gain on sale of property	—	17	—
Deferred interest income	—	—	50
Equity in earnings net of distributions from unconsolidated entities	9,126	6,681	(1,854)
Changes in assets and liabilities:
Prepaid expenses and other assets	(16,708)	(1,237)	(54)
Accounts and other receivables	(6,524)	(4,643)	—
Accounts payable, accrued expenses and other liabilities	4,080	2,687	13
Security deposits	24,033	14,720	—
Due to affiliates	1,109	(2,310)	(172)

Net cash provided by operating activities	117,212	45,293	4,616

Investing activities:
Acquisition of properties	(1,153,918)	(446,953)	(20,104)
Investments in unconsolidated entities	(92)	(15,310)	(158,791)
Distribution of loan proceeds from unconsolidated entities	—	43,702	—
Deposits on properties	(1,925)	(5,150)	(1,000)
Acquisition fees and costs paid	(38,416)	(29,510)	(16,168)
Repayment of mortgage loans receivable	—	3,000	—
Issuance of mortgage loans receivable	(22,000)	(100,951)	(3,000)
Short term investments	—	(10,073)	—
Increase in restricted cash	(5,036)	(1,235)	—

Net cash used in investing activities	(1,221,387)	(562,480)	(199,063)

Financing activities:
Subscriptions received from stockholders (including rescindable shares)	755,239	775,740	291,173
Redemptions of common stock	(6,244)	(2,658)	(229)
Distributions to stockholders	(94,067)	(33,726)	(10,096)
Stock issuance costs	(84,894)	(78,848)	(33,771)
Proceeds from mortgage loans and other notes payables	289,145	63,158	—
Principal payments on mortgage loans	(3,521)	—	—
Principal payments on capital lease obligations	(94)	—	—
Net borrowings (repayments) on line of credit	(3,000)	(1,504)	4,503
Payment of loan costs and deposits	(9,670)	(869)	(38)

Net cash provided by financing activities	842,894	721,293	251,542

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS—CONTINUED

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Effect of exchange rate fluctuation on cash	$196	$(1,747)	$—

Net increase (decrease) in cash	(261,085)	202,359	57,095
Cash at beginning of period	296,163	93,804	36,709

Cash at end of period	$35,078	$296,163	$93,804

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$12,400	$635	$57

Supplemental disclosure of non-cash investing activities:
Amounts incurred but not paid:
Acquisition fees and costs	$222	$1,829	$1,319

Allocation of acquisition fees to real estate investments	$39,207	$13,202	$866

Allocation of acquisition fees to mortgages and other notes payable	$880	$4,038	$—

Allocation of acquisition fees to investments in unconsolidated entities	$—	$—	$4,331

Discharge of note receivable in connection with foreclosure	$15,000	$—	$—

Capital projects	$10,327	$—	$—

Supplemental disclosure of non-cash financing activities:
Amounts incurred but not paid (included in due to affiliates):
Offering and stock issuance costs	$1,163	$8,286	$4,703

Seller financing in connection with property acquisition	$22,000	$6,838	$—

Assumption of capital lease obligations in connection with property acquisitions	$3,827	$—	$—

See accompanying notes to consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company operates and has elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with its taxable year ended December 31, 2004. Various wholly owned subsidiaries have been and will be formed by the Company for the purpose of acquiring and owning direct or indirect interests in real estate. The Company was formed primarily to acquire directly and indirectly lifestyle properties in the United States that will be leased on a long-term basis (generally five to 20-years, plus multiple renewal options) to tenants or operators who are significant industry leaders. To a lesser extent, the Company also leases properties to taxable REIT subsidiary (“TRS”) tenants and engages independent third-party managers to operate those properties. As of December 31, 2007, the Company owned 100 lifestyle properties directly and indirectly within eight asset classes: Marinas, Ski and Mountain Lifestyle, Destination Retail, Golf, Merchandise Marts, Attractions, Dealerships and Lifestyle Residential. Ten of these 100 properties are owned through unconsolidated ventures and three are located in Canada. The properties are generally leased on a long-term basis to third-party tenant operators or to affiliated tenants who contract with third-party managers that the Company considered to be significant industry leaders. Although these are the asset classes in which the Company has invested and are most likely to invest in the future, it may acquire or invest in any type of property that it believes has the potential to generate long-term revenue.

The Company may also make or acquire loans (mortgage, mezzanine and other loans) or other permitted investments related to interests in real estate. As of December 31, 2007, the Company has made 11 loans, nine of which are still outstanding. In addition, the Company may invest up to 10% of its assets in businesses that provide services, or are otherwise ancillary, to the types of properties in which it is permitted to invest.

2. Significant Accounting Policies:

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and entities in which the Company is the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), or has a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”) and Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). All significant inter-company balances and transactions have been eliminated in consolidation.

Investment in Unconsolidated Entities—The equity method of accounting is applied with respect to investments in entities in which the Company has determined that consolidation is not appropriate under FIN 46R, SOP 78-9 or EITF 04-5. The difference between the Company’s carrying amount of its investments in unconsolidated entities and the underlying equity in the net assets of the entities is due to acquisition fees and expenses paid to affiliates which have been allocated to the Company’s investment. These amounts are amortized over the estimated useful life of the underlying real estate tangible assets when the properties were acquired. The Company records its equity in earnings of the entities under the hypothetical liquidation at book value (“HLBV”) method of accounting. Under this method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Under this method, in any given period, the Company could be recording more or less income than actual cash distributions received and more or less than what the Company may receive in the event of an actual liquidation.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

Allocation of Purchase Price for Acquisition of Properties—The Company allocates the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets.” For each acquisition, the Company assesses the value of the land, the as-if vacant building, equipment and intangible assets, including in-place lease origination costs, the above or below market lease values and other intangibles based on their estimated fair values. The values determined are based on independent appraisals, discounted cash flow models and the Company’s estimates reflecting the facts and circumstances of each acquisition. Initial valuations and allocations are subject to change until the information is finalized, which is no later than 12 months from the acquisition date.

Acquisition Fees and Costs—Acquisition fees and miscellaneous acquisition costs that are directly identifiable with properties that are probable of being acquired are capitalized and included in other assets. Upon the purchase of a property, the fees and costs directly identifiable with that property are reclassified to land, building, equipment and lease intangibles or investments in unconsolidated entities in the case of properties acquired in unconsolidated partnerships. In the event a property is not acquired or no longer is expected to be acquired, costs directly related to the property are charged to expense.

Real Estate Investment Properties—Real estate properties are generally comprised of land, buildings and improvements, leasehold or permit interests, and equipment and are recorded at historical cost. Depreciation is computed using the straight-line method of accounting over the estimated useful lives of the related assets. Buildings and improvements are depreciated over the lesser of 39 years or the remaining life of the ground lease including renewal options and leasehold and permit interests and equipment are depreciated over their estimated useful lives. When the properties or equipment are sold, the related cost and accumulated depreciation will be removed from the accounts and any gain or loss from sale will be reflected in the Company’s results of operations.

Intangible Assets —Amortization of intangible assets, such as in-place leases, are computed using the straight-line method of accounting over the respective lease term. Intangible assets with indefinite lives are not amortized.

Impairments—For real estate owned directly, the Company monitors events and changes in circumstance that may indicate that the carrying amounts of the assets may not be recoverable. When such events or changes in circumstances are present, the Company will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, the Company would recognize an impairment loss to adjust the carrying amount of the asset to the estimated fair value. For real estate investments accounted for under the equity method, the Company compares the estimated fair value of its investment to the carrying value at each reporting date. To the extent the fair value of the investment is less than the carrying amount, and the decline in value is determined to be other than a temporary decline, an impairment charge will be recorded.

Lease Accounting—The Company’s leases are accounted for under the provisions of Statement of Accounting Standards No. 13, “Accounting for Leases,” (“FAS 13”) and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

Mortgages and Other Notes Receivable—Mortgages and other notes receivable are recorded at the stated principal amounts net of deferred loan origination costs or fees. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note and interest is no longer accrued. An allowance for loan loss is calculated by comparing the carrying value of the note to the value of the underlying collateral. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan loss not to exceed the original carrying amount of the loan. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized as collected.

Loan origination and other fees received by the Company in connection with making the loans are recorded as a reduction of the note receivable and amortized into interest income, using the effective interest method, over the initial term of the loan. The Company records acquisition fees incurred in connection with making the loans as part of the mortgages and other notes receivable balance and amortizes the amounts as a reduction of interest income over the term of the notes.

Cash—Cash consists of demand deposits at commercial banks. The Company also invests in money market funds during the year. The cash deposits are held primarily at four financial institutions and exceed federally insured amounts, however the Company has not experienced any losses on such accounts and management does not believe these concentrations to be a credit risk to the Company due to the strong credit ratings of the respective institutions.

Restricted Cash—Certain amounts of cash are restricted to fund capital expenditures for the Company’s real estate investment properties. The Company’s restricted cash balances as of December 31, 2007 and 2006 were approximately $6.3 million and $1.2 million, respectively.

Short-Term Investments—The Company holds an $8.0 million certificate of deposit which is included under “Prepaid expenses and other assets” in the accompanying balance sheets, that earns interest at a rate of 5.13% and matures on April 20, 2008. The certificate collateralizes a letter of credit which is pledged as collateral for a note payable as described in Note 13. Other short-term investments consist of certificates of deposit with original maturities greater than 90 days.

Fair Value of Financial Instruments—The estimated fair value of cash and cash short-term investments, accounts receivable, accounts payable and accrued expenses approximates carrying value as of December 31, 2007 and 2006, because of the liquid nature of the asset and relatively short maturities of the obligations. The carrying value of the notes receivable reasonably approximates fair value based on expected interest rates for notes to similar borrowers with similar terms and maturities. The Company estimates that the fair value of its fixed rate debt was approximately $260.3 million at December 31, 2007 based on the rates it believes it could obtain for similar borrowings at that date. The fair value of variable rate debt at December 31, 2007 and 2006 and the fair value of fixed rate debt at December 31, 2006 approximated the carrying value, respectively, based on rates and terms the Company had recently obtained for similar borrowings.

Deferred Financing Costs—Financing costs paid in connection with obtaining long-term debt are deferred and amortized over the life of the debt using the straight-line method, which approximates the effective interest method. Amortization expense was approximately $0.6 million, $0.1 million and $0.01 million for the years ended December 31, 2007, 2006 and 2005, respectively.

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AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

Asset Retirement Obligation—In accordance with SFAS No. 143, “Asset Retirement Obligations”, the Company records the fair value of the liability for an asset retirement obligation to the extent it is able to be estimated in the period in which it is acquired with a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement costs included in the carrying amount of the related asset are depreciated over the estimated useful life of the related asset. As of December 31, 2007 and 2006, the Company recorded approximately $0.9 million and $0.4 million, respectively in asset-retirement obligations related to its properties. Accretion expense for the years ended December 31, 2007, 2006 and 2005 was approximately $21,800, $4,000 and zero, respectively.

Foreign Currency Translation—The accounting records for the Company’s one consolidated foreign location, in Vancouver, British Columbia, are maintained in the local currency and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in stockholders’ equity as a cumulative foreign currency translation adjustment, a component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in the accompanying consolidated statements of operations.

Revenue Recognition—The Company records revenue in accordance with Staff Accounting Bulletin, No. 101 (“SAB101”) and FAS 13. Rental revenue is recorded on the straight-line basis over the terms of the leases. Percentage rent that is due contingent upon tenant performance, such as gross revenues, is deferred until the underlying performance thresholds have been reached. The deferred portion of interest on mortgages and other notes receivable is recognized on a straight-line basis over the term of the corresponding note.

FF&E Reserve Income—The Company’s leases require the tenants to pay certain amounts that are set aside by the Company for future replacements of furniture, fixtures and equipment at the property. These amounts are and will remain the property of the Company during and after the term of the lease. The amounts are recorded as FF&E reserve income at the time that they are earned and are included in rental income from operating leases in the accompanying consolidated statements of operations.

Income Taxes—The Company believes it has qualified as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended and related regulations beginning with the year ended December 31, 2004. As a REIT, the Company generally is not subject to federal corporate income taxes providing it distributes at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT. Management believes that the Company was organized and operated in a manner that enables the Company to continue to qualify for treatment as a REIT for federal income tax purposes for the years ended December 31, 2007, 2006 and 2005.

Under the provisions of the Internal Revenue Code and applicable state laws, each TRS entity of the Company is subject to taxation of income on the profits and losses from its tenant operations. The Company accounts for federal and state income taxes with respect to its TRS entities using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share—Earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the period. For the years ended December 31, 2007, 2006 and 2005, the weighted average numbers of shares of common stock outstanding, basic and diluted, were 159,807,236, 62,460,728, and 19,795,649, respectively.

Use of Estimates—Management has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. For example, significant estimates and assumptions are made in connection with the allocation of purchase price and analysis of real estate and loan impairment. Actual results could differ from those estimates.

Reclassifications—Certain prior period amounts in the audited condensed consolidated financial statements have been reclassified to conform to the current period presentation.

Segment Information—The Company follows Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). FAS 131 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker currently evaluates the Company’s operations from a number of different operational perspectives including but not limited to a Property-by-Property basis and by tenant and operator. The Company derives all significant revenues from a single reportable operating segment of business, lifestyle real estate ownership. Accordingly, the Company does not report more than one segment; nevertheless, management evaluates, at least quarterly, whether the Company continues to have one single reportable segment of business.

Recent Accounting Pronouncements—In December 2007, the Financial Accounting Standards Board (the “FASB”) issued statement of Financial Accounting Standard No. 160, “Non-Controlling Interest in Consolidated Financial Statements” (FAS 160). FAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations. This statement calls for (i) all non-controlling interest to be recognized in the equity section of the consolidated balance sheets apart from the parent’s equity, (ii) requires the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income and (iii) and requires that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. The application of this pronouncement is effective in fiscal periods on or after December 15, 2008 and is not expected to have a significant impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued statement of Financial Accounting Standards No. 141 (revised), “Business Combinations” (“FAS 141R”). FAS 141R (i) requires the acquiring entity in a business combination to recognize assets acquired and liabilities assumed, (ii) establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed and (iii) requires entities to disclose to investors and other users additional information they need to evaluate and understand the nature and financial

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

effect of the business combination. Additionally, FAS 141R requires an acquiring entity to immediately expense all acquisition costs and fees associated with an acquisition. The application of this pronouncement is effective in fiscal year beginning after December 15, 2008. The adoption of FAS 141R will have a significant impact on the Company’s operating results because of the highly acquisitive nature of our business. In 2009, the Company expects to have an immediate reduction in its net income attributable to new acquisitions since acquisition costs and fees which have historically been capitalized and allocated to the cost basis of our properties will instead be expensed immediately as incurred. Post acquisition, there will be a subsequent positive impact on net income through a reduction in depreciation expense over the estimated life of the properties as a result of acquisition costs and fees no longer being capitalized and depreciated.

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for the Company’s fiscal year beginning January 1, 2008, however, in October 2007, FASB agreed to propose an indefinite delay and in February 2008, FASB issued a final Staff Position to indefinitely delay the effective date of SOP 07-1. The Company does not believe it is an investment company under the provisions of SOP 07-1 and does not expect to retain specialized investment company accounting for any of its consolidated or equity method investments where the investment entity may be deemed an investment company. Accordingly, the Company does not expect the adoption of SOP 07-1 to have a material impact on its financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed below. The application of this pronouncement is not expected to have a significant impact on the Company’s current practice or on its financial position or results of operations.

In September 2006, the FASB issued FASB Interpretation Number 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007. In February 2008, the FASB issued a Staff Position that will (i) partially defer the effective date of FAS 157, for one year for certain nonfinancial assets and liabilities and (ii) remove certain leasing transactions from the scope of FAS 157. The adoption of FAS 157 is not expected to have a significant impact on the Company’s current practice or on its financial position or results of operations.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies (Continued):

In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” The Company adopted this statement and analyzed its material tax positions under FIN 48 and determined that it has not taken any uncertain tax positions within the meaning of the interpretation

3. Real Estate Investment Properties:

During the years ended December 31, 2007 and 2006, the Company acquired 47 and 42 properties, respectively, in various asset classes for an aggregate purchase price of approximately $1.2 billion and $472.5 million, respectively, including transaction costs. All the properties, except for one, are leased on a long-term basis to either affiliated or third-party tenants and are managed by third-party operators.

The following summarizes the allocation of purchase price and transaction costs for the properties acquired during the years ended December 31, 2007 and 2006 (in thousands):

	Total Purchase Allocation
	2007	2006
Land & land improvements	$569,439	$221,017
Leasehold interests	51,648	61,972
Buildings	303,921	110,924
Equipment	204,486	59,575
Intangibles	23,855	19,023
Other assets	13,811	—

Total	$1,167,160	$472,511

As of December 31, 2007 and 2006, real estate investment properties under operating leases consisted of the following (in thousands):

	December 31,
	2007	2006
Land & land improvements	$849,755	$218,958
Leasehold interest	122,906	80,958
Buildings	423,735	112,221
Equipment	278,754	61,094
Less: accumulated depreciation	(72,089)	(8,339)

	$1,603,061	$464,892

For the years ended December 31, 2007, 2006 and 2005, the Company had depreciation expense of approximately $63.5 million, $8.3 million and $37,000, respectively.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Intangible Assets:

The gross carrying amount and accumulated amortization of the Company’s intangible assets as of December 31, 2007 are as follows (in thousands):

Intangible Assets	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	2007 Net Book Value
In place leases	19.2 years	$30,556	$1,260	$29,296
Trade names	42.5 years	10,847	266	10,581
Trade names	Indefinite	1,429	—	1,429

		$42,832	1,526	$41,306

The gross carrying amount and accumulated amortization of the Company’s intangible assets as of December 31, 2006 are as follows (in thousands):

Intangible Assets	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	2006 Net Book Value
In place leases	19.2 years	$9,518	$156	$9,362
Trade names	42.5 years	10,841	11	10,830
Trade names	Indefinite	842	—	842

		$21,201	$167	$21,034

Amortization expense of approximately $1.4 million, $0.2 million and zero was recorded for the years ended December 31, 2007, 2006 and 2005, respectively. The estimated future amortization expense for the Company’s intangible assets with finite lives, as of December 31, 2007 is as follows (in thousands):

2008	$1,771
2009	1,771
2010	1,771
2011	1,771
2012	1,771
Thereafter	31,022

Total	$39,877

5. Operating Leases:

As of December 31, 2007, the Company leased 88 properties under long-term, triple-net leases to third parties. The following is a schedule of future minimum lease payments to be received under the non-cancellable operating leases with third-parties at December 31, 2007 (in thousands):

2008	$134,188
2009	137,939
2010	141,559
2011	145,224
2012	147,687
Thereafter	2,181,339

Total	$2,887,936

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Operating Leases (Continued):

Under the triple-net leases, the tenants are responsible to pay the Company percentage rent. Percentage rent is generally based on a percentage of gross revenue after it exceeds a certain threshold. For the years ended December 31, 2007, 2006 and 2005, total percentage rent recorded was approximately $0.7 million, $0.2 million and $6,000, respectively. In addition, tenants are generally responsible for repairs, maintenance, property taxes, ground lease or land permit expenses, utilities and insurance. For the years ended December 31, 2007, 2006 and 2005, the tenants paid approximately $14.5 million, $1.2 million and zero, respectively, for property taxes related to properties that the Company owns.

6. Investment in Unconsolidated Entities:

As of December 31, 2007 and 2006, the Company owned investments in unconsolidated entities accounted for under the equity method with carrying values totaling approximately $169.4 million and $178.7 million, respectively. These unconsolidated entities are in the business of owning and leasing real estate and were determined to be variable interest entities in which the Company is not the primary beneficiary in accordance with FIN 46R.

In connection with the investments, the Company incurred certain acquisition fees which were paid to an affiliate. These fees are capitalized as part of the basis in the investments. Any excess carrying value of the investments over the book value of the underlying equity is amortized to equity in earnings over the estimated useful lives of the underlying real estate tangible assets, which represent the assets to which the excess is most clearly related.

The Company uses the HLBV method of accounting to allocate income and losses between venture partners for its unconsolidated entities. The HLBV method allocates income and loss between venture partners to most appropriately match the distribution of cash from unconsolidated entities whose annual operating cash flows and, in some cases, liquidating cash flows are distributed to the Company and its partners based on preferences and complex waterfall calculations as outlined in the respective partnership agreements. Under the hypothetical liquidation at book value method of accounting, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. For the years ended December 31, 2007, 2006 and 2005, the Company recognized equity in earnings from the entities of approximately $3.7 million, $11.0 million and $10.3 million, respectively.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investment in Unconsolidated Entities (Continued):

The following represents financial information for the unconsolidated entities for the years ended December 31, 2007, 2006 and 2005 (in thousands):

Summarized Operating Data

	Year Ended December 31, 2007
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$34,597	$29,516	$11,525	$5,494	$81,132
Property operating expenses	(30,199)	(758)	(6,159)	(2,543)	(39,659)
Depreciation & amortization expense	(7,112)	(8,834)	(3,645)	(1,623)	(21,214)
Interest expense	(3,955)	(9,244)	(2,602)	(3,224)	(19,025)
Interest and other income	102	20	186	200	508

Net income (loss)	$(6,567)	$10,700	$(695)	$(1,696)	$1,742

Income (loss) allocable to other venture partners(1)	$(2,014)	$724	$(136)	$(1,526)	$(2,952)

Income (loss) allocable to the Company(1)	$(4,553)	$9,976	$(559)	$(170)	$4,694
Amortization of capitalized costs	(226)	(496)	(179)	(55)	(956)

Equity in earnings (loss) of unconsolidated entities	$(4,779)	$9,480	$(738)	$(225)	$3,738

Distributions declared to the Company	$—	$10,302	$2,063	$1,105 (2)	$13,470

Distributions received (refunded) by the Company	$(1,226)	$10,173	$2,417	$1,500 (2)	$12,864

FOOTNOTE:

(1)	Income is allocated to the Company using the HLBV method of accounting (see Note 2).

(2)	The Company receives interest payments from a mezzanine loan made to the Intrawest Venture Canada in the amount of $8.8 million. The loan requires payments of interest only until its maturity in 2029. These payments are reflected as distributions from unconsolidated entities.

Summarized Operating Data

	Year Ended December 31, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$37,428	$28,876	$11,551	$4,669	$82,524
Property operating expenses	(30,642)	(655)	(5,418)	(1,857)	(38,572)
Depreciation & amortization expenses	(6,407)	(8,002)	(3,941)	(1,536)	(19,886)
Interest expense	(3,113)	(8,496)	(2,655)	(2,884)	(17,148)
Interest and other income	61	15	541	144	761

Net income (loss)	$(2,673)	$11,738	$78	$(1,464)	$7,679

Income (loss) allocable to other venture partners(1)	$(891)	$2,182	$(3,142)	$(2,447)	$(4,298)

Income (loss) allocable to the Company(1)	$(1,782)	$9,556	$3,220	$983	$11,977
Amortization of capitalized costs	(188)	(497)	(183)	(56)	(924)

Equity in earnings (loss) of unconsolidated entities	$(1,970)	$9,059	$3,037	$927	$11,053 (2)

Distributions declared to the Company	$310	$10,232	$2,897	$1,601 (3)	$15,040

Distributions received by the Company	$3,517	$10,166	$2,401	$920 (3)	$17,004

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investment in Unconsolidated Entities (Continued):

FOOTNOTE:

(1)	Income is allocated to the Company using the HLBV method of accounting (see Note 2).

(2)	This amount does not include $50,405 equity in losses relating to a 47.5% interest in a partnership owned from November 16, 2006 through December 26, 2006. The Company subsequently acquired the remaining interest in the partnership and the entity was consolidated as of December 31, 2006.

(3)	The Company receives interest payments from a mezzanine loan made to the Intrawest Venture Canada in the amount of $8.8 million. The loan requires payments of interest only until its maturity in 2029. These payments are reflected as distributions from unconsolidated entities.

Summarized Operating Data

	Year Ended December 31, 2005
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$6,550	$20,743	$11,378	$4,785	$43,456
Property operating expenses	(6,600)	(388)	(4,561)	(1,874)	(13,423)
Depreciation & amortization expense	(1,039)	(6,554)	(4,166)	(1,631)	(13,390)
Interest expense	—	(8,073)	(2,702)	(2,889)	(13,664)
Interest and other income	60	3	28	81	172

Net income (loss)	$(1,029)	$5,731	$(23)	$(1,528)	$3,151

Loss allocable to other venture partners(1)	$(637)	$(980)	$(3,557)	$(2,585)	$(7,759)

Income allocable to the Company(1)	$(392)	$6,711	$3,534	$1,057	$10,910
Amortization of capitalized costs	(8)	(414)	(122)	(76)	(620)

Equity in earnings of unconsolidated entities	$(400)	$6,297	$3,412	$981	$10,290

Distributions declared to the Company	$1,981	$6,711	$2,841	$1,550 (2)	$13,083

Distributions received by the Company	$—	$4,508	$2,296	$307 (2)	$7,111

FOOTNOTE:

(1)	Income is allocated to the Company using the HLBV method of accounting (see Note 2).

(2)	The Company receives interest payments from a mezzanine loan made to the Intrawest Venture Canada in the amount of $8.8 million. The loan requires payments of interest only until its maturity in 2029. These payments are reflected as distributions from unconsolidated entities.

[Intentionally left blank]

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investment in Unconsolidated Entities (Continued):

Summarized Balance Sheet Data

	As of December 31, 2007
	Wolf Partnership		DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Real estate assets, net	$104,921		$248,103	$71,929	$34,230	$459,183
Intangible assets, net	368		10,639	1,609	908	13,524
Other assets	6,730		6,322	5,349	5,153	23,554
Mortgages and other notes payable	63,000		151,263	43,780	37,841 (1)	295,884
Other liabilities	7,959		6,546	5,170	5,444	25,119
Partners’ capital (deficit)	41,060		107,255	29,937	(2,994)	175,258
Difference between carrying amount of investment and the Company’s share of partners’ capital	2,395		7,703	4,098	998	15,194
Carrying amount of investment(1)(2)	31,006		97,390	31,566	9,388	169,350
Percentage of ownership at end of reporting period	69.7	%(3)	80.0%	80.0%	80.0%

Summarized Balance Sheet Data

	As of December 31, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Real estate assets, net	$110,317	$252,714	$74,990	$30,061	$468,082
Intangible assets, net	523	10,963	2,131	1,050	14,667
Other assets	7,340	6,308	5,307	2,392	21,347
Mortgages and other notes payable	63,000	153,965	44,707	33,900 (1)	295,572
Other liabilities	7,803	6,588	5,171	2,727	22,289
Partners’ capital (deficit)	47,377	109,432	32,550	(3,124)	186,235
Difference between carrying amount of investment and the Company’s share of partners’ capital	1,764	8,099	3,548	863	14,274
Carrying amount of investment(1)(2)	34,928	98,112	36,774	8,858	178,672
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%	80.0%

FOOTNOTES:

(1)	This amount includes a mezzanine loan made to the Intrawest Venture in connection with two Canadian properties.

(2)	This amount includes distributions receivable of approximately $3.2 million and $2.2 million as of December 31, 2007 and 2006, respectively.

(3)	During the year ended December 31, 2007, the Company’s partner made a capital contribution which decreased the Company’s proportionate ownership percentage.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Mortgages and Other Notes Receivables:

As of December 31, 2007 and 2006, the Company had the following nine and seven loans outstanding, respectively, to the following borrowers (in thousands):

					Loan Principal Amount as of December 31,
Borrower and Description of Property	Date of Loan Agreement	Maturity Date	Interest Rate	Accrued Interest	2007	2006
Mizner Court Holdings, LP (condominium conversion)(1)	3/10/2006	11/9/2007	LIBOR + 7.0%	$—	$—	$15,000
Plaza Partners, LLC (hotel conversion)(2)	2/28/2006	2/28/2007	15.0%	1,727	16,800	16,800
Shorefox Development, LLC (lifestyle community development)(3)	3/13/2006	3/10/2009	13.5%	2,448	40,000	30,000
Marinas International (four marina properties)(4)	12/22/2006	12/22/2021	10.25%	796	39,151	39,151
Booth Creek Resort Properties LLC (two ski properties & one parcel of land)(5)	1/18/2007	1/19/2010	15.0%	776	12,000	—

Total				$5,747	107,951	100,951

Accrued interest					5,747	2,715
Acquisition fees, net					2,629	2,982
Loan origination fees, net					(241)	(292)

Total carrying amount					$116,086	$106,356

FOOTNOTES:

(1)	On March 10, 2006, the Company purchased a $15.0 million mezzanine loan from Column Financial, Inc., in its capacity as lender to Mizner Court Holdings, L.P (“Mizner”). The proceeds from the mezzanine loan, in addition to proceeds from an $89.0 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida with the intent to convert the complex into condominiums. On July 9, 2007, Mizner defaulted on its loan payment to the Company, at which point the Company deemed the loan to be impaired and ceased recording interest income. During the year ended December 31, 2007, on behalf of Mizner, the Company made approximately $1.7 million in payments due under the borrower’s first mortgage in order to protect its investment position and paid approximately $0.7 million to cover operating shortfalls at the property. Pursuant to an agreement among the borrower, the owner, the senior lender and the Company, on December 17, 2007, a foreclosure sale was completed on the apartment complex property and at this time, the Company wrote off all remaining unamortized acquisition fees which totaled $137,500. On December 31, 2007, the Company received title to the property, refinanced the property for approximately $85.4 million and repaid part of the existing senior debt on the property (See Note 13 “Mortgages and Other Notes Payable” below for additional information).

(2)

Pursuant to the loan agreement dated February 28, 2006, the loan had an annual fixed interest rate of 15.0% with monthly interest payments of 8.75% and the remaining 6.25% becoming due and payable upon the loan’s maturity. Following discussions with the borrower, the Company amended the loan agreement, extending certain deadlines until December 31, 2006. On January 1, 2007, the borrower failed to meet certain deadlines and the interest rate was raised to 19.0%, retroactively to inception of the loan, with the monthly interest payments remaining the same. The borrower remained current on its loan payments up until the maturity date, however, on February 28, 2007, the loan matured and the borrower was unable to repay the loan. The Company deemed the loan impaired and ceased its recording of interest upon the loan’s

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Mortgages and Other Notes Receivables (Continued):

maturity. On June 15, 2007, the Company filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral of the loan. On September 28, 2007, the borrower filed an amended and restated answer and counter claim. These proceedings are still ongoing as of the date of this filing. The Company believes, based on a recently obtained appraisal and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

(3)

Pursuant to the loan agreement, the Company agreed to provide financing of up to $40.0 million in connection with the development of the infrastructure of an Orvis®-branded lifestyle community in Granby, Colorado. The loan requires interest payments based on an annual interest rate of 9.5% paid monthly with the remaining 4.0% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower up to 12 months. The loan is collateralized by a first mortgage on the majority of the Granby property. In January 2008, the borrower under this loan stopped making interest payments and the loan was deemed impaired. However, based on an independent appraisal of the underlying collateral property, the fair value of the collateral exceeded the carrying value of the loan and as such, no allowance for loan loss was established for this loan. See Note 20 “Subsequent Events” for additional information.

(4)	Pursuant to the four promissory notes with substantially similar terms and an aggregate principal of approximately $39.2 million, the notes require monthly interest only payments for the first three years based on an annual percentage rate of 9.0% and aggregate monthly principal and interest payments of $352,252 thereafter. The notes are cross-collateralized by four marina properties and may be prepaid anytime after the fourth year. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, Marinas International is expected to pay the holder of each loan an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 10.25% rather than 9.0%.

(5)	Pursuant to the three loan agreements with an aggregate principal of $12.0 million, the loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0%. The loans are cross-collateralized by two ski properties and one parcel of land and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

The following is a schedule of future maturities for all mortgages and other notes receivable (in thousands):

2008	$—
2009	40,000
2010	12,205
2011	246
2012	273
Thereafter	38,427

Total	$91,151	(1)

FOOTNOTES:

(1)	This amount does not include the $16.8 million loan receivable from Plaza Partners, LLC due to ongoing foreclosure proceedings as of the date of this filing.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Public Offerings, Stockholders’ Equity and Rescindable Common Stock:

Beginning on April 16, 2004, the Company offered for sale up to $2.0 billion in shares of common stock (200 million shares of common stock at $10.00 per share) (the “1st Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. On June 23, 2004, the Company received aggregate subscription proceeds in excess of the minimum offering amount of $2,500,000 and funds were released from escrow. On March 31, 2006, the 1st Offering was terminated, and on April 4, 2006, the Company commenced a second offering for sale of up to $2.0 billion in common stock (200 million shares of common stock at $10.00 per share) (the “2nd Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. The 2nd Offering is expected to continue until April 2008. The Company incurs costs in connection with the offerings and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of the offerings. As of December 31, 2007, the Company has cumulatively raised approximately $1.9 billion in proceeds and incurred stock issuance costs of approximately $209.1 million in connection with the offerings.

The offerings provide for five million shares of common stock initially designated for purchase through a reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of common stock at $9.50 per share. As of December 31, 2007, the Company had received subscriptions of approximately $65.6 million (6.9 million shares) through the reinvestment plan.

As of December 31, 2006, the Company had received subscriptions of approximately $21.7 million (2,168,758 shares) from investors in the Commonwealth of Pennsylvania in the 2nd offering, which were presented as rescindable common stock in the accompanying balance sheet at December 31, 2006. As of that date, the Company had agreed to extend a written offer of rescission to those investors and redeem the shares at the price at which the shares were originally sold if certain proposed amendments, which were required to comply with securities regulations in the Commonwealth of Pennsylvania, to the Company’s articles of incorporation were not approved. In December 2007, however, the Commonwealth of Pennsylvania waived the requirement to amend the articles, which resulted in the reclassification of the rescindable common stock into stockholders’ equity, as the Company is no longer required to potentially extend an offer of rescission.

Shares owned by the Advisor, the directors, or any of their affiliates are subject to certain voting restrictions. Neither the Advisor, nor the directors, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the Advisor, directors, or any of their affiliates or any transactions between the Company and any of them.

9. Offering and Stock Issuance Costs:

The Company has and will continue to incur costs in connection with the offering and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of the offering. As of December 31, 2007 and 2006, the total offering and stock issuance costs incurred were approximately $209.1 million and $131.4 million, respectively.

In accordance with the Company’s amended and restated articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursement, and organizational and offering expenses to be paid by the Company may not exceed 13.0% of the aggregate offering proceeds. As of December 31, 2007, there were no offering costs in excess of the 13.0% limitation that had been billed to the Company.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Prepaid Expenses and Other Assets:

Prepaid expenses and other assets primarily consist of lease incentives, deferred loan costs, deferred rents and short-term investments. Lease incentives are amortized over the initial term of the lease as a reduction in rental income. For the year ended December 31, 2007, the Company had approximately $0.08 million in amortization of lease incentives. There were no lease incentives prior to December 31, 2007.

11. Income Taxes:

As of December 31, 2007 and 2006, the Company recorded net current and long-term deferred tax assets related to depreciation differences and net operating losses at our TRS subsidiaries. Because there are no historical earnings and no certainty that such deferred tax assets will be available to offset future tax liabilities, the Company has established a full valuation allowance as of December 31, 2007 and 2006. The components of the deferred taxes recognized in the accompanying consolidated balance sheets at December 31, 2007 and 2006 are as follows (in thousands):

	Year Ended December 31,
	2007	2006
Net operating losses	$11,718	$662
Book/tax differences in acquired assets	(5,937)	(68)
Book/tax differences in rental income	(504)	—

Total deferred tax asset	5,277	594
Valuation allowance	(5,277)	(594)

	$—	$—

The Company’s TRS subsidiaries had net operating loss carry-forwards for federal and state purposes of approximately $30.8 million and $1.9 million as of December 31, 2007 and 2006, respectively, to offset future taxable income. The estimated net operating loss carry-forwards will expire as follows: $1.9 million expiring in 2026 and $28.9 million expiring in 2027. The Company analyzed its material tax positions under FIN 48 and determined that it has not taken any uncertain tax positions within the meaning of the interpretation.

12. Line of Credit:

On October 15, 2007, the Company obtained a $100.0 million syndicated revolving line of credit which replaced its $20.0 million revolving line of credit. The new line of credit will be used for working capital, to temporarily fund distributions to stockholders and bridge financing on real estate investments. The line of credit bears interest at either Prime plus 0.50% or, 30-day, 60-day or 90-day LIBOR plus 2.0%, matures on October 15, 2010, and is collateralized by a ski property, marina properties and certain of the Company’s attraction properties and has an aggregate carrying value of approximately $229.9 at December 31, 2007. The terms of the line of credit require the Company to meet certain customary financial covenants and ratios including (a) a maximum leverage ratio not to exceed 65%, (b) a minimum fixed charge ratio of no less than 115%, and (c) a minimum net worth of no less than $750.0 million plus 75% of equity raised, since July 1, 2007. The Company was in compliance with these covenants as of December 31, 2007.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Mortgages and Other Notes Payable:

In connection with the foreclosure on the Mizner property on December 31, 2007, the Company obtained a loan for approximately $85.4 million. The loan bears interest at 30-day LIBOR (approximately 4.60% at December 31, 2007) plus 1.72% on the first $57.3 million and 0.25% on the remaining $28.1 million. The loan is collateralized by a 450-unit apartment complex in Boca Raton, Florida and will mature on January 2, 2015. On January 2, 2008, the Company entered into an interest rate hedging instrument that swapped the rate on the first $57.3 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended rate of 5.80% for the term of the loan (of which 1.25% is deferred until maturity). This hedging instrument was designated as a cash flow hedge of interest payments from inception of the hedge.

On February 9, 2007, the Company obtained a loan for $24.7 million that is collateralized by mortgages on five golf properties. The loan bears interest annually at a fixed rate of 6.35% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period and a final payment of the remaining principal amount and interest due upon maturity. Prepayment for the loan is prohibited for the first two years after which early repayment is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from the same lender.

On February 13, 2007, the Company entered into a $20.0 million revolving line of credit agreement. On April 23, 2007, the bank extended the maturity of the Company’s $20.0 million revolving line of credit dated February 13, 2007, from May 1, 2007 through July 31, 2007. On July 13, 2007, the Company entered into an amended and restated loan agreement converting the $20.0 million revolving line of credit agreement dated February 13, 2007 to a $25.0 million three year, non-revolving construction loan with substantially similar terms as the original line of credit. The construction loan is being used to finance improvements at the Bretton Woods Resort.

On March 23, 2007, the Company obtained a loan for $111.5 million that is collateralized by mortgages on five ski properties. The loan bears interest annually at a fixed rate of 6.11%, for a term of seven years, with monthly payments of principal and interest based on a 20-year amortization period. A balloon payment for the remaining principal and interest is due upon the loan’s maturity at the end of seven years. Prepayment is permitted upon payment of a fee.

On April 6, 2007, the Company acquired a portfolio of three waterparks and four theme parks for an aggregate purchase price of $312.0 million, consisting of $290.0 million in cash and an unsecured subordinated promissory note in the original principal sum of $22.0 million. The note has a term of 10 years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years.

On June 8, 2007, the Company borrowed approximately $42.0 million as part of a series of golf course property financings. The borrowing is comprised of eight separate loans, each of which is collateralized by a mortgage or deed of trust on one golf course property. Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principle and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which early prepayment is allowed but is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from the bank.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Mortgages and Other Notes Payable (Continued):

As of December 31, 2007 and 2006, the Company had the following indebtedness (in thousands):

	Collateral & Approximate Carrying Value of Collateral at December 31, 2007	Interest Rate	Maturity Date	Balance as of December 31,
				2007	2006
Variable rate debt:
Mortgage debt	1 lifestyle residential property, $106.8 million	30-day LIBOR + Spread	1/2/2015	$85,413	$—
Mortgage debt	1 ski and mountain lifestyle property, $51.7 million	30-day LIBOR + 2.00%	7/1/2010	3,587	—

Total variable rate debt				$89,000	$—

Fixed rate debt:
Mortgage debt	8 golf properties, $83.8 million	6.58%	7/1/2017	41,685	—
Mortgage debt	5 ski and mountain lifestyle properties, $225.8 million	6.11%	4/5/2014	109,560	—
Seller financing	n/a	8.75%	4/1/2017	22,000	—
Mortgage debt	5 golf properties, $38.3 million	6.35%	3/1/2017	24,370	—
Mortgage debt	3 golf properties, $93.3 million	6.33%	12/1/2016	45,909	46,636
Mortgage debt	3 golf properties, $30.7 million	6.18%	12/1/2016	16,258	16,522
Seller financing	n/a	5.20%	6/19/2009	338	338
Seller financing	collateralized by an $8.0 million certificate of deposit	5.77%	6/19/2010	6,500	6,500

Total fixed rate debt				266,620	69,996

Total debt				$355,620	$69,996

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Mortgages and Other Notes Payable (Continued):

The following is a schedule of future principal maturities for all mortgages and other notes payable (in thousands):

2008	$7,050
2009	7,731
2010	17,844
2011	8,146
2012	8,560
Thereafter	306,289

Total	$355,620

14. Related Party Arrangements:

On June 1, 2007, the Company’s advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the advisory agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC and to change the form of advisor from a corporation to a limited liability company.

Certain directors and officers of the Company hold similar positions with CNL Income Company, LLC, which is both a stockholder of the Company and its Advisor, and CNL Securities Corp., which is the managing dealer for the Company’s public offering. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the Advisor. The Advisor and managing dealer receive fees and compensation in connection with the Company’s stock offerings and the acquisition, management and sale of the Company’s assets.

For the years ended December 31, 2007, 2006 and 2005, the Company incurred the following fees (in thousands):

	Year Ended December 31,
	2007	2006	2005
Selling commissions	$49,921	$52,659	$18,492
Marketing support fee & due diligence expense reimbursements	21,418	22,180	7,124

Total	$71,339	$74,839	$25,616

The managing dealer is entitled to selling commissions of up to 6.5% and 7.0% of gross offering proceeds and marketing support fees of 2.5% and 3.0% of gross offering proceeds, in connection with the 1st and 2nd Offerings, respectively, as well as actual expenses of up to 0.10% incurred in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Related Party Arrangements (Continued):

For the years ended December 31, 2007, 2006 and 2005, the Advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Acquisition fees(1):
Acquisition fees from offering proceeds	$22,652	$23,376	$8,749
Acquisition fees from debt proceeds	8,567	3,220	4,909

Total	31,219	26,596	13,658

Asset management fees(2):	14,804	5,356	2,559

Reimbursable expenses(3):
Offering costs	6,371	7,569	11,864
Acquisition costs	364	441	1,657
Operating expenses	2,488	1,504	1,345

Total	9,223	9,514	14,866

Total fees earned and reimbursable expenses	$55,246	$41,466	$31,083

FOOTNOTES:

(1)	Acquisition fees for services in the selection, purchase, development or construction of real property, generally equal 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt.

(2)	Asset management fees of 0.08334% per month of the Company’s “real estate asset value,” as defined in the Company’s prospectus dated April 20, 2007 and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	The Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on behalf of the Company in connection with the Company’s organization, offering, acquisitions, and operating activities. Pursuant to the advisory agreement, the Company will not reimburse the Advisor any amount by which total operating expenses paid or incurred by the Company exceed the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”) in any expense year, as described in the advisory agreement. The first applicable Expense Year and measurement period was the twelve months ended June 30, 2005, for which the Company’s operating expenses exceeded the Expense Cap by $0.4 million. In accordance with the advisory agreement, such amount was not reimbursed to the Advisor and was recorded as a reduction in general and administrative expenses. For Expense Years subsequent to the initial measurement period, operating expenses did not exceed the Expense Cap.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Related Party Arrangements (Continued):

Amounts due to affiliates for fees and expenses described above are as follows (in thousands):

	Year Ended December 31,
	2007	2006
Due to the Advisor and its affiliates:
Offering expenses	$767	$4,374
Asset management fees	1,588	646
Operating expenses	352	323
Acquisition fees and expenses	544	1,829

Total	$3,251	$7,172

Due to CNL Securities Corp:
Selling commissions	$277	$2,738
Marketing support fees and due diligence expense reimbursements	119	1,174

Total	$396	$3,912

Total due to affiliates	$3,647	$11,084

The Company also maintains accounts at a bank in which the Company’s chairman and vice-chairman serve as directors. The Company had deposits of approximately $1.9 million and $3.5 million as of December 31, 2007 and 2006, respectively.

15. Redemption of Shares:

During the years ended December 31, 2007, 2006 and 2005, the Company redeemed approximately 663,000, 280,000 and 24,000 shares of common stock at an average price of approximately $9.42, $9.50 and $9.50 per share for a total of approximately $6.2 million, $2.7 million and $0.2 million, respectively. The redemption price per share is based on the amount of time that the redeeming stockholder has held the applicable shares, but in no event greater than the price of shares sold to the public in any offering. These shares are considered retired and will not be reissued.

16. Distributions:

In order to qualify as a REIT for federal income tax purposes, the Company must, among other things, make distributions each taxable year equal to at least 90% of its real estate investment trust taxable income. For the years ended December 31, 2007, 2006 and 2005, the Company declared and paid distributions of approximately $94.1 million ($0.600 per share), $33.7 million ($0.5622 per share) and $10.1 million ($0.5354 per share), respectively.

For the years ended December 31, 2007, 2006 and 2005, approximately 58.0%, 71.9% and 51.9% of the distributions paid to the stockholders were considered ordinary income and approximately 42.0%, 28.1% and 48.1% were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in the advisory agreement.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Concentrations of Risk:

The Company leases properties to three tenants that each individually accounted for 10% or more of total revenues for the year ended December 31, 2007. Three ski and mountain lifestyle properties are leased to affiliates of Booth Creek Ski Holdings, Inc. (“Booth”), which generated rental income of $18.4 million or 13.1%of total revenue for the year ended December 31, 2007. Six ski and mountain lifestyle properties are leased to affiliates of Boyne USA, Inc. (“Boyne”), which generated $22.9 million or 16.2% of total revenue. Seven attraction properties are leased to affiliates of PARC Management, LLC (“PARC”), which generated rental income of approximately $26.1 million or 18.5% of total revenue. Additionally, the Company made three loans to Booth that generated interest income of $1.8 million or 1.2% of total revenue during the year ended December 31, 2007.

Failure of any of these tenants to pay contractual lease or interest payments could significantly impact the Company’s results of operations and cash flows from operations which, in turn would impact its ability to pay debt service and make distributions to stockholders. However, all of the leases and loans were entered into during 2007 and it is expected that the proportion of rental and interest income received from Booth, Boyne and PARC will decrease over time as the Company continues to grow and acquire additional properties.

As of December 31, 2007, the Company’s investments in real estate were concentrated in the following asset classes: approximately 27.7% in ski and mountain lifestyle, 33.0% in golf, 25.4% in attractions and 13.9% in other. Adverse events or conditions affecting those asset classes and related industries, such as severe weather conditions or natural disasters, could significantly impact the Company’s ability to generate rental income or cash flows which, in turn would significantly impact its ability to pay debt service and make distributions to stockholders.

18. Commitments and Contingencies:

In connection with the purchase of the resort village property located at Copper Mountain, Colorado, the Intrawest U.S. Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event, will the amount exceed $3.75 million. The Company has guaranteed the payment of the contingent purchase price to the seller on behalf of the Intrawest U.S. Partnership.

In connection with the purchase of the Wolf Dells Property and the Wolf Sandusky Property, the seller may receive additional contingent purchase price of up to $3.0 million per water park resort if those properties achieve certain financial performance goals during 2007 and 2008. The amount of contingent purchase price will be determined during those years, and in no event will the amount exceed a total of $6.0 million for both properties. The properties did not reach the performance goals in 2007.

In connection with the purchase of the Valencia Country Club and the Talega Golf Club, pursuant to the stock purchase agreement, the seller may receive supplemental purchase price payments of up to $8.6 million in aggregate, for both properties, if the properties achieve certain financial performance goals in fiscal year 2009.

In connection with the purchase of the Weston Hills Country Club, pursuant to the asset purchase agreement, the seller may receive supplemental purchase price payments of up to $5.3 million if the Weston Hills property achieves certain financial performance goals in fiscal year 2009.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies (Continued):

The Company has commitments under ground leases, park use permits and land permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds, and are paid by the third-party tenants in accordance with the terms of the triple-net leases with those tenants. These fees and expenses totaled $5.8 million, $1.3 million and $28,000 for the years ended December 31, 2007, 2006 and 2005, respectively, and have been reflected as ground leases and permit fees with a corresponding increase in rental income from operating leases in the accompanying consolidated financial statements.

The following is a schedule of future obligations under ground leases and permits (in thousands):

2008	$7,681
2009	7,681
2010	7,431
2011	7,431
2012	7,431
Thereafter	140,106

Total	$177,761

The Company has commitments to fund equipment replacements and other capital improvement projects for its properties. The Company expects to make approximately $34.8 million of such capital expenditures during the year ending December 31, 2008.

On October 29, 2007, the Company entered into an asset purchase agreement with American Golf Corporation and certain of its affiliates and on November 30, 2007 we entered into an equity purchase agreement with Nevada Links, Inc., a company not affiliated with American Golf Corporation, to acquire a portfolio of 28 U.S. golf courses, consisting of 22 fee properties and six leasehold interests, in 11 states for an aggregate purchase price of approximately $306.6 million. On November 30, 2007 and December 19, 2007, the Company acquired the 22 fee properties and two leasehold interests, respectively, for a purchase price of approximately $264.0 million, excluding transaction costs. On March 7, 2008, one additional leasehold interest was acquired for approximately $5.2 million. The purchase of the remaining leasehold interests is expected to close by April 17, 2008 and are subject to customary closing conditions. There can be no assurance that any or all of the remaining properties will be acquired.

From time to time the Company may be exposed to litigation arising from operations of its business in the ordinary course of business. Management is not aware of any such litigation that it believes will have a material adverse impact on the Company’s financial condition or results of operations.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Selected Quarterly Financial Data (Unaudited):

The following table presents selected unaudited quarterly financial data for the year ended December 31, 2007 (in thousands except per share data):

2007 Quarter	First	Second	Third	Fourth	Year
Total revenue	$24,027	$33,955	$38,566	$44,635	$141,183
Operating income	6,985	10,640	5,045	12,739	35,409
Equity in earnings (loss) of unconsolidated entities	904	1,080	2,084	(330)	3,738
Net income	8,562	10,267	5,486	11,210	35,525
Weighted average number of shares outstanding (basic and diluted)	124,237	151,232	176,183	186,710	159,807
Earnings per share	0.07	0.07	0.03	0.06	0.22
The following table presents selected unaudited quarterly financial data for the year ended December 31, 2006 (in thousands except per share data):

2006 Quarter	First	Second	Third	Fourth	Year
Total revenue	$1,266	$3,639	$6,579	$10,772	$22,256
Operating income (loss)	(1,007)	54	677	1,754	1,478
Equity in earnings of unconsolidated entities	3,964	2,857	3,829	353	11,003
Net income	4,279	4,577	6,040	4,489	19,385
Weighted average number of shares outstanding (basic and diluted)	44,318	53,658	61,073	90,304	62,461
Earnings per share	0.10	0.09	0.10	0.05	0.31

20. Subsequent Events:

On March 12, 2008, the Company’s board of directors approved an amendment to the Articles of Incorporation to change its name from CNL Income Properties, Inc. to CNL Lifestyle Properties, Inc.

The Company’s board of directors declared distributions of $0.05125 per share to stockholders of record at the close of business on January 1, 2008, February 1, 2008 and March 1, 2008. These distributions are to be paid by March 31, 2008.

In connection with the American Golf Corporation transaction, on January 25, 2008, the Company borrowed an aggregate amount of $140.0 million collateralized by the 22 non-leasehold golf properties. The loans bear interest annually at a fixed rate of 6.09% for a term of five years, based on a 25-year amortization period, with monthly payments of principal and interest. The loans are cross-defaulted and cross collateralized.

In connection with the foreclosure of the Mizner property on December 31, 2007, the Company obtained a loan for approximately $85.4 million. The loan bears interest at 30-day LIBOR (approximately 4.60% at December 31, 2007) plus 1.72% on the first $57.3 million and 0.25% on the remaining $28.1 million. The loan is collateralized by a 450-unit apartment complex in Boca Raton, Florida and will mature on January 2, 2015. On January 2, 2008, the Company entered into an interest rate hedging instrument that swaps the rate on the first $57.3 million of debt to a blended fixed rate of 6.0% per year, and on the next $16.7 million to a blended fixed rate of 5.805% for the term of the loan (of which 1.25% is deferred until maturity). This instrument was designated as a cash flow hedge of interest payments from inception of the hedge.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent Events (Continued):

In January 2008, Shorefox Development, LLC, a borrower, under a $40.0 million loan, advised the Company that they were having financial difficulties and would no longer be able to fund debt service. This loan matures on March 10, 2009 and requires interest payments based on an annual rate of 9.5% paid monthly with an additional 4.0% becoming due and payable at maturity. The loan is collateralized by a first mortgage on the majority of a property which is currently under development as an Orvis®-branded lifestyle community in Granby, Colorado. The Company ceased recording interest under this loan in January 2008. As of December 31, 2007, deferred interest under this loan totaled $2.5 million. The Company believes, based on recent appraisals, that the value of the underlying collateral exceeds the balance of principal as well as accrued and deferred interest and, therefore, has not established an allowance for loan losses for this loan. The Company is currently evaluating alternatives relating to this loan including foreclosure proceedings on the borrower’s collateral.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE II—Valuation and Qualifying Accounts

As of December 31, 2007 (in thousands)

Year	Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Assets	Deemed Uncollectible	Collected/ Recovered	Balance at End of Year
2006	Deferred tax asset	$594	$—	$—	$—	$—	$594
	valuation allowance

		$594	$—	$—	$—	$—	$594

2007	Deferred tax asset	$594		$4,683			$5,277
	valuation allowance

		$594	$—	$4,683	$—	$—	$5,277

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

As of December 31, 2007 (in thousands)

		Initial Costs				Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at Close of Period(3)								Life on which depre- ciation in latest income state- ments is computed
Property/Location	Encumbe- rances	Land & Land Improve- ments	Lease- hold Interest	Buildings	Equip- ment	Improve- ments	Carrying Costs	Land & Land Improve- ments	Leasehold Interest	Buildings	Equip- ment	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired
Gatlinburg Sky Lift Gatlinburg, Tennessee		$—	$19,154	$175	$1,133	$—	$—	$—	$19,154	$175	$1,133	$20,462	$(1,287)	In 1953	12/22/2005	(2)
Hawaiian Falls Waterparks Garland and The Colony, Texas		$3,123	$3,663	$758	$5,192	$1,600	$—	$4,220	$3,663	$758	$5,695	$14,336	$(2,123)	In 2004	4/21/2006	(2)
Route 66 Harley-Davidson Dealership Tulsa, Oklahoma		$998	$—	$5,509	$203	$—	$—	$998	$—	$5,509	$203	$6,710	$(350)	In 2002	4/27/2006	(2)
Palmetto Hall Plantation Club Hilton Head, South Carolina	(1)	$5,744	$—	$1,465	$1,221	$—	$—	$5,744	$—	$1,465	$1,221	$8,430	$(1,223)	In 1990	4/27/2006	(2)
Cypress Mountain Vancouver, British Columbia		$161	$19,001	$735	$17,130	$4,205	$—	$161	$19,001	$2,567	$19,503	$41,232	$(3,771)	In 1975	5/30/2006	(2)
Raven Golf Club at South Mountain Phoenix, Arizona	(1)	$11,599	$—	$1,382	$817	$—	$—	$11,599	$—	$1,382	$817	$13,798	$(1,282)	In 1995	6/9/2006	(2)
Bretton Woods Mountain Resort Bretton Woods, New Hampshire		$10,778	$10	$28,052	$14,783	$2,900	$—	$10,778	$10	$30,952	$14,783	$56,523	$(5,483)	In 1800’s	6/23/2006	(2)
Bear Creek Golf Club Dallas, Texas	(1)	$6,697	$2,613	$1,312	$973	$279	$—	$6,886	$2,613	$1,312	$1,063	$11,874	$(1,519)	In 1979	9/8/2006	(2)
Funtasticks Fun Center Tucson, Arizona		$4,217	$—	$1,950	$466	$—	$—	$4,217	$—	$1,950	$466	$6,633	$(363)	In 1993	10/6/2006	(2)
Fiddlesticks Fun Center Tempe, Arizona		$4,466	$—	$648	$95	$—	$—	$4,466	$—	$648	$95	$5,209	$(116)	In 1991	10/6/2006	(2)
Grand Prix Tampa Tampa, Florida		$2,738	$—	$487	$162	$—	$—	$2,738	$—	$487	$162	$3,387	$(125)	In 1979	10/6/2006	(2)
Zuma Fun Center South Houston, Texas		$3,720	$—	$1,192	$195	$—	$—	$3,720	$—	$1,192	$195	$5,107	$(161)	In 1990	10/6/2006	(2)
Mountasia Family Fun Center North Richland Hills, Texas		$1,152	$—	$635	$76	$—	$—	$1,152	$—	$635	$76	$1,863	$(83)	In 1994	10/6/2006	(2)
Putt Putt Fun Center Raleigh, North Carolina		$265	$215	$258	$125	$—	$—	$265	$215	$258	$125	$863	$(95)	In 1998	10/6/2006	(2)
Zuma Fun Center North Houston, Texas		$757	$—	$182	$77	$—	$—	$757	$—	$182	$77	$1,016	$(33)	In 1990	10/6/2006	(2)
Putt Putt Fun Center Lubbock, Texas		$713	$343	$539	$267	$—	$—	$713	$343	$539	$267	$1,862	$(202)	In 1981	10/6/2006	(2)
Zuma Fun Center Knoxville, Tennessee		$1,231	$—	$751	$159	$—	$—	$1,231	$—	$751	$159	$2,141	$(120)	In 1993	10/6/2006	(2)
Zuma Fun Center Charlotte, North Carolina		$5,583	$—	$1,608	$459	$—	$—	$5,583	$—	$1,608	$459	$7,650	$(352)	In 1991	10/6/2006	(2)
Camelot Park Bakersfield, California		$676	$—	$378	$181	$—	$—	$676	$—	$378	$181	$1,235	$(146)	In 1994	10/6/2006	(2)

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—CONTINUED

As of December 31, 2007 (in thousands)

		Initial Costs				Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at Close of Period(3)								Life on which depre- ciation in latest income state- ments is computed
Property/Location	Encumbe- rances	Land & Land Improve- ments	Lease- hold Interest	Buildings	Equip- ment	Improve- ments	Carrying Costs	Land & Land Improve- ments	Leasehold Interest	Buildings	Equip- ment	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired
Weston Hills Country Club Weston, Florida	(1)	$20,332	$—	$14,374	$1,776	$140	$—	$20,375	$—	$14,424	$1,823	$36,622	$(2,258)	In 1990	10/16/2006	(2)
Valencia Country Club Santa Clarita, California	(1)	$31,565	$—	$8,646	$460	$618	$—	$31,706	$—	$8,747	$836	$41,289	$(1,882)	In 2000	10/16/2006	(2)
Talega Golf Club San Clemente, California	(1)	$15,097	$—	$3,038	$702	$—	$—	$15,097	$—	$3,038	$702	$18,837	$(1,104)	In 1965	10/16/2006	(2)
Canyon Springs Golf Club San Antonio, Texas	(1)	$11,463	$—	$1,314	$551	$75	$—	$11,463	$—	$1,314	$626	$13,403	$(447)	In 1997	11/16/2006	(2)
The Golf Club at Cinco Ranch Houston, Texas	(1)	$6,662	$—	$454	$410	$225	$—	$6,887	$—	$454	$410	$7,751	$(297)	In 1993	11/16/2006	(2)
Golf Club at Fossil Creek Fort Worth, Texas	(1)	$4,950	$—	$1,040	$496	$50	$—	$4,950	$—	$1,040	$546	$6,536	$(502)	In 1987	11/16/2006	(2)
Lake Park Golf Club Dallas-Fort Worth, Texas		$2,089	$1,821	$1,352	$376	$25	$—	$2,089	$1,821	$1,352	$401	$5,663	$(472)	In 1957	11/16/2006	(2)
Mansfield National Golf Club Dallas-Fort Worth, Texas	(1)	$5,216	$605	$1,176	$317	$50	$—	$5,216	$605	$1,176	$367	$7,364	$(572)	In 2000	11/16/2006	(2)
Plantation Golf Club Dallas-Fort Worth, Texas	(1)	$4,123	$—	$130	$262	$50	$—	$4,123	$—	$130	$312	$4,565	$(154)	In 1998	11/16/2006	(2)
Fox Meadow Country Club Medina, Ohio	(1)	$5,235	$—	$4,144	$361	$—	$—	$5,235	$—	$4,144	$361	$9,740	$(517)	In 1995	12/22/2006	(2)
Lakeridge Country Club Lubbock, Texas	(1)	$5,260	$—	$2,461	$490	$—	$—	$5,260	$—	$2,461	$490	$8,211	$(399)	In 1978	12/22/2006	(2)
Mesa del Sol Golf Club Yuma, Arizona	(1)	$5,802	$—	$981	$314	$147	$—	$5,949	$—	$981	$314	$7,244	$(497)	In 1970	12/22/2006	(2)
Painted Hills Golf Club Kansas City, Kansas	(1)	$2,326	$—	$1,337	$347	$—	$—	$2,326	$—	$1,337	$347	$4,010	$(268)	In 1965	12/22/2006	(2)
Royal Meadows Golf Course Kansas City, Missouri	(1)	$1,971	$—	$374	$161	$49	$—	$1,971	$—	$423	$161	$2,555	$(151)	In 1960’s	12/22/2006	(2)
Signature Golf Course Solon, Ohio	(1)	$8,513	$—	$8,403	$774	$—	$—	$8,513	$—	$8,403	$774	$17,690	$(901)	In 2002	12/22/2006	(2)
Weymouth Country Club Medina, Ohio	(1)	$5,571	$—	$4,860	$447	$74	$—	$5,645	$—	$4,860	$447	$10,952	$(586)	In 1969	12/22/2006	(2)
Burnside Marina Somerset, Kentucky		$350	$2,593	$415	$4,186	$—	$—	$350	$2,593	$415	$4,186	$7,544	$(1,324)	In 1950’s	12/22/2006	(2)
Pier 121 Marina and Easthill Park Lewisville, Texas		$1,172	$25,222	$4,576	$7,688	$448	$—	$1,459	$25,222	$4,576	$7,849	$39,106	$(1,472)	In 1960’s	12/22/2006	(2)

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—CONTINUED

As of December 31, 2007 (in thousands)

		Initial Costs				Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at Close of Period(3)								Life on which depre- ciation in latest income state- ments is computed
Property/Location	Encumbe- rances	Land & Land Improve- ments	Lease- hold Interest	Buildings	Equip- ment	Improve- ments	Carrying Costs	Land & Land Improve- ments	Leasehold Interest	Buildings	Equip- ment	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired
Beaver Creek Marina Monticello, Kentucky		$442	$5,778	$381	$4,190	$—	$—	$442	$5,778	$381	$4,190	$10,791	$(1,304)	In 1950’s	12/22/2006	(2)
Lake Front Marina Port Clinton, Ohio		$3,589	$—	$1,115	$1,201	$152	$—	$3,730	$—	$1,115	$1,212	$6,057	$(360)	In 1979	12/22/2006	(2)
Sandusky Harbor Marina Sandusky, Ohio		$4,461	$—	$3,432	$1,563	$—	$—	$4,461	$—	$3,432	$1,563	$9,456	$(491)	In 1930’s	12/22/2006	(2)
Cowboys Golf Club Grapevinem Texas		$9,638	$2,534	$2,457	$1,289	$—	$—	$9,638	$2,534	$2,457	$1,289	$15,918	$(965)	In 2000	12/22/2006	(2)
Brighton Ski Resort Brighton, Utah	(1)	$11,809	$2,123	$11,233	$13,240	$1,413	$—	$11,809	$2,123	$11,233	$14,653	$39,818	$(3,258)	In 1949	1/8/2007	(2)
Clear Creek Golf Club Houston, Texas		$423	$1,116	$155	$212	$25	$—	$423	$1,116	$155	$237	$1,931	$(189)	In 1987	1/11/2007	(2)
Northstar-at-Tahoe Resort Lake Tahoe, California	(1)	$60,790	$—	$8,534	$20,430	$5,947	$—	$62,600	$—	$11,543	$21,558	$95,701	$(6,438)	In 1972	1/19/2007	(2)
Sierra-at-Tahoe Resort South Lake Tahoe, California	(1)	$19,875	$800	$8,574	$13,484	$—	$—	$19,875	$800	$8,574	$13,484	$42,733	$(4,047)	In 1968	1/19/2007	(2)
Loon Mountain Resort Lincoln, New Hampshire	(1)	$9,226	$346	$4,673	$4,555	$5,152	$—	$11,523	$346	$4,673	$7,410	$23,952	$(1,752)	In 1966	1/19/2007	(2)
Summit-at-Snowqualmie Resort Snoqualmie Pass, Washington	(1)	$20,122	$792	$8,802	$7,626	$136	$—	$20,258	$792	$8,802	$7,626	$37,478	$(3,075)	In 1945	1/19/2007	(2)
White Water Bay Oklahoma City, Oklahoma	(1)	$10,720	$—	$5,461	$5,523	$—	$—	$10,720	$—	$5,461	$5,523	$21,704	$(766)	In 1981	4/6/2007	(2)
Splashtown Houston, Texas	(1)	$10,817	$—	$1,609	$2,699	$—	$—	$10,817	$—	$1,609	$2,699	$15,125	$(290)	In 1981	4/6/2007	(2)
Water World Concord, California	(1)	$1,733	$7,841	$728	$2,208	$—	$—	$1,733	$7,841	$728	$2,208	$12,510	$(510)	In 1995	4/6/2007	(2)
Elitch Gardens Denver, Colorado	(1)	$93,796	$—	$7,480	$12,866	$—	$—	$93,796	$—	$7,480	$12,866	$114,142	$(1,518)	In 1890	4/6/2007	(2)
Darien Lake Buffalo, New York	(1)	$60,993	$—	$21,967	$31,120	$—	$—	$60,993	$—	$21,967	$31,120	$114,080	$(4,648)	In 1955	4/6/2007	(2)
Frontier City Oklahoma City, Oklahoma	(1)	$7,265	$—	$7,518	$5,156	$—	$—	$7,265	$—	$7,518	$5,156	$19,939	$(699)	In 1958	4/6/2007	(2)
Wild Waves & Enchanted Village Seattle, Washington	(1)	$19,200	$—	$2,837	$15,405	$—	$—	$19,200	$—	$2,837	$15,405	$37,442	$(1,846)	In 1977	4/6/2007	(2)
Magic Springs & Crystal Falls Theme Park Hot Springs, Arkansas		$4,237	$8	$10,409	$6,338	$5,137	$—	$4,381	$8	$10,600	$11,140	$26,129	$(778)	In 1977	4/16/2007	(2)

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—CONTINUED

As of December 31, 2007 (in thousands)

		Initial Costs				Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at Close of Period(3)								Life on which depre- ciation in latest income state- ments is computed
Property/Location	Encumbe- rances	Land & Land Improve- ments	Lease- hold Interest	Buildings	Equip- ment	Improve- ments	Carrying Costs	Land & Land Improve- ments	Leasehold Interest	Buildings	Equip- ment	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired
Manasquan River Club Brick Township, New Jersey		$8,031	$—	$439	$880	$—	$—	$8,031	$—	$439	$880	$9,350	$(113)	In 1970’s	6/8/2007	(2)
Crystal Point Marina Point Pleasant, New Jersey		$5,159	$—	$46	$659	$—	$—	$5,159	$—	$46	$659	$5,864	$(37)	In 1976	6/8/2007	(2)
Mountain High Resort Wrightwood, California		$14,272	$14,022	$7,571	$10,784	$568	$—	$14,281	$14,022	$7,599	$11,317	$47,219	$(2,283)	In 1930’s	6/29/2007	(2)
Holly Creek Marina Celina, Tennessee		$372	$5,257	$465	$949	$—	$—	$372	$5,257	$465	$949	$7,043	$(95)	In 1940’s	8/1/2007	(2)
Eagle Cove Marina Byrdstown, Tennessee		$1,114	$1,718	$1,692	$1,013	$—	$—	$1,114	$1,718	$1,692	$1,013	$5,537	$(98)	In 1940’s	8/1/2007	(2)
Sugarloaf Mountain Resort Carrabassett Valley, Maine		$15,408	$—	$5,658	$7,602	$—	$—	$15,408	$—	$5,658	$7,602	$28,668	$(737)	In 1962	8/7/2007	(2)
Sunday River Resort Newry, Maine		$32,698	$—	$12,256	$10,132	$—	$—	$32,698	$—	$12,256	$10,132	$55,086	$(1,191)	In 1959	8/7/2007	(2)
Great Lakes Marina Muskegon, Michigan		$6,633	$—	$3,079	$727	$—	$—	$6,633	$—	$3,079	$727	$10,439	$(108)	In 1981	8/20/2007	(2)
The Northstar Commercial Village Lake Tahoe, California		$2,354	$—	$33,932	$400	$750	$—	$2,354	$—	$34,682	$400	$37,436	$(229)	In 2005	11/15/2007	(2)
Arrowhead Country Club Glendale, Arizona		$6,358	$—	$9,501	$886	$—	$—	$6,358	$—	$9,501	$886	$16,745	$(98)	In 1980’s	11/30/2007	(2)
Ancala Country Club Scottsdale, Arizona		$6,878	$—	$5,953	$788	$—	$—	$6,878	$—	$5,953	$788	$13,619	$(90)	In 1996	11/30/2007	(2)
Tallgrass Country Club Witchita, Kansas		$2,273	$—	$2,586	$388	$—	$—	$2,273	$—	$2,586	$388	$5,247	$(30)	In 1982	11/30/2007	(2)
Deer Creek Golf Club Overland Park, Kansas		$4,914	$—	$3,353	$379	$—	$—	$4,914	$—	$3,353	$379	$8,646	$(57)	In 1989	11/30/2007	(2)
Arrowhead Golf Club Littleton, Colorad		$11,798	$—	$2,885	$579	$—	$—	$11,798	$—	$2,885	$579	$15,262	$(80)	In 1974	11/30/2007	(2)
Hunt Valley Golf Club Phoenix, Arizona		$16,115	$—	$5,627	$2,276	$—	$—	$16,115	$—	$5,627	$2,276	$24,018	$(114)	In 1970	11/30/2007	(2)
Meadowbrook Golf & Country Club Tulsa, Oklahoma		$8,311	$—	$1,935	$773	$—	$—	$8,311	$—	$1,935	$773	$11,019	$(74)	In 1957	11/30/2007	(2)
Stonecreek Golf Club Phoenix, Arizona		$9,903	$—	$2,915	$788	$—	$—	$9,903	$—	$2,915	$788	$13,606	$(71)	In 1990	11/30/2007	(2)
Painted Desert Golf Club Las Vegas, Nevada		$7,851	$—	$965	$366	$—	$—	$7,851	$—	$965	$366	$9,182	$(66)	In 1987	11/30/2007	(2)

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—CONTINUED

As of December 31, 2007 (in thousands)

		Initial Costs				Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at Close of Period(3)								Life on which depre- ciation in latest income state- ments is computed
Property/Location	Encumbe- rances	Land & Land Improve- ments	Lease- hold Interest	Buildings	Equip- ment	Improve- ments	Carrying Costs	Land & Land Improve- ments	Leasehold Interest	Buildings	Equip- ment	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired
Mission Hills Country Club Northbrook, Illinios		$1,565	$—	$2,772	$312	$—	$—	$1,565	$—	$2,772	$312	$4,649	$(25)	In 1975	11/30/2007	(2)
Eagle Brook Country Club Geneva, Illinios		$8,385	$—	$6,621	$698	$—	$—	$8,385	$—	$6,621	$698	$15,704	$(87)	In 1992	11/30/2007	(2)
Majestic Oaks Golf Club Ham Lake, Minnesota		$11,371	$—	$694	$393	$—	$—	$11,371	$—	$694	$393	$12,458	$(83)	In 1972	11/30/2007	(2)
Ruffled Feathers Golf Club Lemont, Illinios		$8,109	$—	$4,747	$565	$—	$—	$8,109	$—	$4,747	$565	$13,421	$(75)	In 1992	11/30/2007	(2)
Tamarack Golf Club Naperville, Illinios		$5,544	$—	$1,589	$377	$—	$—	$5,544	$—	$1,589	$377	$7,510	$(48)	In 1988	11/30/2007	(2)
Continental Golf Course Scottsdale, Arizona		$5,276	$—	$789	$152	$—	$—	$5,276	$—	$789	$152	$6,217	$(21)	In 1979	11/30/2007	(2)
Desert Lakes Golf Club Bullhead City, Arizona		$1,856	$—	$125	$597	$—	$—	$1,856	$—	$125	$597	$2,578	$(36)	In 1989	11/30/2007	(2)
Tatum Ranch Golf Club Cave Creek, Arizona		$2,674	$—	$3,013	$490	$—	$—	$2,674	$—	$3,013	$490	$6,177	$(43)	In 1987	11/30/2007	(2)
Kokopelli Golf Club Gilbert, Arizona		$7,319	$—	$1,310	$475	$—	$—	$7,319	$—	$1,310	$475	$9,104	$(54)	In 1992	11/30/2007	(2)
Superstition Springs Golf Club Mesa, Arizona		$7,947	$—	$2,129	$592	$—	$—	$7,947	$—	$2,129	$592	$10,668	$(59)	In 1986	11/30/2007	(2)
Foothills Country Club Phoenix, Arizona		$5,493	$—	$3,515	$542	$—	$—	$5,493	$—	$3,515	$542	$9,550	$(60)	In 1987	11/30/2007	(2)
Legend at Arrowhead Golf Resort Glendale, Arizona		$8,067	$—	$1,621	$398	$—	$—	$8,067	$—	$1,621	$398	$10,086	$(52)	In 2001	11/30/2007	(2)
London Bridge Golf Club Lake Havasu, Arizona		$9,250	$—	$1,554	$597	$—	$—	$9,250	$—	$1,554	$597	$11,401	$(86)	In 1960’s	11/30/2007	(2)
Forest Park Golf Course St. Louis, Missouri		$7,699	$2,723	$2,753	$338	$—	$—	$7,699	$2,723	$2,753	$338	$13,513	$(38)	In 1900’s	12/31/2007	(2)
Micke Grove Golf Course Lodi, California		$3,258	$2,608	$766	$221	$—	$—	$3,258	$2,608	$766	$221	$6,853	$(18)	In 1990	12/31/2007	(2)
Mizner Court at Broken Sound Boca Raton, Floria		$37,309	$—	$65,513	$4,134	$—	$—	$37,309	$—	$65,513	$4,134	$106,956	$(162)	In 1987	12/31/2007	(2)

		$843,017	$122,906	$414,825	$264,187	$30,215	$—	$849,755	$122,906	$423,735	$278,754	$1,675,150	$(72,089)

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—CONTINUED

As of December 31, 2007 (in thousands)

Transactions in real estate and accumulated depreciation as of 2007 are as follows:

Balance at January 1, 2004	$—	Balance at January 1, 2004	$—
2004 Acquisitions	—	2004 depreciation	—

Balance at December 31, 2004	—	Balance at December 31, 2004	—
2005 Acquisitions	20,970	2005 depreciation	17

Balance at December 31, 2005	20,970	Balance at December 31, 2005	17
2006 Acquisitions	452,261	2006 depreciation	8,322

Balance at December 31, 2006	473,231	Balance at December 31, 2006	8,339
2007 Acquisitions	1,201,919	2007 depreciation	63,750

Balance at December 31, 2007	$1,675,150	Balance at December 31, 2007	$72,089

FOOTNOTES:

(1)	The property is encumbered at December 31, 2007.

(2)	Buildings and improvements are depreciated over 39 years. Leasehold improvements and equipment are depreciation over their estimated useful lives.

(3)	The aggregate cost for federal income tax purposes is $1.7 billion.

CNL INCOME PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

December 31, 2007 (in thousands)

Description	Interest Rate	Final Maturity Date	Periodic Payment Term	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages		Principal Amount of Loans Subject to Delinquent Principal or Interest
Plaza Partners, LLC (hotel conversion)(1)	19.0% annually	2/28/2007	Monthly interest only payments	n/a	$16,800	$18,527		$16,800

Shorefox Development, LLC (lifestyle community development)(2)	13.5% annually	3/10/2009	Monthly interest only payments	n/a	$40,000	$43,134		$—

Marinas International (four marina properties)(3)	10.25% annually	12/21/2021	Monthly interest only payments	n/a	$39,151	$41,404		$—

Booth Creek Resort Properties LLC (two ski properties & one parcel of land)(4)	15.0% Annually	1/19/2010	Monthly interest only payments	n/a	$12,000	$13,021		$—

Total					$107,951	$116,086	(5)	$16,800

FOOTNOTES:

(1)	Pursuant to the loan agreement dated February 28, 2006, the loan had an annual fixed interest rate of 15.0% with monthly interest payments of 8.75% and the remaining 6.25% becoming due and payable upon the loan’s maturity. On January 1, 2007, the borrower failed to meet certain requirements and the interest rate was raised to 19.0%, retroactively to inception of the loan, with the monthly interest payments remaining the same. On February 28, 2007, the loan matured, however, the borrower was unable to repay the loan.

(2)	The loan requires interest payments based on an annual interest rate of 9.5% paid monthly with the remaining 4.0% becoming due and payable upon the loan’s maturity. The term of the loan may be extended by the borrower up to 12 months. In January 2008, the borrower under this loan stopped making interest payments.

(3)	The notes require monthly interest only payments for the first three years based on an annual percentage rate of 9.0% and aggregate monthly principal and interest payments of $352,252 thereafter. The loans may be prepaid anytime after the fourth year. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, Marinas International is expected to pay the holder of each loan an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 10.25% rather than 9.0%.

(4)	The loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0% and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

(5)	The aggregate cost for federal income tax purposes is $103.5 million.

	2007	2006
Balance at beginning of period	$106,356	$—
New mortgage loans	22,000	103,951
Collection of principal	—	(3,000)
Foreclosed and converted to real estate	(15,000)	—
Accrued and deferred interest	3,032	2,715
Acquisition fees allocated, net	(353)	2,982
Loan origination fees, net	51	(292)

	$116,086	$106,356

INDEX TO OTHER FINANCIAL STATEMENTS

The Company is required to file the following separate audited financial statements of its unconsolidated subsidiaries, which are filed as part of the Prospectus:
Page
CNL Village Retail Partnership, LP and Subsidiaries
Report of Independent Registered Certified Public Accounting Firm	F-56
Consolidated Balance Sheets at December 31, 2007 and 2006	F-57
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005	F-58
Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2007, 2006 and 2005	F-59
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-60
Notes to Consolidated Financial Statements	F-62
CNL Dallas Market Center, LP and Subsidiaries
Report of Independent Registered Certified Public Accounting Firm	F-71
Consolidated Balance Sheets at December 31, 2007 and 2006	F-72
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005	F-73
Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2007, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005	F-74
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005	F-75
Notes to Consolidated Financial Statements	F-76
CNL Income GW Partnership, LLLP and Subsidiaries
Report of Independent Registered Certified Public Accounting Firm	F-85
Consolidated Balance Sheets at December 31, 2007 and 2006	F-86
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and the period from October 11, 2005 (inception) through December 31, 2005	F-87
Consolidated Statements of Partners’ Capital for the years ended December 31, 2007, 2006 and the period from October 11, 2005 (inception) through December 31, 2005	F-88
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and the period from October 11, 2005 (inception) through December 31, 2005	F-89
Notes to Consolidated Financial Statements	F-91

The following financial information is filed as part of the Prospectus as a result of the Company acquiring an interest in two waterpark resorts: Great Wolf Lodge in Wisconsin Dells, Wisconsin and Great Wolf Lodge in Sandusky, Ohio. For information regarding this investment and the leases into which the Company has entered, see the “Business—Joint Venture Arrangements” section of the Prospectus.

The following financial information is filed as a part of the Prospectus as a result of the Company’s pending acquisition of seven Six Flags Inc. theme park properties from PARC Management, LLC. For information regarding this investment and the leases into which the Company has entered, see the “Business—Attractions.”

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s completed acquisition of the 22 fee properties and three leasehold interests and pending acquisition of the three leasehold interests from American Golf Corporation. For information regarding this investment and the leases into which the Company has entered, see the “Business – Golf Courses” section of the Prospectus.

CNL Village Retail

Partnership, LP and Subsidiaries

Consolidated Financial Statements

December 31, 2007 and 2006

CNL Village Retail Partnership, LP and Subsidiaries

Index

December 31, 2007 and 2006

Report of Independent Registered Certified Public Accounting Firm

To the Partners of

CNL Village Retail Partnership, LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of CNL Village Retail Partnership, LP and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 17, 2008

Orlando, Florida

CNL Village Retail Partnership, LP and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Property and equipment, net	$71,928,661	$74,989,698
Lease costs, net	1,162,288	1,550,958
Intangible lease assets, net	446,692	580,035
Cash	1,246,683	1,831,917
Restricted cash	494,958	388,839
Rent receivable, net of allowance for doubtful accounts of $1,349,736 and $292,682	971,022	696,670
Prepaid expenses and other assets	129,749	159,465
Loan costs, net	443,951	504,148
Accrued rent	2,063,068	1,726,189

Total assets	$78,887,072	$82,427,919

Liabilities and Partners’ Capital
Mortgage payable	$43,780,425	$44,706,618
Intangible lease liabilities, net	854,928	1,168,563
Accounts payable and accrued expenses	2,721,461	1,976,026
Deferred rent liability	283,240	318,468
Security deposits	248,562	265,412
Unearned percentage rent	5,375	208,095
Due to affiliates	224,559	49,312
Distributions payable	831,257	1,185,136

Total liabilities	48,949,807	49,877,630
Partners’ capital	29,937,265	32,550,289

Total liabilities and partners’ capital	$78,887,072	$82,427,919

The accompanying notes are an integral part of these consolidated financial statements.

CNL Village Retail Partnership, LP and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Revenues:
Rental income	$6,395,590	$6,603,583	$6,828,445
Tenant expense reimbursement	4,015,186	3,682,101	3,609,800
Percentage rental income	1,114,489	1,265,192	939,820

Total revenues	11,525,265	11,550,876	11,378,065

Costs and expenses:
Property operating expenses	4,422,650	4,267,422	3,916,245
Depreciation	3,282,815	3,427,900	3,499,308
Amortization of lease costs	362,007	512,823	666,435
Bad debt expense	1,394,572	751,421	338,402
General, administrative and other expense	341,340	399,502	306,172

Total costs and expenses	9,803,384	9,359,068	8,726,562

Operating income	1,721,881	2,191,808	2,651,503
Interest and other income	185,714	541,560	27,562
Interest and loan cost amortization	(2,602,233)	(2,654,959)	(2,701,941)

Net income (loss)	$(694,638)	$78,409	$(22,876)

The accompanying notes are an integral part of these consolidated financial statements.

CNL Village Retail Partnership, LP and Subsidiaries

Consolidated Statements of Changes in Partners’ Capital

Years Ended December 31, 2007, 2006 and 2005

	General Partner	CNL LP	Intrawest	Total
Balance, December 31, 2004	$3,796	$30,377,022	$7,347,799	$37,728,617
Partner contributions	77	615,292	153,842	769,211
Distributions	(345)	(2,760,079)	(715,674)	(3,476,098)
Net income (loss)	442	3,533,228	(3,556,546)	(22,876)

Balance, December 31, 2005	3,970	31,765,463	3,229,421	34,998,854
Partner contributions	—	—	371,043	371,043
Distributions	(362)	(2,897,655)	—	(2,898,017)
Net income (loss)	403	3,219,645	(3,141,639)	78,409

Balance, December 31, 2006	4,011	32,087,453	458,825	32,550,289
Partner contributions	12	91,988	53,000	145,000
Distributions	(258)	(2,063,128)	—	(2,063,386)
Net loss	(70)	(557,851)	(136,717)	(694,638)

Balance, December 31, 2007	$3,695	$29,558,462	$375,108	$29,937,265

The accompanying notes are an integral part of these consolidated financial statements.

CNL Village Retail Partnership, LP and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$(694,638)	$78,409	$(22,876)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	3,282,815	3,427,900	3,499,308
Amortization of lease costs	362,007	512,823	666,435
Amortization of loan costs	60,197	61,043	36,777
Amortization of intangible lease assets	81,200	100,911	137,828
Accretion of intangible lease liabilities	(256,778)	(304,293)	(371,395)
Bad debt expense	1,394,572	751,421	338,402
Gain from write-off of intangible liabilities	(56,857)	(422,691)	(42,419)
Loss from write-off of intangible assets	78,806	98,448	32,118
Changes in assets and liabilities:
Rent receivable	(1,668,924)	(740,466)	(992,028)
Prepaid expenses and other assets	29,716	(91,155)	199,443
Accrued rent	(336,879)	(589,761)	(1,004,220)
Accounts payable and accrued expenses	745,435	938,448	628,062
Due to affiliates	175,247	(240,921)	250,872
Deferred rent liability	(35,228)	291,042	27,426
Security deposits	(16,850)	(39,050)	(4,750)
Unearned percentage rent	(202,720)	(5,745)	213,840

Net cash provided by operating activities	2,941,121	3,826,363	3,592,823

Cash flows from investing activities
(Additions) adjustments to property and equipment	(221,778)	137,749	(118,746)
Decrease (increase) in restricted cash	(106,119)	28,535	(417,374)

Net cash provided by (used in) investing activities	(327,897)	166,284	(536,120)

The accompanying notes are an integral part of these consolidated financial statements.

CNL Village Retail Partnership, LP and Subsidiaries

Consolidated Statements of Cash Flows—Continued

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from financing activities
Loan costs	$—	$—	$(601,967)
Proceeds from mortgage loan	—	—	46,000,000
Repayment of mortgage loan to affiliates	—	—	(45,000,000)
Principal payments on debt	(926,193)	(874,559)	(418,823)
Capital contributions from partners	145,000	371,043	769,211
Distributions to partners	(2,417,265)	(2,298,390)	(3,173,948)

Net cash used in fnancing activities	(3,198,458)	(2,801,906)	(2,425,527)

Net increase (decrease) in cash	(585,234)	1,190,741	631,176
Cash
Beginning of period	1,831,917	641,176	10,000

End of period	$1,246,683	$1,831,917	$641,176

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,546,474	$2,598,109	$2,446,754

Supplemental schedule of noncash financing activities
Distributions declared but not paid to partners	$831,257	$1,185,136	$585,508

The accompanying notes are an integral part of these consolidated financial statements.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

1. Business

Organization

CNL Village Retail Partnership, LP (the “Partnership”) is a Delaware limited partnership whose partners are CNL Village Retail GP, LLC (the “General Partner”), CNL Income Partners, LP (the “CNL LP”) and Intrawest Corp (“Intrawest”). Intrawest and CNL LP are collectively referred to as the “Limited Partners”. The General Partner and the CNL LP are wholly-owned subsidiaries of CNL Income Properties, Inc. (the “REIT”). Certain major decisions as defined in the partnership agreement (the “Agreement”) require the approval of the General Partner and Limited Partners.

The General Partner and Limited Partners hold the following percentage interests:

Partner	Percentage Interest
General Partner	00.01%
CNL LP	79.99%
Intrawest	20.00%

The Partnership was formed on October 1, 2004 and on December 16, 2006 acquired certain retail and commercial real estate from Intrawest at five resort villages in the United States: the Village at Copper Mountain, Colorado; the Village at Mammoth Mountain, California; the Village at Baytowne Wharf, Florida; the Village at Snowhoe Mountain, West Virginia; and the Village of Stratton, Vermont (collectively, the “Properties”).

Intrawest was required to make a one time special capital contribution of $371,043 to provide the REIT with a minimum required annual distribution for calendar year 2006 in accordance with the terms of the Agreement. For the year ended December 31, 2007, the General Partner, CNL LP and Intrawest made aggregate contributions of $145,000 to the Partnership in accordance with their respective percentage interests.

In accordance with the Agreement, net cash flow is distributed to the partners based on the hypothetical net cash flow as defined in the Agreement. The computation of hypothetical net cash flow encompasses the total cash flows to the partners from the Partnership, from US Canadian Property Trust Alpha (the “Trust”), which holds two Canadian Properties also acquired from Intrawest and is affiliated with the Partnership through common ownership, and CNL Income Canada Lessee Corporation (the “Canadian Lessee”), which holds the leases on the two Canadian Properties and is affiliated with the Partnership through common ownership. Additionally, per the Agreement, the partners’ total capital contributed is used in computing preferred distributions of net cash flows and includes capital and loans provided to the Partnership, the Trust and the Canadian Lessee.

Net cash flow, as defined in the Agreement, is to be distributed quarterly to the Partners in accordance with the following order of priority: (i) first, to the General Partner and CNL LP to pay the CNL first tier preferred distribution, as defined in the Agreement; (ii) second, to Intrawest to pay the Intrawest first tier preferred distribution, as defined in the Agreement; (iii) third to Intrawest until Intrawest has received aggregate distributions equal to the lesser of a) Intrawest excess credit support or b) the aggregate amount of rents paid pursuant to Intrawest interim leases as of such time, both as defined in the Agreement; (iv) fourth, 65% among the General Partner and CNL LP and 35% to Intrawest until the General Partner and CNL LP distributions equal their second tier preferred return, as defined in the Agreement and (vi) thereafter, 43.75% among the partners in accordance with their percentage interests and 56.25% to the holders of the promote interest, as defined in the Agreement. As of December 31, 2007, 2006 and 2005, the Partnership has net cash flow distributions payable totaling $831,257, $1,185,136 and $585,508, respectively.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

Capital proceeds, including capital proceeds distributed to the partners in winding up the Partnership, are allocated in the same manner as net cash flow with the exception that the first tier preferred distribution for CNL LP and Intrawest are set at a different rate per the Agreement.

Net income or loss is allocated between the partners based on the hypothetical liquidation at book value method (“HLBV”). Under the HLBV method, net income or loss is allocated between the partners based on the difference between each partners’ claim on the net assets of the partnership at the end and beginning of the period. Each partner’s share of the net assets of the Partnership is calculated as the amount that the Partner would receive if the Partnership were to liquidate all of its assets at net book value and distribute the resulting cash to creditors and partners in accordance with their respective priorities.

2. Summary of Significant Accounting Policies

A summary of significant accounting principles and practices used in the preparation of the consolidated financial statements follows:

Basis of Financial Statement Presentation

The Partnership prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of consolidated financial statements and report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements of the Partnership include the accounts of CNL Village Retail Partnership, LP and its wholly owned subsidiaries (“Subsidiaries”). All significant inter-partnership balances and transactions have been eliminated in consolidation.

Purchase Price Allocation

In determining the allocation of the purchase price of the Properties, the Partnership followed Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141, and allocated the value of real estate acquired among the building and tenant improvements and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in place leases. Purchase price allocations and the determination of useful lives are based on management’s estimates and studies commissioned from independent real estate appraisal firms. No value was assigned to the tenant relationships as the Properties are too new and management cannot determine whether a certain tenant will renew their lease at the end of the term. No value was assigned to the land because it is owned by the condominium association.

Purchase price allocations to building were based on management’s determination of the relative fair values of these assets assuming the property is vacant, similar to those used by independent appraisers. Purchase price allocations to tenant improvements were estimated using replacement cost less economic depreciation. Purchase price allocations to above market and below market leases are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable terms of the respective leases.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

Purchase price allocations to in place leases are based on the present value of the estimated avoided costs determined based on estimates of rent loss and an estimate of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs.

Lease Costs

Lease costs are comprised of in place lease values and are amortized to expense over the remaining non-cancelable periods of the respective leases. Such amortization amounted to $362,007, $512,823 and $666,435 during the years ended December 31, 2007, 2006 and 2005, respectively. If a lease is terminated prior to its stated expiration and leasehold improvements no longer are deemed to have any value for future tenants, all unamortized amounts relating to that lease are written off.

Intangible Lease Assets and Liabilities

Intangible lease assets are comprised of above market lease values and are amortized as a reduction to rental income over the remaining non-cancelable terms of the respective leases. Amortization related to above market lease values decreased rental income by $81,200, $100,911 and $137,828 during the years ended December 31, 2007, 2006 and 2005, respectively.

Intangible lease liabilities are comprised of below market lease values and are accreted as an increase to rental income over the non-cancelable periods of the respective leases including an assumption that renewals will be exercised by tenants for whom lease rates do not adjust upon renewal. Accretion amounted to a rental income increase of $256,778, $304,293 and $371,395 during the years ended December 31, 2007, 2006 and 2005, respectively.

If a lease is terminated prior to its stated expiration, all unamortized amounts relating to intangible lease assets and liabilities are written off. During the years ended December 31, 2007, 2006 and 2005, intangible lease assets of $52,142, $11,397 and $733, respectively, and intangible lease liabilities of $56,857, $422,691 and $42,419, respectively, were written off as a result of early lease terminations.

Property and Equipment, net

Property and equipment is stated at cost and includes buildings and tenant improvements. Buildings and improvements and furniture, fixtures and equipment are depreciated on the straight – line method ranging from 39 to 5 years. Tenant improvements are depreciated on the straight – line method over the shorter of the lease term or the estimated useful life.

Revenue Recognition

The Partnership records rental revenue on the straight-line basis over the terms of the respective leases. Percentage rent that is due based upon tenant performance levels such as gross revenues will be recorded when the underlying threshold has been reached.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

Loan Costs

Loan costs incurred in connection with securing financing have been capitalized and are being amortized over the terms of the loans using the straight-line method, which approximates the effective interest method. For the years ended December 31, 2007, 2006 and 2005, amortization of loan cost was $60,197, $61,043 and $36,776, respectively.

Income Taxes

The Partnership is not subject to federal income taxes. As a result, the earnings or losses for federal income tax purposes are included in the tax returns of the individual partners. Net income or loss for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable loss allocation requirements under the Agreement.

Lease Accounting

The Partnership’s leases are accounted for under the provisions of Statement of Accounting Standard No. 13, “Accounting for Leases,” and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant in order to determine the classification of the lease.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks. Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. The Partners believe the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

The Partnership maintains security deposits from tenants in restricted cash accounts. Certain other amounts of cash are restricted to fund capital expenditures at the Partnership’s properties and have been included in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Partnership’s long-lived assets are tested for impairment annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Partnership assesses impairment by comparing the carrying value of long-lived assets to future estimated undiscounted operating cash flows expected to be generated over the life of the assets and from its eventual disposition. In the event the carrying amount exceeds the estimated future undiscounted cash flows, the Partnership would recognize an impairment loss to adjust the carrying amount of the asset to the estimated fair value. For the years ended December 31, 2007, 2006 and 2005, the Partnership recorded no impairments.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

Allowance for Doubtful Accounts

The Partnership maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rent payments. Estimates are based on historical write-off experience and circumstances related to specific tenant performance. The allowance for doubtful accounts is reviewed monthly and past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

3. Property and Equipment, net

All of the Partnership’s property and equipment are held for lease to third-party tenants and related tenants which are affiliates of Intrawest. Property and equipment, net consists of the following at December 31, 2007 and 2006:

	2007	2006
Buildings	$71,193,672	$71,158,605
Equipment	70,000	—
Tenant Improvements	10,959,747	10,904,283

	82,223,419	82,062,888
Less: Accumulated depreciation	(10,294,758)	(7,073,190)

	$71,928,661	$74,989,698

4. Lease Cost and Intangible Lease Assets and Liabilities

Lease cost, net and intangible lease assets and liabilities, net consist of the following at December 31, 2007:

	Lease Costs	Intangible Lease Asset	Intangible Lease Liability
Balance	$2,559,314	$716,721	$1,642,735
Accumulated amortization or accretion	(1,397,026)	(270,029)	(787,807)

	$1,162,288	$446,692	$854,928

Lease cost, net and intangible lease assets and liabilities, net consist of the following at December 31, 2006:

	Lease Costs	Intangible Lease Asset	Intangible Lease Liability
Balance	$2,677,819	$807,512	$1,772,065
Accumulated amortization or accretion	(1,126,861)	(227,477)	(603,502)

	$1,550,958	$580,035	$1,168,563

During the years ended December 31, 2007, 2006 and 2005, the Partnership recorded amortization expense including amounts recorded as increases or reductions in rental income of $443,207, $613,734 and 804,263, respectively, from intangible assets and accretion of $256,778, $304,293 and 371,395, respectively, from intangible liabilities.

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

The anticipated amortization of intangible assets over each of the next five years and beyond is as follows:

	Lease Costs	Intangible Lease Asset	Intangible Lease Liability
2008	$185,234	$54,868	$195,917
2009	109,049	48,000	105,474
2010	101,606	48,000	98,162
2011	103,166	48,794	99,588
2012	76,331	40,106	76,976
Thereafter	586,902	206,924	278,811

	$1,162,288	$446,692	$854,928

5. Mortgage Payable

In connection with the acquisition of the Properties on December 16, 2004, the Partnership obtained a $45,000,000 mortgage payable from Intrawest (the “Affiliate Loan”). On May 20, 2005, the Affiliate Loan was refinanced with the proceeds of a loan from Sun Life Assurance Company of Canada, which is collateralized by the Partnership’s properties. The new loan has an aggregate principal balance of $46.0 million and bears interest at a fixed rate of 5.75%. Monthly principal and interest payments in the aggregate amount of $289,389 (based on a 25-year amortization) are due through maturity on June 1, 2015. The loan may not be prepaid except through payment of a premium. The Partnership incurred loan costs and fees of $601,967 in connection with the closing of this loan, which are being amortized over the life of the loan. Loan cost amortization during the years ended December 31, 2007, 2006 and 2005 was $60,197, $61,043 and $36,777, respectively.

As of December 31, 2007, scheduled principal payments of the mortgage payable are as follows:

2008	$980,875
2009	1,038,786
2010	1,100,116
2011	1,165,067
2012	1,233,852
Thereafter	38,261,729

$43,780,425

6. Leases

The Partnership assumed the existing leases between tenants and Intrawest (as the prior owner of the Properties). These leases call for base minimum rents and percentage rents based on the tenants’ gross revenues, as well as reimbursement for certain operating expenses of the Properties.

Future minimum rental receipts under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2007 are as follows:

	Third Party	Intrawest	Total
2008	$2,645,483	$2,777,213	$5,422,696
2009	2,142,029	2,814,288	4,956,317
2010	2,075,531	2,877,824	4,953,355
2011	1,993,926	2,931,418	4,925,344
2012	1,339,678	2,859,573	4,199,251
Thereafter	515,323	22,591,644	23,106,967

	$10,711,970	$36,851,960	$47,563,930

CNL Village Retail Partnership, LP and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

The future minimum rental receipts that are classified as Intrawest relate to tenants that are affiliated with Intrawest. Those leases call for base minimum rents and percentage rents base on the tenants gross revenues, as well as reimbursement for certain operating expenses of the Properties. The terms of the lease agreements range from 15 to 20 years with four five-year renewal options.

In addition to lease agreements with tenants that are related to Intrawest, Intrawest has agreed to provide interim support for those spaces that are vacant at the Properties for a period of four years (the “Interim Leases”). Under the Interim Leases, Intrawest will pay the Partnership interim rent at market rates until the spaces are leased to a third party. If the Properties, however, generate certain cash flow as discussed in the overall Agreement, then the interim rents will be returned to Intrawest. Accordingly, payments received by the Partnership under the Interim Leases are not considered earned and are recorded as liabilities. As of December 31, 2007, 2006 and 2005, the Partnership had interim rent payable of $1,745,324, $871,049 and $217,206, respectively, recorded in accounts payable and accrued expenses in the accompanying consolidated balance sheets that will be returned to Intrawest if and when certain thresholds are met. To the extent that rent paid by Intrawest under Interim Leases is utilized as interim support, the amounts are recorded as an adjustment to purchase price, reducing property and equipment.

For the years ended December 31, 2007, 2006 and 2005, base rental income received from Intrawest amounted to approximately $3.9 million, $3.7 million and $3.1 million, respectively, and percentage rental income received from Intrawest amounted to $175,875, $284,828 and $149,350, respectively. As of December 31, 2007 and 2006, rent receivable from Intrawest was zero and $97,858, respectively.

7. Management Agreement

The subsidiaries of the Partnership, under five property management agreements each dated December 16, 2004, have engaged an affiliate of Intrawest to manage the Properties. The management agreements provide for an initial operating term of 20 years and expire on December 31, 2024 and four five-year renewal options, subject to certain termination rights. The Intrawest affiliate will be paid a fee based on a percentage of total revenues of the Properties. During the years ended December 31, 2007, 2006 and 2005, the Partnership paid management fees of $480,645, $470,452 and $442,638, respectively, which are included in property operating expenses in the accompanying consolidated financial statements.

8. Commitments and Contingencies

In connection with the purchase of the resort village property at Copper Mountain, Colorado, the Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event, will the amount exceed $3.75 million.

From time to time the Partnership may be exposed to litigation arising from operations of its business in the ordinary course of business. Management is not aware of any such litigation that it believes will have a material adverse impact on the Partnership’s financial condition or results of operations.

CNL Dallas Market

Center, L.P. and Subsidiaries

Consolidated Financial Statements

December 31, 2007 and 2006

CNL Dallas Market Center, L.P. and Subsidiaries

Index

December 31, 2007 and 2006

Report of Independent Registered Certified Public Accounting Firm

To the Partners of

CNL Dallas Market Center, L.P.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of CNL Dallas Market Center, L.P. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 and the period from February 14, 2005 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 17, 2008

Orlando, Florida

CNL Dallas Market Center, L.P. and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Property and equipment, net	$248,102,880	$252,714,392
In-place lease costs, net	6,485,323	6,724,137
Favorable ground leases, net	4,154,142	4,238,460
Cash	3,147,919	2,986,188
Restricted cash	1,355,783	1,284,606
Due from affiliates	—	231,317
Accrued rent	1,777,105	1,776,833
Prepaid expenses and other assets	40,511	28,762

Total assets	$265,063,663	$269,984,695

Liabilities and Partners’ Capital
Mortgage loans payable	$151,263,236	$153,965,466
Accounts payable and accrued expenses	2,305,080	2,397,731
Distributions payable	2,997,919	2,836,189
Unearned percentage rent	1,242,993	1,353,589

Total liabilities	157,809,228	160,552,975

Partners’ capital	107,254,435	109,431,720

Total liabilities and partners’ capital	$265,063,663	$269,984,695

The accompanying notes are an integral part of these consolidated financial statements.

CNL Dallas Market Center, L.P. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

	2007	2006	2005
Revenues
Rental income from operating leases	$26,531,390	$26,139,314	$20,743,616
Percentage rent	2,984,511	2,736,641	—

Total revenues	29,515,901	28,875,955	20,743,616

Cost and expenses
Depreciation	8,595,411	7,762,833	6,352,478
Ground rent expense	485,576	506,208	372,032
General, administrative and operating	271,875	148,523	15,730
Amortization of lease costs	238,814	238,814	201,477

Total cost and expenses	9,591,676	8,656,378	6,941,717

Operating income	19,924,225	20,219,577	13,801,899
Interest and other income	20,113	15,202	2,634
Interest expense	(9,244,134)	(8,496,346)	(8,073,184)

Net income	$10,700,204	$11,738,433	$5,731,349

The accompanying notes are an integral part of these consolidated financial statements.

CNL Dallas Market Center, L.P. and Subsidiaries

Consolidated Statements of Changes in Partners’ Capital

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

	General Partner	CNL LP	Crow	Total
Formation transactions,
February 14, 2005 (Inception)	$—	$—	$92,104,147	$92,104,147
Acquisition of Crow interest by CNL Partners	921,041	72,762,277	(73,683,318)	—
Additional partner contributions	43,229	3,415,129	864,590	4,322,948
Net income (loss)	83,885	6,626,931	(979,467)	5,731,349
Distributions	(83,885)	(6,626,931)	(1,317,789)	(8,028,605)

Balance, December 31, 2005	964,270	76,177,406	16,988,163	94,129,839
Additional partner contributions	135,471	13,411,587	3,386,764	16,933,822
Net income	119,447	9,436,334	2,182,652	11,738,433
Distributions	(127,897)	(10,103,852)	(3,138,625)	(13,370,374)

Balance, December 31, 2006	1,091,291	88,921,475	19,418,954	109,431,720
Net income	124,697	9,851,063	724,444	10,700,204
Distributions	(128,775)	(10,173,216)	(2,575,498)	(12,877,489)

Balance, December 31, 2007	$1,087,213	$88,599,322	$17,567,900	$107,254,435

The accompanying notes are an integral part of these consolidated financial statements.

CNL Dallas Market Center, L.P. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$10,700,204	$11,738,433	$5,731,349
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,595,411	7,762,833	6,352,478
Amortization of lease costs	238,814	238,814	201,477
Amortization of favorable ground lease	84,318	84,318	67,643
Loss (gain) on sale of asset	632	—	(300)
Changes in assets and liabilities:
Prepaid expenses and other assets	(11,749)	75,967	(104,729)
Due from affiliates	231,317	(154,343)	(76,974)
Accrued rent	(272)	(974,628)	(802,205)
Accounts payable and accrued expenses	57,648	1,133,223	93,781
Unearned percentage rent	(110,596)	(44,495)	1,398,084

Net cash provided by operating activities	19,785,727	19,860,122	12,860,604

Cash flows from investing activities
Acquisition of property and equipment, net	(4,135,580)	(20,337,682)	(6,159,723)
Proceeds from disposal of assets	750	—	—
Increase in restricted cash	(71,177)	(672,486)	(612,120)

Net cash used in investing activities	(4,206,007)	(21,010,168)	(6,771,843)

Cash flows from financing activities
Principal payment on mortgage loans	(2,702,230)	(2,423,403)	(2,223,104)
Capital contributions from partners	—	16,933,822	4,322,948
Distributions to partners	(12,715,759)	(12,995,349)	(5,567,441)

Net cash provided by (used in) financing activities	(15,417,989)	1,515,070	(3,467,597)

Net increase in cash	161,731	365,024	2,621,164
Cash and cash equivalents
Beginning of period	2,986,188	2,621,164	—

End of period	$3,147,919	$2,986,188	$2,621,164

Supplemental disclosure of cash flow information
Cash paid during the year for interest, net of capitalized interest	$9,184,819	$7,728,470	$8,024,684

Supplemental disclosure of noncash investing activities
Value of property, equipment and intangible assets contributed upon formation of the Partnership	$—	$—	$250,716,120

Accrual of capital expenditures	$1,020,428	$1,170,727	$—

Supplemental disclosure of noncash financing activities
Distributions declared but not paid to partners	$2,997,919	$2,836,189	$2,461,164

Assumption of mortgage loan payable in the acquisition of property and equipment	$—	$—	$158,611,973

The accompanying notes are an integral part of these consolidated financial statements.

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

1. Organization

CNL Dallas Market Center, L.P. (the “Partnership”) is a Delaware limited partnership whose partners are CNL Dallas Market Center GP, LLC (the “General Partner”), CNL DMC, LP (the “CNL LP”) and Dallas Market Center Company, Ltd. (“Crow”). Crow and CNL LP are collectively referred to as the “Limited Partners”. The General Partner and the CNL LP are wholly-owned subsidiaries of CNL Income Properties, Inc. and are referred to as the “CNL Partners”. Certain major decisions as defined in the partnership agreement (the “Agreement”) require the approval of the General Partner and Limited Partners.

The Partnership was formed on February 14, 2005 for purposes of owning certain real property located in Dallas, Texas. In a series of formation transactions (referred to as the “Formation Transactions”), Crow transferred its interests in two subsidiary partnerships to the Partnership. The first subsidiary partnership owned the World Trade Center, Dallas Trade Mart and Market Hall buildings as well as leases for the underlying land; limited use rights to the Apparel Mart (which resides on the Dallas Market Center Campus) (collectively referred to at the “World Trade Center” property); and related parking facilities on the property, which had an agreed upon value of approximately $219.9 million. Later, on May 25, 2005, Crow transferred its interest in the second subsidiary partnership, which owned the International Floral and Gift Center (referred to as the “IFGC” property), with an agreed upon value of approximately $30.8 million. With the contributions of the World Trade Center and IFGC, the Partnership assumed approximately $142.3 million and $16.3 million, respectively, in existing debt. In connection with these transfers, the CNL Partners made a series of capital contributions in exchange for their ownership interests, which were immediately distributed to Crow. Additionally, all of the partners paid their share of closing costs in order to complete the transaction.

As a result of the formation transactions, the General Partner and Limited Partners hold the following percentage interests as of December 31, 2007 and 2006:

Partner	Percentage Interest
General Partner	1.00%
CNL LP	79.00%
Crow	20.00%

The World Trade Center consists of 15 floors including the fashion center, showrooms and wholesalers offering gifts and home textiles. The Dallas Trade Mart has five floors encompassing gifts, housewares and lighting. Market Hall is a consumer and tradeshow exhibition hall. The IFGC has two floors and houses permanent showrooms for floral products, holiday decorative products and related accessories. The IFGC serves as the headquarters for the American Floral Industry Association and is home to two annual floral shows, the Holiday and Home Expos. Both properties are leased to an affiliate of Crow under long-term triple-net leases.

The purchase price of the two properties acquired was allocated to assets as follows:

	World Trade Center	IFDC	Total
Property and equipment	$210,459,364	$28,701,907	$239,161,271
Intangible assets, net	9,417,213	2,137,636	11,554,849

Total	$219,876,577	$30,839,543	$250,716,120

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

Net cash flow, as defined in the Agreement, is to be distributed quarterly to the Partners in accordance with the following order of priority: (i) first, to the General Partner and CNL LP to pay the CNL first tier preferred distribution, as defined in the Agreement; (ii) second, to Crow to pay the Crow first tier preferred distribution, as defined in the Agreement; (iii) third to the Partners pro-rata in proportion to their partnership interests until the sum of the aggregate distributions paid equals the second tier preferred distribution, as defined in the agreement; (iv) fourth, 60% to the General Partner and CNL LP and 40% to Crow until the sum of the aggregate distributions paid equals the third tier preferred distribution, as defined in the agreement and; (v) thereafter 50% to the General Partner and CNL LP and 50% to Crow. As of December 31, 2007 and 2006, the Partnership has net cash flow distributions payable totaling approximately $3.0 million and $2.8 million, respectively.

Net income or loss is allocated between the Partners based on the hypothetical liquidation at book value method (HLBV). Under the HLBV method, net income or loss is allocated between the Partners based on the difference between each Partner’s claim on the net assets of the Partnership at the end and beginning of the period. Each Partner’s share of the net assets of the Partnership is calculated as the amount that the Partner would receive if the Partnership were to liquidate all of its assets at net book value and distribute the resulting cash to creditors and partners in accordance with their respective priorities.

Capital proceeds, including capital proceeds distributed to the partners in winding up the Partnership, are allocated in the same manner as net cash flow with the exception that the first tier preferred distribution for CNL LP and Crow are set at a different rate per the Agreement.

During 2005 and 2006, the Partners made pro-rata capital contributions of $21.3 million to develop a lighting center expansion at the Dallas Market Center. As of December 31, 2006, the Partnership completed its funding to the Trade Mart Expansion and the expansion was leased to an affiliate of Crow as of December 31, 2007.

2. Summary of Significant Accounting Policies

A summary of significant accounting principles and practices used in the preparation of the consolidated financial statements follows:

Basis of Financial Statement Presentation

The Partnership prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of consolidated financial statements and report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements of the Partnership include the accounts of CNL Dallas Market Center, LP and its wholly owned subsidiaries (“Subsidiaries”). All significant inter-Partnership balances and transactions have been eliminated in consolidation.

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

Purchase Price Allocation

In determining the allocation of the purchase price of the properties, the Partnership follows Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141, and allocates the value of real estate acquired among the building, tenant improvements and equipment as well as to identified intangible assets consisting of the value of in place leases and favorable ground leases. Purchase price allocations and the determination of useful lives are based on management’s estimates of the respective lives of each asset.

Purchase price allocations to building, tenant improvements and equipment were based on management’s determination of the relative fair values of these assets assuming the property is vacant. Purchase price allocations to favorable ground leases are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in place leases and (ii) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable terms of the respective leases.

Purchase price allocations to in place leases are based on the present value of the estimated avoided costs determined based on estimates of rent loss and an estimate of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs.

Property and Equipment, net

Property and equipment is stated at cost and includes buildings and tenant improvements. Buildings and improvements and furniture, fixtures and equipment are depreciated on the straight – line method ranging from 39 to 5 years. Tenant improvements are depreciated on the straight – line method over the shorter of the lease term or the estimated useful life.

Intangible Assets

Intangible lease assets are comprised of in place lease costs and favorable ground leases and are amortized over the remaining non-cancelable terms of the respective leases including automatic renewal terms. The remaining lives of the ground leases range from 50 to 60 years and the life of the master leases to Crow are 30 years including automatic renewal periods.

Lease Accounting

The Partnership’s leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” and have been accounted for as operating leases. This statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant in order to determine the lease classification.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks. Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks may exceed federally insured

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

levels; however, the Partnership has not experienced any losses in such accounts. The Partners believe the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

The leases require that certain amounts of cash are restricted to fund capital expenditures at the Partnership’s properties and have been included in the accompanying consolidated balance sheets. The reserve accounts are held at CNL Bank, which is an affiliate of the General Partner and CNL LP. As of December 31, 2007 and 2006, approximately $1.4 million and $1.3 million was held in these reserve accounts, respectively.

Revenue Recognition

The Partnership records rental revenue on the straight-line basis over the terms of the leases. Percentage rent that is due contingent upon tenant performance levels such as gross revenues is deferred until the underlying performance thresholds have been reached.

Income Taxes

The Partnership is not subject to federal income taxes. As a result, the earnings or losses for federal income tax purposes are included in the tax returns of the individual partners. Net income or loss for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable loss allocation requirements under the Agreement.

Fair Value of Financial Instruments

The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates carrying value because of the liquid nature of the assets and short maturities of the obligations. The Partnership believes the fair value of its long-term debt was approximately $150.0 million and $152.5 million as of December 31, 2007 and 2006, respectively, based on the rates it believes it could obtain for similar borrowings.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Partnership’s long-lived assets are tested for impairment annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Partnership assesses impairment by comparing the carrying value of long-lived assets to future estimated undiscounted operating cash flows expected to be generated over the life of the assets and from its eventual disposition. In the event the carrying amount exceeds the estimated future undiscounted cash flows, the Partnership would recognize an impairment loss to adjust the carrying amount of the asset to the estimated fair value. For the year ended December 31, 2007, the Partnership recorded no impairments.

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

3. Property and Equipment, net

Property and equipment, net consists of the following:

	December 31,
	2007	2006
Building and improvements	$260,817,732	$259,431,433
Leasehold improvements	1,389,816	624,094
Land improvements	490,854	432,511
Equipment	8,114,607	6,341,665

	270,813,009	266,829,703
Less: Accumulated depreciation	(22,710,129)	(14,115,311)

	$248,102,880	$252,714,392

On October 12, 2005, the Partnership entered into a memorandum of understanding and an agreement to develop an approximately 500,000 square foot lighting center expansion (160,000 leasable square feet) at the Trade Mart Property (the “Trade Mart Expansion”). The total construction costs were approximately $21.3 million. For the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, the Partnership capitalized interest costs of zero, $908,195 and 48,500, respectively, relating to the construction of the Trade Mart Expansion.

4. In Place Lease Costs and Favorable Ground Leases

In place lease costs, net and favorable ground leases, net consists of the following:

	In Place Lease Cost December 31,		Favorable Ground Leases December 31,
	2007	2006	2007	2006
Balance	$7,164,428	$7,164,428	$4,390,421	$4,390,421
Accumulated amortization	(679,105)	(440,291)	(236,279)	(151,961)

	$6,485,323	$6,724,137	$4,154,142	$4,238,460

The anticipated amortization of intangible assets over each of the next five years and beyond is as follows:

	In Place Lease Costs	Favorable Ground Leases
2008	$238,814	$84,318
2009	238,814	84,318
2010	238,814	84,318
2011	238,814	84,318
2012	238,814	84,318
Thereafter	5,291,253	3,732,552

	$6,485,323	$4,154,142

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

Amortization of the favorable ground lease asset is recorded as an increase in ground lease expense in the accompanying consolidated statements of operations. The Partnership recorded total amortization expense of $323,132 for each year ended December 31, 2007 and 2006 and $269,120 for the period ended December 31, 2005.

5. Mortgage Loans Payable

In connection with the acquisition of the World Trade Center on February 14, 2005, the Partnership became obligated for approximately $142.3 million in existing debt collateralized by the World Trade Center property. On May 25, 2005, in connection with the acquisition of the IFGC, the Partnership became obligated for approximately $16.3 million in existing debt collateralized by the IFGC property. Mortgage notes payable consist of the following:

	Monthly Payment (Principal and Interest)	Interest Rate	Maturity Date	Balance as of December 31,
Property				2007	2006
World Trade Center	$889,145	6.037%	September 2014	$136,117,875	$138,380,723
IFGC	110,663	5.450%	September 2012	15,145,361	15,584,743

				$151,263,236	$153,965,466

Future scheduled principal payments of the mortgage loans are as follows:

2008	$2,882,843
2009	3,087,399
2010	3,278,426
2011	3,481,290
2012	3,672,729
Thereafter	134,860,549

$151,263,236

6. Master Leases

On February 14, 2005, in connection with the acquisition of the World Trade Center property, the Partnership entered into a triple-net lease agreement with Dallas Market Center Operating, L.P. a subsidiary of the existing management company, Market Center Management Company, Ltd. (“MCMC”). MCMC is an affiliate of Crow Holdings. On May 25, 2005, in connection with the acquisition of the IFGC property, the Partnership entered into a lease agreement with IFDC Operating, L.P., also a subsidiary of MCMC. The leases have an initial term of five-years with five automatic five-year renewal periods. Both leases call for the payment of monthly base rental payments and percentage rent to the extent that the annual percentage rent calculation exceeds annual base rent. Percentage rent is calculated as a set percentage of total gross sublease rental revenues as defined in the lease agreements. The amount of annual base rent automatically escalates in accordance with the provisions of the lease agreements. The leases require the tenant to pay property taxes on behalf of the Partnership. For the years ended December 31, 2007 and 2006, the tenant paid property taxes of $3,411,770 and $3,488,438, respectively, on behalf of the Partnership. No property taxes were due on behalf of the Partnership during the year ended December 31, 2005.

CNL Dallas Market Center, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and the Period from February 14, 2005

(Inception) through December 31, 2005

For the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, base rental income under the leases amounted to approximately $26.5 million, $26.1 million and $20.7 million, respectively, including $272, $974,628 and $802,205, respectively, from the effect of straight-lining rent in accordance with GAAP. As of December 31, 2006, the construction on the Trade Mart Expansion was completed which resulted in an increase in base rent of the Trade Mart Property.

Future minimum rental receipts under non-cancelable operating leases having remaining terms in excess of one year of December 31, 2007 are as follows:

	World Trade Center	IFDC	Total
2008	$23,596,643	$3,025,983	$26,622,626
2009	23,601,693	3,028,767	26,630,460
2010	23,602,109	3,029,000	26,631,109
2011	23,602,109	3,029,000	26,631,109
2012	23,602,109	3,029,000	26,631,109
Thereafter	521,858,753	66,980,565	588,839,318

	$639,863,416	$82,122,315	$721,985,731

7. Ground Leases

The Partnership makes monthly lease payments under nine ground leases, two of which have annual rent increases and all of the ground leases are with affiliates of Crow. For the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, the Partnership incurred a total of $485,576, $506,208 and $372,032, respectively, for rent expenses under the ground leases which includes the effect of GAAP straight-lining adjustments of $104,190, $206,276 and zero and the amortization of above market lease of $84,318, $84,318 and $67,642, respectively. Each of the ground leases expire between the years 2055 and 2066. Upon termination of the ground leases, all buildings and improvements become the property of the lessors under the ground leases. The non-cancelable future minimum lease payments under the ground leases are as follows:

2008	$297,252
2009	299,666
2010	302,129
2011	304,642
2012	307,204
Thereafter	20,525,132

$22,036,025

Accrued rental expense of $310,466 and $206,276 is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets as of December 31, 2007 and 2006, respectively.

8. Commitments and Contingencies

From time to time the Partnership may be exposed to litigation arising from operations of its business in the ordinary course of business. Management is not aware of any such litigation that it believes will have a material adverse impact on the Partnership’s financial condition or results of operations.

CNL Income GW

Partnership, LLLP and

Subsidiaries

Consolidated Financial Statements

December 31, 2007 and 2006

CNL Income GW Partnership, LLLP and Subsidiaries

Index

December 31, 2007 and 2006

Report of Independent Registered Certified Public Accounting Firm

To the Partners of

CNL Income GW Partnership, LLLP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of CNL Income GW Partnership, LLLP and its subsidiaries at December 31, 2007 and 2006 and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 and the period from October 11, 2005 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 17, 2008

Orlando, Florida

CNL Income GW Partnership, LLLP and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and 2006

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,687,430	$1,286,529
Restricted cash	1,965,757	1,508,379
Accounts receivable	1,203,424	1,508,027
Prepaid expenses and other current assets	1,330,131	1,198,423
Distribution refundable from partners	—	1,225,508

	6,186,742	6,726,866

Loan costs	542,523	613,766
Property and equipment, net	104,921,296	110,316,524
Other intangible assets, net	368,205	523,238

Total assets	$112,018,766	$118,180,394

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued expenses	$6,827,095	$6,189,161
Due to affiliates	63,807	608,336
Advanced deposits	1,068,049	1,006,423

	7,958,951	7,803,920

Mortgage loan payable	63,000,000	63,000,000

Total liabilities	70,958,951	70,803,920

Partners’ capital	41,059,815	47,376,474

Total liabilities and partners’ capital	$112,018,766	$118,180,394

The accompanying notes are an integral part of these consolidated financial statements.

CNL Income GW Partnership, LLLP and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2007 and 2006 and the Period from October 11, 2005 (Inception) through December 31, 2005

	Year Ended December 31
	2007	2006	2005
Revenues
Rooms	$24,016,962	$26,175,125	$4,107,205
Food and beverage	5,726,252	5,975,545	1,170,234
Other operating departments	4,854,177	5,277,074	1,272,143

	34,597,391	37,427,744	6,549,582

Cost of sales and other expenses
Rooms	3,936,089	4,371,340	907,961
Food and beverage	5,042,643	5,222,952	1,239,699
Other operating departments	5,505,790	5,152,542	1,002,120
Property operations and maintenance	6,462,936	5,670,212	1,787,693
Management fees	1,037,922	1,122,832	196,427
Franchise and licensing fees	1,037,922	1,122,832	196,427
General and administrative	3,921,479	4,316,700	593,336
Sales and marketing	3,254,141	3,663,104	676,239
Depreciation and amortization	7,111,968	6,406,516	1,039,157

	37,310,890	37,049,030	7,639,059

Operating income (loss)	(2,713,499)	378,714	(1,089,477)

Interest and other income	101,683	60,703	60,058
Interest expense and loan cost amortization	(3,954,843)	(3,112,914)	—

Net loss	$(6,566,659)	$(2,673,497)	$(1,029,419)

The accompanying notes are an integral part of these consolidated financial statements.

CNL Income GW Partnership, LLLP and Subsidiaries

Consolidated Statements of Partners’ Capital

Years Ended December 31, 2007 and 2006 and the Period from October 11, 2005 (Inception) through December 31, 2005

	General Partner	CNL LP	GW	Total
Formation transactions, October 11, 2005 (inception)	$—	$—	$113,311,324	$113,311,324
Acquisition of GW interest by CNL Partners	11,331	79,306,597	(79,317,928)	—
Additional partner contributions	168	1,175,832	504,000	1,680,000
Distributions	(283)	(1,981,162)	(380,473)	(2,361,918)
Net loss	(56)	(392,435)	(636,928)	(1,029,419)

Balance, December 31, 2005	11,160	78,108,832	33,479,995	111,599,987
Capital contributions	120	837,497	358,979	1,196,596
Distribution of loan proceeds	(6,244)	(43,696,070)	(18,734,656)	(62,436,970)
Distribution of operating cash flows	(44)	(309,598)	—	(309,642)
Net loss	(255)	(1,781,866)	(891,376)	(2,673,497)

Balance, December 31, 2006	4,737	33,158,795	14,212,942	47,376,474
Capital contributions	—	—	250,000	250,000
Net loss	(653)	(4,552,399)	(2,013,607)	(6,566,659)

Balance, December 31, 2007	$4,084	$28,606,396	$12,449,335	$41,059,815

The accompanying notes are an integral part of these consolidated financial statements.

CNL Income GW Partnership, LLLP and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006 and the Period from October 11, 2005 (Inception) through December 31, 2005

	2007	2006	2005
Cash Flows from operating activities
Net loss	$(6,566,659)	$(2,673,497)	$(1,029,419)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	7,111,968	6,406,516	1,039,157
Loan cost amortization	71,243	115,386	—
Changes in assets and liabilities, net of business acquired
Accounts receivable	304,603	(417,806)	(1,090,221)
Prepaid expenses and other current assets	(131,708)	33,581	(277,691)
Accounts payable and accrued expenses	637,934	477,047	3,867,240
Due to affiliates	(544,529)	465,051	143,285
Advanced deposits	61,626	(60,558)	(154,327)

Net cash provided by operating activities	944,478	4,345,720	2,498,024

Cash Flows from investing activities
Acquisition of property and equipment	(1,311,707)	(15,071,819)	(5,630,936)
Decrease (increase) in restricted cash	(457,378)	11,311,526	4,910,095

Net cash used in investing activities	(1,769,085)	(3,760,293)	(720,841)

Cash Flows from financing activities
Capital contributions from partners	—	1,196,596	1,680,000
Proceeds from mortgage loan	—	63,000,000	—
Distribution of loan proceeds to partners	—	(62,436,970)	—
(Distributions to) refunds from partners	1,225,508	(3,897,068)	—
Payment of loan costs	—	(729,152)	—
Deposit released from (made with) lender for mortgage loan	—	680,000	(680,000)

Net cash provided by (used in) financing activities	1,225,508	(2,186,594)	1,000,000

Net increase (decrease) in cash and cash equivalents	400,901	(1,601,167)	2,777,183
Cash and cash equivalents
Beginning of period	1,286,529	2,887,696	110,513

End of period	$1,687,430	$1,286,529	$2,887,696

The accompanying notes are an integral part of these consolidated financial statements.

CNL Income GW Partnership, LLLP and Subsidiaries

Consolidated Statements of Cash Flows—Continued

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005 (Inception) through December 31, 2005

	2007	2006	2005
Supplemental disclosure of noncash investing activities
Assets acquired and liabilities assumed upon formation of the partnership
Assets acquired
Cash	$—	$—	$110,513
Prepaid expenses and other current assets	—	—	954,313
Property and equipment	—	—	96,872,110
Intangible assets	—	—	710,570
Restricted cash	—	—	17,730,000

	$—	$—	$116,377,506

Liabilities assumed
Accounts payable and accrued expenses	$—	$—	$1,844,874
Advanced deposits	—	—	1,221,308

	$—	$—	$3,066,182

Net assets acquired	$—	$—	$113,311,324

Net of cash	$—	$—	$113,200,811

Supplemental disclosure of noncash financing activities
Distributions due to (refundable from) partners	$—	$(1,225,508)	$2,361,918

Capital contributions (equipment) from partners	$250,000	$—	$—

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,884,227	$2,667,688	$—

The accompanying notes are an integral part of these consolidated financial statements.

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

1. Business

Organization

CNL Income GW Partnership, LLLP (the “Partnership”) was organized pursuant to the laws of the State of Delaware on October 11, 2005. CNL Income GW WI-DEL, LP, CNL Income GW Sandusky, LP, CNL Income GW Corp., CNL Income GW WI-DEL Tenant, LP and CNL Income GW Sandusky Tenant, LP are wholly owned subsidiaries of the Partnership. The Partnership’s general partner is CNL Income GW GP, LLC (the “General Partner”) and limited partners are CNL Income Partners, LP (“CNL LP”) and Great Bear Lodge of Wisconsin Dells, LLC (“GW”), (collectively, the “Limited Partners”). GW is an affiliate of Great Wolf Resorts, Inc. The General Partner and CNL LP are collectively referred to as the CNL Partners and are wholly-owned subsidiaries of CNL Income Properties, Inc.

The Partnership owns the (i) 309-room hotel and recreational facilities known as the “Great Wolf Lodge-Wisconsin Dells” located in Lake Delton, Wisconsin, and (ii) the 271-room hotel and recreational facilities known as the “Great Wolf Lodge-Sandusky” located in Sandusky, Ohio (collectively referred to as the “Properties”). The Properties’ day-to-day operations are managed by an affiliate of GW, however, all Partners must agree to key decisions affecting the Properties.

The structure of the Partnership is designed to allow the parent of the CNL Partners to continue to qualify as a real estate investment trust, which is generally not subject to federal income taxes. In keeping with this objective, the Partnership operates its Properties through tenant partnership entities owned by the Partnership through a wholly-owned taxable REIT subsidiary (“TRS”) entity, as permitted by the REIT Modernization Act of 1999.

The Partnership was formed through a series of transactions, whereby GW contributed its interests in two subsidiary partnerships to the Partnership in exchange for 100% ownership of the Partnership. On October 11, 2005 and November 3, 2005, the CNL Partners acquired an aggregate 70.00% interest in the Partnership from GW for cash.

The contribution value and closing costs were allocated to assets and liabilities of the newly formed Partnership as follows:

Property and equipment	$96,872,110
Intangible assets, net	710,570
Receipt of various assets	18,794,826
Assumption of various payables	(3,066,182)

$113,311,324

Then on April 1, 2007, GW contributed equipment in the amount of $250,000 resulting in the General Partner and Limited Partners owning the following percentage interests in the Partnership as of December 31, 2007:

Partner	Percentage Interest
General Partner	0.01%
CNL LP	69.67%
GW	30.32%

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

Allocations and Distributions

Net income or loss is allocated between the Partners based on the hypothetical liquidation at book value method (HLBV). Under the HLBV method, net income or loss is allocated between the Partners based on the difference between each Partner’s claim on the net assets of the Partnership at the end and beginning of the period. Each Partner’s share of the net assets of the Partnership is calculated as the amount that the Partner would receive if the Partnership were to liquidate all of its assets at net book value and distribute the resulting cash to creditors and partners in accordance with their respective priorities.

On an annual basis, Net Cash Flow, as defined in the Agreement, is distributed in accordance with the following order of priority; (i) first, to the CNL Partners, pro rata, until the aggregate distributions received by the CNL Partners with respect to such fiscal year equals the CNL Preferred Distribution, as defined in the Agreement, (ii) second to GW until the aggregate distributions received by GW with respect to such fiscal year equals the GW Preferred Distribution, as defined in the Agreement, and (iii) thereafter pro-rata among the Partners in proportion to their respective percentage interests.

Capital proceeds, including capital proceeds distributed to partners in winding up the Partnership, are allocated as follows: (i) first, to establish any reserves pursuant to and subject to the provisions of which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Partnership and the subsidiaries (provided that at such time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be deemed capital proceeds available for distribution); (ii) next, to Partners, pro rata, in proportion to the respective amounts of their Unreturned Capital, as defined in the Agreement, until the Unreturned Capital of each of the Partners is returned in full; and (iii) thereafter, among the Partners, pro-rata in proportion to their respective percentage interests.

2. Summary of Significant Accounting Policies

A summary of significant accounting principles and practices used in the preparation of the financial statements follows:

Basis of Financial Statement Presentation

The Partnership prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of consolidated financial statements and report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CNL Income GW Partnership, LLLP and its wholly owned subsidiaries. All significant inter-partnership balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Partnership considers all amounts held in highly liquid instruments with original purchased maturities of three months or less as cash and cash equivalents. Cash and cash equivalents consists primarily of demand

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

deposit accounts at commercial banks. Cash accounts maintained on behalf of the Partnership in demand deposits at commercial banks may exceed federally insured levels; however, the Partnership has not experienced any losses in such accounts. Management believes the credit risk associated with cash and cash equivalents to be low due to the quality of the financial institutions in which these assets are held.

Restricted Cash

Certain amounts of cash have been restricted under the management agreements with GW for maintenance and replacement of furniture, fixtures and equipment at the Partnership’s Properties. Cash for the replacement of furniture, fixtures and equipment is set aside each month as a set percentage of total gross revenues of the Properties in accordance with the hotel management agreements and is used as necessary for the replacement of furniture, fixtures and equipment. As of December 31, 2007 and 2006, the Partnership had approximately $2.0 million and $1.5 million in restricted cash, respectively, to fund future replacements.

Purchase Price Allocation

In determining the allocation of the purchase price of the Properties, the Partnership followed Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141, and allocated the value of real estate acquired among the land, buildings and equipment and identified intangible assets, consisting of the value of a condo rental pool at the Great Wolf Lodge-Wisconsin Dells Property. Purchase price allocations and the determination of useful lives are based on management’s estimates and studies commissioned from independent real estate appraisal firms.

Property and Equipment

Property and equipment is stated at cost and includes land, buildings and improvements, and furniture, fixtures and equipment. Buildings and improvements, and furniture, fixtures and equipment are depreciated on the straight-line method over the assets’ estimated useful lives ranging from 39 to 3 years, respectively. Expenditures for major renewals and betterments are capitalized and depreciated over the related assets’ estimated useful lives. Expenditures for repairs and maintenance are expensed when incurred.

Other Intangible Assets

The Partnership follows Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and other intangible assets that have indefinite useful lives are not amortized into results of operations but, instead, are tested at least annually for impairment and written down when impaired.

Other intangible assets represent the value assigned to the revenue stream from a condo rental pool at the Wisconsin Dells property. The condo rental pool intangible asset is being amortized on a straight-line basis over the average remaining life of the existing rental pool agreements which was approximately 4.6 years.

Loan Costs

Loan costs incurred in connection with securing financing have been capitalized and are being amortized over the term of the loan using the straight-line method. For the years ended December 31, 2007, 2006 and 2005, amortization of loan cost was $71,243, $115,385 and zero, respectively.

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

Revenue Recognition

The Property’s revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage, the management of a condo rental pool at the Wisconsin Dells property and other service revenue. Revenue is recognized when rooms are occupied and services have been performed. Cash received from customers for events occurring after the end of each respective year have been recorded as advanced deposits in the accompanying consolidated balance sheets.

Advertising and Promotion Costs

The costs of advertising, promotional, sales and marketing programs are charged to operations in the year incurred and are included as sales and marketing expenses in the accompanying consolidated statement of operations. Advertising, promotional, sales and marketing costs totaled approximately $3.3 million, $3.7 million and $676,239 for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively.

Inventory

Inventory, primarily consisting of food, beverage and operating supplies, is accounted for using the first in, first out method and is stated at the lower of cost or market. Inventory is recorded in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Income Taxes

Under the provisions of the Internal Revenue Code and applicable state laws, the Partnership is only subject to taxation of income on the profits and losses from its TRS. The tax consequences of other Partnership revenues and expenses, unrelated to the operation of the properties, will accrue to the partners. Certain of these other revenues and expenses may be treated differently in the Partnership’s income tax return than in the accompanying consolidated financial statements. Therefore, amounts reported in the consolidated financial statements may not be the same as reported in the partners’ income tax returns.

The Partnership accounts for federal and state income taxes on its TRS using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Partnership must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” The Partnership adopted this statement and analyzed its material tax positions under FIN 48 and determined that it has not taken any uncertain tax positions within the meaning of the interpretation.

Leases

The Partnership has entered into operating leases for equipment used at its Properties. Rent expense is recognized on a straight-line basis over the term of the leases.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Partnership’s long-lived assets are tested for impairment annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Partnership assesses impairment by comparing the carrying value of long-lived assets to future estimated undiscounted operating cash flows expected to be generated over the life of the assets and from its eventual disposition. In the event the carrying amount exceeds the estimated future undiscounted cash flows, the Partnership would recognize an impairment loss to adjust the carrying amount of the asset to the estimated fair value. For the years ended December 31, 2007, 2006 and 2005, the Partnership recorded no impairment charges.

Fair Value of Financial Instruments

The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates carrying values because of the liquid nature of the assets and short maturities of the obligations. The Partnership believes the fair value of its long-term debt was approximately $60.5 million as of December 31, 2007 based on discounted cash flows at market rates, and approximated its carrying value at December 31, 2006 based on rates it believes it could obtain for similar borrowings at that time.

Concentration of Credit Risk

Financial instruments which potentially subject the Partnership to a concentration of credit risk consist principally of guest and trade accounts receivable. Concentration of credit risk with respect to guest and trade accounts receivable is limited due to the wide variety of customers and industries to which the Property’s services are sold, as well as the dispersion of customers across many geographic areas.

3. Property and Equipment

Property and equipment consist of the following at December 31, 2007 and 2006:

	2007	2006
Land and land improvements	$7,611,511	$7,637,918
Building and improvements	82,762,874	82,633,900
Furniture, fixtures and equipment	28,761,366	27,302,257

	119,135,751	117,574,075
Less: accumulated depreciation	(14,214,455)	(7,257,551)

	$104,921,296	$110,316,524

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

Depreciation expense for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005 was $7.0 million, $6.2 million and $1.0 million, respectively.

4. Other Intangible Assets

The gross carrying amount and accumulated amortization of the Partnership’s other intangible assets consist of the following at December 31, 2007 and 2006:

	2007	2006
Condo rental pool	$710,570	$710,570
Less: accumulated amortization	(342,365)	(187,332)

	$368,205	$523,238

Amortization expense related to condo rental pool intangible asset was $155,033, $166,184 and $21,148 for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively. The anticipated amortization of the condo rental pool intangible asset over each of the next three years is as follows:

2008	$155,033
2009	155,033
2010	58,139

$368,205

5. Related Parties Transactions

Hotel Management Agreements

The Partnership entered into an agreement with an affiliate of GW (the “Manager”) to manage the Properties. The management agreements have a term of 15 years. Under terms of the agreements, the Manager operates the Properties in return for a fixed management fee of 3 percent of Gross Operating Revenues, as defined in the management agreements, for each property. The Manager may also earn an incentive management fee equal to 30 percent of the amount by which net operating income exceeds 10% of the average Invested Capital, as defined in the agreement. The Partnership incurred base management fees of approximately $1.0 million, $1.1 million and $196,427 and no incentive management fees for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively. The management agreements may be terminated if certain performance thresholds are not met, as defined in the management agreements.

Licensing Agreements

The Partnership also entered into a licensing agreement with an affiliate of GW (the “Franchisor”) for each property. The license agreements have a term of 15 years. Under terms of the agreements, the Partnership is required to pay franchise and licensing fees equal to 3 percent of Gross Operating Revenues, as defined in the licensing agreements, for each property. The Partnership incurred licensing fees of approximately $1.0 million, $1.1 million and $196,427 for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively.

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

Other

The Partnership has entered into various other agreements with GW and its affiliates to provide services such as property insurance, health insurance, and workers’ compensation insurance. The Partnership incurred $1.9 million, $1.4 million and $108,876 for such expenses for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively. These amounts have been included in costs and expenses for room, food and beverage, and other operating departments in the accompanying consolidated statements of operations.

6. Income Taxes

Under the provisions of the Internal Revenue Code and applicable state laws, the Partnership is only subject to taxation of income on the profits and losses from its TRS operations. The components of the deferred taxes recognized in the accompanying consolidated balance sheets at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax asset:
Net operating loss	$5,006,248	$1,535,945
Other book/tax differences	251,571	307,263

Total deferred tax asset	5,257,819	1,843,208

Deferred tax liability:
Book/tax differences in acquired assets	1,438,237	939,416

Total deferred tax liability	1,438,237	939,416

Net deferred tax asset	3,819,582	903,792
Valuation allowance	(3,819,582)	(903,792)

	$—	$—

The types of temporary differences between the tax basis of assets and liabilities and their financial statement reporting amounts are attributable to book/tax differences in the acquired assets and net operating losses. The TRS had a net operating loss carry-forward for federal and state purposes of approximately $13.7 million as of December 31, 2007 to offset future taxable income. The estimated net operating loss carry-forward will expire as follows: $1.5 million expiring in 2025, $3.9 million expiring in 2026 and $8.3 million expiring in 2027. The Partnership has not recorded these potential future benefits because its TRS subsidiary does not have sufficient historical earnings on which to base a potential future benefit.

CNL Income GW Partnership, LLLP and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2007 and 2006 and the Period from October 11, 2005

(Inception) through December 31, 2005

7. Leases

The Partnership is a lessee of various types of equipment used in operating the Properties. Leases are categorized as operating leases based upon the terms in the lease agreements.

Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007 are as follows:

2008	$57,900
2009	49,932
2010	46,500
2011	29,063

$183,395

Rent expense was $63,756, $49,092 and $4,203 for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, respectively, and is included in property operations in the accompanying consolidated statements of operations.

8. Mortgage Loan Payable

In March 2006, the Partnership obtained a mortgage loan collateralized by the Properties in the principal amount of $63.0 million. The loan bears interest at an annual rate of 6.08%, requires monthly payments of interest-only for the first three years and equal monthly payments of principal and interest thereafter until the loan’s maturity on March 1, 2013.

2008	$—
2009	513,043
2010	740,441
2011	787,397
2012	826,569
Thereafter	60,132,550

$63,000,000

9. Commitments and Contingencies

From time to time the Partnership may be exposed to litigation arising from operations of its business in the ordinary course of business. Management is not aware of any such litigation that it believes will have a material adverse impact on the Partnership’s financial condition or results of operations.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

UNAUDITED COMBINED BALANCE SHEET

(in thousands)

	September 30, 2005	December 20, 2004
Assets
Current Assets
Cash and cash equivalents	$473	$2,155
Due from Class B Member	—	385
Accounts receivable	234	555
Inventories	768	663
Prepaid expenses and other	465	159

Total Current Assets	1,940	3,917

Property and Equipment	76,572	51,956

Other Assets
Replacement reserve funds	—	1,355
Real estate tax escrow	—	205
Goodwill, net	64,516	24,457
Loan fees, net	—	527

Total Other Assets	64,516	26,544

TOTAL ASSETS	$143,028	$82,417

Liabilities And Members’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$75,664
Accounts payable	3,882	1,666
Accounts payable—related party	72,160	173
Accrued interest expense	—	507
Accrued payroll	—	195
Accrued expenses	1,115	1,367
Accrued real estate taxes	1,059	1,335
Gift certificates payable	389	771
Advance deposits	1,088	2,101
Due to Class A Member	—	385

Total Current Liabilities	79,693	84,164

Long-Term Debt	—	37

Total Liabilities	79,693	84,201

Members’ Equity (Deficit)	63,335	(1,784)

TOTAL LIABILITIES & EQUITY	$143,028	$82,417

See accompanying notes to unaudited combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

UNAUDITED COMBINED STATEMENT OF OPERATIONS

(in thousands)

	Nine Months Ended September 30,
	2005	2004
Revenues
Rooms	$20,602	$23,702
Food and beverage	4,812	5,274
Other hotel operations	4,193	3,965

Total Revenues	29,607	32,941

Departmental Expenses
Rooms	3,393	3,342
Food and beverage	3,988	3,902
Other	3,511	3,433

Total Departmental Expenses	10,892	10,677

Operating Expenses
Selling, general and administrative	6,620	4,423
Property operating costs	4,144	3,939
Management fees	—	534
Geographic development fee	—	591
Depreciation and amortization	5,772	5,552
Other	—	634

Total Operating Expense	16,536	15,673

Income From Operations	2,179	6,591

Other Income (Expense)
Interest Income	10	105
Interest Expense	(1)	(3,529)

Total Other Income (Expense)	9	(3,424)

Net Income	$2,188	$3,167

See accompanying notes to unaudited combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

UNAUDITED COMBINED STATEMENT OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2005	2004
Cash Flows From Operating Activities
Net income (loss)	$2,188	$3,167
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,772	5,552
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	2,094	(381)
Accounts payable, accrued expenses and other liabilities	(9,146)	(1,789)

Net Cash Provided By Operating Activities	908	6,549

Cash Flows From Investing Activities
Capital expenditures for property and equipment	(5,530)	(2,311)
Net withdrawals from real estate tax escrow	—	95
Net deposits from certificates of deposit	—	935
Net deposits from replacement reserve fund	—	623

Net Cash Used In Investing Activities	(5,530)	(658)

Cash Flows From Financing Activities
Principal payments on long-term debt	—	(1,793)
Repayment from note payable—related party	—	(50)
Payment for loan fees	—	(225)
Distributions to members	—	(3,900)

Net Cash Used In Financing Activities	—	(5,968)

Net Decrease In Cash and Cash Equivalents	(4,622)	(77)
Cash And Cash Equivalents—Beginning Of Period	5,095	1,181

Cash And Cash Equivalents—End Of Period	$473	$1,104

See accompanying notes to unaudited combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited combined financial statements for the period ended December 20, 2004. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited combined financial statements for the period and accounting policies have been consistently applied.

Independent Auditors’ Report

Members and Boards of Directors

Great Bear Lodge of Wisconsin Dells, LLC and

    Great Bear Lodge of Sandusky, LLC

Madison, Wisconsin

We have audited the accompanying combined balance sheet of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of December 20, 2004 and December 31, 2003 and 2002, and the related combined statements of operations, members’ equity (deficit) and cash flows for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002. These combined financial statements are the responsibility of the management of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of December 20, 2004 and December 31, 2003 and 2002, and the results of their combined operations and their cash flows for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

St. Louis, Missouri

May 5, 2005 (except for note 12 which is dated January 20, 2006)

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

COMBINED BALANCE SHEET

	December 20, 2004	December 31,
		2003	2002
Assets
Current Assets
Cash and cash equivalents	$2,155,348	$1,181,318	$1,459,604
Certificates of deposit	—	2,991,810	3,165,434
Due from Class B Member	385,000	385,000	385,000
Accounts receivable (Note 5)	555,285	210,737	232,037
Inventories	662,653	648,159	558,008
Prepaid expenses	158,876	214,885	186,644

Total Current Assets	3,917,162	5,631,909	5,986,727

Property And Equipment (Notes 3 And 4)	51,956,429	57,135,713	61,287,118

Other Assets
Replacement reserve fund (Note 4)	1,354,908	2,386,852	1,053,790
Real estate tax escrow	205,036	186,465	261,900
Goodwill, net	24,456,689	24,456,689	24,456,689
Loan fees, net (Note 11)	527,177	567,297	591,501

Total Other Assets	26,543,810	27,597,303	26,363,880

TOTAL ASSETS	$82,417,401	$90,364,925	$93,637,725

Liabilities And Members’ Equity (Deficit)

Current Liabilities
Current maturities of long-term debt (Notes 4 and 11)	$75,663,531	$2,394,410	$1,711,428
Accounts payable	1,666,765	1,425,915	1,093,871
Accrued expenses	1,367,489	1,302,262	1,183,929
Gift certificates payable	770,984	700,640	738,852
Accrued interest expense	506,777	279,103	276,675
Accrued payroll	195,405	618,864	407,199
Accrued real estate taxes	1,334,639	1,103,938	1,003,640
Accounts payable—related party (Note 5)	173,190	264,986	379,612
Advance deposits	2,100,879	1,796,352	1,649,912
Note payable—related party (Note 5)	—	50,000	—
Due to Class A Member	385,000	385,000	385,000

Total Current Liabilities	84,164,659	10,321,470	8,830,118

Long-Term Debt (Notes 4 And 11)	36,510	75,433,543	76,339,066

Total Liabilities	84,201,169	85,755,013	85,169,184

Members’ Equity (Deficit)	(1,783,768)	4,609,912	8,468,541

TOTAL LIABILITIES & EQUITY	$82,417,401	$90,364,925	$93,637,725

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

COMBINED STATEMENT OF OPERATIONS

	For the Period Beginning January 1, 2004 And Ended December 20, 2004	For The Years Ended December 31,
		2003	2002
Revenues
Rooms	$27,596,922	$29,172,346	$28,995,017
Food and beverage	6,446,933	6,601,604	6,341,744
Other	4,861,169	4,944,122	5,090,895

Total Revenues	38,905,024	40,718,072	40,427,656

Departmental Expenses
Rooms	4,093,952	4,311,459	4,453,222
Food and beverage	5,380,278	4,925,076	4,861,466
Other	4,028,170	4,083,573	4,181,499

Total Departmental Expenses	13,502,400	13,320,108	13,496,187

Operating Expenses
Administrative and general	5,940,826	5,538,261	4,642,379
Property taxes, insurance and other	5,594,317	4,968,364	4,256,672
Management fees (Note 5)	1,327,834	1,030,268	1,417,918
Geographic development fee (Note 6)	694,519	989,222	432,348
Depreciation and amortization	8,000,986	8,089,757	8,414,284
Other	—	—	49,735

Total Operating Expenses	21,558,482	20,615,872	19,213,336

Income From Operations	3,844,142	6,782,092	7,718,133

Other Income (Expense)
Interest income	32,061	152,037	159,129
Interest expense	(4,549,132)	(4,817,758)	(5,054,850)

Total Other Income (Expense)	(4,517,071)	(4,665,721)	(4,895,721)

Net Income (Loss)	$(672,929)	$2,116,371	$2,822,412

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

COMBINED STATEMENT OF MEMBERS’ EQUITY (DEFICIT)

For The Period Beginning January 1, 2004 And Ended December 20, 2004

And For The Years Ended December 31, 2003 And 2002

	Great Bear Lodge Of Wisconsin Dells, LLC			Great Bear Lodge Of Sandusky, LLC				Combined
	GLGB Manager II, LLC (30%)	SunAmerica Housing Fund 815, LP (70%)	Total Members’ Equity (Deficit)	GLGB Manager I, LLC (20%)	GLGB Investor I, LLC (30%)	SunAmerica Housing Fund 726, LP (50%)	Total Members’ Equity (Deficit)	Total Members’ Equity (Deficit)
Balance (Deficit)—January 1, 2002	$(2,785,371)	$9,695,840	$6,910,469	$4,038	$3,016,833	$4,513,975	$7,534,846	$14,445,315
Net Income (Loss)	(27,145)	(63,337)	(90,482)	582,579	873,868	1,456,447	2,912,894	2,822,412
Contributions	—	—	—	—	—	814	814	814
Distributions	(440,000)	(2,310,000)	(2,750,000)	(1,989,347)	(1,356,506)	(2,704,147)	(6,050,000)	(8,800,000)

Balance (Deficit)—December 31, 2002	(3,252,516)	7,322,503	4,069,987	(1,402,730)	2,534,195	3,267,089	4,398,554	8,468,541
Net Income (Loss)	(382,638)	(892,821)	(1,275,459)	678,366	1,017,549	1,695,915	3,391,830	2,116,371
Distributions	—	—	—	(2,092,356)	(1,296,985)	(2,585,659)	(5,975,000)	(5,975,000)

Balance (Deficit)—December 31, 2003	(3,635,154)	6,429,682	2,794,528	(2,816,720)	2,254,759	2,377,345	1,815,384	4,609,912
Net Income (Loss)	(929,421)	(2,168,650)	(3,098,071)	485,028	727,543	1,212,571	2,425,142	(672,929)
Distributions	—	(682,987)	(682,987)	(1,750,280)	(1,099,704)	(2,187,780)	(5,037,764)	(5,720,751)

Balance (Deficit)—December 20, 2004	$(4,564,575)	$3,578,045	$(986,530)	$(4,081,972)	$1,882,598	$1,402,136	$(797,238)	$(1,783,768)

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

COMBINED STATEMENT OF CASH FLOWS

	For The Period Beginning January 1, 2004 And Ended December 20, 2004	For The Years Ended December 31,
		2003	2002
Cash Flows From Operating Activities
Net income (loss)	$(672,929)	$2,116,371	$2,822,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,000,986	8,089,757	8,414,284
Bad debt expense	—	3,742	1,750
Gain on asset disposal	—	(867)	—
Change in operating assets and liabilities:
Accounts receivable	(344,548)	17,558	61,393
Inventories	(14,494)	(90,151)	(100,006)
Prepaid expenses	56,009	(28,241)	(63,661)
Accounts payable	240,850	332,045	207,455
Accrued expenses	100,143	432,722	134,564
Gift certificates payable	70,344	(38,212)	17,009
Accounts payable—related party	(91,796)	(114,626)	288,776
Advance deposits	304,527	146,440	(423,162)

Net Cash Provided By Operating Activities	7,649,092	10,866,538	11,360,814

Cash Flows From Investing Activities
Capital expenditures	(2,597,077)	(3,695,161)	(4,167,960)
Net withdrawals from (contributions to) real estate tax escrow	(18,571)	75,435	4,784
Proceeds from sale of assets	—	26,000	—
Net deposits (to) from certificates of deposit	2,991,810	173,624	(1,804,949)
Net deposits (to) from replacement reserve fund	1,031,944	(1,333,062)	644,461

Net Cash Provided By (Used In) Investing Activities	1,408,106	(4,753,164)	(5,323,664)

Cash Flows From Financing Activities
Proceeds from line of credit	—	—	314,293
Principal payments on long-term debt	(2,127,912)	(1,191,975)	(49,170,665)
Proceeds from (payment on ) note payable—related party	(50,000)	50,000	—
Proceeds from issuance of debt	—	969,434	50,547,036
Payments for loan fees	(184,505)	(244,119)	(47,379)
Distributions to members	(5,720,751)	(5,975,000)	(8,800,000)
Capital contributions from members	—	—	814

Net Cash Used In Financing Activities	(8,083,168)	(6,391,660)	(7,155,901)

Net Increase (Decrease) In Cash and Cash Equivalents	974,030	(278,286)	(1,118,751)
Cash And Cash Equivalents—Beginning Of Period	1,181,318	1,459,604	2,578,355

Cash And Cash Equivalents—End Of Period	$2,155,348	$1,181,318	$1,459,604

Supplemental Disclosure Of Cash Flow Information
Interest paid	$4,321,458	$4,815,330	$4,781,755

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 20, 2004, December 31, 2003 And 2002

1. Summary Of Significant Accounting Policies

Principles Of Combination

The combined financial statements include the accounts of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC (the Companies). The Companies have common ownership by entities related to AIG SunAmerica Housing Funds and the Great Lakes Companies, Inc. All material intercompany account balances and transactions have been eliminated in combination. The Companies’ operations are described in Note 2.

Estimates And Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash And Cash Equivalents

The Companies define cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less. The Companies maintain cash accounts which, at various times, exceed the Federal Deposit Insurance Corporation insured limits of $100,000 per bank.

Certificates Of Deposit

Certificates of deposit are valued at cost plus accrued interest which approximates fair value.

Accounts Receivable

Accounts receivable are reported at the amount management expects to collect on balances outstanding at year end. Management closely monitors outstanding balances and writes off, as of year end, all balances that have not been collected by the time the financial statements are issued.

Advertising

The Companies expense nonspecific and daily advertising costs to operations when incurred. Advertising expense was $2,557,868, $2,075,687 and $1,531,234 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively, and is included in general and administrative expenses in the accompanying combined statement of operations. Expenditures incurred related to advertising in travel guides over a specific period of time are capitalized, and amortized over the life of the travel guide. Expenditures related to travel guide advertising were capitalized in the amount of $190,734 and $57,802 at December 20, 2004 and December 31, 2003, respectively, and are included in prepaid expenses.

Inventories

Inventories consist primarily of food, beverage, arcade and gift shop merchandise and are valued at lower of cost, using the first-in, first-out (FIFO) method or market.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

Property And Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Major expenditures for property and equipment are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income.

Buildings and improvements	40 years
Land improvements	15 years
Fixtures and equipment	3 - 7 years

Interest on borrowings directly related to construction in process balances are capitalized during the construction period

Goodwill

Great Bear Lodge of Wisconsin Dells, LLC has allocated $28,585,740 of the original purchase price of the resort acquired to goodwill.

Goodwill was being amortized using the straight-line method over 15 years through December 31, 2001. Accumulated amortization at December 20, 2004 and December 31, 2003 and 2002 was $4,129,051.

Effective for years beginning January 1, 2002, Financial Accounting Standards Board (FASB) Statement No. 142 states that goodwill shall not be amortized. Instead, goodwill is tested for impairment, and adjusted if applicable. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If fair value exceeds the carrying cost, there is no impairment. FASB 142 does not change the tax method reporting for goodwill amortization.

At December 20, 2004, fair value exceeds the carrying cost and therefore no impairment has been recognized.

Loan Fees

At December 20, 2004, loan fees of $1,864,307 have been capitalized and are being amortized on a straight-line basis over the terms of the loans. Accumulated amortization was $1,337,130, $1,112,503 and $844,180 at December 20, 2004 and December 31, 2003 and 2002, respectively. Amortization of loan fees charged against income amounted to $224,625 for the period ended December 20, 2004 and $268,324 and $1,279,579 for the years ended December 31, 2003 and 2002, respectively.

Intangible And Long-Lived Assets

The Companies review the recoverability of intangible (other than goodwill) and long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Companies’ policies are to record a write-down, which is determined based on the difference between the carrying value of the asset and the estimated fair value. At December 20, 2004 and December 31, 2003 and 2002, no provision for impairment was considered necessary.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

Revenue Recognition

The Companies recognize revenue from their resorts as earned on the close of business each day.

Advance Deposits

Advance deposits are deposits made by the customers when reservations are made. The Companies’ policies are to charge a cancellation fee if reservations are canceled prior to 72 hours before the reserved date, with the remainder of the advance deposit refunded. Cancellations within 72 hours of the reserved date result in no refund of the advance deposit. The Companies invest cash received from advance deposits in interest bearing certificates of deposit. There are no specific requirements on investment of advance deposits.

Fair Value Of Financial Instruments

The carrying amounts of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. At December 20, 2004, and December 31, 2003 and 2002, the Companies estimate that the fair value of their long-term debt is not materially different from their financial statement carrying value because either the stated interest rates fluctuate with current rates or the interest rates approximate the current rates at which the Companies borrow funds.

Income Taxes

The Companies are organized as separate limited liability companies. They are not taxpaying entities for federal or state income tax purposes and thus no provision for income taxes has been recorded in these combined financial statements. The Companies’ income, losses and credits are included in the income tax returns of their members.

Operating Agreements

Certain defined terms contained in the Operating Agreements are denoted with initial capital letters throughout the combined financial statements.

2. Operations

Great Bear Lodge of Wisconsin Dells, LLC (the Dells) was formed between SunAmerica Housing Fund 815, LP, a Nevada limited partnership (Class A Member) and GLGB Manager II, LLC, a Delaware limited liability company (Class B Member), on October 7, 1999 in the State of Delaware. The Dells was established to purchase and operate a resort hotel, the Great Wolf Lodge in Wisconsin Dells, Wisconsin. The resort offers an indoor and outdoor waterpark, redemption arcade, themed restaurant, gift shop and fitness facility.

Great Bear Lodge of Sandusky, LLC (Sandusky) was formed between the Class A Member, the Class B Member and GLGB Manager I, LLC, a Delaware limited liability company (Class C Member) on May 20, 1999 in the State of Delaware. Sandusky was established to construct and operate a resort hotel, the Great Bear Lodge in Sandusky, Ohio. The resort, which opened March 2001, offers an indoor and outdoor waterpark, redemption arcade, themed restaurant, gift shops and fitness facility.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

3. Property And Equipment

Property and equipment consist of:

	2004	2003	2002
Land and improvements	$9,082,849	$9,047,654	$8,952,472
Buildings and improvements	33,671,124	32,064,960	31,411,005
Fixtures and equipment	42,119,734	41,178,400	36,267,303
Construction in progress	—	2,650	1,993,723

	84,873,707	82,293,664	78,624,503
Less: Accumulated depreciation	32,917,278	25,157,951	17,337,385

	$51,956,429	$57,135,713	$61,287,118

Depreciation charged against income amounted to $7,776,361, $7,821,433 and $7,134,705 for the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

4. Long-Term Debt

Long-term debt consists of:

	2004	2003	2002
Dells

Note payable to a bank, payable in monthly installments of $375,973 including interest at the two-year Treasury note index rate plus 1.675% based on a 25-year amortization. The interest rate was adjusted on November 10, 2002 and will be adjusted once every 24 months thereafter. During the term of the loan, the rate cannot be less that 7% per year and cannot be greater that 8.375% per year. The effective rate was 7% at December 20, 2004. The note is collateralized by the property, security interest of the membership interest, and a security interest in the replacement reserve account. In connection with the IPO (Note 11), the balance of the note was repaid in full subsequent to December 20, 2004.

	$50,097,910	$50,930,563	$49,961,129

Note payable to Alliant Energy, payable in monthly installments of $1,635 including interest at 3%. The note is collateralized by equipment and is due in December 2007.	54,737	64,057	89,365

Sandusky

Notes payable to a bank, payable in monthly installments of interest only for the first 24 months and in equal monthly payments of principal and interest based on a 20-year amortization with principal and unpaid interest due on March 1, 2006. The Company has a one-year option to extend the maturity date. Interest is charged at the LIBOR rate plus 3% during the first 24 months and adjusted to a fixed rate of 4.65% for the subsequent 12 months. The note is secured by the property, unconditional guarantees of individual investors, guarantee of corporate guarantor (up to $6,000,000) and the Company’s replacement reserve, real estate tax escrow and operating cash accounts. In connection with the IPO (Note 11), the balance of the note was repaid in full subsequent to December 20, 2004.

	25,547,394	26,833,333	28,000,000

	75,700,041	77,827,953	78,050,494
Less: Current maturities	75,663,531	2,394,410	1,711,428

	$36,510	$75,433,543	$76,339,066

Interest expense charged against operations amounted to $4,549,132, $4,817,758 and $5,054,850 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively.

In connection with the loan agreements, the Companies must maintain replacement reserve funds. The agreements require monthly deposits of 4% of gross operating revenues for the Dells and monthly amounts not below $41,666 for Sandusky to fund capital improvements and replacements. The replacement reserve funds are

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

pledged as collateral for the notes payable. The Dells’ December 2004 and 2003 replacement reserve deposit was not funded timely in accordance with the loan agreement. The bank waived the 2004 violation, as the entire balance of the loan was repaid after December 20, 2004 (Note 11) without a penalty. The bank waived the 2003 violation in a letter dated May 10, 2004.

In addition, Sandusky’s Operating Agreement provides for a monthly deposit of 4% of gross operating revenues to fund capital improvements and replacements. This amount was under funded by approximately $681,000 and $364,000 at December 20, 2004 and December 31, 2003, respectively, both of which were approved by the Class A Member as required by the Operating Agreement.

During 2003, Sandusky entered into an agreement with the bank to extend the note payable for an additional 36 months. The interest rate will be reduced to the LIBOR rate plus 2.75%. All other terms and conditions of the current note will remain unchanged.

5. Related Party Transactions

Dells

The Dells resort and facility is managed by The Great Lakes Companies, Inc., a company affiliated through common ownership with GLGB Manager II, LLC, the Class B Member. The management agreement requires a fee of 3% of the Company’s adjusted gross revenue for each fiscal year. Management fees of $297,941, $155,420 and $589,399 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Management fees of $220,593 were unpaid as of December 31, 2002 and are included in accounts payable—related party (see Note 8 regarding management fees during 2003).

The management agreement also provides for a central office services fee in an amount allocated among sharing hotels. Central office service fees amounted to $37,080 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002. Central office fees of $9,720, $3,090 and $6,180 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively, and are included in accounts payable—related party.

During 2003 and a portion of 2002, an affiliate of The Great Lakes Companies, Inc. received a central reservation fee of 1 1/2% of gross room revenues. Reservation fees of $188,935, $203,290 and $10,000 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Reservation fees of $9,644 were unpaid as of December 20, 2004 and are included in accounts payable—related party.

The Operating Agreement (the Agreement) provides an annual property asset management fee of $10,000 per year to SunAmerica Affordable Housing Partners, Inc., an affiliate of the Class A Member. Asset management fees of $1,667 and $10,000 were unpaid as of December 31, 2003 and 2002, respectively, and are included in accounts payable—related party.

Amounts due from The Great Lakes Companies, Inc. and affiliated entities amounted to $14,719, $21,278 and $44,675 and are included in accounts receivable at December 20, 2004 and December 31, 2003 and 2002, respectively.

Sandusky

The Sandusky resort and facility is managed by The Great Lakes Companies, Inc., a company affiliated through common ownership with GLGB Manager I, LLC, the Class C Member. The management agreement

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

requires a fee of 3% of the Company’s adjusted gross revenue for each fiscal year. Management fees of $630,802, $656,217 and $621,411 and were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Management fees of $105,261, $152,740 and $83,480 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively, and are included in accounts payable—related party. In addition, beginning in 2002, the management agreement requires a subordinated management fee of 1% of the Company’s adjusted gross revenue for each full fiscal year. Subordinated management fees of $218,631 and $207,108 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. The management agreement also provides for a central office services fee in an amount allocated among sharing hotels. Central office service fees amounted to $32,520 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Central office fees of $2,710 and $2,710 were unpaid as of December 31, 2003 and 2002 and are included in accounts payable—related party.

Beginning in 2002, an affiliate of The Great Lakes Companies, Inc. received a central reservation fee of 2% of gross room revenues. Reservation fees of $223,397, $233,267 and $21,698 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Central reservation fees of $32,587, $51,411 and $13,856 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively.

The Operating Agreement (the Agreement) provides an annual property asset management fee of $10,000 per year to SunAmerica Affordable Housing Partners, Inc., an affiliate of the Class A Member. Asset management fees of $10,000 were unpaid as of December 31, 2002, and are included in accounts payable—related party.

As noted above, accounts payable—related party includes management fees, central office service fees, asset management fees and miscellaneous expenses totaling $137,848, $257,146 and $97,671 as of December 20, 2004, December 31, 2003 and 2002, respectively.

During the year ended December 31, 2003, The Great Lakes Companies, Inc. funded amounts to Sandusky for operating expenses. As stated in the management agreement, the Great Lakes Companies, Inc. was not required to make such a payment and the amounts are due on demand. The unpaid balance as of December 31, 2003 was $50,000. The balance was repaid in January 2004, including interest of $3,781.

6. Geographic Development Fee

Sandusky entered into a Geographic Development Agreement which provides for Tall Pines Development Corporation (Tall Pines) to be paid the following development fees for ten years ending March 2011: (1) Base Development Fee which represents a fee of 2% of the Company’s adjusted gross revenue for each fiscal year (2) Tier One Incentive Development Fee and/or (3) Tier Two Incentive Development Fee.

Tier One Incentive Development Fee is an amount equal to 1% of revenues if the following conditions are met: (1) Revenue per available room is greater than $100 and (2) Gross Operating Profit is greater than 45% and (3) the Company earns a minimum cash-on-cash return on equity of 10%. If only the third criteria is met for the fiscal year, Tall Pines shall be entitled to payment of  1/2 of the Tier One Incentive Development Fee.

Tier Two Incentive Development Fee is an amount equal to 1% of Revenue over and above the Base Development Fee and Tier One Incentive Development Fee. The following are the conditions: (1) Revenue per available room is greater than $125 and (2) Gross Operating Profit is greater than 45% and (3) the Company earns a minimum cash-on-cash return on equity of 10%.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

The Base Development Fee, which is required to be paid on a monthly basis, of $347,800, $364,821 and $346,180 was expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. The base development fee of $47,000 and $23,814 was unpaid as of December 31, 2003 and 2002, respectively, and is included in accrued expenses.

For the years ended December 31, 2003 and 2002, only the third criteria of the Tier One Incentive Development Fee was met, which entitles Tall Pines to .5% of adjusted revenues. In addition, for the years ended December 31, 2003 and 2002, the criteria for the Tier Two Incentive Development Fee were not met. However, in 2003, an agreement was made with Tall Pines Development to waive the criteria described above as the nature of the agreement was not being upheld. Therefore, the fee associated with Tier One and Two were paid for 2004 and 2003, amounting to $347,260 and $364,821, respectively. Additional expenses of $259,580 were paid in 2003 which related to additional 2002 expenses.

7. Profit Sharing Plan

The Companies maintain a 401(k) profit sharing plan covering all eligible employees. Employees become eligible after completing one year of service with at least 1,000 hours. Company contributions are discretionary. Currently, the Companies match 50% of the first 4% of each eligible employee’s contributions. The plan is sponsored by The Great Lakes Companies, covering multiple entities. The Companies combined contributions to the plan amounted to $72,072, $70,813 and $34,319 in 2004, 2003 and 2002, respectively.

8. Allocation Of Profits, Losses And Cash Distributions

Dells

As defined in Dells’ Operating Agreement, net profits and losses are generally allocated 70% to SunAmerica Housing Fund 815, LP and 30% to GLGB Manager II, LLC, except that the Agreement specifies allocation limitations and special allocations in certain situations, including, “Capital Transactions.” The Agreement defines Capital Transactions as sale, refinance, exchange, transfer, assignment, or other disposition of all or any portion of the Dells resort.

The agreement also provides for priority distributions from Net Cash Flow, as defined in the Agreement, to be distributed in the following priority:

1.	First priority is a “Class A Senior Priority Return,” of 14% on its original capital contribution of $16,500,000 which calls for a cumulative return of $577,500 per calendar quarter to the Class A Member, payable 45 days after the end of the calendar quarter. Distributions under the Class A Senior Priority Requirements of $2,310,000 were made to the Class A Member during the year ended December 31, 2002. At December 31, 2003 and 2002, $385,000 was due to the Class A Member (see note below regarding 2004 and 2003 distributions and management fees).

2.	Second priority is payment of 12% interest per annum, or any optional capital contributions (OCC) to the Class A Member to fund operating deficits or other reasonable and necessary obligations of the Company.

3.	Third priority is repayment of “Class A Net OCC.”

4.	Fourth priority is payment of “Class B OCC Priority Return” at 12% interest per annum.

5.	Fifth priority is payment of “Class B Net OCC.”

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

6.	Sixth priority is distribution to the Class B Member equal to the “Catch-Up Amount,” which is defined as “Catch-Up Percentage,” Class B Percentage divided by Class A Percentage, multiplied by Class A Senior Priority Return for the calendar quarter preceding the “Payment Date,” as defined in the Agreement. Distributions under the sixth priority distribution requirements of $440,000 were made to the Class B Member for the years ended December 31, 2002.

7.	Seventh priority is distributions to the Class A Member until the Class A Net Mandatory Capital Contribution has been reduced to zero, in the ratio of Class A Percentage to the Class A Member, either as repayment of the “Equity Bridge Loans,” as defined, or in reduction of its Class A Net Mandatory Capital Contribution, or both, and the Class B Percentage to the Class B Member as distribution.

8.	Thereafter, as a distribution in the ratio of the Class A percentage to the Class A Member and the Class B percentage to the Class B Member. No distributions were required under this category during 2004, 2003 or 2002.

The Agreement provides for revisions to the above mentioned priorities upon the contribution of any additional capital by either the Class A or Class B Members.

During 2003, the Class A and Class B Members agreed in principle to limit “Class A Senior Priority Return” payments and the Class B Member’s management fees to support the Company’s current cash flow needs. The “Class A Senior Priority Return” will continue to be paid in the future as cash flow improves. The Class B Member’s management fees (3% of revenues) for the period ended December 20, 2004 and from April 2003 to December 2003 will not be funded and have been “waived” by the Class B Member. Management fees for 2004 and from April 2003 through December 2003 have not been accrued as of December 20, 2004 and December 31, 2003, respectively.

Sandusky

As defined in Sandusky’s Operating Agreement, net profits and losses are generally allocated 50% to SunAmerica Housing Fund 726, LP, 30% to GLGB Investor I, LLC, and 20% to GLGB Manager I, LLC, except that the Agreement specifies allocation limitations and special allocations in certain situations, including, “Capital Transactions.” The Agreement defines Capital Transactions as sale, refinance, exchange, transfer, assignment, or other disposition of all or any portion of the Sandusky resort.

The Agreement also provides for priority distributions from Net Cash Flow, as defined in the Agreement, to be distributed in the following priority:

1.	First priority is a “Class A Senior Priority Return,” of 12% on its original capital contribution of $8,000,000. Distributions under the Class A Senior Priority Requirements of $475,266, $503,047 and $692,245 were made to the Class A Member during the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

2.	Second priority is repayment of 12% interest per annum to the Class A Member for “Loan Returns.”

3.	Third priority is repayment of “Class A Net Term Loan Capital Contribution.”

4.	Fourth priority is payment of “Class C Net OCC Priority Return” at 12% interest per annum.

5.	Fifth priority is repayment of “Class A Net OCC.”

6.	Sixth priority is a “Class B Senior Priority Return,” of 12% on its original capital contribution of $4,000,000. Distributions under the Class B Senior Priority Requirement of $243,460, $255,678 and

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

$350,555 were made to the Class B Member during the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

7.	Seventh priority is payment of accrued “Class C Term Loan Priority Return.”

8.	Eighth priority is repayment of “Class C Net Term Loan Capital Contribution.”

9.	Ninth priority is payment of accrued “Class C Net OCC Priority Return.”

10.	Tenth priority is repayment “Class C Net OCC.”

11.	Eleventh priority is payment of “Class A Net Development Capital Contribution” until reduced to the Target Amount. Distributions after the Target Amount was reached were $1,712,514, $2,086,510 and $2,002,880 to the Class A Member, $856,257, $1,043,255 and $1,001,440 to the Class B Member and $1,712,514, $2,086,510 and $2,002,880 to the Class C Member for the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

12.	Twelfth priority is repayment of “Class A Net Development Capital Contribution.”

13.	Thereafter, as a distribution in the ratio of the Class A percentage to the Class A Member, the Class B percentage to the Class B Member and the Class C percentage to the Class C Member.

The Agreement provides for revisions to the above mentioned priorities upon the contribution of any additional capital by any of the members.

9. Commitment

During 2003, the Dells obtained a loan commitment with a lender in an amount not to exceed the lesser of $21,000,000 or 75% of the appraised value of the pending condominium development and water park expansion project adjacent to the existing “Dells” facility to fund the construction of condominiums. In connection with the loan commitment, the Company paid approximately $158,000 to the lender which has been capitalized as of December 31, 2003 and will be amortized over the term of the two year agreement. The commitment is for 24 months, bears interest at either an annual fixed rate of 7.25% or a variable annual rate of the prime rate plus 1.625% (not to be below 6.75% per year) and is secured by a first deed of trust on the condominium development, assignment of all condominium rents, construction commitment deposits and personal guarantees of certain officers of the Great Lakes Companies, Inc. As of December 20, 2004, no amounts have been borrowed against this commitment.

10. Legal Matters

During the normal course of business, the Dells and Sandusky are involved in various legal matters that, in the opinion of management, are not expected to have a material effect on either the financial position or the operating results of the Dells and Sandusky.

11. Subsequent Events

Great Wolf Resorts, Inc. (GWR) was incorporated in May 2004 in anticipation of the initial public offering of its common stock (the IPO). The IPO closed on December 20, 2004, concurrently with the completion of various formation transactions (the Formation Transactions). Pursuant to the Formation Transactions, GWR acquired the Companies. The owners of the Companies received cash, unregistered shares of GWR’s common stock or a combination of cash and unregistered shares of GWR’s common stock. GWR issued 1,319,543 shares of its common stock and paid approximately $38,938,000 in cash in connection with these acquisitions.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC

AND GREAT BEAR LODGE OF SANDUSKY, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 20, 2004, December 31, 2003 And 2002

In conjunction with the transaction, notes payable by the Great Bear Lodge of Wisconsin Dells, LLC and the Great Bear Lodge of Sandusky, LLC of $50,097,911 and $25,547,394, respectively, were paid in full with a portion of the proceeds from the IPO. In addition, a former member’s ownership (held by entities related to AIG SunAmerica Housing Funds) of the Great Bear Lodge of Wisconsin Dells, LLC and the Great Bear Lodge of Sandusky, LLC was purchased by GWR as a part of the formation transactions. Although the funding of the agreed-upon purchase of AIG SunAmerica Housing Funds’ interests was completed at the closing of the IPO, GWR and AIG SunAmerica Housing Funds are currently negotiating final settlement of the purchase. The final amount for GWR due to or from AIG SunAmerica Housing Funds, if any, has not been determined and in the opinion of management will not have a material effect on either the financial position or operating results of the Dells and Sandusky.

12. Securities Class Action Litigation

On November 21, 2005, a purchaser of Great Wolf Resorts, Inc. (The Company) securities filed a lawsuit against Great Wolf Resorts and certain of its officers and directors in the United States District Court for the Western District of Wisconsin. The complaint alleges that the defendants violated federal securities laws by making false or misleading statements regarding the internal controls of the Company and the ability to provide financial guidance and forecasts in registration statements filed in connection with the December 2004 initial public offering and in press releases issued in 2005. Additional complaints alleging substantially similar claims were filed by other purchasers of the Company’s securities in the Western District of Wisconsin during 2005 and 2006. Such lawsuits purport to be filed on behalf of a class of shareholders who purchased our common stock between certain specified dates and seek unspecified compensatory damages, attorneys’ fees, costs, and other relief. The Company intends to defend these lawsuits vigorously. While the ultimate resolution of the aforementioned cases cannot presently be determined, an unfavorable outcome in these cases could have a material adverse effect on our financial condition or results of operations of Great Wolf Resorts, Inc. and its affiliates.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Balance Sheets

	March 31, 2007 (unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,559,000	1,638,000
Accounts receivable	92,000	307,000
Inventories	3,547,000	2,858,000
Prepaid expenses and other current assets	2,257,000	2,008,000
Deferred income taxes	1,961,000	1,849,000

Total current assets	9,416,000	8,660,000

Deposits and other assets	1,161,000	1,161,000
Property and equipment, at cost	362,075,000	361,196,000
Less accumulated depreciation	154,119,000	150,102,000

Total property and equipment	207,956,000	211,094,000

Total assets	$218,533,000	220,915,000

Liabilities and Group Equity
Current liabilities:
Accounts payable	$1,167,000	1,225,000
Other accrued liabilities	1,373,000	1,575,000
Accrued compensation, payroll taxes, and benefits	781,000	1,101,000
Accrued insurance	63,000	83,000
Deferred income	1,655,000	276,000

Total current liabilities	5,039,000	4,260,000
Other long-term liabilities	4,302,000	4,160,000
Deferred income taxes	49,491,000	50,069,000

Total liabilities	58,832,000	58,489,000
Total group equity	159,701,000	162,426,000

Total liabilities and group equity	$218,533,000	220,915,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Income

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Revenue:
Theme park admissions	$109,000	—
Theme park food, merchandise, and other	184,000	687,000

Total revenue	293,000	687,000

Operating costs and expenses:
Operating expenses	8,770,000	9,330,000
Selling, general, and administrative	3,965,000	3,880,000
Costs of products sold	76,000	4,000
Depreciation	4,017,000	3,910,000
Loss on fixed assets	—	461,000

Total operating costs and expenses	16,828,000	17,585,000

Loss from operations	(16,535,000)	(16,898,000)

Other income (expense):
Interest expense — parent	(1,614,000)	(2,017,000)
Interest income	0	1,000

Total other income (expense)	(1,614,000)	(2,016,000)

Loss before income taxes	(18,149,000)	(18,914,000)
Income tax benefit	(7,019,000)	(7,284,000)

Net loss	$(11,130,000)	(11,630,000)

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Cash Flows

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Cash flows from operating activities:
Net loss	$(11,130,000)	(11,630,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,017,000	3,910,000
Loss on disposal of assets	0	461,000
Decrease in accounts receivable	215,000	401,000
Increase in inventories, prepaid expenses and other current assets	(938,000)	(2,494,000)
Increase in accounts payable, deferred income, accrued liabilities, and other long-term liabilities	921,000	2,929,000
Deferred income taxes	(690,000)	1,049,000

Total adjustments	3,525,000	6,256,000

Net cash used in operating activities	(7,605,000)	(5,374,000)

Cash flows from investing activities:
Additions to property and equipment	(879,000)	(2,571,000)

Net cash used in investing activities	(879,000)	(2,571,000)

Cash flows from financing activities:
Net distributions from Six Flags, Inc.	8,405,000	7,771,000

Net cash provided by financing activities	8,405,000	7,771,000

Decrease in cash and cash equivalents	(79,000)	(174,000)
Cash and cash equivalents, beginning of year	1,638,000	1,157,000

Cash and cash equivalents, end of period	$1,559,000	983,000

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,000	1,000

Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment from (to) Six Flags, Inc.	$—	3,710,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

(1)	Business and Basis of Presentation

On January 11, 2007, Six Flags, Inc. (Six Flags) announced that it had agreed to sell to a third party a select group of theme parks and water parks (the Selected Parks Operations) for $275 million in cash and a $37 million note receivable. The sale was completed on April 6, 2007. The businesses included in the Selected Parks Operations are as follows:

Six Flags Elitch Gardens	Theme Park	Denver, Colorado
Six Flags Darien Lake	Theme Park	Buffalo, New York
Frontier City	Theme Park	Oklahoma City, Oklahoma
White Water Bay	Water Park	Oklahoma City, Oklahoma
Enchanted Village	Theme/Water Park	Seattle, Washington
Splashtown	Water Park	Houston, Texas
Six Flags Waterworld	Water Park	Concord, California

The accompanying combined financial statements have been presented on a carve-out basis, with the assets, liabilities, results of operations and cash flows of the Selected Parks Operations combined from different legal entities, all of which are indirect wholly-owned subsidiaries of Six Flags. The combined financial statements include allocations of certain Six Flags corporate expenses and intercompany interest charges (see note 3). Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Parks Operations results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Parks Operations had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, Six Flags’ net investment in the Selected Parks Operations is shown as “group equity.”

The accompanying combined financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited, but include all adjustments (which are normal and recurring) that are, in the opinion of management, necessary to present a fair presentation of the financial results as of March 31, 2007 and for the three months ended March 31, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected Parks Operations December 31, 2006 financial statements and notes thereto, included elsewhere in this Form 8-K.

The results of operations are not necessarily indicative of the results expected for the full year. In particular, the park operations contribute a significant majority of their annual revenue during the period from Memorial Day to Labor Day each year, while certain level of expenses is incurred year round.

(2)	Summary of Significant Accounting Policies

(a)	Property and Equipment

Rides and attractions are depreciated using the straight-line method over 5-25 years. Land improvements are depreciated using the straight-line method over 10-15 years. Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years.

Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized as property and equipment. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

(b)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(c)	Revenue Recognition

Revenue is recognized upon admission into the parks, provision of services, or when products are delivered to the customer. For season pass and other multi-use admissions, revenue is recognized over the relevant period based on estimated customer usage.

(d)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Income Taxes

Income taxes as presented are calculated on a separate return basis, although the Selected Parks Operations operating results are included in the consolidated federal and certain combined or consolidated state tax returns of Six Flags. Six Flags manages its tax position for the benefit of its entire portfolio of parks, and, as such, the assumptions, methodologies, and calculations made for purposes of determining the Selected Parks Operations tax provision and related tax accounts in the combined financial statements may differ from those made by Six Flags and, in addition, are not necessarily reflective of the tax strategies that the Selected Parks Operations would have followed as a separate stand-alone company.

Income taxes are accounted for under the asset and liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets such as net operating losses carried forward that are not expected to be realized before their statutory expiration.

(3)	Related Party Transactions

The Selected Parks Operations is wholly owned by Six Flags and its subsidiaries, and reflects transactions with Six Flags for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations, payment of taxes on income and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from Six Flags has been classified as “group equity”.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

Six Flags has allocated to the Selected Parks Operations certain overhead costs associated with marketing, general and administrative services, including human resources, legal, financial, communications and technological support. The combined financial statements reflect expenses which were allocated based on specific identification of costs, relative share of park earnings before interest, taxes, depreciation and amortization, and the relative share of certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Parks Operations expenses as a stand-alone company may be different from those reflected in the combined statements of income.

Selling, general and administrative expenses are comprised of the following:

	2007	2006
Direct costs	$2,458	1,888
Allocated Six Flags overhead	1,507	1,992

Total	$3,965	3,880

Included in direct costs are marketing and advertising expenses, workers’ compensation, general liability and property insurance, legal costs, consulting services, audit fees and travel and entertainment expenses for park personnel.

During 2007 and 2006, Six Flags recorded interest on amounts due to/from certain entities whose primary assets and liabilities have been included in the Selected Parks Operations. The combined statements of income reflect these historical net interest charges.

(4)	Commitments and Contingencies

Six Flags is party to a license agreement (the U.S. License Agreement) pursuant to which they have the exclusive right on a long term basis to theme park use in the United States (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use. The license fee is subject to periodic scheduled increases and is payable on a per-theme park basis. The right to use the characters under the license agreement would not be available to the parks of the Selected Park Operations if they were no longer owned or operated by Six Flags.

Six Flags and the Selected Parks Operations are party to various other legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, estimate of the outcomes of such matters and experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve amounts that would be material to the combined financial position, results of operations, or cash flows after consideration of recorded accruals.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Financial Statements

December 31, 2006, 2005, and 2004

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors

Six Flags, Inc.:

We have audited the accompanying combined balance sheets of Selected Parks Operations of Six Flags, Inc. (Selected Parks Operations) as described in Note 1 to the combined financial statements as of December 31, 2006 and 2005, and the related combined statements of income, group equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of Six Flags, Inc.’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Selected Parks Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Selected Parks Operations of Six Flags, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the combined financial statements, as of January 1, 2006, the Selected Parks Operations adopted Statement of Financial Standards No. 123(R), “Share-Based Payment”.

/s/ KPMG LLP

Dallas, Texas

March 5, 2007

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1,638,000	1,157,000
Accounts receivable	307,000	467,000
Inventories	2,858,000	2,935,000
Prepaid expenses and other current assets	2,008,000	1,708,000
Deferred income taxes	1,849,000	2,591,000

Total current assets	8,660,000	8,858,000

Deposits and other assets	1,161,000	1,161,000
Property and equipment, at cost	361,196,000	347,780,000
Less accumulated depreciation	150,102,000	132,062,000

Total property and equipment	211,094,000	215,718,000

Total assets	$220,915,000	225,737,000

Liabilities and Group Equity
Current liabilities:
Accounts payable	$1,225,000	1,155,000
Other accrued liabilities	1,575,000	1,829,000
Accrued compensation, payroll taxes, and benefits	1,101,000	1,241,000
Accrued insurance	83,000	115,000
Deferred income	276,000	374,000

Total current liabilities	4,260,000	4,714,000
Other long-term liabilities	4,160,000	3,540,000
Deferred income taxes	50,069,000	52,377,000

Total liabilities	58,489,000	60,631,000
Total group equity	162,426,000	165,106,000

Total liabilities and group equity	$220,915,000	225,737,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Income

Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Revenue:
Theme park admissions	$59,619,000	63,532,000	55,841,000
Theme park food, merchandise, and other	55,398,000	60,265,000	55,164,000

Total revenue	115,017,000	123,797,000	111,005,000

Operating costs and expenses:
Operating expenses	60,687,000	58,793,000	54,160,000
Selling, general, and administrative	21,708,000	19,156,000	20,493,000
Costs of products sold	10,209,000	11,169,000	10,079,000
Depreciation	15,419,000	16,494,000	16,827,000
Amortization	—	9,000	18,000
Loss on fixed assets	865,000	1,114,000	1,474,000

Total operating costs and expenses	108,888,000	106,735,000	103,051,000

Income from operations	6,129,000	17,062,000	7,954,000

Other income (expense):
Interest expense—unrelated	—	(13,000)	(94,000)
Interest expense—parent	(7,620,000)	(9,205,000)	(10,832,000)
Interest income	1,000	3,000	5,000
Other revenue	1,000	5,000	—

Total other income (expense)	(7,618,000)	(9,210,000)	(10,921,000)

Income (loss) before income taxes	(1,489,000)	7,852,000	(2,967,000)
Income tax expense (benefit)	(633,000)	2,873,000	(1,331,000)

Net income (loss)	$(856,000)	4,979,000	(1,636,000)

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Group Equity

Years ended December 31, 2006, 2005, and 2004

Total
Balance, December 31, 2003	$184,128,000
Net loss	(1,636,000)
Net distributions to Six Flags, Inc.	(9,661,000)

Balance, December 31, 2004	172,831,000
Net income	4,979,000
Net distributions to Six Flags, Inc.	(12,704,000)

Balance, December 31, 2005	165,106,000
Net loss	(856,000)
Net distributions to Six Flags, Inc.	(1,824,000)

Balance, December 31, 2006	$162,426,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Cash Flows

Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(856,000)	4,979,000	(1,636,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,419,000	16,503,000	16,845,000
Loss on disposal of assets	865,000	1,114,000	1,474,000
Decrease in accounts receivable	160,000	254,000	4,205,000
(Increase) decrease in inventories and prepaid expenses and other current assets	(223,000)	355,000	(1,077,000)
Increase (decrease) in accounts payable, deferred income, accrued liabilities, and other long-term liabilities	167,000	1,752,000	(786,000)
Deferred income taxes	(1,566,000)	(3,594,000)	(1,206,000)

Total adjustments	14,822,000	16,384,000	19,455,000

Net cash provided by operating activities	13,966,000	21,363,000	17,819,000

Cash flows from investing activities:
Additions to property and equipment	(6,739,000)	(8,163,000)	(8,649,000)
Proceeds from sale of assets	—	67,000	1,000

Net cash used in investing activities	(6,739,000)	(8,096,000)	(8,648,000)

Cash flows from financing activities:
Repayment of long-term debt	—	(26,000)	(36,000)
Net distributions to Six Flags, Inc.	(6,746,000)	(13,126,000)	(9,646,000)

Net cash used in financing activities	(6,746,000)	(13,152,000)	(9,682,000)

Increase (decrease) in cash and cash equivalents	481,000	115,000	(511,000)
Cash and cash equivalents, beginning of year	1,157,000	1,042,000	1,553,000

Cash and cash equivalents, end of year	$1,638,000	1,157,000	1,042,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	13,000	94,000

Cash paid for income taxes	$1,000	74,000	90,000

Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment from (to) Six Flags, Inc.	$4,922,000	422,000	(15,000)

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

(1) Business and Basis of Presentation

On January 11, 2007, Six Flags, Inc. (Six Flags) announced that it had agreed to sell to a third party a select group of theme parks and water parks (the Selected Parks Operations) for $275 million in cash and a $37 million note receivable. The sale is subject to customary closing conditions, and is expected to be completed in March 2007. The businesses included in the Selected Parks Operations are as follows:

Six Flags Elitch Gardens	Theme Park	Denver, Colorado
Six Flags Darien Lake	Theme Park	Buffalo, New York
Frontier City	Theme Park	Oklahoma City, Oklahoma
White Water Bay	Water Park	Oklahoma City, Oklahoma
Enchanted Village	Theme/Water Park	Seattle, Washington
Splashtown	Water Park	Houston, Texas
Six Flags Waterworld	Water Park	Concord, California

The accompanying combined financial statements have been presented on a carve-out basis, with the assets, liabilities, results of operations and cash flows of the Selected Parks Operations combined from different legal entities, all of which are indirect wholly-owned subsidiaries of Six Flags. The combined financial statements include allocations of certain Six Flags corporate expenses and intercompany interest charges (see note 3). Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Parks Operations results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Parks Operations had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, Six Flags’ net investment in the Selected Parks Operations is shown as “group equity.” Other transactions with Six Flags and related parties are presented in note 3.

(2) Summary of Significant Accounting Policies

(a) Cash Equivalents

For purposes of the combined statements of cash flows, all highly liquid investments with maturities of three months or less are classified as cash equivalents.

(b) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market value and primarily consist of products for resale including merchandise and food and miscellaneous supplies. Costs of goods sold for the year ended December 31, 2005 include approximately $226 associated with a valuation allowance related to slow moving inventory. In December 2006, the Selected Parks Operations sold its remaining obsolete inventory to a third party.

(c) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include $1,079 and $680 of spare parts inventory for existing rides and attractions at December 31, 2006 and 2005, respectively. These items are expensed as the repair or maintenance of rides and attractions occur.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

(d) Advertising Costs

Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising, promotion, and marketing programs are charged to operations when incurred. The amounts capitalized at year end are included in prepaid expenses.

Advertising and promotions expense was $6,662, $9,222, and $10,604 during the years ended December 31, 2006, 2005, and 2004, respectively.

(e) Property and Equipment

Rides and attractions are depreciated using the straight-line method over 5-25 years. Land improvements are depreciated using the straight-line method over 10-15 years. Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years.

Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized as property and equipment. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

(f) Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(g) Revenue Recognition

Revenue is recognized upon admission into the parks, provision of services, or when products are delivered to the customer. For season pass and other multi-use admissions, revenue is recognized over the relevant period based on estimated customer usage.

(h) Income Taxes

Income taxes as presented are calculated on a separate return basis, although the Selected Parks Operations operating results are included in the consolidated federal and certain combined or consolidated state tax returns of Six Flags. Six Flags manages its tax position for the benefit of its entire portfolio of parks, and, as such, the assumptions, methodologies, and calculations made for purposes of determining the Selected Parks Operations tax provision and related tax accounts in the combined financial statements may differ from those made by Six Flags and, in addition, are not necessarily reflective of the tax strategies that the Selected Parks Operations would have followed as a separate stand-alone company.

Income taxes are accounted for under the asset and liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets such as net operating losses carried forward that are not expected to be realized before their statutory expiration.

(i) Stock Compensation

The accounting for stock option plans for 2005 and 2004 has been based on the intrinsic-value based method of accounting prescribed by Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under this method, compensation expense for unconditional employee stock options is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price (See note 2(k) for discussion on the impact of adopting SFAS No. 123(R), “Share-Based Payment” at the beginning of 2006).

Certain members of Six Flags management and professional staff, including employees of the Selected Parks Operations, have been issued seven-year options to purchase common shares of Six Flags under the 2004, 2001, 1998, 1996, 1995, and 1993 Stock Option and Incentive Plans (collectively, the “Option Plans”). Through December 31, 2005, all stock options granted under the Option Plans have been granted with an exercise price equal to the underlying stock’s fair value at the date of grant. Options generally may be exercised on a cumulative basis with 20% of the total exercisable on the date of issuance and with an additional 20% being available for exercise on each of the succeeding anniversary dates. Any unexercised portion of the options will automatically terminate upon the seventh anniversary of the issuance date or following termination of employment.

The estimated fair value of options granted was calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the historical effects of employees’ expected exercise and post-vesting employment termination behavior. Expected volatility was calculated based on historical volatility for a period equal to the stock option’s expected life, calculated on a daily basis in 2006 and monthly basis in 2005 and 2004. The expected dividend yield is based on expected dividends for the expected term of the stock options.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

No compensation cost has been recognized for the stock options in the combined financial statements for 2005 and 2004. Had compensation cost based on the fair value at the grant date for all unconditional stock options under SFAS No. 123 been recognized, net income would have been decreased to the pro forma amounts below:

	2005	2004
Net income (loss):	$4,979	$(1,636)
As reported
Deduct: Total stock-based employee compensation expense for employees of the Selected Parks Operations, net of related tax effects	10	10
Deduct: Impact of stock-based employee compensation expense for Six Flags employees on costs allocated to the Selected Parks Operations, net of related tax effects	55	66

Pro forma	$4,914	$(1,712)

Stock option activity during the years indicated is as follows:

	Selected Parks Operations Employees		Six Flags Employees included in Costs Allocated to Selected Parks Operations
	Number of shares	Weighted- average exercise price ($)	Number of shares	Weighted- average exercise price ($)
Balance, December 31, 2003	551,800	20.52	1,945,000	19.95
Forfeited	109,400	19.79	324,000	21.59

Balance, December 31, 2004	442,400	20.70	1,621,000	19.63
Exercised	15,000	5.21	—	—
Forfeited	6,000	25.00	40,000	19.38
Expired	187,400	17.50	480,000	17.50

Balance, December 31, 2005	234,000	24.15	1,101,000	20.56
Issued	—	—	1,105,000	8.38
Exercised	5,000	5.21	—	—
Forfeited	97,000	23.98	460,000	19.68
Expired	132,000	25.00	380,000	25.00

Balance, December 31, 2006	—	—	1,366,000	9.77

At December 31, 2006, there were no outstanding options for Selected Parks Operations employees. The range of exercise prices and weighted-average remaining contractual life of outstanding options for Six Flags employees whose salaries are included in costs allocated to the Selected Parks Operations was $5.06 to $20.00 and 7.3 years, respectively.

At December 31, 2006, 2005, and 2004, options exercisable were 0, 230,000, and 485,400 respectively, and weighted-average exercise price of those options was $0, $24.48, and $20.95, respectively for options of the Selected Parks Operations employees. For Six Flags employees whose salaries are included in costs allocated to

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

the Selected Parks Operations, options exercisable at December 31, 2006, 2005, and 2004 were 546,000, 1,027,000, and 1,423,600, respectively, and weighted-average exercise price of those options was $12.11, $21.06, and $20.43, respectively.

(j) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) Impact of Recently Issued Accounting Pronouncements

In December 2004, the FASB published SFAS No. 123(R) “Share-Based Payment,” which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. Six Flags and the Selected Parks Operations adopted SFAS No. 123(R) at the beginning of 2006, and $0 thousand of share-based compensation expense was recognized in the 2006 Selected Parks Operations’ income statement for its employees. Additionally, $619 of share-based compensation expense was recognized as part of the cost of Six Flags employees allocated to the Selected Parks Operations.

SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, Six Flags and the Selected Parks Operations have historically accounted for stock options using the accounting principles of APB 25.

(l) Fair Value of Financial Instruments

Management of the Selected Parks Operations has estimated the fair value of its financial instruments in accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, other accrued liabilities, and accrued compensation, payroll taxes, and benefits approximate fair value because of the short maturity of these instruments.

(3) Related Party Transactions

The Selected Parks Operations is wholly owned by Six Flags and its subsidiaries, and reflects transactions with Six Flags for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations, payment of taxes on income and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from Six Flags has been classified as “group equity”.

Six Flags collects sponsorship revenues under various contracts from third-party companies to promote their respective products, services and brands. Included in other theme park revenues for 2006, 2005, and 2004 are $2,488, $2,035, and $2,671 of allocated sponsorship revenues, respectively. The benefits of the Six Flags sponsorship contracts would not be available to the Selected Parks Operations if they were no longer owned by Six Flags.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

Six Flags has allocated to the Selected Parks Operations certain overhead costs associated with marketing, general and administrative services, including human resources, legal, financial, communications and technological support. The combined financial statements reflect expenses which were allocated based on specific identification of costs, relative share of park earnings before interest, taxes, depreciation and amortization, and the relative share of certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Parks Operations expenses as a stand-alone company may be different from those reflected in the combined statements of income.

Selling, general and administrative expenses are comprised of the following:

	2006	2005	2004
Direct costs	$14,797	16,849	18,374
Allocated Six Flags overhead	6,911	2,307	2,119

Total	$21,708	19,156	20,493

Included in direct costs are marketing and advertising expenses, workers’ compensation, general liability and property insurance, legal costs, consulting services, audit fees and travel and entertainment expenses for park personnel.

The Selected Parks Operations obtains insurance for workers’ compensation, general liability, property and other insurance through Six Flags. The insurance is charged to the Selected Parks Operations based on claims experience, reserves for self-insured retention recorded at Six Flags, and the premiums paid to third parties. Insurance expense allocated was $2,743, $3,937, and $4,272 for 2006, 2005, and 2004, respectively. Management believes that the methodologies used to allocate insurance costs to the Selected Parks Operations are reasonable. However, insurance expenses might differ if the Selected Parks Operations were a separate, stand-alone company.

During 2006, 2005, and 2004, Six Flags recorded interest on amounts due to/from certain entities whose primary assets and liabilities have been included in the Selected Parks Operations. The combined statements of income reflect these historical net interest charges.

The interest-bearing amount due to the parent of the Selected Parks Operations and non-interest bearing portions of group equity are as follows:

	2006	2005	2004
Net due to parent, interest at 10% per annum	$60,809	75,628	96,328
Other advances and equity	101,617	89,478	76,503

Total group equity	$162,426	165,106	172,831

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

(4) Property and Equipment

Property and equipment, at cost, are classified as follows:

	2006	2005
Land	$21,612	21,612
Land improvements	50,790	49,054
Buildings and improvements	79,669	77,743
Rides and attractions	174,441	167,651
Equipment	34,684	31,720

Total	361,196	347,780
Less accumulated depreciation	150,102	132,062

	$211,094	215,718

(5) Income Taxes

Income tax (expense) benefit allocated to operations for 2006, 2005, and 2004 consists of the following:

	Current	Deferred	Total
2006:
U.S. federal	$(876)	1,297	421
State and local	(57)	269	212

	$(933)	1,566	633

2005:
U.S. federal	$(5,730)	3,100	(2,630)
State and local	(737)	494	(243)

	$(6,467)	3,594	(2,873)

2004:
U.S. federal	$(49)	1,018	969
State and local	174	188	362

	$125	1,206	1,331

Recorded income tax expense differed for 2006, 2005, and 2004 from amounts computed by applying the U.S. federal income tax rate of 35% due to the effect of state and local income taxes, net of the federal tax benefit and the change in valuation allowance.

Deferred tax liabilities result from the financial carrying amounts for property and equipment and intangible assets being in excess of the tax bases in the corresponding assets. The majority of the property and equipment is depreciated over a 7-year period for tax reporting purposes and a longer 20-to-25 year period for financial reporting purposes.

Accrued insurance expenses, certain accrued bonuses and other compensation and other temporary differences represent future income tax deductions (i.e., deferred tax assets).

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

The tax effects of the temporary differences as of December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets:
Accrued insurance losses	$1,876	2,281
Accrued bonuses and other compensation	136	397
Enchanted Village lease (see note 7)	1,456	1,239
New York State net operating loss carryforwards	1,503	1,399
Intangible assets and other	2,079	2,385

Total gross deferred tax assets	7,050	7,701

Less valuation allowance	1,503	1,399

Net deferred tax assets	5,547	6,302

Deferred tax liabilities:
Property and equipment	53,604	56,001
Other	163	87

Total deferred tax liabilities	53,767	56,088

Net deferred tax liabilities	$48,220	49,786

Current portion of net deferred tax assets	$1,849	2,591
Non-current portion of net deferred tax liabilities	(50,069)	(52,377)

	$(48,220)	(49,786)

As of December 31, 2006, approximately $30,794 of net operating loss carryforwards available for New York state income tax purposes expire through 2026. Due to historical net losses in New York, resulting primarily from interest expense on intercompany debt (see note 3), a valuation allowance for the entire amount of the net operating loss carryforwards is reflected above.

Tax filings for various periods are subjected to audit by tax authorities in most jurisdictions where the Selected Parks Operations conduct business. An audit may result in assessments of additional taxes that would be resolved with the authorities or potentially through the courts. The Selected Parks Operations has received tax questions from taxing authorities and is currently at varying states of the examination process regarding these matters.

Management believes that the Selected Parks Operations has substantial defenses to the matters being raised, and does not believe that an unfavorable outcome would be material to the financial position or operating results of the Selected Parks Operations. As an unfavorable outcome is not currently considered probable or its impact estimable, the combined financial statements do not reflect any additional taxes related to the audits.

(6) Pension Benefits

The employees of the Selected Parks Operations participate in the Six Flags Defined Benefit Plan (the “Plan”). The Plan permits normal retirement at age 65, with early retirement at ages 55 through 64 upon attainment of ten years of credited service. The early retirement benefit is reduced for benefits commencing before age 62. Plan benefits are calculated according to a benefit formula based on age, average compensation

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

over the highest consecutive five-year period during the employee’s last ten years of employment and years of service. Operating expenses include $320, $729, and $544 for 2006, 2005, and 2004, respectively, for the Plan benefits attributable to employees of the Selected Parks Operations. Additionally, Six Flags overhead costs allocated to the Selected Parks Operations (see note 3) include benefit costs of the Plan of $78, $133, and $134 for 2006, 2005, and 2004, respectively. The liabilities that are recorded by Six Flags related to the Plan have not been allocated to the Selected Parks Operations.

In February 2006, Six Flags announced that it was freezing the Plan, effective April 1, 2006, pursuant to which participants would no longer continue to earn future pension benefits. The Plan curtailment loss recorded upon the effective date of the freeze allocable to the cost of the employees of the Selected Parks Operations was $123.

Management believes that the methodologies used to allocate pension costs to the Selected Parks Operations are reasonable. However, pension expenses might differ if the Selected Parks Operations were a separate, stand-alone company.

(7) Commitments and Contingencies

The Selected Parks Operations leases the sites of Enchanted Village and Six Flags Waterworld/Concord. The Enchanted Village lease contains a base rent that is escalated annually at the greater rate of 3% or the change in the Consumer Price Index. Rent expense for the Enchanted Village lease is based on the minimum escalated rents over the lease term recognized annually on a straight-line basis. Other long-term liabilities at December 31, 2006 and 2005 include $4,160 and $3,540, respectively, of accrued straight-line rent. The Concord lease is based on a percentage of revenues, with a minimum annual rent of $100. During 2006, 2005, and 2004, the Selected Parks Operations recognized approximately $2,671, $2,660, and $2,612, respectively, of expense under these lease agreements. The Enchanted Village lease expires in December 2030 and is renewable for various periods through 2076. The Concord lease expires in January 2025, and is renewable for five five-year periods thereafter.

Total rental expense, including office space and park sites, was approximately $3,469, $3,361, and $3,274 for the years ended December 31, 2006, 2005, and 2004, respectively. Total rent incurred, without the effect of the straight-line recognition of future minimum rent escalations on the Enchanted Village lease, was $2,849, $2,689, and $2,552 for the same respective periods.

Future minimum obligations under noncancellable operating leases, including site leases, at December 31, 2006, are summarized as follows:

Year ending December 31,
2007	$2,218
2008	2,224
2009	2,175
2010	2,159
2011	2,153
2012 and thereafter	50,214

$61,143

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements—(Continued)

December 31, 2006, 2005, and 2004

(Dollars in Thousands, except per share amounts)

Six Flags is party to a license agreement (the U.S. License Agreement) pursuant to which they have the exclusive right on a long term basis to theme park use in the United States (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use. The license fee is subject to periodic scheduled increases and is payable on a per-theme park basis. The annual Six Flags expense for 2006, 2005, and 2004 was $3,500, $3,229, and $2,500, respectively, of which $500, $431, and $313, respectively, were allocated for use of characters to the Selected Parks Operations. The right to use the characters under the license agreement would not be available to the parks of the Selected Park Operations if they were no longer owned or operated by Six Flags.

Six Flags and the Selected Parks Operations are party to various other legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, estimate of the outcomes of such matters and experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve amounts that would be material to the combined financial position, results of operations, or cash flows after consideration of recorded accruals.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$604	$555
Member receivables, net of allowance for doubtful accounts of $81 and $119 as of September 30, 2007 and December 31, 2006, respectively	2,552	2,699
Other receivables	376	328
Inventories	1,673	1,528
Prepaid expenses and other assets	1,320	812

Total current assets	6,525	5,922
PROPERTY AND EQUIPMENT—Net	127,548	129,073
PRIVATE MEMBERSHIPS, Net of accumulated amortization of $152 and $127 as of September 30, 2007 and December 31, 2006, respectively	77	101
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $4,034 and $3,383 as of September 30, 2007 and December 31, 2006, respectively	19,294	19,945
RESTRICTED CASH	2,489	3,988
DEFERRED LOAN COSTS—Net of accumulated amortization of $3,128 and $2,346 as of September 30, 2007 and December 31, 2006, respectively	2	784
DEPOSITS, LICENSES AND OTHER ASSETS	1,454	1,731
GOODWILL	29,093	29,093

TOTAL	$186,482	$190,637

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,580	$1,214
Accrued expenses	7,268	6,713
Other liabilities	5,138	5,008
Other deferred revenue	1,821	5,487
Deferred initiation fee revenue—net	370	361

Total current liabilities	16,177	18,783
NOTES PAYABLE	132,362	133,468
MEMBERSHIP DEPOSIT LIABILITY	19,808	19,187
OTHER LONG-TERM LIABILITIES	1,401	1,405
DEFERRED INITIATION FEE REVENUE—Net	2,715	2,655
Total liabilities	172,463	175,498

MINORITY INTEREST	1,042	1,271

COMMITMENTS AND CONTINGENCIES	—	—
OWNERS’ EQUITY	12,977	13,868

TOTAL LIABILITIES AND OWNERS’ EQUITY	$186,482	$190,637

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
REVENUES:
Green fees	$25,127	$24,828
Cart rentals	6,054	6,107
Member dues and initiation fees	14,703	14,217
Food and beverage sales	20,891	20,923
Merchandise sales	3,804	3,824
Other revenue	6,450	6,442

Total revenues	77,029	76,341

COSTS AND EXPENSES:
Payroll and related expenses	29,290	28,971
Cost of food and beverage sold	5,811	5,785
Cost of merchandise sold	2,924	2,676
General and administrative	8,711	8,902
Repairs and maintenance	2,420	3,034
Other operating expenses	9,728	9,296
Rents	2,497	2,539
Depreciation and amortization	6,126	5,850
Gain on disposal of assets	—	(55)

Total costs and expenses	67,507	66,998

OPERATING INCOME	9,522	9,343
OTHER INCOME (EXPENSE):
Interest income	189	167
Interest expense	(10,524)	(10,528)

Total other expense	(10,335)	(10,361)
LOSS BEFORE MINORITY INTEREST	(813)	(1,018)
MINORITY INTEREST	(171)	(226)

NET LOSS	$(984)	$(1,244)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(984)	$(1,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,126	5,850
Amortization of intangibles	651	651
Amortization of deferred financing costs	782	1,174
Loss on interest rate cap agreements	498	179
Deferred rent	74	143
Minority interest	171	226
(Gain) loss on disposal of assets	—	(55)
Bad debt expense	67	(7)
Accretion of membership deposit liability	966	675
Increase (decrease) from changes in:
Member receivables	80	207
Other receivables	(48)	(177)
Inventories	(145)	(291)
Prepaid expenses and other assets	(508)	(360)
Deposits, licenses and other assets	(170)	(27)
Accounts payable	366	(153)
Accrued expenses	871	(1,119)
Other liabilities	130	767
Other deferred revenue	(3,666)	(3,130)
Deferred initiation fee revenue	69	259

Net cash provided by operating activities	5,330	3,568

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,971)	(3,378)
Proceeds from the disposal of property and equipment	—	80
Decrease (increase) in restricted cash	1,499	(185)

Net cash used in investing activities	(3,472)	(3,483)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended,
	September 30, 2007	September 30, 2006
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	$(1,106)	$(181)
Purchase of interest rate cap agreement	(51)	—
Cash paid for lease buyout	—	(19)
Member deposit liability	(345)	248
Net contributions from owners	93	—
Net distributions to owners	—	(150)
Distributions to minority interests	(400)	(462)

Net cash used in financing activities	(1,809)	(564)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	49	(479)
CASH AND CASH EQUIVALENTS—Beginning of period	555	877

CASH AND CASH EQUIVALENTS—End of period	$604	$398

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest of $68 and $17 as of September 30, 2007 and 2006, respectively	$9,173	$9,293
Non-cash transactions:
Investments in property and equipment included in accrued expenses	$124	$637

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture) (the “Selected Portfolio”) to a third party. The sale of the owned properties was completed on November 30, 2007. The sale of Micke Grove was completed on December 19, 2007. The sale of Forest Park was completed on December 20, 2007. The sale of the remaining properties is expected to be completed in January 2008. The Selected Portfolio is as follows:

Property	Location	Property	Location
Ancala Country Club	Arizona	Shandin Hills Golf Club *	California
Arrowhead Country Club	Arizona	Arrowhead Golf Club	Colorado
Continental Golf Course	Arizona	Eaglebrook Country Club	Illinois
Desert Lakes Golf Course	Arizona	Mission Hills Country Club	Illinois
The Foothills Golf Club	Arizona	Ruffled Feathers Golf Club	Illinois
Kokopelli Golf Club	Arizona	Tamarack Golf Club	Illinois
Legend at Arrowhead	Arizona	Deer Creek Golf Club	Kansas
London Bridge Golf Course	Arizona	Tallgrass Country Club	Kansas
Stonecreek Golf Club	Arizona	Hunt Valley Country Club	Maryland
Superstition Springs Golf Course	Arizona	Majestic Oaks Golf Club	Minnesota
Tatum Ranch Golf Club	Arizona	Forest Park Golf Course *	Missouri
David L. Baker Memorial Golf Center *	California	Las Vegas Golf Club* ^	Nevada
Meadowlark Golf Course *	California	Painted Desert Golf Club	Nevada
Micke Grove Golf Course *	California	Meadowbrook Country Club	Oklahoma

*	Leased golf course properties

^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 4). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

a stand-alone company during the periods presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 4.

The accompanying combined financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are unaudited, but include all adjustments (which are normal and recurring), that are, in the opinion of management, necessary to present a fair presentation of the financial results as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected American Golf and National Golf Properties December 31, 2006 financial statements and notes thereto.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. These estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Revenue from membership dues is recognized in the month earned. Membership dues received in advance are included in deferred revenues and recognized as revenue ratably over the appropriate period, which is generally twelve months or less. The monthly dues are generally structured to cover the club operating costs and membership services.

Initiation Fees—The Selected Portfolio’s private country club members are expected to pay an advance initiation fee upon their acceptance as a member in the country club. Initiation fees are generally deposits which are refundable 30 years after the date of acceptance as a member. The difference between the amount paid by the member (net of incremental direct costs, primarily commissions) and the net present value of the future refund obligation is deferred and recognized as initiation fee revenue on a straight-line basis over the estimated average expected life of an active membership (currently seven years).

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages, private memberships and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 19 – 39 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course.

Private Memberships—The Selected Portfolio has private memberships that generate revenue through certain membership-associated fees such as initiation fees and membership dues. The private memberships were valued under the premise that the membership can only have positive value after (i) the Selected Portfolio would receive a fair return of approximately 3% to 5% of gross revenues and (ii) the landlords would receive their contracted rental payments. As the estimated average life of an active membership is seven years, costs and expense were allocated ratably to the deferred revenue over this period, and the resulting after-tax cash flows were then discounted to present value using an after-tax discount rate. The sum of the present value of after-tax cash flows was added to the amortization tax benefit to arrive at a value for each private membership. Private memberships are amortized on a straight-line basis over seven years, the estimated average expected life of an active membership.

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license.

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

Capitalized Interest—The Selected Portfolio capitalizes interest expense during the period of new construction or upgrade of qualifying assets.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The five leased golf course properties and related facilities in the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents and member receivables.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the year ended December 31, 2006 and nine months ended September 30, 2007, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Concentration of risk with respect to member receivables, which consists primarily of membership dues and charges, is limited due to the large number of club members comprising the Selected Portfolio’s customer base and their dispersion across many different geographic areas. The member receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts.

Fair Value of Financial Instruments—To meet the reporting requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Selected Portfolio calculates the fair value of the financial instruments and includes this additional information in the notes to the combined financial statements when the fair value is materially different from the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Selected Portfolio uses quoted market prices, when available, or discounted cash flows to calculate these fair values.

In June 2005, the Company purchased an interest rate cap in the amount of $276,000 to protect against an increase in the 30-day LIBOR on a $133.8 million variable rate loan obtained in June 2005. The interest rate cap is for a term of two years and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 4.7% per annum. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. This interest rate cap agreement expired in June 2007.

In June 2007, the Company purchased an interest rate cap in the amount of $51,000 to protect against an increase in the 30-day LIBOR on a $132.4 million variable rate loan on which the Selected Portfolio exercised the first of three one-year extension options. The interest rate cap is for a term of one year and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 5.637% per annum. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies and cash held as collateral to provide cash reserves for property taxes and environmental insurance.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred Loan Costs—Deferred loan costs include loan origination costs such as legal fees, consulting fees and filing costs. Such costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loan.

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities.

This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The adoption of this standard did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity. (See Note 5 for further information on the Company’s adoption of Fin 48.)

Other Deferred Revenue—Other deferred revenue consists of prepaid membership dues, prepaid privileges and prepaid memberships that will be recognized as revenue within the next 12 months.

3. COMMITMENTS AND CONTINGENCIES

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and has recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. Per the MOU, AGC will pay up to $2.6 million in full and complete settlement of all claims, inclusive of attorney’s fees, costs, claims administration costs and all other fees and costs. The MOU is binding, subject to court approval. The settlement expense will be spread equitably across the 64 California courses operated by AGC, of which four courses are included in the Selected Portfolio. The accompanying statement of operations for the nine months ended September 30, 2007 includes such allocated costs amounting to $76,750.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and NGP and reflects transactions with AGC and NGP for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC and NGP has been classified as “Owners’ Equity.”

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statements of operations.

Payroll and related expenses are comprised of the following for the nine months ended September 30, (in thousands):

	2007	2006
Direct costs	$25,868	$25,403
Allocated AGC and NGP overhead	3,422	3,568

Total	$29,290	$28,971

General and administrative expenses are comprised of the following for the nine months ended September 30, (in thousands):

	2007	2006
Direct costs	$7,844	$7,093
Allocated AGC and NGP overhead	867	1,809

Total	$8,711	$8,902

5. UNCERTAIN TAX POSITIONS

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

The Selected Portfolio files U.S. federal income tax returns and returns in various states’ jurisdictions. The Selected Portfolio’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the nine months ended September 30, 2007, we recorded no interest or penalties related to unrecognized tax benefits as a component of income tax expense.

The Selected Portfolio adopted the provisions of FIN 48 on January 1, 2007. In accordance with the requirements of FIN 48, the Selected Portfolio evaluated all tax years still subject to potential audit under state and federal income tax law, which currently include the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007, in reaching its accounting conclusions. As a result, the Selected Portfolio concluded it did not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48 as of the January 1, 2007 adoption date or as of September 30, 2007. The adoption of FIN 48 therefore had no impact on the Selected Portfolio’s combined financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Owners

Selected American Golf and National Golf Properties:

We have audited the accompanying combined balance sheets of Selected American Golf and National Golf Properties (the “Selected Portfolio”) as defined in Note 1, as of December 31, 2006 and 2005, and the related combined statements of operations, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Selected Portfolio’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Selected Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared from the separate records maintained by AGC LLC Holding and National Golf Properties LLC (collectively “the Company”) and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Selected Portfolio had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from home-office items applicable to the Company as a whole.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Selected Portfolio as of December 31, 2006 and 2005, and the combined results of its operations and its combined cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California

November 30, 2007

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$555	$877
Member receivables, net of allowance for doubtful accounts of $119 and $165 as of December 31, 2006 and 2005, respectively	2,699	2,342
Other receivables	328	279
Inventories	1,528	1,371
Prepaid expenses and other assets	812	665

Total current assets	5,922	5,534
PROPERTY AND EQUIPMENT—Net (Note 3)	129,073	131,618
PRIVATE MEMBERSHIPS, Net of accumulated amortization of $127 and $95 as of December 31, 2006 and 2005, respectively	101	134
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $3,383 and $2,515 as of December 31, 2006 and 2005, respectively (Note 2)	19,945	20,813
RESTRICTED CASH	3,988	4,025
DEFERRED LOAN COSTS—Net of accumulated amortization of $2,346 and $778 as of December 31, 2006 and 2005, respectively	784	2,352
DEPOSITS, LICENSES AND OTHER ASSETS	1,731	1,608
GOODWILL (Note 4)	29,093	30,278

TOTAL	$190,637	$196,362

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,214	$1,316
Accrued expenses (Note 6)	6,713	8,509
Other liabilities (Note 6)	5,008	3,841
Other deferred revenue (Note 2)	5,487	4,829
Deferred initiation fee revenue—net	361	473

Total current liabilities	18,783	18,968
NOTES PAYABLE (Note 7)	133,468	133,750
MEMBERSHIP DEPOSIT LIABILITY	19,187	17,918
OTHER LONG-TERM LIABILITIES	1,405	1,203
DEFERRED INITIATION FEE REVENUE—Net (Note 2)	2,655	2,292

Total liabilities	175,498	174,131

MINORITY INTEREST	1,271	1,423

COMMITMENTS AND CONTINGENCIES (Note 8)	—	—
OWNERS’ EQUITY	13,868	20,808

TOTAL LIABILITIES AND OWNERS’ EQUITY	$190,637	$196,362

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the years ended,
	December 31, 2006	December 31, 2005	December 31, 2004
REVENUES:
Green fees	$31,060	$30,431	$30,060
Cart rentals	7,455	7,285	7,018
Member dues and initiation fees	18,981	18,557	17,497
Food and beverage sales	26,642	26,235	25,957
Merchandise sales	4,813	4,593	4,885
Other revenue	8,345	7,862	7,617

Total revenues	97,296	94,963	93,034

COSTS AND EXPENSES:
Payroll and related expenses	37,093	37,379	36,097
Cost of food and beverage sold	7,399	7,261	7,416
Cost of merchandise sold	3,139	3,523	3,666
General and administrative	11,852	11,548	11,167
Repairs and maintenance	3,841	2,963	3,153
Other operating expenses	12,288	11,838	12,062
Rents	3,257	3,094	2,973
Depreciation and amortization	7,404	7,547	7,145
Impairment loss (Notes 2 and 4)	1,185	2,363	2,828
(Gain) loss on disposal of assets	(114)	26	(12)

Total costs and expenses	87,344	87,542	86,495

OPERATING INCOME	9,952	7,421	6,539
OTHER INCOME (EXPENSE):
Interest income	216	82	130
Interest expense	(13,636)	(11,914)	(9,239)

Total other expense	(13,420)	(11,832)	(9,109)
LOSS BEFORE MINORITY INTEREST	(3,468)	(4,411)	(2,570)
MINORITY INTEREST	(342)	(179)	(288)
INCOME TAXES (Note 5)	—	—	—

NET LOSS	$(3,810)	$(4,590)	$(2,858)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF OWNERS’ EQUITY

(In thousands)

BALANCE—January 1, 2004	$38,066
Net distributions to owners	(1,624)
Net loss	(2,858)

BALANCE—December 31, 2004	33,584
Net distributions to owners	(8,186)
Net loss	(4,590)

BALANCE—December 31, 2005	20,808
Net distributions to owners	(3,130)
Net loss	(3,810)

BALANCE—December 31, 2006	$13,868

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended,
	December 31, 2006	December 31, 2005	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,810)	$(4,590)	$(2,858)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,404	7,547	7,145
Amortization of intangibles	868	868	868
Amortization of deferred financing costs	1,568	778	546
Write off of financing costs	—	664	—
Loss (gain) on interest rate cap agreements	34	(225)	99
Deferred rent	190	320	393
Minority interest	342	179	288
(Gain) loss on disposal of assets	(114)	26	(12)
Impairment loss	1,185	2,363	2,828
Bad debt expense	12	199	159
Accretion of membership deposit liability	909	1,014	713
(Decrease) increase from changes in:
Member receivables	(369)	240	(863)
Other receivables	(49)	176	(216)
Inventories	(157)	172	613
Prepaid expenses and other assets	(147)	1,104	(103)
Deposits, licenses and other assets	(157)	(383)	130
Accounts payable	(102)	89	(812)
Accrued expenses	(2,015)	1,615	(536)
Other liabilities	1,167	(748)	553
Other deferred revenue	658	(111)	158
Deferred initiation fee revenue	251	87	1,153

Net cash provided by operating activities	7,668	11,384	10,246

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,595)	(3,013)	(3,936)
Proceeds from the disposal of property and equipment	144	—	30
Decrease (increase) in restricted cash	37	(2,226)	(486)

Net cash used in investing activities	(4,414)	(5,239)	(4,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	$(282)	$(128,144)	$(4,175)
Proceeds from notes payable	—	133,750	—
Costs of obtaining financing	—	(3,130)	—
Purchase of interest rate cap agreement	—	(276)	—
Cash paid for lease buyout	(30)	(26)	(18)
Member deposit liability	360	335	627
Net distributions to owners	(3,130)	(8,186)	(1,624)
Distributions to minority interests	(494)	(479)	(454)

Net cash used in financing activities	(3,576)	(6,156)	(5,644)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(322)	(11)	210
CASH AND CASH EQUIVALENTS—Beginning of period	877	888	678

CASH AND CASH EQUIVALENTS—End of period	$555	$877	$888

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest of $36, $20 and $30 as of December 31, 2006, 2005 and 2004, respectively	$11,581	$9,429	$7,832
Non-cash transactions:
Investments in property and equipment included in accrued expenses	$518	$287	$169
The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1. ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture) (the “Selected Portfolio”) to a third party. The sale is subject to customary closing conditions and is expected to be completed in December 2007. The Selected Portfolio is as follows:

Property	Location	Property	Location
Ancala Country Club	Arizona	Shandin Hills Golf Club *	California
Arrowhead Country Club	Arizona	Arrowhead Golf Club	Colorado
Continental Golf Course	Arizona	Eaglebrook Country Club	Illinois
Desert Lakes Golf Course	Arizona	Mission Hills Country Club	Illinois
The Foothills Golf Club	Arizona	Ruffled Feathers Golf Club	Illinois
Kokopelli Golf Club	Arizona	Tamarack Golf Club	Illinois
Legend at Arrowhead	Arizona	Deer Creek Golf Club	Kansas
London Bridge Golf Course	Arizona	Tallgrass Country Club	Kansas
Stonecreek Golf Club	Arizona	Hunt Valley Country Club	Maryland
Superstition Springs Golf Course	Arizona	Majestic Oaks Golf Club	Minnesota
Tatum Ranch Golf Club	Arizona	Forest Park Golf Course *	Missouri
David L. Baker Memorial Golf Center *	California	Las Vegas Golf Club* ^	Nevada
Meadowlark Golf Course *	California	Painted Desert Golf Club	Nevada
Micke Grove Golf Course *	California	Meadowbrook Country Club	Oklahoma

*	Leased golf course properties

^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 9). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 9.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. These estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Revenue from membership dues is recognized in the month earned. Membership dues received in advance are included in deferred revenues and recognized as revenue ratably over the appropriate period, which is generally twelve months or less. The monthly dues are generally structured to cover the club operating costs and membership services.

Initiation Fees—The Selected Portfolio’s private country club members are expected to pay an advance initiation fee upon their acceptance as a member in the country club. Initiation fees are generally deposits which are refundable 30 years after the date of acceptance as a member. The difference between the amount paid by the member (net of incremental direct costs, primarily commissions) and the net present value of the future refund obligation is deferred and recognized as initiation fee revenue on a straight-line basis over the estimated average expected life of an active membership (currently seven years).

Notes receivable related to the financing of initiation fees are recorded in “Member receivables” and “Deposits, licenses and other assets.” Short-term notes amounted to $239,000 and $165,000 at December 31, 2006 and 2005, respectively, and long-term notes amounted to $81,000 and $165,000 at December 31, 2006 and 2005, respectively. Deferred initiation fee revenue is presented net of approximately $614,000 and $803,000 of incremental direct costs in the combined balance sheets as of December 31, 2006 and 2005, respectively.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

The present value of the refund obligation is recorded as a membership deposit liability in the combined balance sheets and accretes over the nonrefundable term (30 years) using the effective interest method. This accretion totaled approximately $909,000, $1.0 million and $713,000 for the years ended December 31, 2006, 2005 and 2004, respectively, and is recorded as interest expense in the accompanying combined statements of operations. At December 31, 2006, the following are the expected initiation fee deposits that are contractually due and payable (in thousands):

Year Ending December 31,	Initiation Fee Deposits Due and Payable
2007	$—
2008	—
2009	—
2010	63
2011	203
Thereafter	55,524

$55,790

In connection with a change of control transaction in 2003, certain shareholders who collectively had a controlling interest in the Selected Portfolio prior to the 2003 transaction as defined in Note 1, assumed a majority of the Selected Portfolio’s membership deposit liabilities. With respect to such assumed liabilities, the Selected Portfolio continues to record a liability of approximately $12.9 million and $12.3 million at December 31, 2006 and 2005, respectively, which is included in “Membership deposit liability.” Accordingly, the Selected Portfolio also has recorded a receivable from these shareholders in the same amount, which has been fully reserved due to the long-term nature and associated uncertainty of collectibility of this receivable.

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages, private memberships and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 19 – 39 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course. Amortization of leasehold advantage was $868,000 for the year ended December 31, 2006 and is included as a component of rent expense in the Selected Portfolio’s combined statement of operations.

At December 31, 2006, the following are the expected amortization expense related to leasehold advantage (in thousands):

Year Ending December 31,	Future Amortization of Leasehold Advantage
2007	$868
2008	868
2009	868
2010	868
2011	868
Thereafter	15,605

$19,945

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

Private Memberships—The Selected Portfolio has private memberships that generate revenue through certain membership-associated fees such as initiation fees and membership dues. The private memberships were valued under the premise that the membership can only have positive value after (i) the Selected Portfolio would receive a fair return of approximately 3% to 5% of gross revenues and (ii) the landlords would receive their contracted rental payments. As the estimated average life of an active membership is seven years, costs and expense were allocated ratably to the deferred revenue over this period, and the resulting after-tax cash flows were then discounted to present value using an after-tax discount rate. The sum of the present value of after-tax cash flows was added to the amortization tax benefit to arrive at a value for each private membership. Private memberships are amortized on a straight-line basis over seven years, the estimated average expected life of an active membership. Amortization of private memberships was $33,000 for the year ended December 31, 2006.

At December 31, 2006, the following are the expected amortization expense related to private memberships (in thousands):

Year Ending December 31,	Future Amortization of Private Memberships
2007	$33
2008	33
2009	33
2010	2
2011	—
Thereafter	—

$101

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license. At December 31, 2006 and 2005, liquor licenses amounted to approximately $168,000 and are included in “Deposits, licenses and other assets” in the combined balance sheets.

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. During the years ended December 31, 2006, 2005 and 2004, the Selected Portfolio recorded depreciation expense of approximately $7.4 million, $7.5 million and $7.1 million, respectively.

When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

Capitalized Interest—The Selected Portfolio capitalizes interest expense during the period of new construction or upgrade of qualifying assets. The Selected Portfolio capitalized interest of approximately $36,000, $20,000 and $30,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The five leased golf course properties and related facilities in

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

During the years ended December 31, 2006, 2005 and 2004, the Selected Portfolio recorded goodwill impairment losses of $1.2 million, $2.4 million and $2.8 million, respectively and is reflected as Impairment loss in the combined statements of operations.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents and member receivables.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the years ended December 31, 2006 and 2005, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Concentration of risk with respect to member receivables, which consists primarily of membership dues and charges, is limited due to the large number of club members comprising the Selected Portfolio’s customer base and their dispersion across many different geographic areas. The member receivables are billed and due monthly, and all probable bad debt losses have been appropriately considered in establishing an allowance for doubtful accounts.

Fair Value of Financial Instruments—To meet the reporting requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Selected Portfolio calculates the fair value of the financial instruments and includes this additional information in the notes to the combined financial statements when the fair value is materially different from the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Selected Portfolio uses quoted market prices, when available, or discounted cash flows to calculate these fair values.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

In June 2005, the Company purchased an interest rate cap in the amount of $276,000 to protect against an increase in the 30-day LIBOR on a $133.8 million variable rate loan obtained in June 2005. The interest rate cap is for a term of two years and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 4.7% per annum. The remaining value of the interest rate cap purchased in 2003 that was associated with the Company’s previous loan was expensed in June 2005. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. Based on the fair value of the interest cap as of December 31, 2006, 2005 and 2004, the Company recorded an expense of $34,000, income of $225,000 and an expense of $99,000 in the combined statements of operations for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies and cash held as collateral to provide cash reserves for property taxes and environmental insurance.

Deferred Loan Costs—Deferred loan costs include loan origination costs such as legal fees, consulting fees and filing costs. Such costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loan. The loan costs were fully amortized at June 30, 2007, the original maturity date of the loan.

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities. This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

Other Deferred Revenue—Other deferred revenue consists of prepaid membership dues, prepaid privileges and prepaid memberships that will be recognized as revenue within the next 12 months.

New Accounting Pronouncements— In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), to replace APB Opinion No. 20, “Reporting Accounting Changes in Interim Financial Statements” (“APB 20”). SFAS 154 changes the requirements for the accounting for and reporting of a change in

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

accounting principle and requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine period specific effects or the cumulative effect of the change. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The adoption of this standard did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. The statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Estimated Useful Lives (Years)	December 31,
		2006	2005
Land		$30,131	$30,143
Golf course improvements	10–20	64,256	63,170
Buildings	15–30	44,374	43,984
Furniture, fixtures, machinery and equipment	3–10	11,080	8,401
Less accumulated depreciation		(25,771)	(18,417)

		124,070	127,281
Construction in process		5,003	4,337

		$129,073	$131,618

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

4. GOODWILL

The following is a reconciliation of changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 (in thousands):

Balance—January 1, 2005	$32,641
Impairment loss—assets to be held and used	(2,363)

Balance—December 31, 2005	30,278
Impairment loss—assets to be held and used	(1,185)

Balance—December 31, 2006	$29,093

During the year ended December 31, 2006 and 2005, the Selected Portfolio recognized an impairment loss as part of its annual impairment test in accordance with SFAS No. 142. The impairment recognized was the result of operating performance on certain courses to which goodwill was allocated.

The impairment test consists of comparing the fair value for a reporting unit, using a discounted cash flow model, with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a separate reporting unit.

5. INCOME TAXES

Income taxes are presented as if the Selected Portfolio prepared its tax returns on a stand alone basis.

The components of income taxes are as follows (in thousands):

	December 31,
	2006	2005	2004
Deferred	$2,467	$2,223	$2,681
Valuation allowance	(2,467)	(2,223)	(2,681)

	$—	$—	$—

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

Deferred income taxes result from temporary differences in the financial and tax bases of assets and liabilities. Significant components of the Selected Portfolio’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2006	2005
Deferred tax assets:
Leasehold disadvantage	$7,372	$8,878
Net operating loss carryforwards	11,717	8,449
Accrued expenses	1,255	1,311
Building and other depreciable assets	789	383
Member deposit obligations-net	916	915
Other	49	71

	22,098	20,007

Valuation allowances	(17,815)	(15,348)

Total deferred tax assets	4,283	4,659

Deferred tax liabilities:
Leasehold advantage	4,242	4,605
Building and other depreciable assets	—	—
Private memberships	41	54

Total deferred tax liabilities	4,283	4,659

Net deferred tax liabilities	$—	$—

A valuation allowance has been established to reduce net deferred tax assets to the amount expected to be realized. The Selected Portfolio has a U.S. federal net operating loss carryforward of $29.3 million, which will begin to expire in the year 2024.

A leasehold advantage or disadvantage exists to NGP or AGC when it pays a contracted rent that is below or above current market rates. The value of a leasehold advantage or disadvantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on the after-tax discount rate corresponding to each golf course. Leasehold advantage and disadvantage is amortized on a straight line basis over the life of the lease. Leasehold advantage and disadvantage on leases between NGP and AGC are eliminated in combination in the accompanying combined financial statements. However, due to the different taxable nature of NGP and AGC (see note 2), they do give rise to deferred tax assets and liabilities which are reflected above.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

6. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following components (in thousands):

	December 31,
	2006	2005
Accrued expenses:
Compensation and related costs	$2,918	$4,589
Property taxes	1,302	1,430
Rent	222	255
Other	2,271	2,235

	$6,713	$8,509

Other liabilities:
Merchandise certificates	$2,021	$1,692
Deposits	1,674	1,393
Sales and use taxes	357	371
Other	956	385

	$5,008	$3,841

7. NOTES PAYABLE

Notes payable consist of the following (in thousands):

	December 31, 2006		December 31, 2005
Type of Collateral	Interest Rate	Balance	Interest Rate	Balance	Maturity
Collateralized note-Senior	8.85%	$133,468	7.61%	$133,750	7/9/2008

On February 6, 2003, the Selected Portfolio entered into a mortgage loan with GMAC Commercial Mortgage Corporation (the “GMAC Loan”). The loan was collateralized by certain assets owned by the Selected Portfolio and had an interest rate that was the greater of 30-day LIBOR or 1.55% plus 400 basis points. The interest rate at December 31, 2004 was 6.09% and interest payments were made monthly.

On June 30, 2005, the Selected Portfolio refinanced the GMAC Loan and entered into a loan with Deutsche Bank (the “Deutsche Loan”). The loan is encumbered by certain assets owned by the Selected Portfolio which have a release price that is to be paid upon disposition of each asset. The loan bears interest at the rate of 30-day LIBOR plus 350 basis points. The interest rate at December 31, 2006 and December 31, 2005 was 8.85% and 7.61%, respectively, and interest payments are made monthly. In July 2007, the Selected Portfolio exercised the first of three one-year extension options. The loan now matures on July 9, 2008. It is our intention to further exercise this provision to extend the maturity date on or before June 30, 2008. The remaining balance on the GMAC Loan was repaid at the closing of the Deutsche Loan and the unamortized deferred financing costs of $664,000 were written off and included in interest expense at December 31, 2005.

The note amount above includes only the portion of the Deutsche Loan collateralized by the Selected Portfolio.

The note agreements contain, among other things, covenants restricting the sale of property and certain reporting requirements. The Selected Portfolio was compliant with all covenants as of December 31, 2006.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

8. COMMITMENTS AND CONTINGENCIES

The Selected Portfolio is the lessee under long-term operating leases for golf courses and equipment. At December 31, 2006, the following are future minimum rental payments required pursuant to the terms of all operating lease obligations (in thousands):

Year Ending December 31	Unrelated Parties
2007	$3,482
2008	2,869
2009	2,195
2010	2,878
2011	1,569
Thereafter	21,552

$34,545

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. Percentage rentals paid to unrelated parties were approximately $569,000, $410,000 and $430,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies. As of December 31, 2006, the Selected Portfolio had approximately $112,000 of bonds outstanding related to the Selected Portfolio.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and has recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. Per the MOU, AGC will pay up to $2.6 million in full and complete settlement of all claims, inclusive of attorney’s fees, costs, claims administration costs and all other fees and costs. The MOU is binding, subject to court approval. The settlement expense will be spread equitably across the 66 California courses operated by AGC, of which 4 courses are included in the Selected Portfolio.

At December 31, 2006, the Selected Portfolio accrued $24,000 related to the class action suit, resulting in an additional charge of $133,000 in 2007.

9. RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and NGP and reflects transactions with AGC and NGP for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC and NGP has been classified as “Owners’ Equity.”

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2006 AND 2005

related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statements of operations.

Payroll and related expenses are comprised of the following (in thousands):

	2006	2005	2004
Direct costs	$32,800	$31,764	$32,267
Allocated AGC and NGP overhead	4,293	5,615	3,830

Total	$37,093	$37,379	$36,097

General and administrative expenses are comprised of the following (in thousands):

	2006	2005	2004
Direct costs	$9,340	$8,744	$8,557
Allocated AGC and NGP overhead	2,512	2,804	2,610

Total	$11,852	$11,548	$11,167

Selected American Golf

and National Golf

Properties

Combined Financial Statements as of and for the year

ended December 31, 2007 and Independent Auditors’

Report

INDEPENDENT AUDITORS’ REPORT

To the Owners

Selected American Golf and National Golf Properties:

We have audited the accompanying combined balance sheet of Selected American Golf and National Golf Properties (the “Selected Portfolio”) as defined in Note 1, as of December 31, 2007 and the related combined statements of operations, owners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Selected Portfolio’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Selected Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared from the separate records maintained by AGC LLC Holding and National Golf Properties LLC (collectively “the Company”) and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Selected Portfolio had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from home-office items applicable to the Company as a whole.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Selected Portfolio as of December 31, 2007, and the combined results of its operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California

March 26, 2008

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEET

(In thousands)

December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$487
Member receivables	57
Inventories	119
Prepaid expenses and other assets	128

Total current assets	791
PROPERTY AND EQUIPMENT—Net (Note 3)	8,806
LEASEHOLD ADVANTAGE, Net of accumulated amortization of $3,725 (Note 2)	16,748
RESTRICTED CASH	54
DEPOSITS, LICENSES AND OTHER ASSETS	231
GOODWILL (Note 4)	948

TOTAL	$27,578

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED BALANCE SHEET

(In thousands)

December 31, 2007
LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$149
Accrued expenses (Note 6)	1,014
Other liabilities (Note 6)	455
Other deferred revenue (Note 2)	15
Income tax payable to parent (Note 5)	764

Total current liabilities	2,397
NOTE PAYABLE (Note 7)	13,944
DEFERRED INCOME TAXES (Note 5)	1,884
OTHER LONG-TERM LIABILITIES	377

Total liabilities	18,602

MINORITY INTEREST	930

COMMITMENTS AND CONTINGENCIES (Note 8)	—
OWNERS’ EQUITY	8,046

TOTAL LIABILITIES AND OWNERS’ EQUITY	$27,578

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENT OF OPERATIONS

(In thousands)

For the year ended, December 31, 2007
REVENUES:
Green fees	$5,942
Cart rentals	1,986
Food and beverage sales	3,012
Merchandise sales	498
Other revenue	1,646

Total revenues	13,084

COSTS AND EXPENSES:
Payroll and related expenses (Note 9)	3,962
Cost of food and beverage sold	784
Cost of merchandise sold	340
General and administrative expenses (Note 9)	1,317
Repairs and maintenance expenses	328
Other operating expenses	1,449
Rent expense	2,440
Depreciation	999

Total costs and expenses	11,619

OPERATING INCOME	1,465
OTHER INCOME (EXPENSE):
Interest income	25
Interest expense	(1,951)

Total other expense	(1,926)
LOSS BEFORE MINORITY INTEREST	(461)
MINORITY INTEREST	(187)
INCOME TAXES (Note 5)	(512)

NET LOSS	$(1,160)

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENT OF OWNERS’ EQUITY

(In thousands)

BALANCE—January 1, 2007	$5,560
Net contributions from owners	3,646
Net loss	(1,160)

BALANCE—December 31, 2007	$8,046

The accompanying notes are an integral part of these combined financial statements

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENT OF CASH FLOWS

(In thousands)

For the year ended, December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	999
Amortization of intangibles	760
Amortization of deferred financing costs	101
Loss on interest rate cap agreement	67
Deferred rent	76
Minority interest	187
Deferred income taxes	(253)
Increase (decrease) from changes in:
Member receivables	42
Inventories	17
Prepaid expenses and other assets	83
Deposits, licenses and other assets	(60)
Accounts payable	(260)
Accrued expenses	77
Other liabilities	(47)
Other deferred revenue	(6)
Income taxes payable to parent	(203)

Net cash provided by operating activities	420

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(541)
Increase in restricted cash	34

Net cash used in investing activities	(507)

The accompanying notes are an integral part of these combined financial statements	(Continued)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

COMBINED STATEMENT OF CASH FLOWS

(In thousands)

For the year ended, December 31, 2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on note payable	$(3,166)
Purchase of interest rate cap agreement	(7)
Net contributions from owners	3,646
Distributions to minority interests	(399)

Net cash provided by financing activities	74

NET DECREASE IN CASH AND CASH EQUIVALENTS	(13)

CASH AND CASH EQUIVALENTS—Beginning of period	500

CASH AND CASH EQUIVALENTS—End of period	$487

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,850

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Investments in property and equipment included in accrued expenses	$18

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Distributions to minority interest owners included in accrued expenses	$129

The accompanying notes are an integral part of these combined financial statements	(Concluded)

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2007

1. ORGANIZATION AND BASIS OF PRESENTATION

AGC LLC Holding, a Delaware limited liability company (“AGC”) was formed in 1973 for the purpose of operating public and private golf and tennis facilities on leased premises. National Golf Properties LLC, a Delaware limited liability company (“NGP”) owns golf courses located throughout the United States. On February 6, 2003, both AGC and NGP were acquired by an investor group comprised primarily of Goldman Sachs’ GS Capital Partners 2000, L.P., Goldman Sachs’ Whitehall Street Global Real Estate Limited Partnership 2001 and Starwood Capital Group’s SOF-VI U.S. Holdings, LLC. As a result of this transaction, assets and liabilities of both AGC and NGP were recorded at their fair market value. Since AGC and NGP are under common ownership, the accompanying financial statements have been presented on a combined basis.

On October 29, 2007 AGC and NGP announced that they had agreed to sell 28 owned and leased golf courses (including its 50% interest in the Las Vegas Joint Venture). As of December 31, 2007 the sale of four (4) of these properties (the “Selected Portfolio”) had not closed. The sale of these remaining properties is expected to be completed in April 2008. The Selected Portfolio is as follows:

Property	Location
David L. Baker Memorial Golf Center*	California
Meadowlark Golf Course*	California
Shandin Hills Golf Club*	California
Las Vegas Golf Club* ^	Nevada

*	Leased golf course properties
^	50% Ownership of Las Vegas Joint Venture

The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the Selected Portfolio combined from different legal entities, all of which are indirect wholly-owned subsidiaries of AGC and NGP (except for the 50% interest in the Las Vegas Joint Venture whose operations are consolidated in the financial statements due to exercise of control). The combined financial statements include allocations from AGC and NGP of certain overhead costs (see note 9). The allocation of debt, related costs and interest to the Selected Portfolio was calculated as its proportionate share of the total AGC and NGP debt which is secured by the Selected Portfolio, based on the specific amounts set forth in the loan documents. Goodwill originated from the transaction dated February 6, 2003 and was recorded at each course based on the allocated purchase price. Transactions between the entities being combined have been eliminated upon combination. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Portfolio’s results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Portfolio had been a stand-alone company during the period presented. Because of the nature of these combined financial statements, AGC and NGP’s net investment in the Selected Portfolio is shown as “Owners’ Equity.” Other transactions with AGC and NGP and related parties are presented in note 9.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. These

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

estimates include the allocation of costs and the assessment of the collectibility of accounts receivable, use and recoverability of inventories, useful lives for amortization periods, and recoverability of goodwill, among others. Actual results could differ from those estimates.

Inventories—Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist primarily of food, beverage, golf and tennis equipment and clothing and accessories.

Revenue Recognition—Revenue from green fees, cart rentals, food and beverage sales, merchandise sales and other income (consisting primarily of range income, banquets, and club and other rental income) are generally recognized at the time of sale.

Goodwill and Other Intangible Assets—Goodwill and identifiable intangibles which consists of leasehold advantages and liquor licenses (more fully described below), recorded in connection with the purchase discussed in Note 1, are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Leasehold Advantage—is amortized on a straight line basis over the life of the leases, which range from 23 – 33 years. A leasehold advantage exists when the Selected Portfolio pays a contracted rent that is below current market rents. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on an after-tax discount rate corresponding to each golf course. Amortization of leasehold advantage was $760,000 for the year ended December 31, 2007 and is included as a component of rent expense in the Selected Portfolio’s combined statement of operations.

At December 31, 2007, the following are the expected amortization expense related to leasehold advantage (in thousands):

Year Ending December 31,	Future Amortization of Leasehold Advantage
2008	$760
2009	760
2010	760
2011	760
2012	760
Thereafter	12,948

$16,748

Liquor Licenses—The Selected Portfolio has transferable liquor licenses that have indefinite lives and are not amortized. The value assigned to each liquor license is based on the type of license (i.e., full liquor, beer and wine or beer only license), the state, city or county the license is in, and overall demand for the license. At December 31, 2007, liquor licenses amounted to approximately $46,000 and are included in “Deposits, licenses and other assets” in the combined balance sheet.

Property and Equipment—Property and equipment are carried at cost.

Depreciation of property and equipment is computed using the straight-line method over the lesser of the estimated useful life of the asset (3 to 30 years) or the remaining term of the lease. During the year ended December 31, 2007, the Selected Portfolio recorded depreciation expense of approximately $999,000.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations. Significant expenditures which extend the useful life of existing assets are capitalized.

Operating Leases and Other Operating Expenses—Other operating expenses consist primarily of equipment leases, utilities, seed, soil and fertilizer. The four leased golf course properties and related facilities in the Selected Portfolio are under long-term operating leases. In addition to minimum payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. The leases generally require these properties to pay taxes assessed against the leased property and the cost of insurance and maintenance. The majority of lease terms range from 10 to 20 years, and typically, the leases contain renewal options. Certain leases include minimum scheduled increases in rental payments at various times during the term of the lease. These scheduled rent increases are required to be recognized on a straight-line basis over the term of the lease.

Impairment of Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Selected Portfolio regularly reviews long-lived assets other than goodwill and intangibles with indefinite lives (that are to be held and used or are held for sale) for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. For assets to be held and used by the Selected Portfolio, the sum of expected undiscounted future cash flows is calculated and if the sum is less than the carrying value of the asset, the Selected Portfolio recognizes an impairment loss equal to the difference between the estimated fair value and the carrying value.

The Selected Portfolio tests goodwill for impairment in November on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment test consists of comparing the fair value for a reporting unit with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a reporting unit. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.

During the year ended December 31, 2007, the Selected Portfolio recorded no impairment losses.

Concentration of Risk—Financial instruments that potentially subject the Selected Portfolio to concentration of credit risk consist primarily of cash and cash equivalents.

The Selected Portfolio has cash in financial institutions, some of which is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At various times throughout the year ended December 31, 2007, the Selected Portfolio had cash in financial institutions that was in excess of the FDIC insurance limit.

Fair Value of Financial Instruments—To meet the reporting requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Selected Portfolio calculates the fair value of the financial instruments and includes this additional information in the notes to the combined financial statements when the fair value is materially different from the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Selected Portfolio uses quoted market prices, when available, or discounted cash flows to calculate these fair values.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

In June 2007, the Selected Portfolio purchased an interest rate cap in the amount of $6,500 to protect against an increase in the 30-day LIBOR on a $13.9 million variable rate loan on which the Selected Portfolio exercised the first of three one-year extension options. The interest rate cap is for a term of one year and protects the Company on a specific portion of the loan, which decreases over the term of the interest rate cap, on any increase in the interest rate above 5.637% per annum. SFAS No. 133 requires the Company to record the interest rate cap on the balance sheet at fair value and to record changes in the fair value of the interest rate cap in the statement of operations. As of December 31, 2007, the fair value of the interest rate cap was $27.

Cash and Cash Equivalents—The Selected Portfolio considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash—Restricted cash consists of cash held as collateral to provide credit enhancement for the Selected Portfolio’s obligations related to performance under lease agreements and insurance claims for certain insurance policies.

Deferred Loan Costs—Deferred loan costs include loan origination costs such as legal fees, consulting fees and filing costs. Such costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loan. The loan costs were fully amortized at June 30, 2007, the original maturity date of the loan.

Income Taxes—AGC, which has subsidiaries that are corporations, accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities. This approach was used to determine the components of income taxes for the Selected Portfolio based on the specific identification of assets and liabilities.

NGP is a limited liability company, and as such, under current federal and state laws is not generally subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements for amounts related to NGP. Income tax for the Selected Portfolio was prepared as if the Selected Portfolio prepared a separate tax return.

Other Deferred Revenue—Other deferred revenue consists of prepaid memberships that will be recognized as revenue within the next 12 months.

New Accounting Pronouncements—In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The adoption of this standard did not have a material effect on the Selected Portfolio’s combined financial condition, results of operation or liquidity. (See note 10 for further information on the adoption of FIN 48).

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. The statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material impact on the Selected Portfolio’s combined financial condition, results of operation or liquidity.

In December 2007, the FASB issued SFAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 clarifies that a non-controlling or minority interest in a subsidiary is considered an ownership interest for purposes of the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Selected Portfolio is currently assessing the impact of SFAS No. 160 on its combined financial condition, results of operations and liquidity.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Selected Portfolio is currently assessing the impact of SFAS No. 161 on its combined financial condition, results of operations and liquidity.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Estimated Useful Lives (Years)	December 31, 2007
Golf course improvements	10–20	$5,096
Buildings	15–30	6,099
Furniture, fixtures, machinery and equipment	3–10	1,622
Less accumulated depreciation		(4,400)

		8,417
Construction in process		389

		$8,806

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

4. GOODWILL

The following is a reconciliation of changes in the carrying amount of goodwill for the year ended December 31, 2007 (in thousands):

Balance—January 1, 2007	$948
Impairment loss—assets to be held and used	—

Balance—December 31, 2007	$948

During the year ended December 31, 2007, the Selected Portfolio recognized no impairment loss as part of its annual impairment test in accordance with SFAS No. 142.

The impairment test consists of comparing the fair value for a reporting unit, using a discounted cash flow model, with its carrying amount, including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. The Selected Portfolio considers each golf course to be a separate reporting unit.

5. INCOME TAXES

The Selected Portfolio results are included in the federal and state income tax returns filed by American Golf Corporation. The income tax payable and the deferred income taxes included in the balance sheet have been prepared as if the Selected Portfolio prepared its tax returns on a stand alone basis.

The Selected Portfolio accounts for income taxes under FAS 109. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured by using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The components of the income tax provision (benefit) are as follows (in thousands):

December 31, 2007
Current	$765
Deferred	(253)

$512

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purpose and the amounts used for income tax purposes. Significant components of the Selected Portfolio’s net taxes are as follows (in thousands):

December 31, 2007
Deferred tax assets:
Accrued expenses	$159
State income taxes	388

Total deferred tax assets	$547

Deferred tax liabilities:
Property and equipment	$(45)
Leasehold advantage	(2,368)
Others	(19)

Total deferred tax liabilities	$(2,431)

Total net deferred tax liability	$(1,884)

A leasehold advantage exists to AGC when it pays a contracted rent that is below current market rates. The value of a leasehold advantage is calculated based on the differential between market and contracted rent, which is tax effected and discounted to present value based on the after-tax discount rate corresponding to each golf course. Leasehold advantage is amortized on a straight line basis over the life of the lease.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following components (in thousands):

December 31, 2007
Accrued expenses:
Compensation and related costs	$463
Property taxes	7
Rent	131
Other	413

$1,014

Other liabilities:
Merchandise certificates	$278
Deposits	133
Sales and use taxes	26
Other	19

$456

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

7. NOTE PAYABLE

Note payable consists of the following (in thousands):

	December 31, 2007		Maturity
Type of Collateral	Interest Rate	Balance
Collateralized note-Senior	8.50%	$13,944	7/9/2008

On June 30, 2005, the Selected Portfolio refinanced the properties and entered into a loan with Deutsche Bank (the “Deutsche Loan”). The loan is encumbered by certain assets owned by the Selected Portfolio which have a release price that is to be paid upon disposition of each asset. The loan bears interest at the rate of 30-day LIBOR plus 350 basis points. The interest rate at December 31, 2007 was 8.5%, and interest payments are made monthly. In July 2007, the Selected Portfolio exercised the first of three one-year extension options. The loan now matures on July 9, 2008. It is our intention to further exercise this provision to extend the maturity date on or before June 30, 2008. The note amount above includes only the portion of the Deutsche Loan collateralized by the Selected Portfolio.

The note agreement contains, among other things, covenants restricting the sale of property and certain reporting requirements. The Selected Portfolio was compliant with all covenants as of December 31, 2007.

8. COMMITMENTS AND CONTINGENCIES

The Selected Portfolio is the lessee under long-term operating leases for golf courses and equipment. At December 31, 2007, the following are future minimum rental payments required pursuant to the terms of all operating lease obligations (in thousands):

Year Ending December 31,
2008	$1,219
2009	1,204
2010	1,269
2011	1,198
2012	1,122
Thereafter	13,583

$19,595

In addition to minimum rental payments, certain leases require payment of the excess of various percentages of gross revenue or net operating income over the minimum rental payments. Percentage rentals paid to unrelated parties were approximately $551,000, for the year ended December 31, 2007.

The Selected Portfolio is required to maintain bonds under certain third-party agreements, as requested by certain utility providers, and under the rules and regulations of licensing authorities and other governmental agencies. As of December 31, 2007, the Selected Portfolio had approximately $21,000 of bonds outstanding related to the Selected Portfolio.

Litigation—The Selected Portfolio has continuing litigation matters and other contingencies incurred in the ordinary course of business and have recorded liabilities for the payment of these contingencies when such amounts are probable and can be estimated.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

On May 29, 2007, AGC entered into a Memorandum of Understanding (MOU) in settlement of a class action suit. Per the MOU, AGC will pay up to $2.6 million in full and complete settlement of all claims, inclusive of attorney’s fees, costs, claims administration costs and all other fees and costs. The MOU is binding, subject to court approval. The settlement expense will be spread equitably across the 63 California courses operated by AGC, of which 3 courses are included in the Selected Portfolio.

At December 31, 2007, the Selected Portfolio accrued $83,000 related to the class action suit.

9. RELATED PARTY TRANSACTIONS

The Selected Portfolio is wholly owned by AGC and reflects transactions with AGC for, among other things, the daily transfer of cash collections, daily cash funding to be used in operations and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from AGC has been classified as “Owners’ Equity.” The NGP loan is collateralized by properties not owned by NGP but leased by AGC.

AGC and NGP have allocated to the Selected Portfolio certain overhead costs, which include general and administrative services (including legal, human resources, financial and technological services) and payroll and related expenses. The combined financial statements reflect expenses which were allocated based on specific identification of costs and relative share of revenue or certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Portfolio’s expenses as a stand-alone company may be different from those reflected in the combined statement of operations.

Payroll and related expenses are comprised of the following (in thousands):

2007
Direct costs	$3,463
Allocated AGC overhead	499

Total	$3,962

General and administrative expenses are comprised of the following (in thousands):

2007
Direct costs	$1,017
Allocated AGC overhead	300

Total	$1,317

10. UNCERTAIN TAX POSITIONS

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which prescribes comprehensive guidelines for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on tax returns. FIN 48, effective for fiscal years beginning after December 15, 2006, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

SELECTED AMERICAN GOLF AND NATIONAL GOLF PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2007

The Selected Portfolio files U.S. federal income tax returns and returns in various states’ jurisdictions. The Selected Portfolio’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the year ended December 31, 2007, we recorded no interest or penalties related to unrecognized tax benefits as a component of income tax expense.

The Selected Portfolio adopted the provisions of FIN 48 on January 1, 2007. In accordance with the requirements of FIN 48, the Selected Portfolio evaluated all tax years still subject to potential audit under state and federal income tax law, which currently include the years ended December 31, 2004, 2005, 2006 and 2007, in reaching its accounting conclusions. As a result, the Selected Portfolio concluded it did not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48 as of the January 1, 2007 adoption date or as of December 31, 2007. The adoption of FIN 48 therefore had no impact on the Selected Portfolio’s combined financial statements.

******

APPENDIX A

AMENDED AND RESTATED

REINVESTMENT PLAN

AMENDED AND RESTATED

REINVESTMENT PLAN

CNL LIFESTYLE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its amended and restated Articles of Incorporation, adopted an Amended and Restated Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. Boston Financial Data Services, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) At any period during which the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then current per share offering price for reinvestment plan shares.

(b) During any period when the Company is not making a “best-efforts” offering of Shares, as described in 1(a) above unless the Shares are listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase Shares directly from the Company at $9.50 per Share, unless adjusted by the Board of Directors, which price shall in no event be less than 95% of the fair market value as determined by the Board of Directors.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In either case, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented a discount in excess of 5% of the fair market value at the time of the sale, the distribution of the portion of the Shares issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could result in the Company’s failure to qualify as a real estate investment trust.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

(g) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to three decimal places.

(h) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(i) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan, except to Participants who make a written request to the Company. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 6 below.

2. Election to Participate. Any stockholder who has received a final prospectus, either solely for the Reinvestment Plan, if any, or for the then current offering, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement, Authorization Form or such other similar form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant’s notice, and to all fiscal quarters thereafter, provided such notice is received more than 30 days prior to the last day of the fiscal quarter. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal quarter following such election, and the election will apply to all Distributions attributable to the fiscal quarter in which the stockholder makes such written election to participate in the Reinvestment Plan and to all fiscal quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Paragraph 10 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation materials received by it from the Company which are attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each Participant by the Company or the Reinvestment Agent at least annually.

7. Administrative Charges and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor acquisition fees of 3.0% pursuant to the Reinvestment Plan. The Company may also pay approximately 0.73%, 0.10% and 0.25% to affiliates as reimbursement for other offering expenses, due diligence expenses and acquisition expenses, respectively. All of the 0.10% reimbursement for due diligence expenses will be paid to participating broker dealers and certain of the offering expenses will be paid to third parties. As a result, aggregate fees and expenses payable to affiliates of the Company will total approximately 4.08% of the proceeds of reinvested Distributions.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

10. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to the last day of the fiscal quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on the Participant’s account or such more recent address as a Participant may furnish to the Company in writing.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 6 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

11. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Capital Markets, Attention: CNL Client Services, C/O Boston Financial, Suite 8562, 30 Dan Road, Canton, Massachusetts 02021-2809 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

12. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.

APPENDIX B

SUBSCRIPTION AGREEMENT

CNL LIFESTYLE PROPERTIES, INC.

Subscription Agreement – Third Offering

1.                      INVESTMENT

☐ Initial Investment

Amount of Subscription $	☐ Additional Purchase (increments of $10)

No. of Shares

Make check payable to CNL Lifestyle Properties

or the custodian of record for qualified plan investments.

WE DO NOT ACCEPT cash, money orders, starter or counter checks, third-party checks and traveler’s checks.

2.                      FORM OF OWNERSHIP

Non-Qualified (minimum investment $5,000):	Qualified (minimum investment $4,000):

☐ Individual	☐ IRA
☐ Transfer on Death	☐ Rollover/SEG IRA
☐ Joint Tenant WROS	☐ Simple IRA
☐ Transfer on Death	☐ SEP IRA
☐ UGMA/ UTMA	☐ ROTH
State of	☐ Beneficial
☐ Tenants in Common	☐ Profit Sharing Plan
☐ Community Property	☐ Pension Plan
☐ Trust ☐ Check if tax exempt	☐ Other
☐ Corporation	Custodial Information:
☐ Other	Name:
Name of Trust/Corporation/Other	Address:

TID:

Custodian/Brokerage Acct Number:

3.                        INVESTOR INFORMATION

   Print name in which shares are to be registered (Individual/ Trust/Corporation/Other as applicable).

Investor 1:	SSN/TID:	DOB: / /

Investor 2:	SSN/TID:	DOB: / /

Street Address (required):	City:	State:	Zip Code:

☐ If subsequent purchase, check here if new address			.

Optional Mailing Address:	City:	State:	Zip Code:

Phone (day):	Phone (evening):	E-mail:

Check all that apply:	☐ Subject to backup withholding	☐ U.S. Citizen	☐ Resident Alien

4.                             DISTRIBUTIONS INSTRUCTIONS

Complete this section to direct your distributions to our Reinvestment Plan (DRP) or to deposit them directly into your account.

Qualified Plan Accounts need the Custodian’s approval to direct distributions. Please check only one of the following options.

☐ Reinvest in CNL Lifestyle Properties shares (See prospectus for plan details.)	☐ Direct deposit cash (non-custodial accounts only) (Provide information requested below.)

I authorize CNL Lifestyle Properties, Inc. or its Agents (collectively, “CNL”) to deposit my distribution to my checking, savings or brokerage account. This authority will remain in force until I notify CNL in writing to cancel it. In the event that CNL deposits funds erroneously into my account, it is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution	Address	City/State/Zip

Account Type (check one):	☐ Checking (please include a voided check)	☐	Savings	☐ Brokerage or other

Account Number	ABA Routing Number

5.                             SUBSCRIBER SIGNATURES

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

In order to induce CNL Lifestyle Properties, Inc. to accept this subscription, I hereby represent and warrant as follows:

(a)	I have received the prospectus for CNL Lifestyle Properties, Inc.

		Initials	Initials
(b)

I have (i) a net worth (does not include home, furnishings and personal automobiles) of at least $250,000 or (ii) a net worth (as described above) of at least $70,000 and a gross annual income of at least $70,000.

If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the prospectus under the section entitled “Suitability Standards and How to Subscribe.”

		Initials	Initials

Substitute IRS Form W-9 Certification:

The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is its correct taxpayer identification number (or it is waiting for a number to be issued to it) and (ii) it is not subject to backup withholding either because (A) it is exempt from backup withholding, (B) it has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified it that it is no longer subject to backup withholding, and (iii) it is a U.S. person for federal tax purposes (including a U.S. resident alien).

[NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT AND THE “SUBJECT TO WITHHOLDING BOX” SHOULD BE CHECKED IN SECTION 3 IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT IT IS CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE IT HAS FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON ITS TAX RETURN].

The Internal Revenue Service does not require your consent to any provision of this document other than this certification, which is required to avoid backup withholding.

X			X
	Signature of Investor -OR- Beneficial Owner	Date		Signature of Joint Investor -OR- Trustee/Custodian	Date

6.                                              BROKER/INVESTMENT ADVISER INFORMATION & SIGNATURE

The Financial Advisor or Registered Representative hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Participating Broker/Dealer Name

☐    Check if employed by new Broker/Dealer since last sale of CNL shares.

Financial Advisor-OR-Registered Representative Name		Advisor Number

Mailing Address ☐ Check if updated address	City	State	Zip Code

Telephone Number	Fax Number	E-mail Address

☐    Check if investor is permitted to invest net of selling commission and marketing support fees. Attach a net of commission affirmation letter completed and signed by the Broker/Dealer.

THE FINANCIAL ADVISOR OR REGISTERED REPRESENTATIVE MUST SIGN BELOW.

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered a current prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, Advisor and/or Broker/Dealer, has performed functions required by federal and state securities laws and FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by their relationship with the subscriber(s) identified on this document.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

I understand this Subscription Agreement is for the third offering of CNL Lifestyle Properties, Inc.

X			X
	Financial Advisor-OR-Registered Representative Signature	Date		Branch Manager Signature	Date

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the prospectus in its entirety. Each subscription will be accepted or rejected by CNL Lifestyle Properties, Inc. within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the subscriber receives a copy of the prospectus.

Mail completed subscription agreement to: CNL Client Services ¿ PO Box 8562 ¿ Boston, MA ¿ 02266-8562

For overnight delivery, send to: CNL Client Services ¿ c/o Boston Financial, 30 Dan Rd., Suite 8562 ¿ Canton, MA 02021-2809

Telephone Numbers: tel (407) 650-1000 ¿ toll-free (866) 650-0650 ¿ toll-free fax (866) 618-3185

For Office Use Only*** Sub.#	Admit Date	Amount Paid
Check #	Investment Amount	Rev. 04/08

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

	Amount
SEC registration fee	$61,400
NASD filing fee	75,500
Accounting fees and expenses	2,300,000	*
Escrow agent’s fees	7,000	*
Sales and advertising expenses	4,000,000	*
Legal fees and expenses	2,000,000	*
Blue sky fees and expenses	200,000	*
Printing expenses	3,700,000	*
Miscellaneous	100,000	*
Investor services	772,500	*
Administrative	400,000	*

Total	$13,616,400	*

*	Estimated through completion of the offering, assuming sale of 195 million shares.

Item 33.	Recent Sales of Unregistered Securities.

On September 30, 2004, CNL Lifestyle Properties, Inc. (the “Company”) borrowed funds in order to fund a portion of its distributions in the approximate principal amount of $470,512 from CNL Financial Group, Inc. (“CFG”), an affiliate and the parent company of its advisor. On December 16, 2004, the Company’s board of directors authorized it to issue approximately 48,534 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for the cancellation of the loan due to CFG of approximately $485,340, including accrued interest.

On December 16, 2004, the Company’s board of directors also authorized the issuance of approximately 69,174 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for a capital contribution to fund future distributions of approximately $691,740.

All of the above securities transactions were made pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Item 34.	Indemnification of Directors and Officers.

Pursuant to Maryland corporate law and the Company’s Articles of Incorporation, the Company is required to indemnify and hold harmless a present or former director, officer, Advisor, or Affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, Advisor, Affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

was the result of active or deliberate dishonesty, (iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its Articles of Incorporation, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or Affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as a director, officer, Advisor, Affiliate, employee or agent of the Company; (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation; (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company’s Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of Net Assets of the Company, and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. The Company also must cover officers and directors under the Company’s directors’ and officers’ liability insurance.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements:

The following financial statements of the Company are included in this Prospectus Supplement.

Pro Forma Condensed Consolidated Financial Information:

Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2008

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2008

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

Interim Unaudited Condensed Consolidated Financial Statements as recently filed in CNL Lifestyle Properties Inc.’s March 31, 2008 Form 10-Q (Previously filed on May 14, 2008 (File No. 000-51288) and incorporated herein by reference.)

The following financial information is filed as part of the Prospectus Supplement as a result of the Company’s completed acquisition of the remaining three leasehold interests from American Golf Corporation. For information regarding this investment and the leases into which the Company has entered, see “Business – Real Estate Investment Portfolio – Golf Courses – Properties Operated by EAGLE Golf” in the prospectus.

Selected American Golf and National Golf Properties

Unaudited Combined Financial Statements as of March 31, 2008 and December 31, 2007 and for the three months ended March 31, 2008 and 2007

Combined Balance Sheets

Combined Statements of Income

Combined Statements of Cash Flows

Notes to Combined Financial Statements

The following financial statements of the Company are included in this Prospectus.

Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2007

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007

Notes to Unaudited Pro Forma Consolidated Financial Statements

Audited Consolidated Financial Statements as recently filed on Form 10-K:

Report of Independent Registered Certified Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Operations for the years ended December 31 , 2007, 2006 and 2005

Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) for the years ended December 31, 2007, 2006 and 2005

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

Notes to Consolidated Financial Statements

Financial Statement Schedules:

Schedule II – Valuation and Qualifying Accounts for the year ended December 31, 2007

Schedule III – Real Estate and Accumulated Depreciation for the year ended December 31, 2007

Schedule IV – Mortgage Loans on Real Estate for the year ended December 31, 2007

The Company is required to file the following separate audited financial statements of its unconsolidated subsidiaries, which are filed as part of the Prospectus:

CNL Village Retail Partnership, LP and Subsidiaries

Report of Independent Registered Certified Public Accounting Firm

Consolidated Balance Sheets at December 31, 2006 and 2005

Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2007, 2006 and 2005

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

Notes to Consolidated Financial Statements

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

CNL Dallas Market Center, LP and Subsidiaries

Report of Independent Registered Certified Public Accounting Firm

Consolidated Balance Sheets at December 31, 2007 and 2006

Consolidated Statements of Operations for the years ended December 31, 2007 and 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2007 and 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005

Consolidated Statements of Cash Flows for the year ended December 31, 2007 and 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005

Notes to Consolidated Financial Statements

CNL Income GW Partnership, LLLP and Subsidiaries

Report of Independent Registered Certified Public Accounting Firm

Consolidated Balance Sheets at December 31, 2007 and 2006

Consolidated Statements of Operations for the years ended December 31, 2007 and 2006 and the period from October 11, 2005 (inception) through December 31, 2005

Consolidated Statements of Partners’ Capital for the years ended December 31, 2007 and 2006 and the period from October 11, 2005 (inception) through December 31, 2005

Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006 and the period from October 11, 2005 (inception) through December 31, 2005

Notes to Consolidated Financial Statements

The following financial information is filed as part of the Prospectus as a result of the Company acquiring an interest in two waterpark resorts: Great Wolf Lodge in Wisconsin Dells, Wisconsin and Great Wolf Lodge in Sandusky, Ohio. For information regarding this investment and the leases into which the Company has entered, see “Business – Equity Investment Portfolio – Joint Venture Arrangements – Great Wolf Joint Venture” in the Prospectus.

Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC

Unaudited Combined Financial Statements as of September 30, 2005 and for the Nine Months Ended September 30, 2005 and 2004

Unaudited Combined Balance Sheet

Unaudited Combined Statement of Operations

Unaudited Combined Statement of Cash Flows

Notes to Unaudited Combined Financial Statements

Combined Financial Statements as of December 20, 2004 and for the period ended December 20, 2004 and the years ended December 31, 2003 and 2002

Independent Auditor’s Report

Combined Balance Sheet

Combined Statement of Operations

Combined Statement of Members’ Equity (Deficit)

Combined Statement of Cash Flows

Notes to Combined Financial Statements

The following financial information is filed as a part of the Prospectus as a result of the Company’s acquisition of seven Six Flags branded properties from PARC Management, LLC. For information regarding this investment and the leases into which the Company has entered into, see “Business – Real Estate Portfolio –Attractions – Our Attraction Operators and Properties – Properties Operated by PARC” in the Prospectus.

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

Selected Parks Operations of Six Flags, Inc.

Combined Interim Financial Statements

Combined Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006

Combined Income Statements (unaudited) for the Three months ended March 31, 2007 and 2006

Combined Statements of Cash Flows (unaudited) for the Three months ended March 31, 2007 and 2006

Notes to Combined Financial Statements

Combined Financial Statements for the Years Ended December 31, 2006, 2005 and 2004

Independent Auditors’ Report

Combined Balance Sheets

Combined Statements of Income

Combined Statements of Group Equity

Combined Statements of Cash Flows

Notes to Combined Financial Statements

The following financial information is filed as part of the Prospectus as a result of the Company’s completed acquisition of the 22 fee properties and three leasehold interests and pending acquisition of the three leasehold interests from American Golf Corporation. For information regarding this investment and the leases into which the Company has entered, see “Business – Real Estate Portfolio – Our Golf Operators and Properties – Properties Operated by EAGLE Golf” in the prospectus.

Selected American Golf and National Golf Properties

Unaudited Combined Financial Statements as of September 30, 2007 and December 31, 2006 and for the Nine months ended September 30, 2007 and 2006

Combined Balance Sheets

Combined Statements of Income

Combined Statements of Cash Flows

Notes to Combined Financial Statements

Combined Financial Statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006

Independent Auditors’ Report

Combined Balance Sheets

Combined Statements of Operations

Combined Statements of Owners’ Equity

Combined Statements of Cash Flows

Notes to Combined Financial Statements

Selected American Golf and National Golf Properties

Combined Financial Statements as of and for the year ended December 31, 2007

Independent Auditors’ Report

Combined Balance Sheets

Combined Statements of Operations

Combined Statements of Owners’ Equity

Combined Statements of Cash Flows

Notes to Combined Financial Statements

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

(b)	Exhibits:

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated April 30, 2008 among CNL Lifestyle Properties, Inc., CNL Securities Corp., CNL Lifestyle Company, LLC, CNL Financial Group, Inc. and Ameriprise Financial Services, Inc. (Filed herewith.)

1.4	Side Letter dated June 18, 2008 between CNL Lifestyle Properties, Inc. and CNL Securities Corp. (Filed herewith.)

2.1	Purchase and Sale Agreement between Whistler Mountain Resort Limited Partnership and Intrawest Corporation as Sellers and US Canadian Trust Alpha as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.1 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.2	Purchase and Sale Agreement (Copper Mountain Commercial Properties) between the Sellers and CNL Village Retail Partnership, LP as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.2 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.4	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Previously filed as Exhibit 2.4 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

3.1	Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 10, 2004 (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	Bylaws of CNL Income Properties, Inc. dated March 4, 2004 (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated April 8, 2004 (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

3.4	Amendment No. One to the Bylaws of CNL Income Properties, Inc. dated January 1, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on May 9, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.5	Amendment No. Two to the Bylaws of CNL Income Properties, Inc. dated September 19, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on September 23, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 26, 2008 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on March 26, 2008 (File No. 000-51288) and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

3.7	Amendment No. Three to the Bylaws of CNL Income Properties, Inc. (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.1	Amended and Restated Redemption Plan. (Previously filed as Exhibit 4.6 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

4.2	Amended and Restated Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

5	Opinion of Arnold & Porter LLP as to the legality of the securities being registered by CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 5 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

8	Opinion of Arnold & Porter LLP regarding certain material tax issues relating to CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.1	Advisory Agreement (Previously filed as Exhibit 10.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.2	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004, Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004, Amy Sinelli dated June 14, 2005, Joseph T. Johnson dated January 1, 2006 and Daniel Crowe dated March 22, 2006 (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.3	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and CNL Income Partners, LP, Lender (Previously filed as Exhibit 10.5 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.4	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and Intrawest Resorts, Inc., Lender (Previously filed as Exhibit 10.6 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.5	Master Lease Agreement dated December 3, 2004 by and between Whistler Mountain Resort Limited Partnership, as Landlord and CNL Income Canada Lessee Corp., as Tenant (Previously filed as Exhibit 10.7 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.6	Property Management Agreement dated December 3, 2004 between Playground Real Estate Ltd. (Manager) and CNL Income Canada Lessee Corp. (Head Lessee) (Previously filed as Exhibit 10.9 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.7	Property Management Agreement dated as of December 3, 2004 between Intrawest U.S. Commercial Property Management, Inc. (Manager) and CNL Income Mammoth, LP (Owner) (Previously filed as Exhibit 10.10 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.8	Loan Agreement dated December 16, 2004 between CNL Village Retail Partnership, LP, Borrower and Intrawest Resort Finance, Inc., Lender (Previously filed as Exhibit 10.12 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.9	R&H US Canadian Property Limited, US Canadian Property Alpha Blue Mountain Nominee Corp., and US Canadian Property Alpha Whistler Nominee Corp, Borrowers and Congress Financial Corporation (Canada), Lender, Loan Agreement (Previously filed as Exhibit 10.13 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.10	Amended and Restated Limited Partnership Agreement of CNL Village Retail Partnership, LP dated December 3, 2004 (Previously filed as Exhibit 10.5 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

10.11	Master Lease dated as of February 14, 2005 by and between WTC-Trade Mart, L.P., Landlord and Dallas Market Center Operating, L.P., Tenant (Previously filed as Exhibit 10.15 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.12	Loan Agreement dated as of August 2, 2004 between WTC-Trade Mart, L.P., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.16 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.13	Contribution of Partnership Interests and Membership Interests Agreement dated as of February 14, 2005 by and between Dallas Market Center Company, Ltd. and CNL Dallas Market Center, L.P. (Previously filed as Exhibit 10.17 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.14	Master Lease dated as of May 20, 2005 by and between IFDC Property Company, Ltd., Landlord and IFDC Operating, L.P., Tenant (Previously filed as Exhibit 10.18 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11(File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.15	Loan Agreement dated as of August 8, 2003 by and between IFDC Property Company, Ltd., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.19 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.16	Contribution of Partnership Interests and Membership Interests Agreement dated as of May 20, 2005 by and between Dallas Market Center Company, Ltd. and CNL Dallas Market Center, L.P. (Previously filed as Exhibit 10.20 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.17	Loan Agreement dated as of May 20, 2005 by and between Branch Banking and Trust Company, Lender and CNL Income Properties, Inc., Borrower (Previously filed as Exhibit 10.21 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.18	Loan Agreement dated as of May 20, 2005, by and between CNL Income Copper, LP, CNL Income Sandestin, LP, CNL Income Mammoth, LP, CNL Income Snowshoe, LP, and CNL Income Stratton, LP, Borrowers and Sunlife Assurance Company of Canada, Lender (Previously filed as Exhibit 10.22 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.19	Venture Formation and Contribution Agreement by and between CNL Income Partners, LP, Great Bear Lodge of Wisconsin Dells, LLC, Great Bear Lodge of Sandusky, LLC and Great Wolf Resorts, Inc. (Previously filed as Exhibit 10.1 to the Report on Form 8-K filed October 4, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.20	Amended and Restated Limited Partnership Agreement of CNL Income GW Partnership, LLLP dated as of October 11, 2005 (Previously filed as Exhibit 10.1 to the Report on Form 8-K filed October 14, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.21	Asset Purchase Agreement between Cypress Bowl Recreations Limited Partnership and Gatlinburg Skylift, LLC as Sellers and CNL Income Partners, LP as Purchaser dated as of December 22, 2005 (Previously filed as Exhibit 10.1 to the Report on 8-K filed December 22, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.22	Sublease Agreement dated as of December 22, 2005 by and between CNL Gatlinburg Partnership, LP as Landlord and Gatlinburg Skylift, LLC as Tenant (Previously filed as Exhibit 10.2 to the Report on 8-K filed December 22, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.23	Loan Agreement dated March 1, 2006 between GW-Citigroup and CNL Income GW Partnership, LLLP and Subsidiaries (Previously filed as Exhibit 10.2 to the Report on 8-K filed March 6, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.24	Sub-Permit and Lease Agreement dated as of May 26, 2006 by and between R&H US Canadian Cypress Limited in its capacity as the trustee of the Cypress Jersey Trust as Landlord and Cypress Bowl Recreations Limited Partnership as Tenant (Previously filed as Exhibit 10.1 to the Report on 8-K filed June 5, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.25	Personal Property Sublease Agreement dated as of May 18, 2006 by and between CNL Personal Property TRS ULC as Lessor and Cypress Bowl Recreations Limited Partnership as Lessee (Previously filed as Exhibit 10.2 to the Report on 8-K filed June 5, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.26	Asset Purchase Agreement dated as of January 20, 2006 between MWH Preservation Limited Partnership and CNL Income Properties, Inc. (Previously filed as Exhibit 10.40 to Post-Effective Amendment No. One to the Registration Statement on Form S-11(File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

10.27	Lease Agreement dated as of June 22, 2006 between CNL Income Bretton Woods, LLC and BW Resort Management Company, LLC (Previously filed as Exhibit 10.43 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

10.28	Personal Property Lease Agreement dated as of June 22, 2006 between CNL BW TRS Corp. and BW Resort Management Company, LLC. (Previously filed as Exhibit 10.44 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.29	Stock Purchase Agreement dated as of August 23, 2006 between Heritage Golf Group, LLC and CNL Income Partners, LP (Previously filed as Exhibit 10.47 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.30	First Amendment to Stock Purchase Agreement dated as of August 30, 2006 amending the Stock Purchase Agreement dated as of August 23, 2006 between CNL Income Partners, L.P. and Heritage Golf Group, LLC (Previously filed as Exhibit 10.48 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.31	Second Amendment to Stock Purchase Agreement dated as of August 30, 2006 amending the Stock Purchase Agreement dated as of August 23, 2006 between CNL Income Partners, L.P. and Heritage Golf Group, LLC (Previously filed as Exhibit 10.49 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.32	Asset Purchase Agreement dated November 30, 2006 between Marinas-Kentucky, LLC, Crystal-Manasquan, LLC, Harborage Marina, LLC, Grand Lake Marina, Ltd., S.M.B.R. Operations, LLC, S.M.B.R. Realty, LLC, Pier 121 Service Company, Inc., 121 Marinas, Ltd., F&F Holdings I, Ltd., F&F Holdings II, Ltd., and CNL Income Partners, L.P (Previously filed as Exhibit 10.54 to Post-Effective Amendment No. Four to the Registration Statement on Form S-11 (File No. 333-128662) filed December 7, 2006 and incorporated herein by reference.)

10.33	Asset Purchase Agreement dated as of December 1, 2006 among Trimont Land Company, Ski Lifts, Inc., DRE, L.L.C., Loon Mountain Recreation Corporation, Loon Realty Corp, Sierra-at-Tahoe, Inc., Booth Creek Resort Properties LLC and CNL Income Partners, LP (Previously filed as Exhibit 10.55 to Post-Effective Amendment No. Four to the Registration Statement on Form S-11 (File No. 333-128662) filed December 7, 2006 and incorporated herein by reference.)

10.34	Loan Agreement dated December 22, 2006 between Emeryville Marina, L.L.C., Scott’s Expansion #1, LTD, Pier 121 Service Company, Inc. and Scott’s Marinas at Lake Grapevine, LTD, Borrowers, and CNL Income Partners, LP, Inc., Lender (Previously filed as Exhibit 10.56 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.35	Asset Purchase Agreement dated as of January 10, 2007 between PARC 7F-Operations Corporation and CNL Income Properties, Inc. (Previously filed as Exhibit 10.58 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.36	Amendment to Asset Purchase Agreement dated as of January 9, 2007 among Trimont Land Company, Ski Lifts, Inc., DRE, L.L.C., Loon Mountain Recreation Corporation, Loon Realty Corp, Sierra-at-Tahoe, Inc., Booth Creek Resort Properties LLC, CNL Income Partners, LP and The Talon Group, Orlando Services Division, a division of First American Title Company (Previously filed as Exhibit 10.59 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.37	The Second Amended and Restated Loan Agreement dated February 9, 2007 between CNL Income Palmetto, LLC, et al., Borrowers, and Sun Life Assurance Company of Canada, Lender (Previously filed as Exhibit 10.60 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.38	Deed of Trust, Security Agreement and Financing Statement dated February 9, 2007 executed by CNL Income Canyon Springs, LLC, Grantor, in favor of Sun Life Assurance Company of Canada, Beneficiary (Previously filed as Exhibit 10.61 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.39	Loan Agreement dated March 23, 2007 by and among CNL Income Northstar, LLC, et al, Borrower, and CNL Income SKI II, LLC et al, Pledgor (Previously filed as Exhibit 10.63 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.40	Sublease Agreement dated as of April 5, 2007 by and between CNL Income Enchanted Village, LLC, Landlord, and PARC Enchanted Parks, LLC, Tenant (Previously filed as Exhibit 10.64 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.41	Purchase and Sale Agreement and Joint Escrow Instructions dated as of October 29, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.57 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 15, 2008 and incorporated herein by reference.)

10.42	[Reserved]

10.43	Collateral Loan Agreement dated as of January 25, 2008 between CNL Income EAGL Southwest Golf, LC, et al., Borrower, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.1 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.44	Deed of Trust and Security Agreement dated January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.2 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.45	Schedule of Omitted Agreements (Filed herewith.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as part of Exhibits 5 and 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 27, 2008 and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated July 9, 2008 (Filed herewith.)

23.3	Consent of Rubin Brown, LLP, Independent Registered Public Accounting Firm, dated July 8, 2008 (Filed herewith.)

23.4	Consent of Deloitte & Touche LLP, Independent Auditors, dated July 8, 2008 (Filed herewith.)

23.5	Consent of KPMG LLP, Independent Auditors, dated July 8, 2008 (Filed herewith.)

99	Securities Purchase Agreement dated as of January 10, 2007 among Six Flags Theme Parks, Inc., et al. and PARC 7F-Operations Corporation (Previously filed as Exhibit 10.1 to the Report on 8-K filed January 17, 2007 by Six Flags, Inc. and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

Item 37.	Undertakings.

The registrant undertakes (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to this registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to the Advisor or its Affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the Prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its Affiliates in connection with any such acquisition. Post-effective amendments will include audited financial statements meeting the requirements of Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based upon the type of property acquired and the type of lease to which such property will be subject, only for properties acquired during the distribution period.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based on the type of property acquired and the type of lease to which such property will be subject, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended. The registrant undertakes to include, in filings containing audited financial statements of the Company, after the end of the distribution period, separate audited financial statements for all lessees leasing one or more properties whose cost represents 20% or more of the gross proceeds of the offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. Two to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 9, 2008.

CNL LIFESTYLE PROPERTIES, INC. (Registrant)

By:	/s/ R. Byron Carlock, Jr.
R. Byron Carlock, Jr. Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. Two to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board	July 9, 2008

/s/ Robert A. Bourne Robert A. Bourne	Vice Chairman of the Board	July 9, 2008

/s/ R. Byron Carlock, Jr. R. Byron Carlock, Jr.	Chief Executive Officer and President (Principal Executive Officer)	July 9, 2008

/s/ Tammie A. Quinlan Tammie A. Quinlan	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	July 9, 2008

/s/ Joseph T. Johnson Joseph T. Johnson	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	July 9, 2008

/s/ Bruce Douglas Bruce Douglas	Independent Director	July 9, 2008

/s/ Dennis N. Folken Dennis N. Folken	Independent Director	July 9, 2008

/s/ Robert J. Woody Robert J. Woody	Independent Director	July 9, 2008

EXHIBIT INDEX

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated April 30, 2008 among CNL Lifestyle Properties, Inc., CNL Securities Corp., CNL Lifestyle Company, LLC, CNL Financial Group, Inc. and Ameriprise Financial Services, Inc. (Filed herewith.)

1.4	Side Letter dated June 18, 2008 between CNL Lifestyle Properties, Inc. and CNL Securities Corp. (Filed herewith.)

2.1	Purchase and Sale Agreement between Whistler Mountain Resort Limited Partnership and Intrawest Corporation as Sellers and US Canadian Trust Alpha as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.1 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.2	Purchase and Sale Agreement (Copper Mountain Commercial Properties) between the Sellers and CNL Village Retail Partnership, LP as Purchaser dated as of December 3, 2004 (Previously filed as Exhibit 2.2 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

2.4	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Previously filed as Exhibit 2.4 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

3.1	Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 10, 2004 (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	Bylaws of CNL Income Properties, Inc. dated March 4, 2004 (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated April 8, 2004 (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

3.4	Amendment No. One to the Bylaws of CNL Income Properties, Inc. dated January 1, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on May 9, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.5	Amendment No. Two to the Bylaws of CNL Income Properties, Inc. dated September 19, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on September 23, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 26, 2008 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on March 26, 2008 (File No. 000-51288) and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

3.7	Amendment No. Three to the Bylaws of CNL Income Properties, Inc. (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.1	Amended and Restated Redemption Plan. (Previously filed as Exhibit 4.6 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

4.2	Amended and Restated Reinvestment Plan (Included in the prospectus as Appendix A and incorporated herein by reference.)

5	Opinion of Arnold & Porter LLP as to the legality of the securities being registered by CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 5 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

8	Opinion of Arnold & Porter LLP regarding certain material tax issues relating to CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.1	Advisory Agreement (Previously filed as Exhibit 10.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.2	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004, Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004, Amy Sinelli dated June 14, 2005, Joseph T. Johnson dated January 1, 2006 and Daniel Crowe dated March 22, 2006 (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.3	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and CNL Income Partners, LP, Lender (Previously filed as Exhibit 10.5 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.4	Credit Agreement dated December 3, 2004 between R&H US Canadian Property Limited, Borrower and Intrawest Resorts, Inc., Lender (Previously filed as Exhibit 10.6 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.5	Master Lease Agreement dated December 3, 2004 by and between Whistler Mountain Resort Limited Partnership, as Landlord and CNL Income Canada Lessee Corp., as Tenant (Previously filed as Exhibit 10.7 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.6	Property Management Agreement dated December 3, 2004 between Playground Real Estate Ltd. (Manager) and CNL Income Canada Lessee Corp. (Head Lessee) (Previously filed as Exhibit 10.9 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.7	Property Management Agreement dated as of December 3, 2004 between Intrawest U.S. Commercial Property Management, Inc. (Manager) and CNL Income Mammoth, LP (Owner) (Previously filed as Exhibit 10.10 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.8	Loan Agreement dated December 16, 2004 between CNL Village Retail Partnership, LP, Borrower and Intrawest Resort Finance, Inc., Lender (Previously filed as Exhibit 10.12 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.9	R&H US Canadian Property Limited, US Canadian Property Alpha Blue Mountain Nominee Corp., and US Canadian Property Alpha Whistler Nominee Corp, Borrowers and Congress Financial Corporation (Canada), Lender, Loan Agreement (Previously filed as Exhibit 10.13 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.10	Amended and Restated Limited Partnership Agreement of CNL Village Retail Partnership, LP dated December 3, 2004 (Previously filed as Exhibit 10.5 to the Report on Form 8-K filed December 9, 2004, and incorporated herein by reference.)

10.11	Master Lease dated as of February 14, 2005 by and between WTC-Trade Mart, L.P., Landlord and Dallas Market Center Operating, L.P., Tenant (Previously filed as Exhibit 10.15 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

10.12	Loan Agreement dated as of August 2, 2004 between WTC-Trade Mart, L.P., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.16 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.13	Contribution of Partnership Interests and Membership Interests Agreement dated as of February 14, 2005 by and between Dallas Market Center Company, Ltd. and CNL Dallas Market Center, L.P. (Previously filed as Exhibit 10.17 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.14	Master Lease dated as of May 20, 2005 by and between IFDC Property Company, Ltd., Landlord and IFDC Operating, L.P., Tenant (Previously filed as Exhibit 10.18 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11(File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.15	Loan Agreement dated as of August 8, 2003 by and between IFDC Property Company, Ltd., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.19 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.16	Contribution of Partnership Interests and Membership Interests Agreement dated as of May 20, 2005 by and between Dallas Market Center Company, Ltd. and CNL Dallas Market Center, L.P. (Previously filed as Exhibit 10.20 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.17	Loan Agreement dated as of May 20, 2005 by and between Branch Banking and Trust Company, Lender and CNL Income Properties, Inc., Borrower (Previously filed as Exhibit 10.21 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.18	Loan Agreement dated as of May 20, 2005, by and between CNL Income Copper, LP, CNL Income Sandestin, LP, CNL Income Mammoth, LP, CNL Income Snowshoe, LP, and CNL Income Stratton, LP, Borrowers and Sunlife Assurance Company of Canada, Lender (Previously filed as Exhibit 10.22 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.19	Venture Formation and Contribution Agreement by and between CNL Income Partners, LP, Great Bear Lodge of Wisconsin Dells, LLC, Great Bear Lodge of Sandusky, LLC and Great Wolf Resorts, Inc. (Previously filed as Exhibit 10.1 to the Report on Form 8-K filed October 4, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.20	Amended and Restated Limited Partnership Agreement of CNL Income GW Partnership, LLLP dated as of October 11, 2005 (Previously filed as Exhibit 10.1 to the Report on Form 8-K filed October 14, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.21	Asset Purchase Agreement between Cypress Bowl Recreations Limited Partnership and Gatlinburg Skylift, LLC as Sellers and CNL Income Partners, LP as Purchaser dated as of December 22, 2005 (Previously filed as Exhibit 10.1 to the Report on 8-K filed December 22, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.22	Sublease Agreement dated as of December 22, 2005 by and between CNL Gatlinburg Partnership, LP as Landlord and Gatlinburg Skylift, LLC as Tenant (Previously filed as Exhibit 10.2 to the Report on 8-K filed December 22, 2005 (File No. 000-51288) and incorporated herein by reference.)

10.23	Loan Agreement dated March 1, 2006 between GW-Citigroup and CNL Income GW Partnership, LLLP and Subsidiaries (Previously filed as Exhibit 10.2 to the Report on 8-K filed March 6, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.24	Sub-Permit and Lease Agreement dated as of May 26, 2006 by and between R&H US Canadian Cypress Limited in its capacity as the trustee of the Cypress Jersey Trust as Landlord and Cypress Bowl Recreations Limited Partnership as Tenant (Previously filed as Exhibit 10.1 to the Report on 8-K filed June 5, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.25	Personal Property Sublease Agreement dated as of May 18, 2006 by and between CNL Personal Property TRS ULC as Lessor and Cypress Bowl Recreations Limited Partnership as Lessee (Previously filed as Exhibit 10.2 to the Report on 8-K filed June 5, 2006 (File No. 000-51288) and incorporated herein by reference.)

10.26	Asset Purchase Agreement dated as of January 20, 2006 between MWH Preservation Limited Partnership and CNL Income Properties, Inc. (Previously filed as Exhibit 10.40 to Post-Effective Amendment No. One to the Registration Statement on Form S-11(File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

10.27	Lease Agreement dated as of June 22, 2006 between CNL Income Bretton Woods, LLC and BW Resort Management Company, LLC (Previously filed as Exhibit 10.43 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

10.28	Personal Property Lease Agreement dated as of June 22, 2006 between CNL BW TRS Corp. and BW Resort Management Company, LLC. (Previously filed as Exhibit 10.44 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-128662) filed July 5, 2006 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.29	Stock Purchase Agreement dated as of August 23, 2006 between Heritage Golf Group, LLC and CNL Income Partners, LP (Previously filed as Exhibit 10.47 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.30	First Amendment to Stock Purchase Agreement dated as of August 30, 2006 amending the Stock Purchase Agreement dated as of August 23, 2006 between CNL Income Partners, L.P. and Heritage Golf Group, LLC (Previously filed as Exhibit 10.48 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.31	Second Amendment to Stock Purchase Agreement dated as of August 30, 2006 amending the Stock Purchase Agreement dated as of August 23, 2006 between CNL Income Partners, L.P. and Heritage Golf Group, LLC (Previously filed as Exhibit 10.49 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-128662) filed September 21, 2006 and incorporated herein by reference.)

10.32	Asset Purchase Agreement dated November 30, 2006 between Marinas-Kentucky, LLC, Crystal-Manasquan, LLC, Harborage Marina, LLC, Grand Lake Marina, Ltd., S.M.B.R. Operations, LLC, S.M.B.R. Realty, LLC, Pier 121 Service Company, Inc., 121 Marinas, Ltd., F&F Holdings I, Ltd., F&F Holdings II, Ltd., and CNL Income Partners, L.P (Previously filed as Exhibit 10.54 to Post-Effective Amendment No. Four to the Registration Statement on Form S-11 (File No. 333-128662) filed December 7, 2006 and incorporated herein by reference.)

10.33	Asset Purchase Agreement dated as of December 1, 2006 among Trimont Land Company, Ski Lifts, Inc., DRE, L.L.C., Loon Mountain Recreation Corporation, Loon Realty Corp, Sierra-at-Tahoe, Inc., Booth Creek Resort Properties LLC and CNL Income Partners, LP (Previously filed as Exhibit 10.55 to Post-Effective Amendment No. Four to the Registration Statement on Form S-11 (File No. 333-128662) filed December 7, 2006 and incorporated herein by reference.)

10.34	Loan Agreement dated December 22, 2006 between Emeryville Marina, L.L.C., Scott’s Expansion #1, LTD, Pier 121 Service Company, Inc. and Scott’s Marinas at Lake Grapevine, LTD, Borrowers, and CNL Income Partners, LP, Inc., Lender (Previously filed as Exhibit 10.56 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.35	Asset Purchase Agreement dated as of January 10, 2007 between PARC 7F-Operations Corporation and CNL Income Properties, Inc. (Previously filed as Exhibit 10.58 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.36	Amendment to Asset Purchase Agreement dated as of January 9, 2007 among Trimont Land Company, Ski Lifts, Inc., DRE, L.L.C., Loon Mountain Recreation Corporation, Loon Realty Corp, Sierra-at-Tahoe, Inc., Booth Creek Resort Properties LLC, CNL Income Partners, LP and The Talon Group, Orlando Services Division, a division of First American Title Company (Previously filed as Exhibit 10.59 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.37	The Second Amended and Restated Loan Agreement dated February 9, 2007 between CNL Income Palmetto, LLC, et al., Borrowers, and Sun Life Assurance Company of Canada, Lender (Previously filed as Exhibit 10.60 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement

10.38	Deed of Trust, Security Agreement and Financing Statement dated February 9, 2007 executed by CNL Income Canyon Springs, LLC, Grantor, in favor of Sun Life Assurance Company of Canada, Beneficiary (Previously filed as Exhibit 10.61 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.39	Loan Agreement dated March 23, 2007 by and among CNL Income Northstar, LLC, et al, Borrower, and CNL Income SKI II, LLC et al, Pledgor (Previously filed as Exhibit 10.63 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.40	Sublease Agreement dated as of April 5, 2007 by and between CNL Income Enchanted Village, LLC, Landlord, and PARC Enchanted Parks, LLC, Tenant (Previously filed as Exhibit 10.64 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.41	Purchase and Sale Agreement and Joint Escrow Instructions dated as of October 29, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.57 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 15, 2008 and incorporated herein by reference.)

10.42	[Reserved.]

10.43	Collateral Loan Agreement dated as of January 25, 2008 between CNL Income EAGL Southwest Golf, LC, et al., Borrower, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.1 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.44	Deed of Trust and Security Agreement dated January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.2 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.45	Schedule of Omitted Agreements (Filed herewith.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as part of Exhibits 5 and 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 27, 2008 and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated July 9, 2008 (Filed herewith.)

23.3	Consent of Rubin Brown, LLP, Independent Registered Public Accounting Firm, dated July 8, 2008 (Filed herewith.)

23.4	Consent of Deloitte & Touche LLP, Independent Auditors, dated July 8, 2008 (Filed herewith.)

23.5	Consent of KPMG LLP, Independent Auditors, dated July 8, 2008 (Filed herewith.)

99	Securities Purchase Agreement dated as of January 10, 2007 among Six Flags Theme Parks, Inc., et al. and PARC 7F-Operations Corporation (Previously filed as Exhibit 10.1 to the Report on 8-K filed January 17, 2007 by Six Flags, Inc. and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Two to S-11 Registration Statement